    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            BROADBASE SOFTWARE, INC.
           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            77-0408319
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                             181 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 614-8300
 (ADDRESS AND TELEPHONE NUMBER OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  RUSTY THOMAS
                            CHIEF FINANCIAL OFFICER
                             181 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 614-8300
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             GORDON K. DAVIDSON, ESQ.                             JOHN J. EGAN III, P.C.
              DAVID K. MICHAELS, ESQ.                              DAVID J. POWERS, ESQ.
                FENWICK & WEST LLP                                MCDERMOTT, WILL & EMERY
                275 BATTERY STREET                                    28 STATE STREET
          SAN FRANCISCO, CALIFORNIA 94111                    BOSTON, MASSACHUSETTS 02109-1775
                  (650) 494-0600                                      (617) 535-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM         PROPOSED
          TITLE OF EACH CLASS               AMOUNT TO BE        OFFERING PRICE     MAXIMUM AGGREGATE        AMOUNT OF
    OF SECURITIES TO BE REGISTERED         REGISTERED(1)         PER SHARE(2)      OFFERING PRICE(2)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per           30,668,178             $6.96             $143,336,000           $37,841
  share
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of the Registrant which may be issued to former security holders of Servicesoft, Inc. pursuant to the merger described herein.

(2) Computed pursuant to Rule 457(f)(2) under the Securities Act, based on the book value, as of August 31, 2000, of the securities of Servicesoft, Inc. to be received by the Registrant pursuant to the merger.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                                [BROADBASE LOGO]

                             181 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025

                                                                          , 2000

Dear Stockholders:

     You are cordially invited to attend a special meeting of the stockholders of Broadbase Software, Inc. This meeting will be held at the Stanford Park Hotel
located at 100 El Camino Real, Menlo Park, California 94025, on          , 2000,
at   a.m., Pacific Time.

     At this meeting, we will ask you to vote on a proposal to acquire Servicesoft, Inc. and to amend our certificate of incorporation in connection with the acquisition. If the merger proposal is approved, you collectively will own about 65.3% of the combined company. We will also ask you to vote on proposals to increase the number of shares reserved for issuance under our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

     After careful consideration, our board of directors has approved the proposed acquisition of Servicesoft and the amendment to our certificate of incorporation, and has determined that the issuance of shares of our common stock in the merger is fair to and in the best interests of Broadbase and our stockholders. Our board of directors has also approved the amendment to our 1999 Equity Incentive Plan. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL TO BE VOTED UPON AT THE MEETING.

     We have enclosed notice of the meeting and a disclosure document relating to the proposed acquisition. The disclosure document describes each proposal in detail and presents important, related information. Please read it carefully. In particular, you should carefully consider the section entitled "Risk Factors" beginning on page 19 of this document.

     It is important that you use this opportunity to take part in the affairs of Broadbase by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                          Sincerely,

                                          /s/ Chuck Bay

                                          Chuck Bay
                                          Chief Executive Officer and President

We are first mailing this document to stockholders on or about          , 2000.

                                [BROADBASE LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

               TO BE HELD             ,          , 2000 AT   A.M.
                            ------------------------

Dear Stockholders:

     Broadbase Software, Inc. will hold a special meeting of stockholders at the Stanford Park Hotel located at 100 El Camino Real, Menlo Park, California 94025,
on          , 2000, at   a.m., Pacific Time. At the meeting, you will be asked:

     1. To approve the issuance of shares of Broadbase common stock in connection with our proposed acquisition of Servicesoft, Inc. and adoption of Broadbase's first amended and restated certificate of incorporation, which will increase the authorized number of shares of Broadbase common stock from 90,000,000 to 350,000,000 shares. In connection with this acquisition, Broadbase will issue 1.4404 shares of common stock for each share of Servicesoft common stock and preferred stock outstanding.

     2. To approve an amendment to our 1999 Equity Incentive Plan to increase the number of shares authorized and reserved for issuance under this plan by 4,000,000 shares.

     3. To approve an amendment to our 1999 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under this plan by 1,000,000 shares.

     We do not anticipate that any other matter will be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on these matters in accordance with their respective judgments.

     The Servicesoft acquisition proposal will require the approval of the holders of a majority of the shares of Broadbase common stock outstanding. The proposed acquisition of Servicesoft is discussed in more detail in the sections of the attached disclosure document entitled "The Merger" and "The Merger Agreement." Each other proposal will require the vote of a majority of the shares of Broadbase common stock represented in person or by proxy at the meeting. You should read the attached disclosure document carefully.

     Only Broadbase stockholders of record at the close of business on , 2000 are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

                                          By Order of the Board of Directors
                                          of Broadbase Software, Inc.

                                          /s/ Chuck Bay

                                          Chuck Bay
                                          Chief Executive Officer and President

Menlo Park, California
         , 2000

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

                               (Servicesoft Logo)

                              TWO APPLE HILL DRIVE
                          NATICK, MASSACHUSETTS 01760

                                                                          , 2000

Dear Stockholders:

     You are cordially invited to attend a special meeting of the stockholders of Servicesoft, Inc. This meeting will be held at our executive offices located
at Two Apple Hill Drive, Natick, Massachusetts 01760, on             , 2000, at
     a.m., Eastern Time.

     At this meeting, we will ask you to vote on a proposal to adopt and approve a merger agreement with Broadbase Software, Inc., and to approve the merger of Servicesoft with a wholly-owned subsidiary of Broadbase, which will result in Servicesoft becoming a wholly-owned subsidiary of Broadbase. If the merger proposal is approved, you collectively will own approximately 34.7% of Broadbase after the merger.

     After careful consideration, our board of directors has unanimously approved the merger agreement and the proposed merger with Broadbase, and has determined that the merger is fair to and in the best interests of Servicesoft and its stockholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL TO BE VOTED UPON AT THE MEETING.

     We have enclosed a notice of the meeting and a disclosure document relating to the proposed merger. The disclosure document describes the proposed merger in detail and presents important related information. Please read it carefully. In particular, you should carefully consider the section entitled "Risk Factors" beginning on page 19 of this document.

     It is important that you use this opportunity to take part in the affairs of Servicesoft by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                          Sincerely,

                                          /s/ MASSOOD ZARRABIAN
                                          Massood Zarrabian
                                          President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THE ATTACHED DISCLOSURE DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  We are first mailing this document to stockholders on or about             ,
                                     2000.

                               (Servicesoft Logo)
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

          TO BE HELD ON             ,             , 2000 AT      A.M.

                            ------------------------

Dear Stockholders:

     Servicesoft, Inc. will hold a special meeting of stockholders at our executive offices located at Two Apple Hill Drive, Natick, Massachusetts 01760,
on             , 2000, at      a.m., Eastern Time.

     At the meeting, you will be asked to adopt and approve a merger agreement with Broadbase Software, Inc., and to approve the merger of Servicesoft with a wholly-owned subsidiary of Broadbase, which will result in Servicesoft becoming a wholly-owned subsidiary of Broadbase. Each outstanding share of Servicesoft common stock and preferred stock will be converted into the right to receive
1.4404 shares of Broadbase common stock. The merger agreement is included as Annex A to the attached disclosure document.

     We do not anticipate that any other matter will be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on these matters in accordance with their respective judgments.

     The merger proposal will require the approval of the holders of a majority of the outstanding shares of Servicesoft common stock and preferred stock, voting together as a class, and a majority of the outstanding shares of Servicesoft preferred stock, voting as a separate class. For purposes of these votes, the holders of exchangeable common stock of Servicesoft Canada, a subsidiary of Servicesoft, vote with the holders of Servicesoft common stock, and the holders of exchangeable preferred stock of Servicesoft Canada vote with the holders of Servicesoft preferred stock. The proposed merger is discussed in more detail in the sections of the attached disclosure document entitled "The Merger" and "The Merger Agreement." You should read the attached disclosure document carefully.

     Only Servicesoft stockholders of record at the close of business on
            , 2000 are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

                                          By Order of the Board of Directors
                                          of Servicesoft, Inc.

                                          /s/ MASSOOD ZARRABIAN
                                          Massood Zarrabian
                                          President and Chief Executive Officer

Natick, Massachusetts
            , 2000

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    5
  The Companies.............................................    5
  Summary of the Transaction................................    6
  Broadbase's Selected Historical Financial Data............   14
  Servicesoft's Selected Consolidated Financial Data........   15
  Selected Unaudited Pro Forma Combined Condensed Financial
     Data...................................................   17
  Comparative Historical and Unaudited Pro Forma Per Share
     Data...................................................   18
RISK FACTORS................................................   19
  Risks related to the proposed merger......................   19
  Risks related to the business of the combined company.....   22
  Risks related to the industry of the combined company.....   32
  Additional risks related to Servicesoft's business........   34
THE BROADBASE MEETING.......................................   35
THE SERVICESOFT MEETING.....................................   47
THE MERGER..................................................   50
  Background of the merger..................................   50
  Broadbase's reasons for the merger........................   53
  Recommendation of Broadbase's board of directors..........   55
  Servicesoft's reasons for the merger......................   55
  Recommendation of Servicesoft's board of directors........   58
  Opinion of Broadbase's financial advisor..................   58
  Opinion of Servicesoft's financial advisor................   62
  Interests of executive officers and directors in the
     merger.................................................   68
  Completion and effectiveness of the merger................   68
  Structure of the merger...................................   68
  Treatment of Servicesoft common stock, preferred stock,
     options and warrants...................................   68
  Escrow arrangement........................................   70
  Exchange of Servicesoft stock certificates for Broadbase
     stock certificates.....................................   70
  Servicesoft stockholders' appraisal rights................   71
  Material United States federal income tax consequences of
     the merger.............................................   71
  Accounting treatment of the merger........................   72
  Regulatory filings and approvals required to complete the
     merger.................................................   73
  Restrictions on sales of shares by affiliates of
     Servicesoft and Broadbase..............................   73
  Listing on the Nasdaq National Market of Broadbase common
     stock to be issued in the merger.......................   73
  Operations of the combined company after the merger.......   73
THE MERGER AGREEMENT........................................   74
  Representations and warranties............................   74
  Other agreements..........................................   76
  Conduct of each company's business before the closing of
     the merger.............................................   76
  No other negotiations.....................................   78
  Stockholder approvals.....................................   80
  Loans.....................................................   81
  Employee benefits plans...................................   81

                                                              PAGE
                                                              ----
  Conditions to closing the merger..........................   81
  Definition of material adverse effect.....................   83
  Termination of the merger agreement.......................   83
  Termination fees..........................................   84
  Indemnification obligations of Servicesoft's
     stockholders...........................................   85
  Amendment, extension and waiver of the merger agreement...   86
RELATED AGREEMENTS..........................................   87
  Voting agreements.........................................   87
  Escrow agreement..........................................   88
  Convertible promissory note...............................   88
  Employment agreements.....................................   89
MARKET PRICE AND DIVIDEND INFORMATION.......................   90
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................   91
COMPARISON OF RIGHTS OF BROADBASE STOCKHOLDERS AND
  SERVICESOFT STOCKHOLDERS..................................  103
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF BROADBASE....................................  116
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF SERVICESOFT..................................  118
RELATED PARTY TRANSACTIONS..................................  122
SERVICESOFT'S SELECTED CONSOLIDATED FINANCIAL DATA..........  124
SERVICESOFT MANAGEMENT'S DISCUSSION AND ANALYSIS............  126
SERVICESOFT'S BUSINESS......................................  137
SERVICESOFT'S MANAGEMENT....................................  142
APPRAISAL RIGHTS............................................  145
LEGAL OPINION...............................................  148
EXPERTS.....................................................  148
STOCKHOLDER PROPOSALS.......................................  148
DOCUMENTS INCORPORATED BY REFERENCE.........................  149
WHERE YOU CAN FIND MORE INFORMATION.........................  149
CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS.......  151
INDEX TO FINANCIAL STATEMENTS OF SERVICESOFT................  F-1


ANNEX A  -- Agreement and Plan of Merger.............................  A-1
ANNEX B  -- Broadbase's First Amended and Restated Certificate of      B-1
         Incorporation...............................................
ANNEX C  -- Form of Broadbase Voting Agreement.......................  C-1
ANNEX D  -- Form of Servicesoft Voting Agreement.....................  D-1
ANNEX E  -- Form of Escrow Agreement.................................  E-1
ANNEX F  -- Opinion of Dain Rauscher Wessels.........................  F-1
ANNEX G  -- Opinion of Morgan Stanley & Co. Incorporated.............  G-1
ANNEX H  -- Appraisal Rights: Delaware General Corporations Law        H-1
         Section 262.................................................

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT IS THE MERGER? (PAGE 50)

     A: The merger is the combination of two businesses, Broadbase and Servicesoft, which will result in Servicesoft becoming a wholly-owned subsidiary of Broadbase. Based on the exchange ratio of 1.4404 and the capitalization of Broadbase and Servicesoft as of September 30, 2000, Servicesoft stockholders before the merger will own approximately 34.7% of Broadbase after the merger, and Broadbase stockholders before the merger will own approximately 65.3% of Broadbase after the merger, on a fully-diluted basis.

Q:  WHY ARE BROADBASE AND SERVICESOFT PROPOSING TO MERGE? (PAGES 53 AND 55)

     A: Broadbase and Servicesoft are proposing to merge because we believe the combination of our two companies will enable us to:

          - address increasing market demand for a more complete software solution;

          - respond more quickly and effectively to technological change, increased competition and market demands;

          - more effectively sell and market our products and services;

          - increase market penetration by selling both companies' software solutions through both companies' sales and distribution channels; and

          - accelerate the growth of our combined businesses.

Q:  WHAT WILL SERVICESOFT STOCKHOLDERS RECEIVE IN THE MERGER? (PAGE 68)

     A: Servicesoft stockholders will receive 1.4404 shares of Broadbase common stock for each share of Servicesoft common stock and preferred stock that they own, including each share of Servicesoft common stock and preferred stock received upon conversion of the exchangeable common stock and exchangeable preferred stock of Servicesoft Canada. No fractional shares will be issued, but Servicesoft stockholders will receive cash for any fractional shares that they would otherwise receive. For example, if you own 100 shares of Servicesoft common stock, you will receive 144 shares of Broadbase common stock in exchange for your Servicesoft shares, and an amount of cash equal to
         0.04 times the market price of a share of Broadbase common stock as of the closing date of the merger.

Q:  WHAT WILL HAPPEN IF THE TRADING PRICE OF BROADBASE COMMON STOCK CHANGES?

     A: The number of shares of Broadbase common stock to be issued for each share of Servicesoft stock is fixed and will not be adjusted based upon changes in the value of Broadbase common stock. As a result, the value of the Broadbase shares that Servicesoft stockholders will receive in the merger will not be known before the closing of the merger, and will increase or decrease as the market price of Broadbase common stock increases or decreases. Servicesoft is not permitted to terminate its obligations to complete the merger based solely on changes in the value of Broadbase common stock.

Q: WILL SERVICESOFT STOCKHOLDERS RECEIVE ALL OF THEIR BROADBASE SHARES IMMEDIATELY FOLLOWING THE MERGER? (PAGE 70)

     A: An escrow agent will hold 10% of the shares to be issued in the merger in an escrow account for a period of one year after the closing of the merger. These shares will be held as collateral to satisfy any indemnification claims that may be made by Broadbase. Shares that have not been used to satisfy indemnification claims will be released to former Servicesoft stockholders on the first anniversary of the closing of the merger unless indemnification claims made before the first anniversary remain unresolved, in which case a portion of the shares will be retained until those claims are resolved.

         Servicesoft has appointed Mark S. Skapinker, the current Chairman of the Board of Directors of Servicesoft, as the representative of the Servicesoft stockholders with respect to the escrow account. Mr. Skapinker will be authorized to make decisions and take actions regarding the escrow account on the stockholders' behalf.

Q: WILL THERE BE RESTRICTIONS ON RESELLING BROADBASE SHARES ISSUED IN THE MERGER? (PAGE 73)

     A: All of Servicesoft's stockholders, other than Servicesoft affiliates, will generally be permitted to resell the Broadbase common stock they receive in the merger in exchange for their Servicesoft stock without restriction. Servicesoft affiliates have agreed not to sell any shares until 90 days after the merger is completed. In addition, they will have to comply with securities laws in reselling shares and will generally be subject to other contractual restrictions and Broadbase trading policies. Shares that were subject to a right of repurchase by Servicesoft before the merger will generally be subject to a right of repurchase after the merger.

Q: WHAT WILL HAPPEN TO SERVICESOFT STOCK OPTIONS AND WARRANTS AS A RESULT OF THE MERGER? (PAGE 69)

     A: Each Servicesoft stock option and warrant will automatically be converted into an option or warrant to purchase Broadbase common stock. The number of shares subject to each new Broadbase stock option or warrant will be equal to 1.4404, multiplied by the number of shares subject to the Servicesoft stock option or warrant, rounded down to the nearest whole share. The exercise price per share for each new Broadbase stock option and warrant will be equal to the exercise price per share of the Servicesoft stock option or warrant, divided by 1.4404, rounded up to the nearest whole cent. The other terms of the new Broadbase stock options and warrants will be substantially the same as those of the former Servicesoft stock options and warrants. Holders of Servicesoft stock options and warrants do not have to take any action to receive their Broadbase stock options and warrants.

Q: WHAT IF I CURRENTLY OWN SHARES OF SERVICESOFT PREFERRED STOCK OR EXCHANGEABLE SHARES OF SERVICESOFT CANADA? (PAGE 68)

     A. It is a condition to the closing of the merger that holders of shares of exchangeable common and exchangeable preferred stock of Servicesoft Canada exchange those shares for shares of common or preferred stock of Servicesoft. In addition, it is a condition to the closing of the merger that holders of Servicesoft preferred stock convert those shares into Servicesoft common stock before the closing of the merger. Servicesoft will separately solicit these stockholders regarding the conversion or exchange of their shares. As a result, each share of Servicesoft Canada's exchangeable common stock will be exchanged for one share of Servicesoft common stock, each share of Servicesoft Canada's exchangeable preferred stock will be exchanged for one share of Servicesoft Series H preferred stock, and each share of Servicesoft preferred stock will be converted into one share of Servicesoft common stock.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (PAGE 82)

     A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the fourth quarter of 2000. However, the merger is subject to several conditions that could affect the timing of its completion.

Q: HOW DO SERVICESOFT'S EXECUTIVE OFFICERS AND DIRECTORS PLAN TO VOTE ON THE MERGER? (PAGE 88)

     A: Servicesoft's board of directors has unanimously approved the merger agreement and the merger, and recommends approval by Servicesoft's stockholders. Servicesoft's executive officers and directors, together with certain venture capital firms affiliated with some of these directors and other designated stockholders, have already agreed to vote in favor of the merger agreement and the merger. These stockholders hold
        approximately      % of the voting power of the Servicesoft common and
        preferred stock entitled to vote on these matters as of the record date,
        and approximately      % of the Servicesoft preferred stock entitled to
        a separate vote on these matters as of the record date. Accordingly, these stockholders possess enough votes to approve these matters, even if no other stockholder votes in favor of these matters.

Q: HOW DO BROADBASE'S EXECUTIVE OFFICERS AND DIRECTORS PLAN TO VOTE ON THE ISSUANCE OF SHARES OF BROADBASE COMMON STOCK IN THE MERGER? (PAGE 88)

     A: Broadbase's board of directors has unanimously approved the merger agreement, the merger and the issuance of shares of Broadbase common stock to Servicesoft stockholders, and recommends that Broadbase's stockholders approve the issuance of shares of Broadbase common stock in the merger. Broadbase's executive officers and directors, together with certain venture capital firms affiliated with some of these directors, have already agreed to vote in favor of the issuance of shares of Broadbase common stock in the merger. These stockholders hold
         approximately      % of the total shares entitled to vote on these
         matters as of the record date.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER? (PAGE 19)

     A: Yes. For example, Broadbase might not realize the expected benefits of the merger. Also, the value of the Broadbase shares to be issued to Servicesoft stockholders in the merger will decrease if the trading price of Broadbase common stock decreases before or after the merger.

Q:  WHAT DO I NEED TO DO NOW? (PAGES 35 AND 47)

     A: We urge you to read this document carefully, including the annexes, and to consider how the merger affects you. Then, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your stockholders' meeting. If you return your signed proxy but do not include instructions on how to vote it, your shares will be voted "FOR" the merger-related proposal. If you do not return your proxy card or otherwise vote your shares, you will, in effect, be voting against the merger.

Q:  WHAT DO I DO IF I WANT TO CHANGE OR REVOKE MY VOTE? (PAGES 36 AND 48)

     A: If you want to change your vote and you have already submitted your proxy, you may attend your stockholders' meeting and vote in person, or sign and date another proxy card as of a date later than the proxy you submitted originally, and submit this proxy to the secretary of Broadbase or Servicesoft, as appropriate. You may also revoke your proxy by sending written notice to the secretary of Broadbase or Servicesoft, as appropriate, before your meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME? (PAGE 36)

     A: No, unless you instruct your broker to do so. We urge you to instruct your broker to vote your shares, following the procedure provided by your broker.

Q: IF I AM A SERVICESOFT STOCKHOLDER, SHOULD I SEND IN MY SERVICESOFT STOCK CERTIFICATES NOW? (PAGE 70)

     A: No. After the merger is completed, we will send you written instructions for exchanging your Servicesoft stock certificates for Broadbase stock certificates.

Q:  WHAT ARE THE ANTICIPATED TAX CONSEQUENCES OF THE MERGER? (PAGE 71)

     A: Broadbase and Servicesoft intend the exchange of Servicesoft common stock for Broadbase common stock to be tax-free to Servicesoft stockholders for United States federal income tax purposes, except that Servicesoft stockholders will recognize gain or loss with respect to cash received instead of fractional shares or if they exercise their appraisal rights. However, tax matters are complicated, and we urge Servicesoft stockholders to consult their own tax advisors to determine their particular tax consequences.

Q:  AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS? (PAGE 71)

     A: Under Delaware law, holders of Servicesoft stock may exercise appraisal rights in the merger. Holders of Broadbase common stock are not entitled to dissenters' or appraisal rights in the merger.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

     A: Servicesoft stockholders should call Daniel J. Kossmann, Chief Financial Officer of Servicesoft, at (508) 653-4000, with any questions about the merger. Broadbase stockholders should call Broadbase's Investor Relations Department at (650) 614-8300 with any questions about the merger.

         You may also obtain additional information about Broadbase and Servicesoft from the documents Broadbase has filed with the Securities and Exchange Commission or by following the instructions in the section entitled "Where you can find more information" on page 149.

                                    SUMMARY

     This summary may not contain all of the information that may be important to you. You should read carefully this entire document, including the annexes to this document, and the other documents we refer to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about Broadbase into this document by reference. See "Documents Incorporated by Reference" on page 149. You may obtain the information incorporated into this document by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 149.

                                 THE COMPANIES

                                [BROADBASE LOGO]

Broadbase Software, Inc.
181 Constitution Drive
Menlo Park, California 94025
(650) 614-8300

     Broadbase software integrates information from numerous points of customer interaction by pulling information from multiple data sources and transforming it into a standard format that can be analyzed. Broadbase software then analyzes this reformatted information to provide a comprehensive understanding of the customer life cycle from initial identification through acquisition and retention. Broadbase products then allow businesses to translate this analysis into specific actions such as targeting profitable customers, personalizing customer interactions and identifying opportunities to sell complementary or higher-end products and services. In addition, Broadbase's eMA (eMarketing Automation) application enables businesses to act on this analysis through automated marketing campaigns over the Internet and traditional channels. By integrating, analyzing and acting on valuable customer information, Broadbase products enable businesses to build long-lasting and profitable customer relationships.

                               [SERVICESOFT LOGO]

Servicesoft, Inc.
Two Apple Hill Drive
Natick, Massachusetts 01760
(508) 653-4000

     Servicesoft produces software products that help both traditional and Internet businesses provide superior Internet-based service, or e-service, to their customers, employees and business partners. Servicesoft's 2001 software suite enables Servicesoft's clients to design their Web sites to more easily enable their customers to answer questions on their own, as well as answer their customers' inquiries through e-mail, live Internet-based interactions and traditional phone-based communications. Servicesoft's products also enable Servicesoft's clients to build a knowledge base, which is an aggregation of product information, customer information, transaction data and individual employee expertise that is usually dispersed throughout a company. By integrating this knowledge base with self-service, e-mail and live interaction applications and traditional phone-based communications, Servicesoft's products help Servicesoft's clients consistently deliver prompt, relevant and intelligent responses that directly address issues raised by their customers, employees and business partners.

                           SUMMARY OF THE TRANSACTION

THE MERGER

     In the proposed merger, a wholly-owned subsidiary of Broadbase will merge into Servicesoft, with Servicesoft surviving the merger as a wholly-owned subsidiary of Broadbase. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement carefully.

THE MERGER CONSIDERATION (PAGE 68)

     Each outstanding share of Servicesoft common stock will be converted into the right to receive 1.4404 shares of Broadbase common stock upon the completion of the merger. Servicesoft is required under the merger agreement to cause holders of its preferred stock to convert their preferred stock into common stock before the closing of the merger. Servicesoft will separately solicit these stockholders regarding the conversion of their shares. However, if any shares of Servicesoft preferred stock remain outstanding at the time of the merger and Broadbase agrees to waive this condition, the preferred shares will also be converted into Broadbase common stock at the exchange ratio of 1.4404. Broadbase will not issue any fractional shares of Broadbase common stock in the merger. Instead, Servicesoft stockholders will receive cash for any fractional shares they would otherwise have received.

TREATMENT OF SERVICESOFT'S OPTIONS AND WARRANTS (PAGE 69)

     Each Servicesoft stock option and warrant will automatically be converted into an option or warrant to purchase Broadbase common stock. The number of shares subject to each new Broadbase stock option or warrant will be equal to 1.4404, multiplied by the number of shares subject to the Servicesoft stock option or warrant, rounded down to the nearest whole share. The exercise price per share for each new Broadbase stock option and warrant will be equal to the exercise price per share of the Servicesoft stock option or warrant, divided by 1.4404, rounded up to the nearest whole cent.

ESCROW (PAGE 70)

     An escrow agent will hold 10% of the shares to be issued in the merger in an escrow account for a period of one year after the closing of the merger. These shares will be held as collateral to satisfy any indemnification claims made by Broadbase. For additional information, please refer to the section of this summary entitled "Escrow agreement."

RECOMMENDATIONS OF BROADBASE'S AND SERVICESOFT'S BOARDS OF DIRECTORS

     Broadbase (page 55). Broadbase's board of directors unanimously approved the issuance of shares of Broadbase common stock in the merger, the amendment to Broadbase's certificate of incorporation and the amendments to Broadbase's 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, and recommends that Broadbase's stockholders approve these items.

     Servicesoft (page 58). Servicesoft's board of directors unanimously approved the merger agreement and the merger, and recommends that Servicesoft's stockholders approve these items.

REASONS FOR THE MERGER (PAGES 53 AND 55)

     Broadbase and Servicesoft believe the merger will allow them to:

     - combine complementary technologies, products and services into a comprehensive, integrated e-customer relationship management suite;

     - strengthen and enhance their competitive market positions by addressing a broader range of customer needs;

     - cross-sell products and services, particularly in view of the absence of a significant overlap in their customer bases;

     - expand the size and productivity of their sales forces; and

     - combine their engineering, professional service and managerial resources to expand and enhance the operations of both companies.

     Broadbase and Servicesoft caution you that these benefits may not be realized. You should carefully consider the discussion of risks relating to the merger contained in the section entitled "Risk Factors" beginning on page 19.

OPINIONS OF FINANCIAL ADVISORS (PAGES 58 AND 62)

     In deciding to approve the merger, Broadbase's and Servicesoft's boards of directors considered, among other things, opinions from their respective financial advisors as to the fairness of the exchange ratio from a financial point of view. Broadbase received an opinion from its financial advisor, Dain Rauscher Wessels, and Servicesoft received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated. The Dain Rauscher opinion letter is attached as Annex F, and the Morgan Stanley opinion letter is attached as Annex
G. We urge you to read these letters carefully.

     Broadbase retained Morgan Stanley as its financial advisor, and Servicesoft retained Morgan Stanley to provide it with a fairness opinion, each with the consent of the other party. Morgan Stanley will receive customary fees for such services. Broadbase and Servicesoft also consented to the use of separate teams by Morgan Stanley to represent each company, and to share information regarding each company. Broadbase was aware before engaging Morgan Stanley that Morgan Stanley owned a pre-existing 0.55% equity interest in Servicesoft. The decision to retain Morgan Stanley was based on its reputation, its extensive knowledge of each company's business and its past relationships with each company. Morgan Stanley did not participate in the negotiation of the exchange ratio. The exchange ratio was negotiated through arm's length negotiations between Broadbase and Servicesoft and was approved by each company's board of directors.

THE STOCKHOLDER MEETINGS

     Broadbase (page 35). Broadbase's board of directors has called a special meeting of the Broadbase stockholders to vote on the issuance of stock in the merger, the amendment to Broadbase's certificate of incorporation and amendments
to its employee benefits plans. The meeting is scheduled for                ,
               , 2000 at        , Pacific Time, at the Stanford Park Hotel
located at 100 El Camino Real, Menlo Park, California 94025. Broadbase will solicit proxies from its stockholders before the meeting.

     Servicesoft (page 47). Servicesoft's board of directors has called a special meeting of the Servicesoft stockholders to vote on the merger and the
merger agreement. The meeting is scheduled for                ,                ,
2000 at        , Eastern Time, at Servicesoft's executive offices located at Two
Apple Hill Drive, Natick, Massachusetts 01760. Servicesoft will solicit proxies from its stockholders before the meeting.

VOTES REQUIRED FOR APPROVAL

     Broadbase (page 35). The holders of a majority of the shares of Broadbase common stock outstanding must approve the proposal to issue shares of Broadbase common stock in the Servicesoft acquisition and to amend Broadbase's certificate of incorporation. Directors, executive officers and other affiliated stockholders of Broadbase who entered into voting agreements in connection with
the merger collectively held approximately      % of the outstanding shares of
Broadbase common stock as of the record date. Each of these stockholders has agreed to vote in favor of the merger-related proposal.

     Servicesoft (page 47). The holders of a majority of the outstanding shares of Servicesoft common stock and preferred stock, voting together as a class, and a majority of the outstanding shares of Servicesoft preferred stock, voting as a separate class, must approve the merger agreement and the merger. For purposes of these votes, the holders of exchangeable common stock of Servicesoft Canada, a subsidiary of Servicesoft, vote with the holders of Servicesoft common stock, and the holders of exchangeable preferred stock of Servicesoft Canada vote with the holders of Servicesoft preferred stock. Directors, executive officers and designated stockholders of Servicesoft who entered into voting agreements in
connection with the merger collectively held approximately      % of the voting
power of the Servicesoft common and preferred stock and approximately      % of
the voting power of the Servicesoft preferred stock entitled to vote on these matters as of the record date. Each of these stockholders has agreed to vote in favor of the merger agreement and the merger. These voting agreements also contain agreements to vote against various actions that could impede the merger, including other mergers or substantial sales of assets of Servicesoft. Accordingly, stockholders holding enough shares of Servicesoft stock to approve the merger have already agreed to vote in favor of the merger.

CONDITIONS TO CLOSING THE MERGER (PAGE 82)

     The obligations of Broadbase and Servicesoft to complete the merger are contingent upon the satisfaction of several conditions, including the following:

     - Servicesoft's stockholders must have approved the merger agreement and the merger;

     - Broadbase's stockholders must have approved the issuance of the shares of Broadbase common stock in the merger and the amendment to Broadbase's certificate of incorporation;

     - Servicesoft's stockholders must have approved the agreements that could reasonably give rise to payment of any compensation that, in the absence of such approval, would not be deductible under Section 280G of the Internal Revenue Code, or the parties to these agreements must have agreed to waive receipt of any such non-deductible amounts;

     - all shares of exchangeable preferred stock and exchangeable common stock of Servicesoft Canada must have been exchanged for Servicesoft Series H preferred stock or Servicesoft common stock, as applicable, and all shares of Servicesoft preferred stock must have been converted into shares of Servicesoft common stock;

     - Broadbase's registration statement must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending before or threatened by the SEC;

     - the applicable waiting periods under antitrust laws must have expired or been terminated;

     - the representations and warranties of each party in the merger agreement must be true and correct in all material respects;

     - the parties must have complied in all material respects with their respective agreements in the merger agreement;

     - no material adverse effect, as defined on page 84 of this document, with respect to Broadbase or Servicesoft shall have occurred;

     - all third party consents and approvals that, if not obtained, would have a material adverse effect on Servicesoft, must have been obtained by Servicesoft;

     - Broadbase must have appointed designated individuals to its board of directors; and

     - holders of no more than 10% of Servicesoft common stock shall have exercised appraisal rights.

     If either Broadbase or Servicesoft waives any conditions, Broadbase and Servicesoft will consider the facts and circumstances at that time and make a joint determination as to whether a resolicitation of proxies from stockholders is appropriate.

NO OTHER NEGOTIATIONS (PAGE 79)

     Until the merger is completed or the merger agreement is terminated, Servicesoft has agreed not to solicit or initiate any proposals by third parties to acquire 15% or more of the voting stock of Servicesoft or 10% or more of the assets of Servicesoft. However, if Servicesoft receives an unsolicited, written, bona fide proposal for such an acquisition that its board of directors reasonably concludes based on written advice of its financial advisor is a superior offer, as described on page 79 of this document, Servicesoft may furnish non-public information regarding itself and may enter into discussions with the person or group who has made the proposal if it provides written notice to Broadbase and follows other specified procedures. Servicesoft has agreed to inform Broadbase promptly as to any such proposal, or request for non-public information or inquiry that it reasonably believes would lead to such a proposal, and of the status and details of the proposal.

     Servicesoft's board of directors may change its recommendation in favor of the merger, without causing Servicesoft to violate the merger agreement, if it receives a superior offer and Broadbase does not respond with a corresponding offer at least as favorable as the superior offer. However, even if Servicesoft's board of directors changes its recommendation, certain stockholders of Servicesoft that hold enough shares of Servicesoft stock to approve the merger have already entered into voting agreements and agreed to vote in favor of the merger. See the section of this summary entitled "Votes required for approval."

     Until the merger is completed or the merger agreement is terminated, Broadbase has agreed not to, directly or indirectly, solicit or initiate the making, submission or announcement of any acquisition of Broadbase by another company. Broadbase's board of directors may change its recommendation in favor of the merger if another company offers to buy Broadbase, and requires as a condition of the acquisition that the merger with Servicesoft be abandoned, provided that Broadbase's board of directors follows specified procedures.

TERMINATION OF THE MERGER AGREEMENT (PAGE 84)

     The merger agreement can be terminated and the merger abandoned at any time prior to the closing of the merger:

     - by the mutual written consent of Broadbase and Servicesoft;

     - by either Broadbase or Servicesoft if the terminating party has not materially breached the merger agreement, the other has materially breached the merger agreement and the breach is not cured within 15 days of written notice of the breach;

     - by either Broadbase or Servicesoft if the merger is not completed by February 28, 2001 for any reason, provided that the terminating party has not caused the delay through a breach of the merger agreement;

     - by either Broadbase or Servicesoft if there is a final nonappealable order of a federal or state court in effect that prevents consummation of the merger, or if any statute, rule, regulation or order becomes applicable to the merger that would make its consummation illegal; and

     - by either Broadbase or Servicesoft if the required approval of either company's stockholders contemplated by the merger agreement has not been obtained because of the failure to obtain the required vote, except that this right to terminate the agreement will not be available to a party if it caused the failure to obtain the approval of its stockholders through a breach of the merger agreement.

TERMINATION FEES (PAGE 85)

     If the merger agreement is terminated by either party because of a failure to obtain the required consent of the other party's stockholders, the breaching party must, within two days after the date of the termination, pay the non-breaching party a termination fee of $12.5 million. In addition, if the merger agreement is terminated by either party because of an uncured material breach of the agreement by the other party, an acquisition of the breaching party is publicly announced prior to the termination of the merger agreement and either the breaching party is acquired or enters into an agreement to be acquired within nine months of the termination, the breaching party must pay the non-breaching party the $12.5 million fee within two days of the acquisition of the breaching party.

     If the merger agreement is terminated by either party because of a failure to obtain the required consent of Broadbase's stockholders and Broadbase's board of directors did not recommend the merger to Broadbase's stockholders, then, in addition to the $12.5 million termination fee, Broadbase will pay Servicesoft any portion of the $15 million loan amount that has not yet been provided to Servicesoft and any outstanding principal and accrued interest under this loan will be forgiven.

VOTING AGREEMENTS (PAGE 88)

     At the time that the merger agreement was signed, executive officers, directors and designated stockholders of each party entered into a voting agreement with the other party. The voting agreements require these stockholders to vote all the shares of voting stock that they own in favor of the merger and any proposals that must be approved for the merger to occur, and to vote against competing proposals or proposals in opposition to the merger. The percentage ownership of these stockholders is summarized in the section of this summary entitled "Votes required for approval." The voting agreement forms are attached to this document as Annex C and Annex D. We urge you to read them in their entirety.

ESCROW AGREEMENT (PAGE 89)

     The escrow agent will hold 10% of the shares to be issued in the merger in an escrow account for a period of one year following the merger. The escrow account is similar to a security deposit. Servicesoft has made various representations and covenants to Broadbase in the merger agreement. If these representations turn out to be incorrect, or if Servicesoft does not comply with its covenants, Broadbase may recover its damages out of the escrow account. An escrow agreement to be signed before the closing of the merger will govern how Broadbase can recover against the escrow account, how a representative of the Servicesoft stockholders can dispute Broadbase claims, and the rights and responsibilities of the escrow agent. The escrow agent will be State Street Bank and Trust Company of California. The Servicesoft stockholders' representative will be Mark S. Skapinker, the current Chairman of the Board of Directors of Servicesoft. The form of the escrow agreement is attached to this document as Annex E. We urge you to read it in its entirety.

BRIDGE LOANS (PAGE 89)

     Broadbase has agreed to loan Servicesoft up to $15 million during the pre-closing period. Servicesoft will issue a convertible promissory note in exchange for each of these loans. The notes will accrue interest at a rate of 8.5% per year and will become due on December 31, 2002. If the merger agreement is terminated, Broadbase can require Servicesoft to apply up to 50% of the funds received by Servicesoft in any sales of Servicesoft stock during the one-year period following the termination towards repayment of the loans, and Servicesoft must repay any unpaid portion of the loans on the first anniversary of the termination. In addition, Broadbase can require Servicesoft to repay the loans in advance of the due date if Servicesoft is acquired during this period. Broadbase can also elect to convert the loans into shares of Servicesoft stock if Servicesoft does not repay the loans when due or if the merger agreement is terminated and Servicesoft sells stock in a fundraising transaction.

EMPLOYMENT AGREEMENTS (PAGE 90)

     At the time the merger agreement was signed, designated employees of Servicesoft entered into employment agreements with Broadbase. These employment agreements include non-competition and severance provisions.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 72)

     Broadbase intends to account for the merger as a purchase for financial accounting purposes under generally accepted accounting principles.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (PAGE 68)

     The executive officers and directors of Broadbase and Servicesoft have interests in the merger that are different from, or are in addition to, those of Broadbase and Servicesoft stockholders generally. These interests include the following:

     - Massood Zarrabian, the Chief Executive Officer and President of Servicesoft, and Robert E. Davoli, a director of Servicesoft, will become members of Broadbase's board of directors after the merger;

     - Mr. Zarrabian, Daniel J. Kossmann, Paul R. Maguire and Alf Saggesse, each an executive officer of Servicesoft, have employment agreements with Broadbase that provide for benefits upon completion of the merger, including severance and other payments and acceleration of restricted stock and stock option vesting;

     - Executive officers of Servicesoft may become officers of Broadbase after the merger;

     - Many executive officers and directors of Servicesoft hold substantial interests, in the form of Servicesoft shares or stock options, that will be exchanged for Broadbase shares or options in the merger;

     - Several executive officers and directors of Servicesoft have agreements that provide for benefits, including severance and other payments and acceleration of stock option vesting, that may be triggered upon the closing of the merger or termination of employment after the closing of the merger; and

     - Executive officers and directors of both Broadbase and Servicesoft have customary rights to indemnification against specified liabilities.

As a result, these executive officers and directors could be more likely to vote in favor of and to recommend the approval of the merger than if they did not hold these interests.

CHANGES IN BROADBASE'S BOARD OF DIRECTORS

     In connection with the merger, Massood Zarrabian, the Chief Executive Officer and President of Servicesoft, and Robert E. Davoli, currently a director of Servicesoft, will become members of Broadbase's board of directors. Broadbase expects that the size of its board of directors will remain fixed at five members after the completion of the merger.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (PAGE 73)

     The merger is subject to antitrust laws. Broadbase, Servicesoft and Sigma Partners IV, L.P., a Servicesoft stockholder that will acquire a reportable amount of Broadbase shares as a result of the merger, have made the required filings with the Department of Justice and the Federal Trade Commission and will make any necessary filings with foreign regulatory agencies. However, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

RESTRICTIONS ON THE ABILITY TO SELL BROADBASE STOCK (PAGE 73)

     All shares of Broadbase common stock received in the merger in exchange for outstanding shares of Servicesoft stock will be freely transferable, except for shares held in escrow or subject to lock-up agreements or unless the holder is considered an affiliate of either Broadbase or Servicesoft under the federal securities laws.

ADDITIONAL MATTERS TO BE VOTED UPON BY BROADBASE STOCKHOLDERS (PAGES 40 AND 44)

     As part of the proposal to approve the issuance of shares in the Servicesoft acquisition, Broadbase stockholders will vote on an amendment to Broadbase's certificate of incorporation to increase the number of authorized shares of Broadbase common stock from 90,000,000 shares to 350,000,000 shares. This amendment is a condition to the completion of the merger. Broadbase's stockholders will also be asked to approve an increase of 4,000,000 shares reserved for issuance under Broadbase's 1999 Equity Incentive Plan and an increase of 1,000,000 shares reserved for issuance under Broadbase's 1999 Employee Stock Purchase Plan.

FORWARD-LOOKING STATEMENTS (PAGE 151)

     This document and the information incorporated into this document by reference contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to Broadbase's and Servicesoft's financial condition, results of operations and business and on the expected impact of the merger on Broadbase's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the Broadbase common stock to be issued in the merger will increase or decrease prior to completion of the merger;

     - the possibility that the merger will not be consummated;

     - the possibility that the anticipated benefits from the merger will not be realized;

     - the possibility that costs or difficulties related to the integration of our operations, products and technologies will be greater than expected;

     - our dependence on the timely development, introduction and customer acceptance of new products and services;

     - the impact of competition on revenues and margins;

     - other risks and uncertainties, including the risks and uncertainties involved in continued acceptance of the combined company's products and services, the unsettled conditions in the Internet software and other high-technology industries and the ability to attract and retain key personnel;

     - other risk factors as may be detailed from time to time in Servicesoft's public announcements, and Broadbase's public announcements and filings with the Securities and Exchange Commission.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" beginning on page 19.

COMPARATIVE MARKET PRICE INFORMATION

     The following table sets forth the closing prices per share of Broadbase common stock on the Nasdaq National Market on September 15, 2000, the last full trading day prior to the public announcement of the proposed merger, and on October 25, 2000, the latest practicable trading day before the printing of this document. The table also sets forth the equivalent per share prices for Servicesoft common stock on those dates. The equivalent price per share is equal to the closing price of a share of Broadbase common stock on that date multiplied by 1.4404, the number of shares of Broadbase common stock to be issued in exchange for each share of Servicesoft common stock and preferred stock.

                                                                               SERVICESOFT
                                                               BROADBASE      EQUIVALENT PER
                                                              COMMON STOCK     SHARE PRICE
                                                              ------------    --------------
September 15, 2000..........................................    $ 19.69           $28.36
October 25, 2000............................................    $  9.75           $14.04

     The trading price of Broadbase common stock may fluctuate. However, the exchange ratio will not be adjusted to compensate Servicesoft stockholders for decreases in the market price of Broadbase common stock that could occur before the merger is completed. Accordingly, if the market price of Broadbase common stock decreases before the merger is completed, the value of the Broadbase common stock to be received in the merger in exchange for Servicesoft common stock would correspondingly decrease. Servicesoft stockholders are urged to obtain current market quotations for Broadbase common stock.

                 BROADBASE'S SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical consolidated financial data of Broadbase has been derived from Broadbase's audited consolidated financial statements and related notes for the same periods and should be read together with those financial statements and related notes that are incorporated into this document by reference.

     The consolidated statement of operations data for the six-month periods ended June 30, 2000 and June 30, 1999 and the balance sheet data as of June 30, 2000 has been derived from Broadbase's unaudited interim consolidated financial statements. The unaudited interim financial statements have been prepared on the same basis as Broadbase's audited financial statements and, in Broadbase's opinion, include all adjustments, consisting only of normal recurring adjustments, which Broadbase considers necessary for a fair presentation of its results of operations and financial position for these periods. There is no difference between historical basic and diluted net loss per common share since potential common shares from the conversion of preferred stock and the exercise of options and warrants are anti-dilutive for all periods presented. Broadbase's results for the six months ended June 30, 2000 reflect the merger with Rubric, Inc. which was accounted for using the purchase method of accounting. Accordingly, the results of operations of Rubric are included in Broadbase's results from February 1, 2000, the closing date of the merger. Historical results are not necessarily indicative of future results.

                             PERIOD FROM
                              INCEPTION                                                 SIX MONTHS ENDED
                         (NOVEMBER 28, 1995)      YEAR ENDED DECEMBER 31,      -----------------------------------
                               THROUGH         -----------------------------       JUNE 30,           JUNE 30,
                          DECEMBER 31, 1996     1997       1998       1999           1999               2000
                         -------------------   -------   --------   --------   ----------------   ----------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Net revenue............        $    --         $    --   $  3,439   $ 10,442       $  3,539           $ 16,694
Cost of revenue........             --              --        967      4,047          1,360              7,707
                               -------         -------   --------   --------       --------           --------
Gross margin...........             --              --      2,472      6,395          2,179              8,987
Operating expenses:
  Sales and
    marketing..........            130           2,851      7,888     15,092          6,495             15,924
  Research and
    development........            928           1,980      3,738      6,024          2,800              6,224
  General and
    administrative.....            215             744      1,165      2,011            932              2,493
  Amortization of
    intangibles and
    goodwill...........             --              --         --         --             --             29,740
  Amortization of
    deferred stock
    compensation.......             --              --      1,133      6,403          2,472              7,903
  Acquired in-process
    research and
    development........             --              --         --         --             --             10,057
  Merger expenses......             --              --         --      1,000             --             10,280
                               -------         -------   --------   --------       --------           --------
    Total operating
      expenses.........          1,273           5,575     13,924     30,530         12,699             82,621
                               -------         -------   --------   --------       --------           --------
Loss from operations...         (1,273)         (5,575)   (11,452)   (24,135)       (10,520)           (73,634)
Other income (expense),
  net..................              1              88        109        565           (367)             5,510
                               -------         -------   --------   --------       --------           --------
Net loss...............        $(1,272)        $(5,487)  $(11,343)  $(23,570)      $(10,887)          $(68,124)
                               =======         =======   ========   ========       ========           ========
Basic and diluted net
  loss per share.......        $ (4.30)        $ (6.19)  $  (8.85)  $  (3.74)      $  (2.84)          $  (1.58)
                               =======         =======   ========   ========       ========           ========
Shares used in
  calculating net loss
  per share............            296             887      1,281      6,296          3,827             43,029

                                                            DECEMBER 31,
                                                    ----------------------------
                                                     1997      1998       1999      JUNE 30, 2000
                                                    ------    -------    -------    -------------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................  $1,153    $13,990    $76,642      $ 165,244
Working capital...................................      61      8,801     69,362        211,012
Total assets......................................   2,113     17,173     84,770        609,586
Long-term debt and capital lease obligations, net
  of current portion..............................     916      9,360        333            221
Stockholders' equity (net capital deficiency).....     (75)     1,226     73,206        580,784

BROADBASE RECENT DEVELOPMENTS

     On October 12, 2000, Broadbase announced financial results for its third quarter ended September 30, 2000. Revenues for the third quarter were $14.3 million. Net loss for the quarter was $38.2 million or a loss of $0.80 per share. Revenues for the nine months ended September 30, 2000 were $31.0 million. Net loss for the nine months ended September 30, 2000 was $106.3 million or a loss of $2.39 per share.

               SERVICESOFT'S SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", beginning on page 127 of this document, and Servicesoft's consolidated financial statements and related notes, beginning on page F-1 of this document. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from Servicesoft's audited consolidated financial statements, which are included in this document. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from Servicesoft's audited consolidated financial statements not included in this document.

     The statement of operations data for the six-month period ended June 30, 2000 and the balance sheet data as of June 30, 2000 are derived from Servicesoft's unaudited interim consolidated financial statements. The unaudited interim financial statements have been prepared on the same basis as Servicesoft's audited financial statements and, in Servicesoft's opinion, include all adjustments, consisting only of normal recurring adjustments, which Servicesoft considers necessary for a fair presentation of its results of operations and financial position for these periods. There is no difference between historical basic and diluted net loss per common share since potential common shares from the conversion of preferred stock and the exercise of options and warrants are anti-dilutive for all periods presented. Historical results are not necessarily indicative of future results.

     Servicesoft's results for the year ended December 31, 1999 reflect the February 12, 1999 merger with Balisoft and the December 17, 1999 acquisition of Internet Business Advantages which were accounted for using the purchase method. Accordingly, the results of operations of Balisoft and Internet Business Advantages are included in Servicesoft's results from the applicable closing dates. Since the merger with Balisoft and the acquisition of Internet Business Advantages were completed in 1999, the effects of these transactions are reflected in the balance sheet data as of December 31, 1999.

                                                                                        SIX MONTHS
                                           YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                             ----------------------------------------------------   ------------------
                               1995       1996       1997       1998       1999      1999       2000
                             --------   --------   --------   --------   --------   -------   --------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenue:
  Software license.........  $    880   $    706   $  2,139   $  2,508   $  4,210   $ 1,310   $  4,916
  Services.................     1,618        498        387      1,782      2,934       903      7,118
                             --------   --------   --------   --------   --------   -------   --------
          Total revenue....     2,498      1,204      2,526      4,290      7,144     2,213     12,034
                             --------   --------   --------   --------   --------   -------   --------
Cost of revenue:
  Cost of software
     license...............       106        148        252        148        406       158        371
  Cost of services.........       673        667        625      1,101      3,375     1,022      8,124
                             --------   --------   --------   --------   --------   -------   --------
          Total cost of
            revenue........       779        815        877      1,249      3,781     1,180      8,495
                             --------   --------   --------   --------   --------   -------   --------
Gross profit...............     1,719        389      1,649      3,041      3,363     1,033      3,539
                             --------   --------   --------   --------   --------   -------   --------
Operating expenses:
  Research and
     development...........     1,048        787        930      1,174      4,205     1,693      3,946
  Sales and marketing......       891        890        977      3,598     13,310     4,503     14,935
  General and
     administrative........       608        588        756      1,612      5,044     1,583      4,658
  Amortization of goodwill
     and other intangible
     assets................        --         --         --         --      2,671     1,070      3,366
  Stock compensation.......        --         --         --         --      1,900        27      3,580
          Total operating
            expenses.......     2,547      2,265      2,663      6,384     27,130     8,876     30,485
                             --------   --------   --------   --------   --------   -------   --------
Loss from operations.......      (828)    (1,876)    (1,014)    (3,343)   (23,767)   (7,843)   (26,946)
Interest and other income
  (expense), net...........         7         61        (90)      (620)       214        (1)       453
                             --------   --------   --------   --------   --------   -------   --------
Net loss...................      (821)    (1,815)    (1,104)    (3,963)   (23,553)   (7,844)   (26,493)
Accretion and deemed
  dividends on redeemable
  convertible preferred
  stock....................       (57)      (230)      (340)    (1,031)    (2,725)     (949)   (20,689)
                             --------   --------   --------   --------   --------   -------   --------
Net loss attributable to
  common stock.............  $   (878)  $ (2,045)  $ (1,444)  $ (4,994)  $(26,278)  $(8,793)  $(47,182)
                             ========   ========   ========   ========   ========   =======   ========
Basic and diluted net loss
  per common share.........  $(109.75)  $(227.22)  $(144.40)  $(262.84)  $ (11.02)  $ (5.20)  $ (11.13)
                             --------   --------   --------   --------   --------   -------   --------
Shares used in computing
  basic and diluted net
  loss per common share....         8          9         10         19      2,385     1,691      4,239

                                                      AS OF DECEMBER 31,                     AS OF
                                     ----------------------------------------------------   JUNE 30,
                                       1995       1996       1997       1998       1999       2000
                                     --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  marketable securities............  $    289   $    604   $    206   $  2,016   $  6,630   $ 14,343
Working capital (deficit)..........      (399)      (439)    (1,487)     2,398        288      8,892
Total assets.......................       720      1,068      1,237      4,328     34,976     44,953
Capital lease obligations, net of
  current portion..................        37         --         --         80        522        549
Redeemable convertible preferred
  stock............................    14,015     15,976     16,316     25,441     52,251     87,075
Stockholders' deficit..............   (14,358)   (16,363)   (17,784)   (22,759)   (31,851)   (58,106)

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The selected unaudited pro forma combined condensed financial data set forth below reflect Broadbase's proposed acquisition of Servicesoft, its recently completed acquisition of Panopticon, Inc. on September 15, 2000, and its acquisition of Rubric, Inc. on February 1, 2000, and are derived from the unaudited pro forma combined condensed financial information, which give effect to each of the transactions as a purchase. This pro forma financial data should be read in conjunction with the unaudited pro forma combined condensed financial information and related notes, which are included in this document, the historical financial statements and related notes of Servicesoft, Balisoft and Internet Business Advantages that appear elsewhere in this document, and the historical financial statements and related notes of Broadbase, Rubric and Panopticon that are incorporated into this document by reference.

     For pro forma purposes, Broadbase's, Servicesoft's, Panopticon's and Rubric's historical statements of operations for the six months ended June 30, 2000 and for the year ended December 31, 1999 have been combined to give effect to the acquisitions as if they had occurred on January 1, 1999. The unaudited pro forma combined condensed balance sheet data assumes that each of these acquisitions each took place on June 30, 2000. The total estimated purchase cost of the acquisition of Servicesoft has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess cost over the net tangible and intangible assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

     The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the times indicated, nor is it necessarily indicative of future operating results or financial position of Broadbase.

                                                                              SIX MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1999           2000
                                                              ------------    ----------
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA
(in thousands, except for per share amounts)
Net revenue.................................................   $  24,351      $  29,014
Gross margin................................................   $   6,789      $  11,772
Loss from operations........................................   $(316,794)     $(183,404)
Net loss....................................................   $(315,858)     $(177,848)
Basic and diluted net loss per share........................   $   (6.29)     $   (2.38)

                                                                                AS OF
                                                                               JUNE 30,
                                                                                 2000
                                                                              ----------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA
(in thousands)
Cash, cash equivalents and short-term investments...........                  $  235,841
Working capital.............................................                  $  209,995
Total assets................................................                  $1,280,098
Long-term debt and capital lease obligations, net of current
  portion...................................................                  $      849
Stockholders' equity........................................                  $1,224,696

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following tables reflect (1) the historical net loss and book value per share of Broadbase common stock and the historical net loss and book value per share of Servicesoft common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger, together with Broadbase's acquisitions of Rubric and Panopticon, as if they had taken place on January 1, 1999 and (2) the equivalent historical net loss and book value per share attributable to the exchange ratio of 1.4404 shares of Broadbase common stock that will be issued for each share of Servicesoft capital stock.

     The information presented in the following tables should be read in conjunction with the unaudited pro forma combined condensed financial statements included elsewhere in this document and the historical financial statements and related notes of Broadbase, Panopticon, and Rubric that are incorporated by reference in this document, and the historical financial statements and related notes of Servicesoft, Balisoft and Internet Business Advantages that appear elsewhere in this document.

                                                                 YEAR ENDED        SIX MONTHS
                                                                  OR AS OF            ENDED
                                                                DECEMBER 31,        OR AS OF
                                                                    1999          JUNE 30, 2000
                                                              ----------------    -------------
BROADBASE
Historical per share data:
  Net loss per share -- basic and diluted...................      $ (1.87)           $ (1.58)
  Book value per common share(1)............................      $  2.03            $ 12.31
SERVICESOFT
Historical per share data:
  Net loss per share -- basic and diluted...................      $(11.02)           $(11.13)
  Book value per common share(1)............................      $ (6.18)           $(10.65)
PRO FORMA
Combined pro forma per share data:..........................
  Net loss per share -- basic and diluted...................      $ (6.29)           $ (2.38)
  Net loss per equivalent Servicesoft share -- basic and
     diluted(2).............................................      $ (9.06)           $ (3.43)
  Book value per share(1)...................................                         $ 16.09
  Book value per equivalent Servicesoft share(2)............                         $ 23.18

---------------
(1) The historical book value per common share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 1999 and June 30, 2000 split adjusted. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Broadbase common stock outstanding at June 30, 2000.

(2) The Servicesoft equivalent pro forma combined per share amounts are calculated by multiplying the Broadbase combined pro forma share amounts by the exchange ratio of 1.4404.

                                  RISK FACTORS

     The merger involves a high degree of risk. Also, by voting in favor of the merger, Servicesoft's stockholders will be choosing to invest in Broadbase common stock. An investment in Broadbase common stock involves a high degree of risk. Both Broadbase's and Servicesoft's stockholders should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this document, in deciding whether to vote for the merger. The risks described below are not the only risks Broadbase and Servicesoft face. Additional risks that we are unaware of or that we currently believe are immaterial may become important factors that affect our business. Any of these risks could result in serious harm to our business, operating results and financial condition. The trading price of Broadbase's common stock could decline due to any of these risks, and you may lose all or part of your investment.

     This document contains and incorporates by reference forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties, including those disclosed in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements. Please see the section entitled "Cautionary Note on Forward-Looking Statements" on page 151.

RISKS RELATED TO THE PROPOSED MERGER

SERVICESOFT'S STOCKHOLDERS WILL RECEIVE A FIXED RATIO OF 1.4404 SHARES OF BROADBASE COMMON STOCK PER SHARE OF SERVICESOFT STOCK, EVEN IF THERE ARE CHANGES IN THE TRADING PRICE OF BROADBASE COMMON STOCK BEFORE THE MERGER CLOSES.

     The exchange ratio of 1.4404 shares of Broadbase common stock for each outstanding share of Servicesoft stock is fixed. The exchange ratio will not be adjusted, regardless of fluctuations in the trading price of Broadbase common stock. The specific dollar value of Broadbase common stock that Servicesoft stockholders will receive upon the completion of the merger will depend on the market value of Broadbase common stock at the time of the merger. The share price of Broadbase's common stock is subject to price fluctuations in the market and has experienced significant volatility. We cannot predict the market price for Broadbase common stock at any time before or after the merger closes. We encourage you to obtain current market quotations of Broadbase common stock, which is quoted on the Nasdaq National Market.

BROADBASE'S PROFITABILITY WILL BE DELAYED AND THEREAFTER REDUCED AS A RESULT OF ACCOUNTING CHARGES RELATING TO THE ACQUISITION OF SERVICESOFT.

     Broadbase will account for the acquisition of Servicesoft using the purchase method of accounting. Under the purchase method, the purchase price of Servicesoft will be allocated to the assets acquired and liabilities assumed from Servicesoft. As a result, based on an approximate purchase price of $652.9 million, Broadbase expects to record a charge to operations upon the completion of the merger related to acquired in-process research and development of approximately $13.0 million. Also, Broadbase expects to record approximately $550.7 million of intangible assets and goodwill from the Servicesoft acquisition on its balance sheet which will result in annual amortization expense of approximately $112.3. These charges will delay and thereafter reduce Broadbase's profitability.

BROADBASE'S PRO FORMA ACCOUNTING FOR THE SERVICESOFT MERGER MAY CHANGE.

     Broadbase has allocated the total estimated purchase price for the Servicesoft merger on a preliminary basis for pro forma presentation purposes to assets and liabilities based on Broadbase's best estimates of the fair value of these assets and liabilities, with the excess costs over the net assets acquired allocated to goodwill and other intangible assets and in-process research and development. This allocation is subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could have a material, negative impact on Broadbase's future results of operations.

IF BROADBASE DOES NOT SUCCESSFULLY INTEGRATE THE OPERATIONS AND PERSONNEL OF SERVICESOFT IN A TIMELY MANNER, THIS WILL DISRUPT THE COMBINED COMPANY'S BUSINESS AND COULD NEGATIVELY AFFECT ITS OPERATING RESULTS.

     Broadbase's acquisition of Servicesoft involves risks related to the integration and management of Servicesoft's operations and personnel. The integration of Broadbase and Servicesoft will be a complex, time consuming and expensive process and may disrupt the businesses of both companies if not completed in a timely and efficient manner. After the merger, Broadbase must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices.

     Broadbase and Servicesoft may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

     - potential incompatibility of business cultures;

     - perceived adverse changes in business focus;

     - potential conflicts in distribution, marketing or other important relationships; and

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

     Broadbase's headquarters are located in Menlo Park, California, while Servicesoft's headquarters are located in Natick, Massachusetts. There are currently no plans to relocate either of these headquarters. Broadbase's integration of Servicesoft's operations and personnel may be particularly difficult due to the bi-coastal locations. Failure to complete the integration successfully could result in the loss of key personnel and customers. Broadbase and Servicesoft will need to devote significant resources to the integration of the acquired operations and personnel, and if unsuccessful, the business of the combined company will suffer. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, which could negatively affect the business and operating results of the combined company.

IF BROADBASE AND SERVICESOFT DO NOT INTEGRATE THEIR PRODUCTS AND TECHNOLOGIES QUICKLY AND EFFECTIVELY, MANY OF THE POTENTIAL BENEFITS OF THE MERGER MAY NOT BE REALIZED.

     Broadbase and Servicesoft will need to integrate their product development operations, technologies and products. This integration may be difficult and unpredictable because Broadbase's and Servicesoft's products are highly complex and were developed independently and without regard to this integration. Successful integration of Servicesoft's product development operations and product lines with Broadbase's also requires coordination of different development and engineering teams, as well as sales and marketing efforts and personnel. This, too, may be difficult and unpredictable because of possible differences between Broadbase's and Servicesoft's corporate cultures and organizations, different product and technology decisions and the geographic distance between their headquarters. In addition, this integration may take longer than expected, and the companies may be required to expend more resources on integration than anticipated. The need to expend additional resources on integration would reduce the resources which would otherwise be spent on developing each companies' own products and technologies. If the companies cannot successfully integrate their products and technologies, or if this integration takes longer than anticipated, the combined company may not be able to operate efficiently or realize the expected benefits of the merger.

IN ORDER TO ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER, THE COMBINED COMPANY WILL NEED TO SUCCESSFULLY DEVELOP AND INTRODUCE ENHANCED AND NEW PRODUCTS.

     The combined company expects to develop and introduce new products, and enhanced versions of Servicesoft's and Broadbase's current products, that interoperate as a single platform. In addition to the risks and uncertainties inherent in the development and introduction of new products, the need to develop and introduce, in a timely manner, new products and versions that work effectively together and allow customers to achieve the benefits of a broader product offering presents significant additional obstacles. In particular, because our market is characterized by rapidly shifting customer requirements, we may not be able to assess these requirements accurately, or our joint products may not sufficiently satisfy these requirements. In addition, the introduction of these anticipated new products and versions may result in longer sales cycles and product implementations, which may cause revenue and operating income to fluctuate and fail to meet expectations.

     To date, the companies have not thoroughly investigated the obstacles, technological, market-driven or otherwise, to developing and marketing these new products and services in a timely and efficient way. The combined company may not be able to overcome these obstacles, or market acceptance of new products and services developed by the combined company after the merger may not meet expectations.

PARTNERS AND CUSTOMERS OF BOTH COMPANIES MAY REACT UNFAVORABLY TO THE MERGER.

     Both Broadbase and Servicesoft have entered into relationships with other technology companies, including software and services firms, to deliver their products to customers. Some of these other companies may feel that the combined company poses new competitive threats to their businesses and as a result may terminate their relationships with Broadbase or Servicesoft, or reduce their level of activity on behalf of the combined company. In addition, Broadbase will need to educate its indirect sales channels regarding Servicesoft's products and services, and these indirect channels may not market these products and services effectively or at all.

     The merger may also have the effect of disrupting customer relationships. Broadbase and Servicesoft customers may not continue their current buying patterns during the pendency of, and following, the merger. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Broadbase's and Servicesoft's products and services and the combined company's future product and service strategy. Also, because of the broader product and service offering that Broadbase will offer after the merger, some customers of Broadbase or Servicesoft may view the combined company as more of a direct competitor than either Broadbase or Servicesoft as an independent company, and may therefore cancel or fail to place additional orders after the merger. Any significant delay or reduction in orders for Broadbase's or Servicesoft's products could have a material, negative impact on the combined company's operating results after the merger.

IF BROADBASE AND SERVICESOFT ARE NOT BE ABLE TO SUCCESSFULLY CROSS-SELL PRODUCTS AND SERVICES OF EACH COMPANY TO CUSTOMERS OF THE OTHER, THIS MAY NEGATIVELY AFFECT THE COMBINED COMPANY'S OPERATING RESULTS.

     After the merger, the combined company intends to offer Broadbase's current products to existing Servicesoft customers, and Servicesoft's current products to existing Broadbase customers. There can be no assurance that either company's customers will have an interest in the other company's products and services. The failure of cross-marketing efforts would diminish the ability of the companies to achieve one of the benefits that they expect to realize in the merger, and could have a material, negative impact on the combined company's business, financial condition and operating results.

FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE ANTICIPATED BENEFITS OF THE MERGER.

     The successful combination of Broadbase and Servicesoft will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future role with Broadbase until Broadbase's strategies with regards to Servicesoft's employees are announced or executed. Broadbase and Servicesoft have different corporate cultures, and Servicesoft employees may not want to work for a larger, publicly-traded company instead of a smaller, start-up company. Some officers, including the Chief Executive Officer and President, and all directors of Servicesoft have agreements that provide for benefits, including severance and other payments and acceleration of vesting of stock options or restricted stock grants, that may be triggered upon the closing of the merger, and this may affect

Broadbase's ability to retain these employees. In addition, competitors may recruit employees before the merger and during integration, as is common in high technology mergers. If the combined company is unable to retain personnel that are critical to the successful integration of Servicesoft with Broadbase, it could face disruptions to its operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

FAILURE TO COMPLETE THE MERGER COULD HARM BROADBASE'S STOCK PRICE AND EACH COMPANY'S FUTURE BUSINESS AND OPERATIONS.

     The merger is subject to several closing conditions, including approval by Servicesoft's and Broadbase's stockholders and regulatory agencies, and we cannot assure you that the merger will be successfully completed. In the event that the merger is not successfully completed, Servicesoft and Broadbase may be subject to a number of material risks, including the following:

     - either party may be required to pay the other a termination fee of $12.5 million;

     - Servicesoft may be required to repay loans of up to $15 million that may be borrowed from Broadbase during the interim period;

     - Broadbase may be required to forgive any portion of the loans that are outstanding, and to pay any portion of the loans that are not funded to Servicesoft;

     - the trading price of Broadbase common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

     - costs related to the proposed merger, such as legal, accounting and financial advisory fees and employee retention bonuses, must be paid by each of the parties, whether or not the merger is completed.

     The announcement of the proposed merger may have a negative impact on either company's ability to sell its services and products, attract and retain employees and clients, and maintain strategic relationships with third parties in the future. If the merger is not completed, either company may not be able to restore the status of its business as it existed prior to the announcement of the merger. Furthermore, if the merger is not completed and Servicesoft's board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger with Broadbase. If the merger is not completed and Broadbase's board of directors determines to seek another merger or business combination, it may not be able to find a partner with comparable technology, products or business.

RISKS RELATED TO THE BUSINESS OF THE COMBINED COMPANY

     Unless otherwise stated, the terms "we" and "our" in this section refer to the combined company after the merger.

BROADBASE AND SERVICESOFT HAVE INCURRED LOSSES SINCE INCEPTION, AND WE EXPECT THE COMBINED COMPANY TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

     Both Broadbase and Servicesoft incurred net losses and losses from operations for each period from inception through the first six months of 2000. As of June 30, 2000, Broadbase had accumulated net losses of approximately $109.8 million, and Servicesoft had accumulated net losses of approximately $89.8 million. Neither company has achieved profitability to date, and we expect the combined company to continue to incur substantial losses for the foreseeable future. We expect to incur increasing sales and marketing, research and development and general and administrative expenses. As a result, we will need to significantly increase our revenue to achieve profitability. Although each company's revenues grew significantly in 1999 and during the first six months of 2000, our growth may not continue at the current rate or at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS LIMITED.

     The merger will combine two companies that have limited operating histories in the e-business software industry. Broadbase was incorporated in 1995 and only recently released several of its current software applications. Although Servicesoft was formed in 1987, Servicesoft has operated as a developer of e-service software only since 1996. Because each of the companies is still in the early stages of its development, we will be subject to the risks, expenses and uncertainties frequently encountered by young companies. For example, because Broadbase introduced a number of its products in May 1999, and Servicesoft just recently introduced its 2001 suite of products, it is difficult to predict whether our products will continue to be accepted by the market and the level of revenues we can expect to derive from sales of our products. Furthermore, several members of our management team have been with us for only a short period of time. Our revenue and income potential is unproven and depends on emerging, rapidly changing markets and on acceptance of products that we have only recently introduced. Because of our limited operating histories and evolving product offerings, we have limited insights into trends that may emerge and affect our business.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE.

     Our revenues and operating results are likely to vary significantly from quarter to quarter. The factors that affect our quarterly operating results include:

     - the demand for our products, particularly our e-business applications;

     - the size and timing of customer orders for our products and our professional services;

     - uncertainty regarding the timing of the implementation cycle for Servicesoft products;

     - increased expenses for sales and marketing, product development and administration;

     - changes in the level of sales of professional services as compared to product licenses;

     - the timing of new product and service introductions by us or our competitors, which could affect the demand for our existing products and services;

     - changes in our pricing policies, or changes in the pricing policies of our competitors;

     - the purchasing and budgeting cycles of our customers, which could result in seasonality;

     - costs incurred with respect to acquisitions of technology or businesses;

     - changes in the mix of our domestic and international sales; and

     - changes in general economic and market conditions.

     Broadbase's quarterly revenues increased 406% from the second quarter of 1999 to the second quarter of 2000, and Servicesoft's quarterly revenues increased 405% during this same period. We do not believe that this rate of growth is indicative of the growth in revenues, if any, that we can expect in the future. Accordingly, we believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely on these comparisons as an indication of our future performance. Our operating results may fall below the expectations of investors. In this event, the market price of Broadbase common stock would likely decrease.

THE UNPREDICTABLE TIMING OF OUR SALES AND IMPLEMENTATION CYCLE MAKES IT DIFFICULT TO FORECAST OUR OPERATING RESULTS.

     Our products can have a long and unpredictable sales cycle. Potential customers often require time to weigh the costs and benefits of our products compared to those of in-house development and integration efforts. As a result, the companies' sales cycles have typically ranged from approximately two to seven months, although it can take longer. Consequently, we face difficulty predicting the quarter in which sales to expected customers will occur. This contributes to the uncertainty of our future operating results.

     Delays and uncertainty in product and service implementation can compound the difficulty of forecasting our operating results. In most customer sales, Broadbase and Servicesoft are involved in the installation of their software products at the customer site, and each company recognizes revenue from a customer sale based in part on when the installation is complete. However, the timing of the commencement and completion of the installation process is subject to factors that may be beyond either company's control, as this process requires access to the customer's facilities and coordination with the customer's personnel after delivery of the software. In addition, customers may elect to delay product implementations. These factors make it difficult to forecast operating results and can result in significant variability in period-to-period results.

OUR OPERATING EXPENSES ARE INCREASING AND CANNOT BE REDUCED QUICKLY IF WE FAIL TO ACHIEVE EXPECTED REVENUES.

     We plan to significantly increase our operating expenses as we expand our sales, marketing, research and development, professional services, customer support and administrative groups. These expenses will be incurred before we generate any revenues from our increased spending. If we do not significantly increase revenues as a result of these efforts, we will not achieve profitability. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short term. As a result, we would not be able to reduce spending quickly if our revenue was lower than we had projected. Our ability to accurately forecast our quarterly revenue is limited because of our limited operating history, the rapidly evolving nature of our market and the sales cycle for our products, which can be long and unpredictable. If our revenue falls below our expectations in any quarter, or if we increase our spending ahead of our revenue growth, our operating results will be lower than expected.

IF WE ACQUIRE ADDITIONAL COMPANIES, PRODUCTS OR TECHNOLOGIES, WE MAY FACE RISKS SIMILAR TO THOSE THAT WE CURRENTLY FACE IN CONNECTION WITH OUR ACQUISITION OF SERVICESOFT.

     Broadbase recently acquired Panopticon, Inc., has agreed to acquire Servicesoft and Decisionism, Inc., and if it is presented with appropriate opportunities, it may acquire additional companies or make investments in other companies, products or technologies in the future. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to Broadbase's proposed acquisition of Servicesoft. For example, we may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. In particular, we will need to assimilate and retain key professional services, engineering and marketing personnel. The integration of the operating personnel, products and technologies of acquired companies into our own will be a complex, time consuming and expensive process and may disrupt our business if not completed efficiently or in a timely manner. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders.

ACCOUNTING CHARGES RELATING TO CURRENT AND FUTURE ACQUISITIONS WILL PREVENT US FROM ACHIEVING POSITIVE NET INCOME UNDER GAAP AS QUICKLY AS WE MIGHT OTHERWISE.

     Broadbase has acquired several companies recently in addition to its proposed acquisition of Servicesoft, and has accounted for these acquisitions using the purchase method of accounting. Under the purchase method, the purchase price of the acquired company is allocated based on an independent valuation, to the specific tangible and intangible assets acquired and liabilities assumed. Broadbase expects to incur merger related costs in the third quarter of 2000 as it completes product implementations in connection with its acquisition of Rubric in February 2000. Also, Broadbase recorded approximately $362.0 million of intangible assets and goodwill on its balance sheet which will result in amortization expense of $66.9 million for 2000, $72.7 million for 2001, $72.7 million for 2002, $72.1 million for 2003, $71.6 million for 2004 and $6.0 million for 2005. Broadbase also recorded $28.8 million in intangible assets and goodwill in connection with its acquisition of Aperio, and will record approximately $88 million in intangible assets and goodwill in connection with its acquisition of Panopticon. We will likely record additional intangible assets and goodwill and merger related costs in connection with potential future acquisitions. These charges will reduce our net income reported under GAAP.

WE NEED TO ATTRACT, TRAIN AND RETAIN ADDITIONAL QUALIFIED PERSONNEL IN A COMPETITIVE EMPLOYMENT MARKET.

     Our success depends on our ability to attract, train and retain qualified, experienced employees. There is substantial competition for experienced management, engineering, sales and marketing personnel, particularly in the market segment in which we compete. If we are unable to retain our existing key personnel, or to attract, train and retain additional qualified personnel, we may experience inadequate levels of staffing to develop and sell our products and perform services for our customers.

     The market price of Broadbase common stock has fluctuated substantially since Broadbase's initial public offering in September 1999. We have relied historically on our ability to attract employees using equity incentives, and any perception by potential and existing employees that our equity incentives are less attractive could harm our ability to attract and retain qualified employees.

     We believe that our success will depend on the continued services of our executive officers. These employees serve "at-will" and may elect to pursue other opportunities at any time. The loss of any of our executive officers could harm our business. Several of our executive officers joined us only recently and have had a limited time to work together. For example, five of Broadbase's executive officers have joined us during 2000. We cannot assure you that our new executive officers will be able to work effectively together to manage our growth and continuing operations.

OUR GROWTH DEPENDS ON MARKET ACCEPTANCE OF OUR APPLICATIONS DESIGNED FOR INTERNET-BASED SYSTEMS.

     Broadbase first introduced applications designed for Internet-based systems in May 1999. Servicesoft first introduced its 2000 suite of products in the fourth quarter of 1999, and only released its 2001 suite of products, on which it intends to rely for an increasing amount of software license revenue, in the third quarter of 2000. We expect that our future growth will depend significantly on revenue from licenses of these applications and related services. There are significant risks inherent in introducing these new products. Market acceptance of these new products will depend on the growth of the market for e-business solutions. This growth may not occur. We cannot assure you that our new e-business applications will meet customer performance expectations. If they do not meet customer expectations or the market for these products fails to develop or develops more slowly than we expect, our business would be harmed.

OUR BUSINESS WILL SUFFER IF WE DO NOT INCREASE MARKET AWARENESS OF OUR PRODUCTS BY SIGNIFICANTLY EXPANDING OUR SALES CAPABILITIES.

     We sell our products primarily through our direct sales force. We must significantly expand our direct sales operations to increase market awareness of our products and increase revenue. We cannot be certain that we will be successful in these efforts. Our products and services require sophisticated sales efforts. As a result, our ability to increase our direct sales operation will depend on our ability to recruit, train and retain top sales people with advanced sales skills and technical knowledge. There is a shortage of sales personnel with these qualifications, and competition for qualified personnel is intense in our industry. If we are unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity more slowly than anticipated, our business could be harmed. If we are unable to expand our sales and marketing organizations in a timely manner, our growth could be limited.

WE ARE DEPENDENT ON MARKETING, TECHNOLOGY AND DISTRIBUTION RELATIONSHIPS THAT MAY GENERALLY BE TERMINATED AT ANY TIME, AND IF OUR CURRENT AND FUTURE RELATIONSHIPS ARE NOT SUCCESSFUL, OUR GROWTH MAY BE LIMITED.

     We rely on marketing and technology relationships with a variety of companies which, in part, generate leads for the sale of our products. These marketing and technology relationships include relationships with:

     - system integrators and consulting firms;

     - vendors of e-commerce and Internet software;

     - vendors of software designed for customer relationship management or for management of organizations' operational information;

     - vendors of key technology and platforms;

     - demographic data providers; and

     - an application service provider and an Internet hoster.

If we cannot maintain successful marketing and technology relationships or cannot enter into additional marketing and technology relationships, we may have difficulty expanding the sales of our products and our growth may be limited. While these companies do not sell or distribute our products, we believe that many of our direct sales are the result of leads generated by vendors of e-business and enterprise applications that work with our products. Our marketing and technology relationships are generally not documented in writing, or are governed by agreements that can be terminated by either party with little or no prior notice. In addition, companies with which we have marketing, technology or distribution relationships may promote products of several different companies. If these companies choose not to promote our products or if they develop, market or recommend software applications that compete with our products, our business will be harmed.

     Broadbase and Servicesoft also currently have distribution relationships with companies located around the world that distribute or resell our products. Sales through these indirect sales channels accounted for approximately 28.7% of Broadbase's total revenues for 1998, 35.3% for 1999 and 12.7% for the first six months of 2000. If we cannot maintain successful relationships with our indirect sales channel partners, we may have difficulty expanding the sales of our products and our international growth may be limited.

     In addition, Servicesoft sometimes relies on distributors, value-added resellers, systems integrators, consultants and other third-party resellers to recommend Servicesoft products and to install and support these products. If these companies fail to implement Servicesoft products successfully for their customers, we may be unable to complete implementation on the schedule required by the customers. We may not be able to maintain these relationships and enter into additional relationships that will provide timely and cost-effective customer support and service.

WE MAY BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW PRODUCTS AND ENHANCEMENTS.

     If we do not continue to improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we may be unable to attract new customers. For example, Broadbase has recently released new versions of a number of our existing analytic applications. In addition, Servicesoft recently released the Servicesoft 2001 family of software e-service products. We may not be successful in marketing and supporting these new versions, or developing and marketing other product enhancements and new products that respond to technological advances and market changes, on a timely or cost-effective basis. In addition, even if these products are developed and released, they may not achieve market acceptance. We have in the past experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products.

WE DEPEND ON INCREASED BUSINESS FROM OUR NEW CLIENTS, AND IF WE FAIL TO GROW OUR CLIENT BASE OR GENERATE REPEAT BUSINESS, OUR OPERATING RESULTS COULD BE HARMED.

     If we fail to grow our client base or generate repeat and expanded business from our current and future clients, our business and operating results will be seriously harmed. Some of our clients initially make a limited purchase of our products and services for pilot programs. These clients may not choose to purchase additional licenses to expand their use of our products. These clients have not yet developed or deployed initial applications based on our products. If these clients do not successfully develop and deploy these initial applications, they may choose not to purchase deployment licenses or additional development licenses. The effectiveness of software solutions depends in part on the widespread adoption and use of our products by customer-support personnel. Some of our clients who have made initial purchases of our software have deferred or suspended implementation of our products due to slower than expected rates of internal adoption by customer support personnel. If more clients decide to defer or suspend implementation of our products in the future, we will be unable to increase our revenue from these clients from additional licenses or maintenance agreements, and our financial position will be seriously harmed. Our business model depends on the expanded use of our products within our clients' organizations.

     In addition, as we introduce new versions of our products or new products, our current clients may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively affect our future services revenue. In addition, if clients elect not to renew their maintenance agreements, our services revenue could decline significantly.

MARKET ACCEPTANCE OF OUR PRODUCTS MAY SUFFER IF WE ARE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES AND INDUSTRY STANDARDS.

     Rapidly changing technology and operating system standards, changes in customer requirements and evolving industry standards may impede market acceptance of our products. Our new applications have been designed based upon currently prevailing Internet technology. If new Internet technologies emerge that are incompatible with our applications, or if competing products emerge which are based on new technologies or new industry standards which perform better or cost less than our products, our key products may become obsolete and our existing and potential customers may seek alternatives to our products. We may not be able to quickly adapt our products to any new Internet technology, customer requirements or industry standards.

     Broadbase and Servicesoft have designed their products to work with databases such as Oracle and Microsoft SQL Server. Any changes to those databases, or increasing popularity of other databases, could require us to modify our products, and could cause us to delay releasing future products and enhancements. Furthermore, software adapters are necessary to integrate our products with other systems and data sources used by our customers. We must develop and update these adapters to reflect changes to these systems and data sources in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, databases, customer relationship management software, web servers and other enterprise and Internet-based applications could delay our product development, increase our product development expense or cause customers to delay evaluation, purchase and deployment of our products.

OUR BUSINESS DEPENDS ON THE ACCEPTANCE AND USE OF THE WINDOWS NT OPERATING
SYSTEM.

     Broadbase's analytic software products and Servicesoft's e-service software products currently run only on the Windows NT operating system. Any change to this operating system could require us to modify our products and could cause us to delay product releases. Any decline in the market acceptance of the Windows NT operating system for any reason, including as a result of errors or delayed introduction of enhancement or upgrades, could seriously harm our business. If potential customers do not want to use the

Windows NT operating system, we will need to develop products that run on other operating systems such as UNIX. The development of new products in response to these risks would require us to commit a substantial investment of resources, and we may not be able to successfully develop or introduce such products on a timely or cost-effective basis, or at all, which could lead potential customers to choose alternative products.

FAILURE TO LICENSE NECESSARY THIRD PARTY SOFTWARE INCORPORATED IN OUR PRODUCTS MAY CAUSE DELAYS OR REDUCTIONS IN OUR SALES.

     We license third party software that we incorporate into our products. These licenses may not continue to be available on commercially reasonable terms or at all. Some of this technology would be difficult to replace. The loss of any such license could result in delays or reductions of our applications until equivalent software is identified, licensed and integrated or developed by us. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments and a loss of product differentiation.

WE FACE INTENSE COMPETITION THAT COULD MAKE IT DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS.

     Our market is intensely competitive, and we expect competition to intensify in the future. Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products. Our failure to maintain and enhance our competitive position could seriously harm our business. Our customers' requirements and the technology available to satisfy those requirements are continually changing. Therefore, we must be able to respond to these changes in order to remain competitive. Our competitors vary in size and in the scope and breadth of products and services offered.

     Broadbase currently faces competition from providers of consulting-based analysis solutions, vendors of point technologies that provide website analysis and in-house development efforts by potential customers. Servicesoft currently faces competition from providers of similar e-service software products, and may compete with companies providing customer relationship management, e-commerce and communications solutions. In addition, both of us face potential competition from vendors of other enterprise applications as they expand the functionality of their product offerings, including companies that design software for decision support, management of customer relationships or of organizations' operational information, as well as vendors of database applications. Accordingly, it is possible that new competitors may emerge and acquire our market share.

     Some of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have wider name recognition and more extensive customer bases that they could leverage, thereby gaining market share to our detriment. They may be able to undertake more extensive promotional activities, adopt more aggressive pricing strategies, and offer purchasers more attractive terms than we can. Our competitors may develop products that are superior to ours or that achieve greater market acceptance. In addition, we expect that competition may increase as a result of software industry consolidations and formations of alliances among industry participants or with third parties. For example, Kana Communications, Inc. recently acquired Silknet Software, Inc., eGain Communications Corp. recently acquired Inference Corporation, Siebel Systems Inc. recently acquired Onlink Technologies, Inc. and E.piphany, Inc. recently acquired Octane Software, Inc.

WE DEPEND ON OUR INTELLECTUAL PROPERTY, AND LITIGATION REGARDING OUR INTELLECTUAL PROPERTY COULD HARM OUR BUSINESS.

     The success of our business is largely dependent on our ability to protect our intellectual property. Our intellectual property includes our proprietary technology, trade secrets, trademarks and copyrights in our software products. We have no patents, although patents may become increasingly important in software and e-business applications. Unauthorized use or misappropriation of our intellectual property could seriously harm our business. Copyrights and trademarks discourage unauthorized use of our software and company and product names and provide us with a way to enforce our rights in the event that this unauthorized use occurs. Trade secret laws protect the confidentiality of our propriety technology and other business information. However, existing copyright, trademark and trade secret laws afford only limited protection, and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Third parties may infringe upon our intellectual property rights, and we may be unable to detect this unauthorized use or effectively enforce our rights. In addition, any legal action that we may bring to protect our intellectual property rights could be expensive and distract management from day-to-day operations.

     Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. If we become liable to any other third party for infringing their intellectual property rights, we could be required to pay substantial damage awards and to develop non-infringing technology, obtain licenses or cease selling the applications that contain the infringing intellectual property. We could have to redesign our products, which could be costly and time-consuming and could substantially delay product shipments, assuming that a redesign is even feasible. We may be unable to develop non-infringing technology or obtain licenses on commercially reasonable terms, if at all. Litigation is subject to inherent uncertainties and any of these results in connection with a lawsuit could seriously harm our business. Furthermore, we could incur substantial costs in defending against any intellectual property litigation, and these costs could increase significantly if any dispute were to go to trial. Our defense of any litigation, regardless of the merits of the complaint, will likely be time-consuming, costly and a distraction for our management personnel. Publicity related to any intellectual property litigation could also harm the sale of our products and disrupt our relationships with existing clients.

SOFTWARE DEFECTS COULD LEAD TO LOSS OF REVENUE OR DELAY IN MARKET ACCEPTANCE FOR OUR PRODUCTS.

     Our software products are internally complex and may contain defects, especially when they are first introduced or when new versions are released. In the past, we have discovered software errors in some of our products after their introduction. Broadbase recently released new versions of a number of its existing analytic software applications, and Servicesoft recently released the Servicesoft 2001 family of products. As a result, these products may be particularly susceptible to errors. Although we continue to evaluate our products for errors following the commencement of commercial shipments and receive information from customers regarding errors they detect, if we are not able to detect and correct errors in products or releases before commencing commercial shipments, we may experience loss of or delay in revenues, loss of market share or failure to achieve market acceptance for our products, diversion of development resources or injury to our reputation.

     We may encounter product liability claims in the future as a result of any product defects. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, all domestic and international jurisdictions may not enforce these limitations. Product liability claims brought against us could divert the attention of management and key personnel, could be expensive to defend and may result in adverse settlements and judgments.

BARRIERS TO INTERNATIONAL EXPANSION COULD LIMIT OUR FUTURE GROWTH.

     We have only a limited history of marketing, selling and supporting our products and services internationally. We conduct our international sales primarily through direct sales offices in Europe and Asia, through Servicesoft's subsidiary in Canada and through distributors in Japan. International sales represented approximately 5.1% of Broadbase's total revenue for the year ended December 31, 1998, 23.2% for 1999 and 28.2% for the first six months of 2000, substantially all of which consisted of sales to customers in Canada, Europe and Japan. International sales represented approximately 10.1% of Servicesoft's total revenue for the year ended December 31, 1998, 24.9% for the year ended 1999 and 9.9% for the first six months of 2000. We intend to expand our international operations, but we may face significant barriers to this expansion. Our failure to manage our international operations effectively could limit the future growth of our business. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources.

     Our products must be localized, or customized to meet local user needs, in order to be sold in particular foreign countries. Developing local versions of our products for foreign markets is difficult and can take longer than we anticipate. We currently have limited experience in localizing products and in testing whether these localized products will be accepted in the targeted countries. For example, we are currently marketing localized products only in Germany and Japan. We cannot assure you that our localization efforts will be successful.

     We also face certain other risks inherent in conducting business internationally, such as:

     - difficulties and costs of staffing and managing international operations;

     - difficulties in recruiting and training an international staff;

     - difficulties in entering into strategic relationships with companies in international markets, particularly in Japan where all of our sales have been made through distributors;

     - language and cultural differences;

     - difficulties in collecting accounts receivable and longer collection periods;

     - seasonal business activity in certain parts of the world;

     - fluctuations in currency exchange rates;

     - legal and governmental regulatory requirements;

     - tariffs, duties, price controls and other trade barriers; and

     - potentially adverse tax consequences.

Any of these factors could seriously harm our international operations and, consequently, our business.

     To date, a majority of our international revenue and costs have been denominated in foreign currencies. We have not engaged in any foreign exchange hedging transactions to mitigate exchange rate risk. Accordingly, our results of operations could be harmed by foreign currency exchange rate fluctuations.

WE ARE GROWING RAPIDLY, AND THE FAILURE TO MANAGE OUR GROWTH, INCLUDING EXPANSION OF OUR MANAGEMENT SYSTEMS, COULD HARM OUR BUSINESS.

     We have grown rapidly and will need to continue to grow in all areas of operation in order to execute our business strategy. Broadbase's total number of full-time employees grew from 131 at December 31, 1999 to 320 at September 30, 2000. Servicesoft's total number of full-time employees grew from 243 at December 31, 1999 to 312 at September 30, 2000. We anticipate further significant increases in the number of our employees. Our growth has placed significant demands on management as well as on our administrative, operational and financial resources and controls. We expect our future growth to cause similar, and perhaps increased, strain on our systems and controls. If we cannot effectively establish and improve our processes, we may not be able to manage our growth successfully or sustain and manage the growth rates we have experienced in the past.

OUR PROSPECTS FOR OBTAINING ADDITIONAL FINANCING, IF REQUIRED, ARE UNCERTAIN AND FAILURE TO OBTAIN NEEDED FINANCING COULD AFFECT OUR ABILITY TO PURSUE FUTURE GROWTH.

     We expect that our cash on hand, cash equivalents and proceeds from our initial and secondary public offerings will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future. However, we may need to raise additional funds to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We cannot assure you that we would be able to obtain additional financing on favorable terms, if at all. If we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise necessary additional funds on acceptable terms, we may not be able to fund expansion, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD LEAD TO LOSSES BY INVESTORS AND TO SECURITIES LITIGATION.

     The market price of Broadbase common stock has been and is likely to continue to be highly volatile due to several factors, such as:

     - variations in our actual and anticipated operating results;

     - changes in our earnings estimates by analysts;

     - our failure to meet analysts' performance expectations; and

     - the volume of trading in our common stock.

     In addition, stock markets, particularly the Nasdaq National Market, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. These fluctuations have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of Broadbase common stock. Substantial sales of Broadbase common stock could also cause the stock price to decline.

     In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources.

RISKS RELATED TO THE INDUSTRY OF THE COMBINED COMPANY

OUR BUSINESS DEPENDS ON THE GROWTH IN THE USE OF THE INTERNET FOR BUSINESS.

     Our future success depends heavily on the increased acceptance and use of the Internet for business. Although the Internet is experiencing rapid growth in the number of users and traffic, this growth is a recent phenomenon and may not continue. Furthermore, despite this growth in usage, the use of the Internet for business transactions is relatively new. If use of the Internet for business does not continue to increase or increases more slowly than expected, our business would be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium, or be slow to adopt it, for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, concerns about the security of transactions and confidential information and insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a commercial medium.

     If these or any other factors cause use of the Internet for business to slow or decline, our business would be harmed. For example, Servicesoft's products address a new and emerging market for e-service solutions. Therefore, our future success depends substantially upon the widespread adoption of the Internet as a significant medium for commerce and business applications. If this market fails to develop or develops more slowly than expected, demand for our products and services will be reduced. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our products and services to changing or emerging technologies.

INCREASING GOVERNMENTAL REGULATION OF THE INTERNET COULD LIMIT THE MARKET FOR OUR PRODUCTS.

     A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. Legislation could dampen the growth in Internet usage and decrease or limit its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for our products. In addition, existing laws could be applied to the Internet, including consumer privacy laws. Legislation or application of existing laws could expose companies involved in electronic commerce, or e-commerce, to increased liability, which could limit the growth of e-commerce generally.

GOVERNMENT REGULATION OF THE COLLECTION AND USE OF PERSONAL DATA COULD REDUCE DEMAND FOR OUR PRODUCTS.

     Our products connect to and analyze data from various applications, including Internet applications, that enable businesses to capture and use information about their customers. Government regulation which limits our customers' use of this information could reduce the demand for our products. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. The European Union has required that its member states adopt legislation that imposes restrictions on the collection and use of personal data, and that limits the transfer of personally-identifiable data to countries that do not impose equivalent restrictions. In the United States, the Children's Online Privacy Protection Act was enacted in October 1998. This legislation directs the Federal Trade Commission to regulate the collection of data from children on commercial Web sites. In addition, the Federal Trade Commission has begun investigations into the privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the Internet applications with which our products operate, and could restrict the use of our products in some e-commerce applications. This could reduce demand for our products.

THE IMPOSITION OF SALES AND OTHER TAXES ON PRODUCTS SOLD BY OUR CUSTOMERS OVER THE INTERNET COULD HAVE A NEGATIVE EFFECT ON ONLINE COMMERCE AND THE DEMAND FOR OUR PRODUCTS AND SERVICES.

     The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products and services. Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. Congress may choose not to renew this legislation in 2001, in which case state and local governments would be free to impose taxes on electronically purchased goods. We believe that most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in e-commerce. A successful assertion by one or more states or foreign countries that companies that engage in e-commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically in the state or country, could indirectly reduce demand for our products.

PRIVACY CONCERNS RELATING TO THE INTERNET ARE INCREASING, WHICH COULD RESULT IN LEGISLATION THAT NEGATIVELY AFFECTS OUR BUSINESS, IN REDUCED SALES OF OUR PRODUCTS, OR BOTH.

     Businesses using our products capture information regarding their customers when those customers contact them on-line with customer service inquiries. Privacy concerns may cause visitors to resist providing the personal data necessary to allow our customers to use our software products most effectively. More importantly, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Web site users that the data captured after visiting certain Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. While we are not aware of any such legislation or regulatory requirements currently in effect in the United States, other countries and political entities, such as the European Union, have adopted such legislation or regulatory requirements and the United States may do so as well. If consumer privacy concerns are not adequately addressed, our business could be harmed.

ADDITIONAL RISKS RELATED TO SERVICESOFT'S BUSINESS

     In addition to the risks of the combined company described above, this section describes additional risks related to Servicesoft's business in particular.

A SMALL NUMBER OF CLIENTS ACCOUNT FOR A SUBSTANTIAL PORTION OF SERVICESOFT'S REVENUE, AND IF SERVICESOFT LOSES ONE OR MORE OF THESE CLIENTS, ITS REVENUES WILL BE AFFECTED NEGATIVELY.

     Historically, Servicesoft has derived a significant portion of its revenue from providing products and services to a limited number of clients. For the six months ended June 30, 2000, Servicesoft's five largest clients, InsLogic, National Tech Team, Bell Atlantic, Citrix Systems and Akamai, accounted for approximately 52% of its revenue. Servicesoft expects that a limited number of clients will continue to account for a substantial portion of its revenues for the foreseeable future. As a result, if Servicesoft loses a major client or if a contract with a major client or prospect is delayed, cancelled, reduced or deferred, Servicesoft's revenue will decline substantially.

SERVICESOFT EXPECTS TO DERIVE SUBSTANTIALLY ALL OF ITS REVENUE FOR THE FORESEEABLE FUTURE FROM ITS SERVICESOFT 2001 SUITE OF PRODUCTS AND PROFESSIONAL SERVICES, AND IF THESE PRODUCTS AND SERVICES ARE NOT WIDELY ACCEPTED BY THE MARKET, SERVICESOFT MAY BE UNABLE TO SUSTAIN OR INCREASE ITS REVENUE.

     Servicesoft currently derives substantially all of its revenue from sales of its Servicesoft 2000 family of products, which was released in the fourth quarter of 1999, its Servicesoft 2001 suite of products, which was released in the third quarter of 2000, and from its professional services. Servicesoft expects that an increasing amount of Servicesoft's software license revenue will be dependent upon market acceptance of the Servicesoft 2001 suite of products. Servicesoft's target clients may not widely adopt and deploy the Servicesoft 2001 products and Servicesoft's services, because they may not value the differentiating features of Servicesoft's products and services, such as Servicesoft's knowledge base. Furthermore, Servicesoft's competitors may introduce e-service products that are more appealing to Servicesoft's target clients. If Servicesoft's products do not achieve and maintain broad market acceptance, Servicesoft may be unable to sustain or increase its revenue.

CUSTOMER SATISFACTION AND DEMAND FOR SERVICESOFT'S PRODUCTS WILL DEPEND ON ITS ABILITY TO EXPAND ITS PROFESSIONAL SERVICES GROUP, WHICH ASSISTS ITS CUSTOMERS WITH THE IMPLEMENTATION OF ITS PRODUCTS.

     To date, customers that have licensed Servicesoft's software products have typically engaged Servicesoft's professional services organization to assist with support, training, consulting and implementation of their e-business solutions. Servicesoft believes that growth in its product sales depends on its ability to provide its customers with professional services to assist with support, training, consulting and initial implementation of its products and to educate third-party systems integrators in the use of its products. As a result, Servicesoft plans to increase the number of professional services personnel to meet these needs. New professional services personnel will require training and take time to reach full productivity. Servicesoft may not be able to attract or retain a sufficient number of highly qualified professional services personnel. Competition for qualified professional services personnel with the appropriate knowledge is intense. Servicesoft is in a new market and there is a limited number of people who have the necessary skills. To meet its customers' needs for professional services, Servicesoft may also need to use more costly third-party consultants to supplement its own professional services group. To date, Servicesoft's cost of services have been significantly higher than services revenues, and Servicesoft expects this trend to continue for the foreseeable future. In addition, Servicesoft could experience delays in recognizing revenue if its professional services group falls behind schedule in connecting its products to customers' systems and data sources.

                             THE BROADBASE MEETING

DATE, TIME, PLACE AND PURPOSE OF THE BROADBASE MEETING

     Broadbase Software, Inc. will hold a special meeting of its stockholders at the Stanford Park Hotel located at 100 El Camino Real, Menlo Park, California,
on             ,             , 2000, at      a.m., Pacific Time. At the meeting,
Broadbase stockholders at the close of business on             , 2000 will be
asked:

     1. To approve the issuance of shares of Broadbase common stock in connection with its proposed acquisition of Servicesoft and adoption of Broadbase's first amended and restated certificate of incorporation, which will increase the authorized number of shares of Broadbase common stock from 90,000,000 to 350,000,000 shares. The merger agreement is attached as Annex A and Broadbase's first amended and restated certificate of incorporation is attached as Annex B.

     2. To approve an amendment to Broadbase's 1999 Equity Incentive Plan to increase the number of shares authorized and reserved for issuance under this plan by 4,000,000 shares.

     3. To approve an amendment to Broadbase's 1999 Employee Stock Purchase Plan to increase the number of shares authorized and reserved for issuance under this plan by 1,000,000 shares.

     Broadbase does not anticipate that any other matter will be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies for the Broadbase meeting will have discretion to vote on these matters in accordance with their respective judgments.

NOTICE REQUIREMENTS

     Broadbase's bylaws provide that no business may be transacted at the Broadbase special meeting unless it is set forth in the notice of the Broadbase special meeting.

RECORD DATE AND OUTSTANDING SHARES

     The record date for the Broadbase stockholders' meeting is             ,
2000. Only holders of record of Broadbase common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of
the close of business on the record date, there were           shares of
Broadbase common stock outstanding and entitled to vote, held of record by
approximately           stockholders, although Broadbase has been informed that
there are in excess of           beneficial owners.

     On the record date, directors, executive officers and other affiliated
stockholders of Broadbase as a group beneficially owned           shares of
Broadbase common stock. These shares constituted approximately      % of all of
the outstanding shares of Broadbase common stock as of the record date.

VOTE AND QUORUM REQUIREMENTS

     Each Broadbase stockholder is entitled to one vote for each share of Broadbase common stock held as of the record date.

     Proposal No. 1 -- Issuance of Shares in the Servicesoft Acquisition and Amendment to Broadbase's Certificate of Incorporation. This proposal must be approved by the holders of a majority of the shares of Broadbase common stock outstanding as of the record date.

     Proposal No. 2 -- Amendment to Broadbase's 1999 Equity Incentive
Plan. This proposal must be approved by the holders of a majority of the shares of Broadbase common stock held by those present at the meeting or represented by proxy at the meeting that are voted "for," "against" or "abstain" on this proposal.

     Proposal No. 3 -- Amendment to Broadbase's 1999 Employee Stock Purchase Plan. This proposal must be approved by the holders of a majority of the shares of Broadbase common stock held by those present at the meeting or represented by proxy at the meeting that are voted "for," "against" or "abstain" on this proposal.

     Quorum. The holders of a majority of the shares of Broadbase common stock entitled to vote at the Broadbase stockholders' meeting, present in person or represented by proxy, will constitute a quorum for the purposes of the meeting.

     Effect of Abstentions and Broker Non-Votes. Abstentions will have the same effect as votes against the proposals. If a broker, bank, custodian, nominee or other record holder of Broadbase common stock indicates on a proxy that it does not have discretionary authority to vote shares on a particular matter, which is called a broker non-vote, those shares will be counted for purposes of determining the presence or absence of a quorum for the Broadbase stockholders' meeting, which will have the same effect as votes against Proposal No. 1, but will not be considered present at the meeting with respect to Proposal No. 2 and Proposal No. 3 and therefore will have no effect on these proposals.

     Broadbase stockholders holding approximately   % of the outstanding shares
of Broadbase common stock as of the record date have agreed to vote all of their shares of Broadbase common stock in favor of Proposal No. 1. See the section entitled "Related Agreements -- Voting Agreements" beginning on page 88.

     In the event that sufficient votes in favor of the proposals are not received by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding shares of Broadbase common stock present in person or represented by proxy at the Broadbase stockholders' meeting.

VOTING AND REVOCABILITY OF PROXIES

     The proxy relating to the Broadbase stockholders' meeting that accompanies this document is solicited on behalf of Broadbase's board of directors for use at the Broadbase stockholders' meeting. Please complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to Broadbase. All properly signed proxies that Broadbase receives and that are not revoked prior to the vote at the Broadbase stockholders' meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no vote is indicated, in favor of each proposal. A Broadbase stockholder may revoke his or her proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering to the secretary of Broadbase a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering to the secretary of Broadbase a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the Broadbase stockholders' meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Broadbase stockholders' meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

EXPENSES OF PROXY SOLICITATION

     Broadbase will pay the expenses of soliciting proxies to be voted at the Broadbase stockholders' meeting. Following the original mailing of the proxies and other soliciting materials, Broadbase and its agents also may solicit proxies by mail, telephone or in person. Also, Broadbase will request brokers, custodians, nominees and other record holders of Broadbase common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Broadbase common stock and to request authority for the exercise of proxies. In these cases, upon the request of the record holders, Broadbase will reimburse these holders for their reasonable expenses.

NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of Broadbase common stock are not entitled to dissenters' rights or appraisal rights with respect to any of the proposals to be considered at the Broadbase stockholders' meeting.

    PROPOSAL NO. 1 -- ISSUANCE OF SHARES IN THE SERVICESOFT ACQUISITION AND
             AMENDMENT TO BROADBASE'S CERTIFICATE OF INCORPORATION

THE MERGER

     Based on the capitalization of Servicesoft as of September 30, 2000 and the exchange ratio of 1.4404, Broadbase will issue approximately 28,962,886 shares of Broadbase common stock and options and warrants to acquire approximately 6,097,619 shares of Broadbase common stock in the merger. For more information about this proposal, please refer to the sections entitled "The Merger" beginning on page 50 and "The Merger Agreement" beginning on page 75. The merger agreement is included as Annex A to this document.

AMENDMENT TO BROADBASE'S CERTIFICATE OF INCORPORATION

     Broadbase's certificate of incorporation currently authorizes Broadbase to issue 90,000,000 shares of common stock and 5,000,000 shares of preferred stock.
On             , 2000, Broadbase's board of directors adopted Broadbase's first amended and restated certificate of incorporation, subject to stockholder approval. This new certificate of incorporation increases the number of shares of common stock authorized for issuance to 350,000,000. Approval of this new certificate of incorporation is required to complete the Servicesoft acquisition. Broadbase's first amended and restated certificate of incorporation is included as Annex B to this document.

  Current commitments for use of shares

     As of September 30, 2000, there were:

     - 50,466,772 shares of Broadbase common stock outstanding;

     - 475,366 shares of Broadbase common stock reserved for future issuance in connection with Broadbase's pending acquisition of Decisionism, Inc.;

     - 20,749,550 shares reserved for future issuance under employee stock option and employee stock purchase plans, of which 15,347,066 shares were subject to issuance upon the exercise of stock options currently outstanding or committed to be granted.

     Based upon these numbers, Broadbase has 18,308,312 shares of common stock remaining available for other purposes. However, based on the capitalization of Servicesoft as of September 30, 2000 and an exchange ratio of 1.4404, Broadbase will need approximately 40,060,505 shares available for issuance in the Servicesoft acquisition and shares to be issued upon the exercise of stock options and purchase rights to be issued in the future if Proposal No. 2 and Proposal No. 3 are approved. Therefore, without amending its certificate of incorporation to authorize additional shares of common stock, Broadbase would not have a sufficient number of shares authorized for issuance to complete the Servicesoft acquisition and for purposes of Proposals 2 and 3.

  Purpose and possible effects of the amendment

     Purpose of Increasing the Authorized Stock. Broadbase's board of directors believes that it is in Broadbase's best interests to increase the number of shares of common stock that it is authorized to issue in order to give Broadbase the number of shares required to complete the Servicesoft acquisition and to reserve shares for issuance upon the exercise of options and purchase rights to be issued in the future if Proposal No. 2 and Proposal No. 3 are approved.

     Broadbase's board also believes that the availability of additional authorized shares will provide Broadbase with the flexibility to undertake various types of transactions in the future, including equity capital financings, future acquisitions of companies, adopting additional employee benefit plans or increasing the shares reserved for issuance under employee benefit plans, or stock splits in the form of stock dividends. The additional shares of authorized common stock would be available for issuance by

Broadbase without further stockholder action, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which Broadbase common stock is then listed or quoted. Broadbase has no current plans to issue the remainder of the additional authorized shares other than shares issued in connection with exercises of options currently outstanding or to be issued in the future under its employee benefit plans, and in connection with its pending acquisition of Decisionism.

     Dilutive Effect of Potential New Stock Issuances. Broadbase's stockholders do not have preemptive rights with respect to its common stock. Should Broadbase's board of directors elect to issue additional shares of common stock in the future, existing stockholders would not have any preferential rights to purchase these shares. Therefore, additional issuances of Broadbase common stock in the future could have a dilutive effect on the earnings per share, voting power and share holdings of current stockholders.

     Potential Anti-takeover Effect of an Increase in Authorized Stock. The proposed increase in the authorized number of shares of Broadbase common stock could, under some circumstances, have an anti-takeover effect, although this proposal is prompted by business and financial considerations, rather than any threat of an attempt to gain control of Broadbase. For example, in the event of a hostile attempt to take over control of Broadbase, it may be possible for Broadbase to seek to impede the attempt by issuing shares of its common stock, which could dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of Broadbase. Therefore, the increase in authorized shares may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging unsolicited takeover attempts, the increase may limit the opportunity for the stockholders of Broadbase to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger or acquisition proposal. The increase may also have the effect of providing Broadbase's management, including its board of directors, with extra security, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Broadbase's business. However, Broadbase's board of directors is not aware of any attempt to take control of Broadbase and has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

   BROADBASE'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO ISSUE SHARES IN THE SERVICESOFT ACQUISITION AND TO AMEND BROADBASE'S CERTIFICATE OF
                                 INCORPORATION.

     PROPOSAL NO. 2 -- AMENDMENT TO BROADBASE'S 1999 EQUITY INCENTIVE PLAN

     Broadbase is asking its stockholders to approve an amendment to Broadbase's 1999 Equity Incentive Plan to provide for an increase in the number of shares of common stock reserved for issuance under the plan from 9,933,938 shares to 13,933,938 shares. Broadbase's board of directors believes the share increase is necessary for Broadbase to continue to have a sufficient reserve of shares available under the plan to attract and retain the services of key employees and other qualified personnel essential to Broadbase's long-term success and to compete effectively for qualified personnel in its markets. In particular, Broadbase's board of directors believes that the share increase is necessary to secure sufficient additional shares under the plan for option grants that it believes will be necessary to retain key employees of Servicesoft after the merger. Broadbase believes that approval of the increase under the 1999 Equity Incentive Plan is critical to the success of the combined company after the merger.

SUMMARY OF THE PLAN

     History of Broadbase's 1999 Equity Incentive Plan. In July 1999, Broadbase's board of directors adopted and its stockholders approved Broadbase's 1999 Equity Incentive Plan and reserved 7,000,000 shares of common stock for issuance under the plan, and 1,128,930 shares reserved under the 1996 plan became available for issuance under the 1999 Equity Incentive Plan upon its adoption. The plan serves as the successor to Broadbase's 1996 Equity Incentive Plan, which is referred to as the 1996 plan. On January 1, 2000, an automatic increase of 1,805,008 shares reserved for issuance under the 1999 Equity
Incentive Plan became effective. On                  , 2000, Broadbase's board
of directors approved this proposed amendment to the 1999 Equity Incentive Plan, subject to stockholder approval.

     As of September 30, 2000, options to purchase an aggregate of 8,551,976 shares of common stock were outstanding under the 1999 Equity Incentive Plan, 18,383 shares had been issued pursuant to options exercised and restricted stock awards under the plan, and there were 1,363,579 shares available for issuance, but not subject to outstanding options, under the plan. As of September 30, 2000, Broadbase had granted options to purchase an aggregate of 9,775,932 shares under the plan to employees of Broadbase, including all current officers who are not executive officers, which number includes options to purchase 2,420,000 shares granted to executive officers. Broadbase had also granted options to purchase 120,000 shares to non-employee directors.

     2000 Equity Incentive Plan. In May 2000, Broadbase's board of directors adopted Broadbase's 2000 Stock Incentive Plan and reserved 3,000,000 shares of common stock for issuance under this plan. This plan has been designed to meet the "broadly based plans" exemption from the stockholder approval requirement for stock option plans under the Nasdaq National Market listing requirements. The terms of the plan are substantially similar to the terms of the 1999 Equity Incentive Plan, except that this plan does not provide for grants of incentive stock options that qualify under Section 422 of the Internal Revenue Code, no more than 40% of the shares reserved for grant under this plan may be issued to Broadbase officers, and no more than 40% of all restricted stock awards under this plan may be made to Broadbase officers.

     Shares Subject to the 1999 Equity Incentive Plan. If this amendment is approved, the total number of shares of common stock reserved for issuance under the plan will be 13,933,938, plus:

     - shares issued under the 1996 plan that are forfeited by the holder or repurchased by Broadbase; and

     - shares subject to options granted under the 1996 plan that expire or become unexercisable for any reason.

In addition, on January 1 of each year beginning in 2000, the shares reserved for issuance under the 1999 Equity Incentive Plan will be increased automatically by 5% of the total outstanding shares of Broadbase common stock as of the immediately preceding December 31, provided that no more than 20,000,000 shares may be issued upon exercises of incentive stock options. The number of shares reserved for issuance under the plan is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

     Shares will again be available for grant and issuance under the 1999 Equity Incentive Plan if they:

     - are issuable upon exercise of an option granted under this plan that cease to be subject to such option for any reason other than exercise of such option;

     - are subject to an award granted under this plan but are forfeited or are repurchased by us at the original issue price; or

     - are subject to any other award granted under this plan that otherwise terminates without shares being issued.

     Types of Awards.  The 1999 Equity Incentive Plan authorizes the award of:

     - stock options;

     - restricted stock awards, which are offers by Broadbase to sell shares of common stock subject to a right of repurchase by Broadbase or other restrictions on ownership or transfer; and

     - stock bonuses, which are awards of shares, which may be subject to the restrictions described above, for services rendered to Broadbase or any parent or subsidiary of Broadbase.

     Termination. The 1999 Equity Incentive Plan will terminate in July 2009, unless terminated beforehand by the board.

     Eligibility. The plan provides for the grant of both incentive stock options that qualify under section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to employees of Broadbase or of a parent or subsidiary of Broadbase. Nonqualified stock options, restricted stock awards or stock bonuses may be granted to employees, officers, directors, consultants, independent contractors and advisors of Broadbase or any parent or subsidiary of Broadbase, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 2,000,000 shares in any calendar year pursuant to awards under the plan other than a new employee of Broadbase or a parent or subsidiary of Broadbase, who will be eligible to receive no more than 3,000,000 shares in the calendar year in which such employee commences employment. The administrator of the plan has the authority to determine the restrictions applied to the stock.

     Automatic Grants to Directors. Each person who becomes a non-employee director of Broadbase will automatically be granted an option to purchase 10,000 shares of Broadbase common stock. Immediately following each annual meeting of Broadbase stockholders, all non-employee directors will automatically be granted an option to purchase 10,000 shares of Broadbase common stock, provided the non-employee director has served continuously as a director for at least one year. Each stock option will be 100% vested and immediately exercisable on the date of grant. The exercise price of each option will be equal to the closing price of Broadbase common stock on the date of grant.

STANDARD TERMS OF OPTIONS

     - Vesting. Options under the plan generally become exercisable or vest over a four-year period.

     - Expiration Date. The maximum term of options granted under the plan is ten years.

     - Exercise Price. The exercise price of incentive stock options must be at least equal to the fair market value of Broadbase common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of Broadbase common stock on the date of grant.

     - Option Exercise and Payment Alternatives. To exercise an option, the optionee must deliver to us an executed stock option exercise agreement and full payment for the shares being purchased. Subject in some cases to approval by the compensation committee, payment may be made:

        -- in cash or by check;

        -- by cancellation of indebtedness of Broadbase to the optionee;

        -- by surrender of fully paid shares of Broadbase common stock that have been owned by the optionee for more than six months, or were obtained in the public market;

        -- by tender of a full recourse promissory note, provided that participants who are not employees or directors of Broadbase may not purchase shares with a note unless it is secured by collateral other than the shares;

        -- by waiver of compensation due or accrued to an optionee for services rendered;

        -- through a same day sale;

        -- through a margin commitment; or

        -- through any combination of the foregoing.

     - Termination of Employment. Options granted under the plan generally expire three months after the termination of the optionee's service to Broadbase or a parent or subsidiary of Broadbase, except that if the optionee is terminated for cause, options expire on the date of such termination. However, in the case of death or disability, options generally may be exercised up to 12 months following the date of death or termination of service. Options cease vesting on the date of death or termination of service.

     - Change in Control. In the event one or more of the corporate transactions specified in the plan occurs, any or all outstanding awards may be assumed or replaced by the successor corporation. The successor corporation may also substitute equivalent awards or provide substantially similar consideration to option holders as was provided to stockholders in the transaction. Any awards that are not assumed or replaced, or substituted with other awards or similar consideration, will expire upon the consummation of the transaction, except for awards that the Broadbase compensation committee deems shall accelerate in the event of such a transaction.

UNITED STATES FEDERAL INCOME TAX INFORMATION

     THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO BROADBASE AND PARTICIPANTS UNDER THE 1999 EQUITY INCENTIVE PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

     Incentive Stock Options. A participant will recognize no income upon grant of an incentive stock option and will incur no tax on its exercise unless the participant is subject to the alternative minimum tax. If the participant holds the stock acquired upon exercise of an incentive stock option, or the incentive stock option shares, for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize long-term capital gain or loss, rather than ordinary income or loss, upon disposition of the incentive stock option shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the incentive stock option shares.

     If the participant disposes of incentive stock option shares prior to the expiration of either required holding period, which is referred to as a disqualifying disposition, the gain realized upon such disposition, up to the difference between the fair market value of the incentive stock option shares on the date of exercise and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the incentive stock option shares were held by the participant.

     The difference between the fair market value of the incentive stock option shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax. The alternative minimum tax, which is imposed to the extent it exceeds the taxpayer's regular tax, is 26% of an individual taxpayer's alternative minimum taxable income and 28% in the case of alternative minimum taxable income in excess of $175,000. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, including the difference between the fair market value of the incentive stock option shares on the date of exercise and the exercise price, and reducing this amount by the applicable exemption amount, $45,000 in case of a joint return, subject to reduction under certain circumstances. If a disqualifying disposition of the incentive stock option shares occurs in the same calendar year as exercise of the incentive stock option, there is no alternative minimum tax adjustment with respect to those incentive stock option shares. Also, upon a sale of incentive stock option shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the incentive stock option shares at exercise over the amount paid for the incentive stock option shares.

     Nonqualified Stock Options. A participant will not recognize any taxable income at the time a nonqualified stock option is granted. However, upon exercise of a nonqualified stock option, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by Broadbase, either by payment in cash or withholding out of the shares to be received. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     Tax Treatment of Broadbase. Broadbase generally will be entitled to a deduction in connection with the exercise of a nonqualified stock option by a participant to the extent that the participant recognizes ordinary income and Broadbase withholds tax. Broadbase will be entitled to a deduction in connection with the disposition of incentive stock option shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the incentive stock option shares.

  ERISA

     The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

 BROADBASE'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO
                    BROADBASE'S 1999 EQUITY INCENTIVE PLAN.

        PROPOSAL NO. 3 -- AMENDMENT OF 1999 EMPLOYEE STOCK PURCHASE PLAN

     Stockholders are being asked to approve an amendment to Broadbase's 1999 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan from 1,361,000 shares to 2,361,000 shares. Broadbase's board of directors believes the share increase is necessary for Broadbase to continue to have a sufficient reserve of shares available under the plan to attract and retain the services of key employees and other qualified personnel essential to Broadbase's long-term success and to effectively compete for qualified personnel in its markets. In particular, because Servicesoft does not currently offer a similar plan to its employees, Broadbase's board of directors believes that the share increase is necessary in order to allow Servicesoft employees to participate in Broadbase's 1999 Employee Stock Purchase Plan after the merger. Broadbase believes that approval of the increase under the plan is critical to the success of the combined company after the merger.

SUMMARY OF THE PLAN

     History of Broadbase's 1999 Employee Stock Purchase Plan. Broadbase's board of directors adopted and stockholders approved Broadbase's 1999 Employee Stock Purchase Plan and reserved 1,000,000 shares of common stock for issuance under the plan. On January 1, 2000, an automatic increase of 361,000 shares reserved for issuance under the 1999 Employee Stock Purchase Plan became effective. On
         , 2000, Broadbase's board of directors approved this proposed amendment to the 1999 Employee Stock Purchase Plan, subject to stockholder approval.

     Purpose. The plan has been established to provide employees of Broadbase and its subsidiaries designated by the board as eligible to participate in the plan with a convenient means of acquiring an equity interest in Broadbase, to enhance such employees' sense of participation in our affairs and to provide an incentive for continued employment. Participating employees may purchase shares of our common stock from Broadbase at a discount from the market price and to pay for these shares through payroll deductions.

     Termination. The plan will terminate in July 2009, unless terminated beforehand by the board or unless all shares reserved for issuance under the plan are issued prior to this date.

     Eligibility. All employees of Broadbase, or any parent or subsidiary, are eligible to participate in an offering period (defined below) under the plan, except the following:

     - employees who are not employed by Broadbase 10 days before the beginning of such offering period;

     - employees who are customarily employed for 20 hours or less per week;

     - employees who are customarily employed for five months or less in a calendar year; and

     - employees who own stock or hold options to purchase stock or who, as a result of participation in the plan, would own stock or hold options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of our capital stock.

     As of September 30, 2000, approximately 307 persons were eligible to participate in the plan and 157,990 shares had been issued to our employees pursuant to the plan. As of that date, 1,203,010 shares were available for future issuance under the plan, not including the proposed amendment to the plan. As of September 30, 2000, Broadbase had granted an aggregate of 16,542 shares under this plan to its executive officers, and Broadbase had granted no shares to non-employee directors.

     Participating employees participate in the plan through payroll deductions. A participating employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 10% of the participating employee's base salary, commissions, bonuses and shift premiums; provided, however, that for purposes of determining a participant's compensation, any election by that participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Internal Revenue Code shall be treated as if the participant did not make this election. No participating employee is permitted to purchase shares under the plan at a rate which, when aggregated with such employee's rights to purchase stock under all similar purchase plans of Broadbase, exceeds $25,000 in fair market value determined as of the offering date for each calendar year in which a participating employee participates in the plan.

     Offering Period. Each offering under the plan will be for a period of 24 months. Offering periods begin on February 1 and August 1 of each year. Each offering period generally consists of four six-month purchase periods during which payroll deductions of the participating employees are accumulated under the plan. The board has the power to set the beginning of any offering period and to change dates or the duration of offering periods or purchase periods without stockholder approval if such change is announced at least 15 days before the scheduled beginning of the first offering period or purchase period to be affected. The first day of each offering period is the offering date for such offering period and the last business day of each purchase period is the purchase date for such purchase period.

     Participating employees will participate in the purchase plan during each offering period through regular payroll deductions as described above. Participating employees may elect to participate in any offering period by enrolling as provided under the terms of the plan. Once enrolled, a participating employee will automatically participate in each succeeding offering period unless the participating employee withdraws from the offering period or the plan is terminated. After the rate of payroll deductions for an offering period has been set by a participating employee, that rate will continue to be effective for the remainder of the offering period and for all subsequent offering periods in which the participating employee is automatically enrolled unless otherwise changed by the participating employee. A participant may increase or decrease the rate of payroll deductions at any time during a purchase period, which change will continue for the remainder of the offering period, unless changed in a subsequent purchase period. Only one change in the rate of payroll deductions may be made during a purchase period. Participating employees may not purchase more than twice the number of shares the participating employee would have been eligible to purchase at 85% of the market price of a share on the offering date if the market price of a share on the purchase date drops to less than one-half of the market price on the offering date. If the number of shares calculated for purchase on a purchase date exceeds the number of shares available for issuance under the plan, Broadbase will make a pro rata allocation of the shares among participating employees.

     Purchase Price. The purchase price of shares that may be acquired in any purchase period under the plan will be 85% of the lesser of: (1) the fair market value of the shares on the offering date; or (2) the fair market value of the shares on the purchase date. The fair market value of a share of the common stock is deemed to be the closing price of the common stock on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal. As of October 18, 2000, the closing price of Broadbase common stock as quoted on the Nasdaq National Market was $10.19 per share.

     Capitalization Events. The number of shares reserved for issuance under the plan is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

UNITED STATES FEDERAL INCOME TAX INFORMATION

     THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO BROADBASE AND EMPLOYEES PARTICIPATING IN THE 1999 EMPLOYEE STOCK PURCHASE PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPATING EMPLOYEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

     The 1999 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

     Tax Treatment of the Participating Employee. Participating employees will not recognize income for federal income tax purposes either upon enrollment in the plan or upon the purchase of shares. All tax consequences are deferred until a participating employee sells the shares, disposes of the shares by gift or dies.

     If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable offering period, or if the participating employee dies while owning the shares, the participating employee realizes ordinary income on a sale, or a disposition by way of gift or upon death, to the extent of the lesser of: (1) 15% of the fair market value of the shares at the beginning of the offering period; or (2) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price). All additional gain upon the sale of shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

     If the shares are sold or are otherwise disposed of including by way of gift, but not death, bequest or inheritance, within either the one-year or the two-year holding periods described above, which is referred to as a disqualifying disposition, the participating employee realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses, and up to $3,000 of capital losses may be used annually against ordinary income.

     Tax Treatment of Broadbase. Broadbase will be entitled to a deduction in connection with the disposition of shares acquired under the plan only to the extent that the participating employee recognizes ordinary income on a disqualifying disposition of the shares. Broadbase will treat any transfer of record ownership of shares as a disposition, unless Broadbase is notified to the contrary. In order to enable Broadbase to learn of disqualifying dispositions and ascertain the amount of the deductions to which Broadbase is entitled, participating employees will be required to notify Broadbase in writing of the date and terms of any disposition of shares purchased under the plan.

ERISA

     The plan is not subject to any of the provisions of Employee Retirement Income Security Act of 1974, nor is it qualified under Section 401(a) of the Internal Revenue Code.

     The approval of the amendment to the plan requires the affirmative vote of the holders of a majority of the total voting power of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on this proposal.

 BROADBASE'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO
                 BROADBASE'S 1999 EMPLOYEE STOCK PURCHASE PLAN.

                               NEW PLAN BENEFITS

     The amounts of future option and share grants under Broadbase's 1999 Equity Incentive Plan and future purchases under Broadbase's 1999 Employee Stock Purchase Plan to and by our executive officers, directors and employees are not determinable because under the terms of the 1999 Equity Incentive Plan such grants are made in the discretion of Broadbase's board of directors or the compensation committee, and under the terms of the 1999 Employee Stock Purchase Plan such purchases are based on participant contributions. Future option exercise and share purchase prices under the 1999 Equity Incentive Plan are not determinable because they are based upon the fair market value of Broadbase common stock on the date of grant, and future purchase prices under the 1999 Employee Stock Purchase Plan are not determinable because they are based on the fair market value of Broadbase common stock at the beginning of each offering period and on each purchase date.

                            THE SERVICESOFT MEETING

DATE, TIME, PLACE AND PURPOSE OF THE SERVICESOFT MEETING

     Servicesoft will hold a special meeting of its stockholders at its executive offices located Two Apple Hill Drive, Natick, Massachusetts 01760, on
            ,             , 2000, at      a.m., Eastern Time.

     At the meeting, Servicesoft stockholders as of the close of business on
            , 2000 will be asked to adopt and approve a merger agreement with Broadbase and to approve the merger of Servicesoft with a wholly-owned subsidiary of Broadbase, which will result in Servicesoft becoming a wholly-owned subsidiary of Broadbase. The merger agreement is attached as Annex A to this document.

     Servicesoft does not anticipate that any other matter will be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies for the Servicesoft meeting will have discretion to vote on these matters in accordance with their respective judgments.

NOTICE REQUIREMENTS

     Servicesoft's bylaws provide that no business may be transacted at the Servicesoft special meeting unless it is set forth in the notice of the Servicesoft special meeting.

RECORD DATE AND OUTSTANDING SHARES

     The record date for the Servicesoft stockholders' meeting is             ,
2000. Only holders of record of Servicesoft common stock and Servicesoft preferred stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record
date, there were           shares of Servicesoft common stock outstanding and
entitled to vote, held of record by           stockholders, and there were
          shares of Servicesoft preferred stock outstanding and entitled to
vote, held of record by      stockholders. Of the preferred stock, there were
          shares of Series H preferred stock outstanding and entitled to vote,
held of record by      stockholders;           shares of Series I preferred
stock outstanding and entitled to vote, held of record by   stockholders; and
          shares of Series J preferred stock outstanding and entitled to vote,
held of record by   stockholders.

     The numbers of shares outstanding and the numbers of stockholders listed above include shares of exchangeable common stock and exchangeable preferred stock of Servicesoft's subsidiary, Servicesoft Canada, which vote with the Servicesoft common stock and Series H preferred stock by virtue of Servicesoft's Series X preferred stock and Series Y preferred stock, respectively. The Series X and Series Y preferred stock is held by a trustee for the Servicesoft Canada stockholders, and the votes represented by this preferred stock will be voted pursuant to the terms of a Voting and Exchange Trust Agreement.

VOTE AND QUORUM REQUIREMENTS

     Quorum. The holders of a majority of the shares of Servicesoft common stock and preferred stock, including the shares of exchangeable common stock and exchangeable preferred stock of Servicesoft Canada, entitled to vote at the Servicesoft stockholders' meeting, present in person or represented by proxy, will constitute a quorum for the purposes of the meeting.

     Vote required. Each holder of Servicesoft common stock and preferred stock is entitled to one vote for each share held as of the record date. The holders of each of the outstanding shares of exchangeable common stock of Servicesoft Canada are each entitled to one vote for each share they hold, which is voted through the single share of Series X preferred stock and voted with the Servicesoft common stock. The holders of each of the outstanding shares of exchangeable preferred stock of Servicesoft Canada are each entitled to one vote for each share they hold, which is voted through the single outstanding share of Series Y preferred stock and voted with the Servicesoft Series H preferred stock.

     Adoption and approval of the merger agreement and approval of the merger requires the affirmative vote, as of the record date, of the holders of a majority of the outstanding shares of Servicesoft common stock and preferred stock, voting together as a class, and a majority of the outstanding shares of Servicesoft preferred stock, voting as a separate class. As noted above, for purposes of these votes, holders of exchangeable common stock of Servicesoft Canada are entitled to vote with the holders of Servicesoft common stock, and the holders of exchangeable preferred stock of Servicesoft Canada are entitled to vote with the holders of Servicesoft preferred stock.

     Effect of Absentions. Abstentions will have the same effect as votes against the merger proposal.

     Voting Agreements.  Servicesoft stockholders holding approximately    % of
the voting power of the Servicesoft common stock and preferred stock and
approximately    % of the outstanding shares of Servicesoft preferred stock entitled to vote on these matters have agreed to vote all of their shares of Servicesoft stock in favor of the merger. These stockholders together possess enough votes to approve these matters, even if no other stockholder votes in favor of these matters. See the section entitled "Related Agreements -- Voting agreements" beginning on page 88.

VOTING AND REVOCABILITY OF PROXIES

     The proxy relating to the Servicesoft stockholders' meeting that accompanies this document is solicited on behalf of Servicesoft's board of directors for use at the Servicesoft stockholders' meeting. Please complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to Servicesoft. All properly signed proxies that Servicesoft receives and that are not revoked prior to the vote at the Servicesoft stockholders' meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no vote is indicated, in favor of the merger. A Servicesoft stockholder may revoke his or her proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering to the secretary of Servicesoft a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering to the secretary of Servicesoft a proxy relating to the same shares and bearing a date later than the original proxy and prior to the vote at the meeting; or

     - attending the Servicesoft stockholders' meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

EXPENSES OF PROXY SOLICITATION

     Servicesoft will pay the expenses of soliciting proxies to be voted at the Servicesoft stockholders' meeting. Following the original mailing of the proxies and other soliciting materials, Servicesoft and its agents also may solicit proxies by mail, telephone or in person.

APPRAISAL RIGHTS

     Servicesoft stockholders are entitled to appraisal rights with respect to the proposed merger and to receive payment in cash for the fair value of their shares of Servicesoft stock. To preserve their rights, Servicesoft stockholders who wish to exercise their appraisal rights must:

     - deliver a written demand for appraisal to Servicesoft on or before the vote is taken at the Servicesoft stockholders' meeting;

     - not vote their shares in favor of the merger agreement or the merger;

     - continuously hold their shares of Servicesoft stock from the date they make the demand for appraisal through the closing of the merger; and

     - comply with the other procedures set forth under Section 262 of the Delaware General Corporation Law.

     Servicesoft stockholders should carefully review the section entitled "Appraisal Rights" beginning on page 145 and Annex H, which contains the text of the Delaware statute governing appraisal rights, if they wish to exercise their appraisal rights or preserve these rights. Failure to comply with the procedures described in Annex H will result in the loss of appraisal rights.

SERVICESOFT'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL
              OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

                                   THE MERGER

     This section describes aspects of the proposed merger and the merger agreement. While Broadbase and Servicesoft believe that the description covers the material terms of the merger and the related transactions, it may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     Broadbase completed its initial public offering in September 1999, and since then has acquired several companies in order to expand the breadth of its product offerings or otherwise complement its business. In February 2000, Broadbase acquired Rubric, Inc., a developer of products that automate planning, execution and measurement of Internet-based marketing campaigns. In June 2000, Broadbase acquired Aperio, Inc., a provider of e-commerce marketing solutions. In September 2000, Broadbase acquired Panopticon, Inc., a developer of software that produces real-time, context-sensitive, personalized recommendations across web, wireless, e-mail and call center customer interaction points. Also, in August 2000, Broadbase entered into a definitive agreement to acquire Decisionism, Inc., a provider of software that enables business-to-business e-commerce companies to incorporate analytical tools in their web sites to assist customers in making decisions with respect to product purchases.

     Before the merger discussions between Broadbase and Servicesoft began, Servicesoft was in the registration process for an initial public offering of its common stock. Servicesoft had selected Morgan Stanley & Co. Incorporated to act as the lead underwriter for its proposed offering in January 2000, and filed its initial registration statement with the SEC on February 15, 2000. It filed several amendments to the registration statement during the period from March 2000 through August 2000. However, in July 2000, Servicesoft decided to delay the offering due to poor market conditions for initial public offerings of Internet-related software companies. During the registration period, Servicesoft continued to search for ways to build its business, including considering other possible business relationships, and in July 2000, representatives of Morgan Stanley suggested to Servicesoft that it might pursue a relationship with Broadbase or a similar company.

     On July 14, 2000, Massood Zarrabian, Servicesoft's President and Chief Executive Officer, called Chuck Bay, Broadbase's President and Chief Executive Officer, described Servicesoft's business and raised the possibility of creating a relationship between Broadbase and Servicesoft. Mr. Bay replied indicating interest in discussing the possibility of a relationship.

     On July 26, 2000, representatives of Broadbase met with Gene Zylkuski, Servicesoft's Vice President of Product Operations and other Servicesoft engineers to discuss the companies' respective products and technology and possible product integration. On August 2, 2000, Mr. Zarrabian and Mr. Bay met to review and discuss possible markets, customers and business strategies that could result from an alliance between Broadbase and Servicesoft. On August 10, 2000, Mr. Bay and Brian Kelly, Broadbase's Executive Vice President of Product Strategy, met with Mr. Zarrabian, Mr. Zylkuski and other Servicesoft engineers to view a demonstration of Servicesoft's products and continue discussions of possible strategic alliances.

     From August 10 to August 20, 2000, Mr. Bay discussed approaches to a strategic alliance between Broadbase and Servicesoft with various members of Broadbase's executive management and with members of Broadbase's board of directors. On August 11, 2000, Mr. Bay and a representative of Morgan Stanley discussed the potential risks and benefits of a strategic alliance and a possible business combination with Servicesoft. Later that day, Mr. Bay contacted Mr. Zarrabian and suggested the possibility of a business combination, and Mr. Zarrabian replied indicating his interest in pursuing a possible transaction.

     On August 15, 2000, Broadbase formally retained Morgan Stanley to act as a financial advisor in connection with a possible transaction with Servicesoft. Broadbase was aware that Morgan Stanley had acted as a lead underwriter and a financial advisor to Servicesoft before it engaged Morgan Stanley to act as its financial advisor and Broadbase's board of directors consented to Morgan Stanley's role and the use of separate teams by Morgan Stanley that shared information regarding Broadbase and Servicesoft.

Broadbase was also aware, before engaging Morgan Stanley, that Morgan Stanley owned a 0.55% equity interest in Servicesoft. Broadbase's decision to retain Morgan Stanley was based on Morgan Stanley's reputation, its extensive knowledge of Broadbase's business and its past relationship with Broadbase. Morgan Stanley did not participate in the negotiation of the exchange ratio. The exchange ratio was negotiated through arm's-length negotiations between Broadbase and Servicesoft and was approved by each company's board of directors.

     On August 16, 2000, Broadbase and Servicesoft signed a confidentiality agreement in order to facilitate the exchange of information and the detailed evaluation of each other's business. From August 16, 2000 to August 30, 2000, Mr. Bay and Mr. Zarrabian and their respective management teams continued discussions regarding the desirability of a business combination between Broadbase and Servicesoft and began discussing potential ranges of valuations and other issues relating to a potential business combination. From August 21 through August 22, 2000, Chris Maeda, Broadbase's Executive Vice President of Engineering, Brent Arslanger, Broadbase's Vice President of Product Strategy, and other Broadbase engineers met with Mr. Zarrabian, Mr. Zylkuski and other Servicesoft engineers and reviewed the possible technical integration of the two companies.

     On August 28, 2000, Broadbase delivered to Servicesoft an outline of principal terms for a proposed transaction between Broadbase and Servicesoft. Also on August 28, Servicesoft held a special meeting of its board of directors at which Servicesoft's management reviewed the possibility of a business combination between Broadbase and Servicesoft, including the potential strategic benefits and risks of such a transaction, Servicesoft's prospects as an independent company and the likelihood of a successful initial public offering. Representatives of Morgan Stanley and McDermott, Will & Emery, Servicesoft's legal counsel, also attended the meeting. Following this discussion, Servicesoft's board of directors authorized its representatives to proceed with further discussions in connection with the potential transaction. Between August 28 and August 31, 2000, representatives of Broadbase and Servicesoft, including their respective legal counsel, discussed and modified the principal terms of the proposed transaction. However, no agreements were reached. Also during this period, a director of Servicesoft contacted another company to inquire whether it was interested in pursuing a business combination with Servicesoft.

     At the August 31, 2000 meeting of Servicesoft's board of directors, Servicesoft's management and its financial and legal advisors reviewed the principal terms of the proposed merger with Broadbase. Servicesoft's board of directors approved Servicesoft's execution of an agreement not to solicit alternative acquisition transactions involving Servicesoft until the earlier of September 23, 2000 or the approval and execution of a definitive merger agreement with Broadbase, and Broadbase and Servicesoft signed the non-solicitation agreement later that day. However, no final agreement on an exchange ratio or other significant terms of the proposed transaction was reached at this time.

     On September 1, 2000, Broadbase also directed its legal counsel, Fenwick & West LLP, to prepare drafts of the definitive agreements and to conduct legal due diligence.

     On September 5, 2000, Broadbase's legal counsel sent a draft merger agreement to Servicesoft's legal counsel. From September 5 through September 18, 2000, Servicesoft's and Broadbase's respective legal counsel negotiated the terms of the merger agreement and related agreements. During this period, Broadbase and its legal and financial advisors conducted business, legal and financial due diligence review of Servicesoft, and Servicesoft and its legal and financial advisors conducted business, legal and financial due diligence review of Broadbase. Also during this period, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies.

     On September 8, 2000, Broadbase retained Dain Rauscher Wessels to act as a financial advisor and to render a fairness opinion to Broadbase's board of directors. This fairness opinion is described in greater detail in "Opinion of Broadbase's financial advisor" and the full opinion is provided in Annex F to this document.

     On September 8, 2000, Servicesoft retained Morgan Stanley to render a financial opinion to holders of shares of Servicesoft common stock in connection with the merger. Prior to its engagement of Morgan Stanley, Servicesoft was aware of the existing relationship between Morgan Stanley and Broadbase, and Servicesoft's Board of Directors consented to Morgan Stanley's role and the use of separate teams by Morgan Stanley that shared information regarding Broadbase and Servicesoft. Servicesoft's decision to retain Morgan Stanley was based on Morgan Stanley's reputation, its extensive knowledge of Servicesoft and its industry and its past relationship with Servicesoft. Morgan Stanley's financial opinion letter is described in greater detail in "Opinion of Servicesoft's financial advisor" and the full opinion is provided in Annex G to this document.

     On September 11, 2000, Broadbase held a meeting of its board of directors at which Mr. Zarrabian made a presentation regarding Servicesoft's business. Mr. Zarrabian then left the meeting and Broadbase's management, financial and legal advisors reviewed the status of negotiations and the principal terms of the possible business combination. In addition, Servicesoft's management and directors discussed Servicesoft's business and products, and the strategic rationale for the proposed transaction. Following this discussion, Broadbase's board of directors authorized its representatives to proceed with further discussions and due diligence in connection with a possible transaction with Servicesoft.

     Following this meeting, the companies and their legal counsel continued to negotiate the terms of the merger agreement, including the conditions to the merger, the obligations of Servicesoft and Broadbase not to solicit competing proposals, termination fees in the event of termination of the merger agreement, the terms of employment agreements with key Servicesoft executives and other matters. The companies and their financial advisors also negotiated and made preliminary calculations of the proposed exchange ratio, and Broadbase and its advisors and counsel continued their due diligence review.

     Broadbase's board of directors held another meeting on September 15, 2000 at which Broadbase's management described the status and results of their due diligence investigations and the status of negotiations of the merger agreement. At this meeting, representatives of Fenwick & West reviewed the responsibilities of the board of directors in considering the proposed transaction. Broadbase's directors and management then discussed the strategic rationale and potential benefits and risks of the proposed transaction. The board of directors authorized management to continue their discussions with Servicesoft.

     On September 15, 2000, Servicesoft's board of directors held a meeting to consider the proposed transaction. At the meeting, Servicesoft's legal counsel reviewed the principal terms of the merger and summarized the material provisions of the draft merger agreement. In addition, Morgan Stanley presented its financial analysis and rendered its oral opinion to the board of directors, later confirmed in writing, to the effect that, as of September 15, 2000 and based on and subject to the considerations described in its opinion, the exchange ratio set forth in the merger agreement was fair to holders of shares of Servicesoft common stock from a financial point of view. Following this discussion, the directors in attendance unanimously approved the merger and the merger agreement, and determined to recommend that Servicesoft's stockholders vote to approve the proposed transaction.

     On September 16, 2000, Broadbase's board of directors held a meeting at which Dain Rauscher Wessels summarized the financial analyses it had performed relating to the proposed transaction and rendered its oral opinion to the board of directors, subsequently confirmed in writing as of September 18, 2000, as to the fairness of the proposed exchange ratio in the merger to Broadbase and its stockholders. On September 17 and 18, 2000, Broadbase's management, directors and the financial advisors completed their due diligence review and analysis of the transaction, and on September 18, 2000, the companies completed their negotiation of the definitive agreements and calculated and reached final agreement on the exchange ratio.

     On September 18, 2000, Broadbase's board of directors held a meeting at which its legal advisors reviewed the principal terms of the merger agreement. Following this discussion, Broadbase's board of directors approved the merger agreement and related agreements. Broadbase's board of directors also determined to recommend to the Broadbase stockholders that they approve the issuance of shares of

Broadbase common stock in the merger and the amendment of Broadbase's certificate of incorporation, together with any other approvals required in order to consummate the merger.

     On September 18, 2000, after the close of trading on the Nasdaq National Market, the parties signed the merger agreement and the executive officers, directors and affiliated stockholders of Broadbase and Servicesoft, as well as certain significant stockholders of Servicesoft, executed voting agreements. The parties then issued a joint press release announcing the transaction.

BROADBASE'S REASONS FOR THE MERGER

     At its meeting on September 18, 2000, the board of directors of Broadbase unanimously concluded that the merger was in the best interests of Broadbase and its stockholders, approved the execution and delivery of the merger agreement and the issuance of the shares, together with the other actions necessary for the merger to occur, and determined to recommend that its stockholders approve the proposals relating to the merger.

     The decision of the board of directors of Broadbase was based upon a number of potential benefits of the merger, including the following:

     - the complementary nature of the technologies, products and services of Broadbase and Servicesoft and the resulting opportunity to further Broadbase's strategic objective of transforming its software product offering from a marketing automation and analytics suite to a broad e-customer relationship management suite that integrates and addresses a more complete range of customer interactions;

     - the opportunity provided by the merger for Broadbase to strengthen and enhance its market position by offering a broad, integrated e-customer relationship management suite, as businesses are increasingly seeking to reduce the number of vendors from which they purchase software applications and services and to increase the degree of integration among the products they purchase, and as industry consolidation increases the size and product breadth of a number of other software companies;

     - the absence of a significant overlap of the customer bases of Servicesoft and Broadbase and the resulting opportunity provided by the merger to cross-sell products and services, offering existing customers of each company the products and services of the other and potentially increasing overall combined sales;

     - the potential advantages of Servicesoft's technology and products, including the fact that they combine an intelligent knowledge-base platform with e-service application modules, including self-help, and the fact that they integrate with multiple data systems to provide a complete customer view, each of which is consistent with Broadbase's intelligent customer interaction strategy;

     - the potential strategic synergies between Servicesoft's and Broadbase's intelligent customer interaction platforms and applications, which can provide Broadbase the opportunity to enhance its relationships with strategic partners and attract other such partners;

     - the service requirements associated with Servicesoft's knowledge-based solutions, which can enhance Broadbase's ability to attract and build upon relationships with system integrators;

     - the ability for Broadbase to expand its direct and indirect sales force and the opportunity for Broadbase to increase the productivity of the combined sales force by providing a broader range of products and services for the sales professionals to sell; and

     - the access that Broadbase would gain to Servicesoft's software engineers, professional service personnel, management and other employees.

     In its evaluation of the merger, Broadbase's board of directors reviewed a number of factors, including:

     - the benefits anticipated to be received by Broadbase and the potential dilution to Broadbase's stockholders in the merger;

     - the consideration that Servicesoft stockholders will receive in the merger as compared to similar merger transactions and the percentage ownership of the combined company by Broadbase's stockholders;

     - the strengths and limitations of Servicesoft's products, services and technology, including its recently introduced Servicesoft 2001 suite of products;

     - the status of existing customer deployment of Servicesoft's products;

     - Servicesoft's competitive position in the marketplace for e-customer service applications, market acceptance of its recently introduced Servicesoft 2001 suite of products and potential future demand for its products and services;

     - possible alternative means of achieving the anticipated benefits of the merger, including the possibility of a combination with a different provider of products and services for e-customer service applications, possible strategic alliances that would not involve a combination, and internal development of these products and services, including the feasibility of these alternatives, their potential timing and resource requirements;

     - trends of consolidation in Broadbase's market and the resultant increase in product breadth of Broadbase's competitors;

     - Broadbase's prospects without the merger or an alternative means of achieving its potential benefits;

     - historical information and the views of Broadbase's management and financial advisors concerning Broadbase's and Servicesoft's respective businesses, financial performance, operations, technology, products, management and prospects;

     - the expectations of Broadbase's management and financial advisors regarding possible reactions by Broadbase's stockholders to the announcement of the merger;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Broadbase's common stock;

     - detailed financial analysis and pro forma and other information with respect to the companies presented to the board, including the opinion of Dain Rauscher Wessels that the exchange ratio would be fair from a financial point of view to Broadbase;

     - the anticipated impact of the merger on Broadbase's customers, strategic partners and employees; and

     - reports from management, legal, financial and accounting advisors as to the results of their due diligence investigations of Servicesoft.

     The Broadbase board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the risk that Broadbase would not be able to integrate Servicesoft's products and technology into its product offering and the risk that Broadbase would not be able to successfully develop enhanced or new products based on Servicesoft's technology;

     - the challenges of integrating the management teams, products, technologies, cultures and organizations of the two companies, particularly in view of their location in different geographic regions;

     - the risk of disruption of sales momentum as a result of the merger;

     - the risk of management and employee disruption as a result of the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might leave the combined company;

     - the risk that the merger could adversely affect Broadbase's or Servicesoft's relationships with customers and strategic partners;

     - the risk that the investment community may not immediately embrace the proposed combination, which could lead to a decline in Broadbase's stock price;

     - the possibility that the merger may not be approved, notwithstanding the voting agreements signed by large stockholders of both companies, or that, even if it is approved by the stockholders of both companies, the merger may not be completed;

     - the impact on Broadbase's financial statements of the one-time charges and amortization of goodwill and other intangible assets arising from the expected purchase accounting for the merger; and

     - other applicable risks described in this document under the heading "Risk Factors."

     Broadbase's board of directors concluded that, on balance, the potential benefits to Broadbase and its stockholders of the merger outweighed the risks associated with the merger. The discussion of the information and factors considered by Broadbase's board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Broadbase's board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF BROADBASE'S BOARD OF DIRECTORS

     After careful consideration, Broadbase's board of directors has determined the merger agreement and the merger to be fair to and in the best interests of Broadbase. In connection with the merger, Broadbase's board of directors unanimously recommends approval of the issuance of shares of Broadbase common stock in the merger and the amendment of Broadbase's certificate of incorporation as described in this document.

SERVICESOFT'S REASONS FOR THE MERGER

     At the meeting of Servicesoft's board of directors on September 15, 2000, the board voted unanimously to enter into the merger agreement. The board of directors of Servicesoft unanimously concluded that the merger agreement and merger are fair to and in the best interests of Servicesoft and its stockholders, and determined to recommend that the stockholders of Servicesoft vote to approve the merger and adopt the merger agreement. This decision was based upon several potential benefits of the merger that Servicesoft's board believes will contribute to the success of the combined company compared to Servicesoft continuing to operate as an independent business. The decision of the board of directors of Servicesoft was based upon several potential benefits of the merger to Servicesoft and its stockholders, including the following:

     - the complementary nature of the technologies, products and services of Servicesoft and Broadbase and the resulting opportunity for Servicesoft to realize its strategic objectives;

     - the opportunity for Servicesoft's stockholders to participate in the potential for growth of the combined company after the merger, and to receive publicly-traded stock in the transaction, possibly providing them with an opportunity to realize a return on their investment sooner than if Servicesoft continued as a separate entity;

     - the possibility of providing a customer interaction software suite that integrates Servicesoft's technologies and products with Broadbase's marketing automation and analytics software and in doing so covers a broad range of the combined company's customers' demands and increases the likelihood that the companies can enhance the competitive position of their products;

     - the potential strategic synergies between Servicesoft's and Broadbase's intelligent customer interaction platforms and applications, which can provide Servicesoft the opportunity to enhance its relationships with strategic partners and attract other such partners;

     - the larger base of significant customers of the combined company, and the opportunity provided by the merger to cross-sell products and services, offering existing customers of each company the products and services of the other and potentially increasing overall sales;

     - the fact that, as of the date of the board meeting, the consideration to be received by Servicesoft's stockholders in the merger would be at a significant premium over the price most recently paid to Servicesoft for shares of its capital stock, and be comparable to the proposed price per share used by Servicesoft in its calculation of its registration fee for its registration statement on Form S-1;

     - in light of the volatility of the financial markets, particularly for the stock of companies like Servicesoft, the possibility that the merger could provide a faster and surer alternative, compared to the delayed initial public offering of its common stock, for Servicesoft to gain the resources it needs to continue growing its business and to maintain its competitive position;

     - the ability for Servicesoft to expand its direct and indirect sales force and to increase its sales quota capacity by providing Servicesoft access to Broadbase's team of sales professionals; and

     - the access that Servicesoft would gain to Broadbase's software engineers, professional service personnel, management and other employees.

     In its evaluation of the merger, the board of Servicesoft reviewed several factors, including:

     - historical information and the views of Servicesoft's management and financial advisers concerning Servicesoft's and Broadbase's respective businesses, financial performance, operations, technology, products, management and prospects;

     - Servicesoft's management's view of the financial condition, results of operations and businesses of Servicesoft and Broadbase before and after giving effect to the merger and the board's determination of the merger's effect on stockholders;

     - the prospects of Servicesoft independent of Broadbase, including risks and potential rewards associated with remaining independent, including, among other things, the risks associated with continuing to wait for a public offering of its stock for its financing needs and with remaining independent in the face of industry-wide consolidation, and the rewards associated with maintaining an established marketing strategy and business organization and with the opportunity for existing stockholders of Servicesoft to participate in the future growth of Servicesoft;

     - possible alternative means of achieving the anticipated benefits of the merger, including the possibility of a combination with a different provider of customer analytics and e-marketing products, possible strategic alliances that would not involve a combination, and internal development of these products and services, including the feasibility of these alternatives, their potential timing and resource requirements;

     - Servicesoft's prospects without the merger or an alternative means of achieving its potential benefits;

     - the amount and form of the consideration that Servicesoft's stockholders would receive in the merger as compared to similar merger transactions and the percentage ownership of the combined company of Servicesoft's stockholders, including a comparison of the value of the consideration to be received by Servicesoft's stockholders and the prior implied values of Servicesoft's stock based on several metrics, including prices paid in the most recent sales of Servicesoft's securities and the valuation given to Servicesoft by its underwriters in its proposed public offering;

     - the expectations of Servicesoft's management and financial advisors regarding possible reactions by Servicesoft's stockholders to the announcement of the merger;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Broadbase's common stock;

     - financial analysis and the opinion of Morgan Stanley & Co. Incorporated dated September 15, 2000 that, subject to and based on the considerations described in its opinion, the exchange ratio set forth in the merger agreement was fair from a financial point of view to holders of shares of Servicesoft common stock;

     - the anticipated impact of the merger on Servicesoft's customers, strategic partners and employees;

     - reports from management, legal, financial and accounting advisors as to the results of their due diligence investigations of Broadbase; and

     - the expectation that the merger would be accounted for as a purchase.

     Servicesoft's board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the risk that Servicesoft would not be able to integrate Broadbase's products and technology into its product offering and the risk that Servicesoft would not be able to successfully develop enhanced or new products based on Broadbase's technology;

     - the possibility that the merger may not be approved, notwithstanding the voting agreements signed by certain large stockholders of both companies, and the possibility that, even if it is approved by the stockholders of both companies, the merger may not be completed;

     - the risk to Servicesoft's stockholders that Broadbase's trading prices could fall substantially before the merger is completed, decreasing the value of the merger consideration to the Servicesoft stockholders;

     - the risk of management and employee disruption resulting from the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might leave the combined company;

     - the risk of disruption of sales momentum as a result of the merger;

     - the challenges of integrating the management teams, products, technologies, cultures and organizations of the two companies, particularly in view of their location in different geographic regions;

     - the risk that the merger could adversely affect Broadbase's or Servicesoft's relationships with customers and strategic partners; and

     - other applicable risks described in this document under the heading "Risk Factors."

     Servicesoft's board of directors also evaluated the potential advantages and disadvantages of completing an initial public offering of its common stock as an alternative to pursuing the merger, including the following:

     - the value that stockholders could be expected to realize after an initial public offering, based on comparable public companies, relative to the consideration to be received in the merger;

     - uncertainties with respect to future market conditions and the receptivity of the market to Servicesoft's common stock; and

     - the anticipated restrictions on liquidity for Servicesoft's existing stockholders after an initial public offering relative to those after a merger.

     Servicesoft's board of directors concluded that, on balance, the potential benefits to Servicesoft and its stockholders of the merger outweighed the risks associated with the merger. The discussion of the information and factors considered by Servicesoft's board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Servicesoft's board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF SERVICESOFT'S BOARD OF DIRECTORS

     After careful consideration, Servicesoft's board of directors has unanimously determined that the terms of the merger are fair to and in the best interests of Servicesoft and its stockholders and recommends to its stockholders that they vote in favor of the proposal to approve and adopt the merger and the merger agreement.

     In considering the recommendation of Servicesoft's board of directors with respect to the merger, you should be aware that certain officers and directors of Servicesoft have certain interests in the merger that are different from, or are in addition to, the interests of Servicesoft's stockholders generally. Please see the section entitled "Interests of executive officers and directors in the merger" beginning on page 68.

OPINION OF BROADBASE'S FINANCIAL ADVISOR

     On September 8, 2000, Broadbase retained Dain Rauscher Wessels (DRW), a division of Dain Rauscher Incorporated, to act as financial advisor and to furnish an opinion as to the fairness, from a financial point of view, of the exchange ratio to Broadbase.

     On September 16, 2000, DRW rendered its oral opinion to Broadbase's board of directors (subsequently confirmed in writing on September 18, 2000) that, as of such date and based on the procedures followed, factors considered and assumptions made by DRW and certain other limitations, the exchange ratio was fair to Broadbase, from a financial point of view. A copy of DRW's written opinion is attached as Annex F to this document. Broadbase stockholders are urged to read the DRW opinion in its entirety. This summary of the opinion is qualified in its entirety by reference to the full text of DRW's opinion.

     DRW's opinion applies only to the fairness to Broadbase, from a financial point of view, of the exchange ratio. DRW's opinion was provided for the information and assistance of Broadbase's board of directors in connection with its consideration of the business combination. DRW's opinion was not prepared on behalf of, and was not intended to confer rights or remedies upon, Broadbase, Servicesoft, any stockholder of Broadbase or Servicesoft, or any persons other than the Broadbase board of directors. DRW's opinion does not address the relative merits of the business combination and any other transactions or business strategies discussed by Broadbase's board of directors as alternatives to the business combination, or the underlying business decision of Broadbase's board of directors to proceed with the business combination. DRW's opinion and presentation to the Broadbase board of directors were only two of many factors taken into consideration by the Broadbase board of directors in making its determination to approve the merger agreement. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the business combination. Broadbase's board of directors did not impose any limitations on the scope of the investigation by DRW with respect to rendering its opinion.

     In rendering its opinion, DRW assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by Broadbase and Servicesoft including the financial statements and related notes of Broadbase and Servicesoft. DRW did not assume responsibility for independently verifying and did not independently verify this information.

     Additionally, DRW was not asked to and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. DRW did not assume responsibility for and did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of Broadbase or

Servicesoft, nor was DRW furnished with any evaluations or appraisals. DRW did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Broadbase or Servicesoft. DRW assumed that the business combination will be treated as a purchase under generally accepted accounting principles and as a reorganization for U.S. federal income tax purposes. DRW's opinion is based on the economic, market and other conditions as they existed and the information supplied to DRW as of the date of its opinion. Events occurring after the date of DRW's opinion may materially affect the assumptions used in preparing the opinion, and DRW assumes no obligation to update, revise or reaffirm its opinion.

     In arriving at its opinion, DRW:

     - reviewed and analyzed the financial terms of the merger agreement;

     - reviewed and analyzed publicly available financial and other data with respect to Broadbase and Servicesoft and certain other historical operating data relating to Broadbase and Servicesoft made available to it from published sources and from the internal records of the companies;

     - conducted discussions with members of the senior management of Servicesoft with respect to the business prospects and financial outlook of Servicesoft;

     - conducted discussions with members of the senior management of Broadbase with respect to the business prospects and financial outlook of Broadbase and the combined entity;

     - received and reviewed financial forecasts prepared by Servicesoft's management and Broadbase's management relating to the potential future performance of Servicesoft, both as a stand alone entity and as a part of Broadbase;

     - reviewed certain projections of Broadbase's financial results, compiled from publicly-available research;

     - analyzed the impact of the merger on Broadbase's earnings per share;

     - reviewed the reported prices and trading activity for Broadbase common stock;

     - compared the financial performance of Broadbase and Servicesoft and the implied valuation of Servicesoft with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and

     - compared the relative contribution to certain income statement items of each company with their pro-forma ownership in the combined company.

     In addition, DRW has conducted such other analyses and examinations and considered such other financial, economic and market criteria as DRW deemed necessary in arriving at its opinion.

     The following is a summary of the financial analyses performed and other information deemed material by DRW in connection with the delivery of its opinion but is not a comprehensive description of all analyses performed or factors considered. These summaries of financial analyses include information presented in tabular format. In order to fully understand the summary of the financial analyses used by DRW, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

     Comparable Company Analysis. DRW used a comparable company analysis to analyze Servicesoft's implied valuation relative to a group of publicly traded companies that DRW deemed for purposes of its analysis to be comparable to Servicesoft. In this analysis, DRW compared the enterprise value of Servicesoft implied by the exchange ratio based on the trading price of Broadbase's common stock at closing on September 15, 2000, expressed as a multiple of actual and projected revenue in calendar years 1999, 2000, and 2001, to the range, mean and median multiples of enterprise values of comparable companies implied by the public trading price of their common stock, expressed as a multiple of the same operating data. Enterprise value is defined as market capitalization, or equity value, plus debt less cash and cash equivalents. Multiples of future revenue for Servicesoft were based on projected revenue as estimated by Broadbase's management and, for the comparable companies, on publicly available estimates. The analysis was limited to revenue multiples due to the lack of profitability of Servicesoft and the comparable companies through calendar year 2001. DRW compared enterprise value to revenue multiples of Servicesoft with those of the following publicly traded companies: AskJeeves, Inc., Chordiant Software, Inc., eGain Communications Corp., E.piphany, Inc., Kana Communications, Inc., Primus Knowledge Solutions, Inc., Quintus Corporation, and Serviceware Technologies, Inc. Although these companies were considered comparable to Servicesoft for the purpose of this analysis based on certain characteristics of their respective businesses and financial performance, none of these companies possesses characteristics identical to those of Servicesoft.

     The following table presents, as of September 15, 2000, Servicesoft's implied enterprise value to revenue multiples and the range, mean and median enterprise value to revenue multiples for the aforementioned comparable companies in the calendar years 1999, 2000 and 2001:

                                          COMPARABLE COMPANIES              SERVICESOFT
                                    ---------------------------------    (AS IMPLIED BY THE
                                    LOW      HIGH     MEAN     MEDIAN    CONVERSION RATIO)
                                    ----    ------    -----    ------    ------------------
Enterprise value as a ratio of:
  Actual calendar year 1999.....    8.7x    183.7x    54.9x    29.3x           96.3x
  Projected calendar year
     2000.......................    4.8x     31.3x    14.8x    11.2x           25.4x
  Project calendar year 2001....    2.8x     15.8x     7.8x     5.3x           12.7x

     Precedent Transaction Analysis. DRW compared transaction value to revenue multiples relating to the proposed combination of Servicesoft and Broadbase with transaction value to revenue multiples paid in selected business combination and acquisition transactions since September 1, 1999 for companies that compete in the electronic Customer Relations Management market, or eCRM market. For the purpose of calculating multiples, revenue values were taken as the actual or estimated revenue of the target companies in the last twelve months prior to the announcement of the transaction, or LTM revenue. Financial data regarding the precedent transactions was taken from SEC filings, press releases and DRW estimates.

     DRW noted that many of these transactions involved target companies that were small and whose transaction value to revenue multiples were therefore not comparable to that of Servicesoft. To account for this, DRW excluded from its calculations of low, high, mean and median those transactions where the target company had LTM revenues of less that $1 million. DRW also noted that public company valuations in the eCRM market have changed materially since the beginning of the year. As such, DRW analyzed the precedent transactions both in terms of the implied transaction value at announcement and an adjusted transaction value which takes into account the changes in stock prices of the acquirers since announcement. In addition to analyzing the low, high, mean and median of values for the 25 transactions, DRW selected six transactions that it deemed most comparable to this transaction based on the financial and business characteristics of the target companies in those transactions. The selected transactions were:

     - the acquisition of DataSage Inc. by Vignette Corporation, announced on January 10, 2000;

     - the acquisition of Silknet Software Inc. by Kana Communications, Inc., announced on February 6, 2000;

     - the acquisition of Octane Software Inc. by E.piphany, Inc., announced on March 14, 2000;

     - the acquisition of Inference Corp. by eGain Communications Corp., announced on March 16, 2000;

     - the acquisition of OnDisplay, Inc. by Vignette Corporation, announced on May 21, 2000; and

     - the acquisition of OnLink Technologies, Inc. by Siebel Systems, Inc., announced on August 7, 2000.

     The following table presents the transaction value to revenue multiple for Servicesoft and the low, high, mean and median for the selected comparable transactions both at announcement and on an adjusted basis that accounts for changes in the acquirers' stock prices since announcement:

                                  ALL COMPARABLE TRANSACTIONS      MOST COMPARABLE TRANSACTIONS     PROPOSED
                                -------------------------------   ------------------------------   SERVICESOFT
                                 LOW     HIGH    MEAN    MEDIAN   LOW     HIGH    MEAN    MEDIAN   TRANSACTION
                                -----   ------   -----   ------   ----   ------   -----   ------   -----------
Implied transaction value at
  announcement as a ratio of
  LTM revenues...............   12.5x   524.2x   86.2x   49.1x    15.9x  524.2x   157.2x  89.0x      40.8x
Adjusted transaction value as
  of September 15, 2000 as a
  ratio of LTM revenues......    4.0x   176.9x   43.6x   33.2x    4.0x   176.9x   71.0x   56.8x      40.8x

     Relative Contribution Analysis. DRW analyzed the relative contribution of each of Broadbase and Servicesoft in calendar years 1999, 2000 and 2001 in terms of various financial statement categories relative to the pro forma combined financial statements where the two stand-alone companies were combined assuming no synergies. Due to lack of profitability, the financial statement categories included revenue and gross profit. DRW compared the relative contributions to the pro forma ownership percentage of Broadbase and Servicesoft security holders in the pro forma post-business combination combined company based on the fully-diluted equity ownership of the combined entity. DRW observed that, based upon the exchange ratio set forth in the merger agreement, the relative ownership of the combined company by Servicesoft and Broadbase security holders, on a fully-diluted basis, would be 34.3% and 65.7%, respectively, at the close of the business combination. DRW also noted that the implied Servicesoft and Broadbase pro forma ownership, on an enterprise value basis, would be 38.3% and 61.7%, respectively. The following is a summary of this analysis:

                               ACTUAL CALENDAR YEAR      PROJECTED CALENDAR YEAR     PROJECTED CALENDAR YEAR
                                       1999                        2000                        2001
                             ------------------------    ------------------------    ------------------------
                             BROADBASE    SERVICESOFT    BROADBASE    SERVICESOFT    BROADBASE    SERVICESOFT
                             ---------    -----------    ---------    -----------    ---------    -----------
Revenue...................     59.4%         40.6%         62.8%         37.2%         62.9%         37.1%
Gross Profit..............     65.5%         34.5%         66.7%         33.3%         63.2%         36.8%

     Merger Analysis. DRW analyzed the pro forma impact of the transaction on the projected earnings per share of the combined company for fiscal 2001 using Broadbase management estimates. DRW noted that an analysis of earnings excluding the impact of goodwill amortization was most relevant for examining the financial impact of the transaction. Excluding goodwill amortization and one-time transaction-related costs, DRW estimated that the impact of the transaction on the combined company's earnings per share would be neutral by the fourth quarter of fiscal 2001. DRW also noted that the analysis indicated the merger should not delay Broadbase's objective to reach profitability in the second half of fiscal 2001.

     The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. DRW believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, DRW considered the results of all of its analyses as well as qualitative factors, including the enhanced competitive position of the combined company from a broader suite of products, the management team of Servicesoft, and the greater size and critical mass of the combined company. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the merger consideration to Broadbase from a financial point of view, DRW did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison is identical to Broadbase or Servicesoft or the proposed business combination. The analyses were prepared solely for purposes of DRW providing an opinion as to the fairness to Broadbase and its stockholders of the business combination consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DRW made, and was provided by Broadbase's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Broadbase's or Servicesoft's control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Broadbase, Servicesoft or their advisors, none of Broadbase, DRW or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. DRW was not provided with long-term projections for Servicesoft and, thus, DRW did not prepare a discounted cash flow analysis for purposes of its opinion.

     DRW is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with business combinations and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DRW regularly publishes research reports regarding the eCRM industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, DRW and its affiliates may actively trade securities of Broadbase for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in those securities. Broadbase selected DRW to render its opinion based on DRW's knowledge of the technology industry and its experience in business combinations and acquisitions and in securities valuation generally.

     Pursuant to an engagement letter, Broadbase paid DRW a nonrefundable fee of $500,000 upon the rendering of its opinion. Payment of this fee to DRW was not contingent upon the closing of the business combination. Broadbase has agreed to pay DRW an additional transaction fee of $2,000,000 for investment banking and financial advisory services. The transaction fee is contingent upon the closing of the business combination before September 7, 2001. Whether or not the transaction closes Broadbase has agreed to reimburse DRW for its reasonable out-of-pocket expenses and to indemnify DRW against liabilities incurred. These include liabilities under the federal securities laws in connection with the engagement of DRW by Broadbase's board of directors. The terms of the engagement letter, which Broadbase believes are customary for transactions of this nature, were negotiated at arms'-length between Broadbase and DRW, and the Broadbase board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

OPINION OF SERVICESOFT'S FINANCIAL ADVISOR

     Under an engagement letter dated September 1, 2000, Servicesoft retained Morgan Stanley to provide it with certain financial advisory services in connection with the merger. Morgan Stanley was selected by Servicesoft based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Servicesoft. At the meeting of Servicesoft's Board on September 15, 2000, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of September 15, 2000, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of Servicesoft common stock.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED SEPTEMBER 15, 2000 IS ATTACHED AS ANNEX G TO THIS DOCUMENT. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY. MORGAN STANLEY'S OPINION IS DIRECTED TO SERVICESOFT'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO IN THE MERGER, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF SERVICESOFT AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SERVICESOFT COMMON STOCK AS TO HOW TO VOTE AT SERVICESOFT'S SPECIAL

MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION.

     Broadbase retained Morgan Stanley as its financial advisor, and Servicesoft retained Morgan Stanley to provide it with a fairness opinion, each with the consent of the other party. Morgan Stanley will receive customary fees for such services. Broadbase and Servicesoft also consented to the use of separate teams by Morgan Stanley to represent each of them and to share information regarding each company. Broadbase was aware, before engaging Morgan Stanley, that Morgan Stanley owned a pre-existing 0.55% equity interest in Servicesoft. The decision to retain Morgan Stanley was based on its reputation, its extensive knowledge of each company's business and its past relationships with each company. Morgan Stanley did not participate in the negotiation of the exchange ratio. The exchange ratio was negotiated through arm's length negotiations between Broadbase and Servicesoft and was approved by each company's board of directors.

     In rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly-available financial statements and other information of Servicesoft and Broadbase;

     - reviewed certain internal financial statements and other financial and operating data concerning Servicesoft and Broadbase prepared by the managements of Servicesoft and Broadbase, respectively;

     - discussed certain financial projections of Servicesoft and Broadbase prepared by the managements of Servicesoft and Broadbase, respectively;

     - discussed the past and current operations and financial condition and the prospects of Servicesoft and Broadbase, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Servicesoft and Broadbase, respectively;

     - reviewed the reported prices and trading activity for Broadbase common stock;

     - compared the financial performance of Servicesoft and Broadbase and the prices and trading activity of Broadbase common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - reviewed the merger agreement and certain related documents; and

     - considered such other factors and analyses as it deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of Broadbase and Servicesoft. Morgan Stanley relied upon the assessment by the managements of Broadbase and Servicesoft of their ability to retain key employees of Servicesoft and Broadbase. Morgan Stanley also relied upon, without independent verification, the assessment by the management of Servicesoft of Broadbase's technologies and products, the timing and risks associated with the integration of Servicesoft with Broadbase and the validity of, and risks associated with, Servicesoft's existing and future products and technologies.

     In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Servicesoft or Broadbase, nor was it furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit interest from any party with respect to the acquisition of Broadbase.

     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with its opinion dated September 15, 2000. In the following analyses, Morgan Stanley used publicly-available research analyst estimates with respect to Broadbase's projected results of operations. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Contribution Analysis. Morgan Stanley analyzed the relative contribution of Servicesoft and Broadbase to historical and estimated revenues and gross profit of the combined company for calendar years 2000 to 2001 based on estimates published by securities research analysts for Broadbase and estimates developed by Morgan Stanley for Servicesoft. Morgan Stanley's contribution analysis assumed no synergies. The following table presents the results of that analysis:

                                                                   % CONTRIBUTION
                                                              ------------------------
                                                              SERVICESOFT    BROADBASE
                                                              -----------    ---------
Revenues
  Last Quarter..............................................     35.9%         64.1%
  Next Quarter..............................................     32.8          67.2
  CY2000E...................................................     33.5          66.5
  CY2001E...................................................     30.9          69.1
Gross Profit
  Last Quarter..............................................     29.8%         70.2%
  Next Quarter..............................................     30.6          69.4
  CY2000E...................................................     27.5          72.5
  CY2001E...................................................     30.8          69.2

                                                          SERVICESOFT     BROADBASE
                                                          -----------    -----------
Implied Pro Forma Ownership Percentage..................  27.5%-35.9%    64.1%-72.5%

     Morgan Stanley noted that the pro forma ownership of the combined company by Servicesoft's stockholders implied by the exchange ratio set forth in the merger agreement would be 36.5% based on the treasury method of calculating shares outstanding for Broadbase and Servicesoft.

     Comparable Company Analysis. Morgan Stanley compared selected financial information for Broadbase with publicly available information for comparable software companies, including Kana Communications, Inc., E.piphany, Inc., Accrue Software, Inc., Pivotal Corporation, Firepond, Inc., Net Perceptions, Inc., eGain Communications Corporation, Quintus Corporation, Calico Commerce, Inc. and Prime Response, Inc. Based upon calendar year 2001 projected revenue estimates published by securities research analysts and using the closing prices as of September 13, 2000, Morgan Stanley calculated, for each of these companies, the multiple of aggregate value to projected calendar year 2001 revenue estimates. The following table shows the results of these calculations:

                                                              AGGREGATE VALUE/
                                                              CY2001E REVENUES
                                                              ----------------
Kana........................................................        14.7x
E.piphany...................................................        13.4
Broadbase...................................................         9.6
Pivotal.....................................................         9.1
Accrue......................................................         7.1
Firepond....................................................         6.7
Net Perceptions.............................................         3.5
eGain.......................................................         3.5
Quintus.....................................................         3.2
Calico......................................................         2.0
Prime Response..............................................         1.4

     Morgan Stanley noted that the multiple of aggregate value to projected calendar year 2001 revenue estimates implied by the exchange ratio set forth in the merger agreement would be 13.7x.

     No company included in the comparable company analyses is identical to Servicesoft or Broadbase. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Servicesoft or Broadbase, such as the impact of competition on the business of Servicesoft or Broadbase and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Servicesoft or Broadbase or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

     Initial Pubic Offering Valuation Analysis. Morgan Stanley analyzed selected financial information for Servicesoft and compared such information with publicly available information for comparable software companies to establish a preliminary filing range for Servicesoft's initial public offering. Morgan Stanley reviewed the forward revenue multiples of selected comparable companies, as well as software companies that had recently completed their initial public offerings, at three points in time:

     - upon initial filing of their registration statements;

     - upon pricing of their initial public offerings; and

     - just prior to filing Servicesoft's preliminary registration statement with the Securities and Exchange Commission.

     Forward revenue multiples were calculated using research analyst estimates then available. Morgan Stanley reviewed the forward revenue multiples for the following software companies:

     - Art Technology Group

     - E.piphany, Inc.

     - eGain Communications Corporation

     - Interwoven, Inc.

     - Kana Communications, Inc.

     - Silknet Software, Inc.

     - webMethods, Inc.

     Morgan Stanley noted that the capitalization for Servicesoft implied by the preliminary IPO analysis would range between $375 million and $425 million.

     No company included in the IPO analyses is identical to Servicesoft. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Servicesoft, such as the impact of competition on the business of Servicesoft and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Servicesoft or the industry or in the financial markets in general.

     Precedent Transaction Analysis. Morgan Stanley compared certain publicly-available statistics for selected transactions in the software sector from January 26, 2000 to May 22, 2000. Morgan Stanley estimated the multiple of the acquired company's next twelve months' revenue, based on projected revenue estimates published by securities research analysts, at the time of announcement of the transaction, implied by the transaction value for each of the following transactions:

     - OnDisplay/Vignette

     - Active Software/webMethods

     - Spyglass/OpenTV

     - Silknet Software/Kana Communications

     - INTERVU/Akamai Technologies

     - Interleaf/BroadVision

     Morgan Stanley then compared this multiple to the next twelve months revenue multiple of the acquiring company, based on projected revenue estimates published by securities research analysts, for each of the above transactions. The following table presents the indicated next twelve months revenue multiple for the acquired company and the percentage that this number represents of the acquirer's next twelve months revenue multiple in each instance:

                                                                        PERCENTAGE OF ACQUIRER'S
                                                NEXT TWELVE MONTHS         NEXT TWELVE MONTHS
ACQUIREE/ACQUIROR                              REVENUE MULTIPLE PAID        REVENUE MULTIPLE
-----------------                              ---------------------    ------------------------
OnDisplay/Vignette...........................           37.7x                    107.6%
Active Software/webMethods...................           17.1                      29.4
Spyglass/OpenTV..............................           48.8                      26.1
Silknet/Kana.................................          120.9                      83.5
INTERVU/Akamai...............................          179.0                      46.9
Interleaf/BroadVision........................           14.1                      26.0

     Morgan Stanley noted that the next twelve months revenue multiple for Servicesoft implied by the exchange ratio set forth in the merger agreement would be 16.1x, which reflects 142.5% of the Broadbase next twelve months revenue multiple.

     No transaction included in the precedent transaction analyses is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Servicesoft or Broadbase, such as the impact of competition on the business of Servicesoft or Broadbase and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Servicesoft or Broadbase or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analysis described above must be considered as a whole and that selecting any portion of Morgan Stanley's analyses, without considering all its analyses, would create an incomplete view of the process underlying Morgan Stanley's opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Servicesoft or Broadbase.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Servicesoft or Broadbase. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Servicesoft and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of Servicesoft. The analyses do not purport to be appraisals or to reflect the prices at which Servicesoft common stock or Broadbase common stock might actually trade. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between Servicesoft and Broadbase and were approved by the Servicesoft board of directors. Morgan Stanley provided advice to Servicesoft during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Servicesoft or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley's opinion and presentation to the Servicesoft board of directors was one of many factors taken into consideration by Servicesoft's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Servicesoft board of directors with respect to the value of Servicesoft or of whether the Servicesoft board of directors would have been willing to agree to a different consideration.

     The Servicesoft board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. With Servicesoft's consent, Morgan Stanley acted as a financial advisor to Broadbase in connection with the merger and will receive a fee in connection with the merger. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of Broadbase.

     Pursuant to an engagement letter dated September 1, 2000, Morgan Stanley provided Servicesoft advisory services and a financial opinion in connection with the merger, and Servicesoft agreed to pay Morgan Stanley a customary fee for its services. Servicesoft has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Servicesoft has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Servicesoft and have received fees for the rendering of these services.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     The executive officers and directors of Broadbase and Servicesoft have interests in the merger that are different from, or are in addition to, those of Broadbase and Servicesoft stockholders generally. These interests include the following:

     - Massood Zarrabian, the Chief Executive Officer and President of Servicesoft, and Robert E. Davoli, a director of Servicesoft, will become members of Broadbase's board of directors after the merger;

     - Mr. Zarrabian, Daniel J. Kossmann, Paul R. Maguire and Alf Saggesse, each an executive officer of Servicesoft, have employment agreements with Broadbase that provide for benefits upon completion of the merger, including severance and other payments and acceleration of restricted stock and stock option vesting;

     - Executive officers of Servicesoft may become officers of Broadbase after the merger;

     - Many executive officers and directors of Servicesoft hold substantial interests, in the form of Servicesoft shares or stock options, that will be exchanged for Broadbase shares or options in the merger;

     - Several executive officers and directors of Servicesoft have agreements that provide for benefits, including severance and other payments and acceleration of stock option vesting, that may be triggered upon the closing of the merger or termination of employment after the closing of the merger; and

     - Executive officers and directors of both Broadbase and Servicesoft have customary rights to indemnification against specified liabilities.

     As a result, these executive officers and directors could be more likely to vote in favor of and to recommend the approval of the merger than if they did not hold these interests.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement, approval of the merger by the stockholders of Servicesoft, approval of the issuance of shares of Broadbase common stock in the merger and approval of the amendment to Broadbase's certificate of incorporation by Broadbase's stockholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MERGER

     Soldier Acquisition Corp., a newly-formed and wholly-owned subsidiary of Broadbase, will be merged with and into Servicesoft. As a result of the merger, the separate corporate existence of Soldier Acquisition Corp. will cease and Servicesoft will survive the merger as a wholly-owned subsidiary of Broadbase.

TREATMENT OF SERVICESOFT COMMON STOCK, PREFERRED STOCK, OPTIONS AND WARRANTS

  Treatment of Servicesoft common stock and preferred stock

     At the closing, each outstanding share of Servicesoft common stock will be converted into the right to receive 1.4404 shares of Broadbase common stock, except for any shares with respect to which appraisal rights are exercised and for the outstanding shares of Servicesoft Series X and Series Y preferred stock. The single share of Series X preferred stock and the single share of Series Y preferred stock will each be redeemed by Servicesoft for $1.00 prior to the completion of the merger. The number of shares of Broadbase common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Broadbase common stock or Servicesoft common stock effected between the date of the merger agreement and the completion of the merger.

     To the extent any shares of Servicesoft stock that are outstanding immediately prior to the closing of the merger are unvested or are subject to a right of repurchase by Servicesoft upon termination of the stockholder's relationship with Servicesoft, then the shares of Broadbase common stock issued in the merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions.

     Servicesoft is required under the merger agreement to cause holders of its preferred stock to convert their preferred stock into common stock before the closing of the merger, with the exception of holders of of its single shares of Series X preferred stock and Series Y preferred stock, which will each be redeemed for $1.00 before the closing in accordance with their terms. Servicesoft will solicit the consent of holders of its preferred stock to the conversion of their shares separately from this document and from the Servicesoft stockholder meeting. Each share of Servicesoft preferred stock is convertible into one share of Servicesoft common stock. If shares of preferred stock remain outstanding and Broadbase agrees to waive the condition that they be converted, they will also be converted by virtue of the merger into Broadbase common stock at the exchange ratio of 1.4404.

     Servicesoft's subsidiary, Servicesoft Canada, has issued and outstanding shares of stock that are exchangeable on a one-for-one basis for shares of Servicesoft's Series H preferred stock (Servicesoft Canada exchangeable preferred stock) and for Servicesoft common stock (Servicesoft Canada exchangeable common stock). The stockholders of Servicesoft Canada received these exchangeable shares in connection with the acquisition by Servicesoft of Servicesoft Canada, formerly Balisoft Technologies Inc., in February 1999.

     Servicesoft is required by the terms of the merger agreement to cause holders of Servicesoft Canada's exchangeable preferred stock and exchangeable common stock to exchange that stock for the corresponding Servicesoft stock before the closing of the merger. To that end, Servicesoft Canada will hold a special meeting of its holders of exchangeable common stock prior to the Servicesoft stockholders' meeting to obtain the necessary approvals for this exchange. Servicesoft Canada will request a similar approval from the holders of exchangeable preferred stock by way of a written stockholders' resolution. This exchange will require the approval of stockholders representing at least two-thirds of the total votes cast at the meeting, or by written consent, as applicable, and the approval will also require that the holders of at least 50% of the then-outstanding exchangeable shares be present in person or represented by proxy at the meeting, as applicable.

     No certificate or scrip representing fractional shares of Broadbase common stock will be issued in connection with the merger. Instead, Servicesoft stockholders will receive cash, without interest, in lieu of a fraction of a share of Broadbase common stock.

  Treatment of Servicesoft's options and warrants

     Upon completion of the merger, each outstanding Servicesoft stock option or warrant will be converted into an option or warrant to purchase shares of Broadbase common stock. The number of shares subject to each new Broadbase stock option or warrant will be equal to 1.4404, multiplied by the number of shares subject to the Servicesoft stock option or warrant, rounded down to the nearest whole share. The exercise price per share for each new Broadbase stock option and warrant will be equal to the exercise price per share of the Servicesoft stock option or warrant, divided by 1.4404, rounded up to the nearest whole cent. The other terms of Servicesoft's warrants and options and, with respect to options, the existing Servicesoft option plans under which Servicesoft issued the options, will continue to apply to the converted warrants and options, including any provisions providing for vesting.

     In connection with the merger, Broadbase has also agreed to assume Servicesoft's Employee Stock Purchase Plan. Servicesoft is currently obligated to issue approximately 64,515 shares of Servicesoft common stock under this plan, which will each be converted into the right to receive shares of Broadbase common stock at the conversion rate of 1.4404. Servicesoft's board of directors has suspended offers of Servicesoft stock under the plan.

     Under the merger agreement, Broadbase is required to file a registration statement on Form S-8 within 15 days after the closing of the merger for the shares of Broadbase common stock issuable with respect to options outstanding under the Servicesoft stock option plans and shares issuable under the Servicesoft Employee Stock Purchase Plan. Broadbase has agreed to use reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options or shares remain outstanding.

ESCROW ARRANGEMENT

     A total of 10% of the shares of Broadbase common stock issued in the merger in exchange for outstanding shares of Servicesoft stock will be deposited in an escrow account to be administered by State Street Bank and Trust Company of California, the escrow agent. By approving the merger agreement, the Servicesoft stockholders will authorize the creation of the escrow account, the terms of the escrow agreement and the appointment of Mark S. Skapinker, the current Chairman of the Board of Directors of Servicesoft, as their agent with respect to indemnification matters. The purpose of the escrow account is to provide a source of indemnification for Broadbase and its representatives in the event that they suffer damages as a result of a breach of Servicesoft's representations, warranties and covenants in the merger agreement and a source of the recovery of fees and expenses, other than investment bankers' fees, incurred by Servicesoft in connection with the merger in excess of $500,000.

     The escrow fund will serve as Broadbase's exclusive remedy for damages for which Broadbase is entitled to indemnification under the merger agreement, other than with respect to claims of intentional fraud or relating to ownership of the Servicesoft stock exchanged in the merger. Please refer to the section entitled "The Merger Agreement -- Indemnification obligations of Servicesoft's stockholders" on page 86 for further detail about the indemnification obligations of Servicesoft's stockholders.

EXCHANGE OF SERVICESOFT STOCK CERTIFICATES FOR BROADBASE STOCK CERTIFICATES

     When the merger is completed, Broadbase's exchange agent will mail to Servicesoft stockholders a letter of transmittal and instructions for use in surrendering Servicesoft stock certificates in exchange for Broadbase stock certificates, together with other documents for execution by the stockholders as required by the merger agreement.

     When a Servicesoft stockholder delivers its Servicesoft stock certificates to the exchange agent along with

     - an executed letter of transmittal,

     - an executed letter agreement indicating the stockholder's agreement to indemnify Broadbase and its representatives in accordance with the indemnification provisions of the merger agreement and making representations and warranties relating to the stockholder's ownership of its Servicesoft stock, and

     - with respect to executive officers, directors and other affiliated stockholders of Servicesoft, an executed agreement not to sell any of the shares of Broadbase common stock received in the merger for a period of 90 days, the Servicesoft stock certificates will be canceled and the stockholder will receive Broadbase stock certificates representing the number of full shares of Broadbase common stock to which it is entitled under the merger agreement, subject to the escrow arrangement described above.

     Servicesoft stockholders will receive payment in cash, without interest, instead of any fractional shares of Broadbase common stock that would otherwise be issued to them in the merger. Stockholders should not submit their Servicesoft stock certificates for exchange unless and until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

     Generally, after the closing of the merger, an unexchanged Servicesoft stock certificate is deemed to evidence, for all purposes, the applicable number of shares of Broadbase common stock issued in the merger with respect to the Servicesoft stock represented by that certificate, except that a Servicesoft stockholder will not be entitled receive any dividends or other distributions on Broadbase common stock until the stockholder has surrendered its Servicesoft stock certificates in exchange for Broadbase stock certificates.

     Broadbase will only issue Servicesoft stockholders a Broadbase stock certificate or a check instead of a fractional share in a name in which the surrendered Servicesoft stock certificate is registered. If any

Servicesoft stockholder wishes to have a certificate or check issued in another name, such stockholder must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that it paid any applicable stock transfer taxes. If any Servicesoft stockholder has lost its Servicesoft stock certificate, that stockholder will be required to furnish an affidavit of loss and a bond in addition to the documents accompanying the letter of transmittal to receive the corresponding Broadbase stock certificate.

SERVICESOFT STOCKHOLDERS' APPRAISAL RIGHTS

     Even if the merger is approved by Servicesoft's stockholders, any Servicesoft stockholders who do not vote in favor of or consent to the merger can take steps to exercise rights of appraisal under Delaware law, rather than receiving the shares of Broadbase stock in the merger. Generally, under Section 262 of the Delaware General Corporation Law, a stockholder who, among other things

     - holds shares of Servicesoft's stock on the date that it makes a demand in accordance with Section 262 with respect to those shares,

     - continuously holds those shares through the effective time of the merger, and

     - has not voted in favor of the merger or consented to the merger,

will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the stockholder's shares of stock, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The surviving corporation in the merger will then be required to pay the stockholder the fair value determined by the court. A stockholder who wishes to exercise appraisal rights must deliver a written demand for appraisal to Servicesoft before the vote of Servicesoft's stockholders is completed. Broadbase's stockholders are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights; certain courses of conduct by a stockholder can prevent that stockholder from successfully asserting these rights, and there are multiple steps involved to properly perfect the rights. See "Appraisal Rights" on page 145 for more detail.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related regulations, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes that Servicesoft stockholders hold their shares of Servicesoft common stock as capital assets within the meaning of
Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules. These special rules include rules relating to:

     - stockholders who are not citizens or residents of the United States;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their shares of Servicesoft common stock through the exercise of options or similar derivative securities or otherwise as compensation; or

     - stockholders who hold their shares of Servicesoft common stock as part of a straddle, conversion or other integrated transaction.

     We believe, based on the advice of our respective counsel, that the merger will have the United States federal income tax consequences discussed below. The advice of our counsel referred to above assumes the absence of changes in existing facts and relies on assumptions, representations and covenants by the parties to the merger. No assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the positions were litigated. Neither of us intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

  Tax consequences to Broadbase stockholders.

     Current stockholders of Broadbase will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

  Tax consequences to Servicesoft stockholders.

     Except as discussed below, current stockholders of Servicesoft will not recognize gain or loss for United States federal income tax purposes on the exchange of Servicesoft common stock for Broadbase common stock in the merger. The aggregate tax basis of the Broadbase common stock received as a result of the merger will be the same as the aggregate tax basis in the Servicesoft common stock surrendered in the exchange, reduced by the tax basis of any shares of Servicesoft common stock for which cash is received instead of fractional shares of Broadbase common stock. The holding period of the Broadbase common stock received as a result of the exchange will include the period during which the Servicesoft common stock exchanged in the merger was held.

     Servicesoft stockholders will recognize gain or loss for United States federal income tax purposes with respect to the cash they receive instead of a fractional share interest in Broadbase common stock. The gain or loss will be measured by the difference between the amount of cash they receive and the portion of the tax basis of their shares of Servicesoft common stock allocable to the shares of Servicesoft common stock exchanged for the fractional share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the shares of Servicesoft common stock have been held for more than one year at the time the merger is completed.

  Tax consequences to Broadbase and Servicesoft.

     Broadbase, including its merger subsidiary, and Servicesoft will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     THIS DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY, AND IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER

     Broadbase intends to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, Broadbase will include the results of operations of Servicesoft in its consolidated financial statements. The purchase price from the merger, estimated at $652.9 as of October 16, 2000, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Servicesoft acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations over their useful lives under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. Broadbase, Servicesoft and Sigma Partners IV, L.P., a Servicesoft stockholder which will, as a result of the merger, make a reportable acquisition of Broadbase stock, have filed the required information and materials with the Department of Justice and the Federal Trade Commission. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made, and if a challenge is made, we may not prevail.

     Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this document is a part, and compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF SERVICESOFT AND BROADBASE

     The shares of Broadbase common stock to be issued in the merger in exchange for outstanding shares of Servicesoft stock will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Broadbase common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates of Servicesoft and Broadbase may not sell shares of Broadbase common stock that they acquire in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - another applicable exemption under the Securities Act.

In addition, Servicesoft affiliates will be required, in conjunction with the exchange of Servicesoft stock certificates for Broadbase stock certificates, to agree not to sell any shares they receive in the merger until 90 days after the merger is completed.

LISTING ON THE NASDAQ NATIONAL MARKET OF BROADBASE COMMON STOCK TO BE ISSUED IN THE MERGER

     Broadbase will seek approval, subject to its filing an official notice of issuance, for the listing on the Nasdaq National Market of the shares of its common stock to be issued in the merger.

OPERATIONS OF THE COMBINED COMPANY AFTER THE MERGER

     After completion of the merger, Servicesoft will continue its operations as a wholly-owned subsidiary of Broadbase. The stockholders of Servicesoft will become stockholders of Broadbase, and their rights as stockholders will be governed by Broadbase's certificate of incorporation and bylaws and by the laws of Delaware. For additional information, please see the section entitled "Comparison of Rights of Broadbase Stockholders and Servicesoft Stockholders" beginning on page 104.

                              THE MERGER AGREEMENT

     This section describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Annex A, and we urge you to read it in its entirety.

REPRESENTATIONS AND WARRANTIES

     We each made representations and warranties in the merger agreement regarding aspects of our respective businesses, financial conditions, ownership structure and other facts pertinent to the merger. A summary of the representations and warranties made by each company is provided below.

  Servicesoft's representations and warranties.

     Generally, Servicesoft's representations and warranties include representations as to:

     - its and its subsidiaries' corporate organization, good standing and qualification to do business, and their certificates of incorporation and bylaws or other similar charter documents;

     - its subsidiaries, ownership interests in other entities and obligations to make future investments in entities;

     - its capitalization;

     - its power and authority to enter into the merger agreement;

     - required consents, approvals and waivers;

     - the voting power of the stockholders executing the voting agreement;

     - the enforceability of the merger agreement and ancillary agreements against Servicesoft;

     - the effect of the merger on its and its subsidiaries' existing obligations;

     - the delivery to Broadbase of documents concerning Servicesoft's and its subsidiaries' businesses and its accounting and other corporate records;

     - its filings with the Securities and Exchange Commission;

     - its financial statements and liabilities;

     - litigation with respect to it and its subsidiaries;

     - its taxes and the taxes of its subsidiaries;

     - its and its subsidiaries' title to the properties they own and lease;

     - changes in its or its subsidiaries' businesses since the date of the balance sheet it delivered to Broadbase in connection with the signing of the merger agreement;

     - actions by it or any of its subsidiaries since the date of the balance sheet;

     - its and its subsidiaries' intellectual property;

     - its and its subsidiaries' compliance, generally, with applicable laws and regulations, including receipt of material permits and approvals;

     - its and its subsidiaries' agreements, contracts and commitments, and compliance with such agreements, contracts and commitments;

     - its compliance with employment laws and contracts and the status of its labor relations;

     - its employee benefit plans;

     - its hazardous materials liabilities and other environmental liabilities;

     - its and its subsidiaries' transactions with related parties;

     - its accounts receivable;

     - the identity of and other information about its and its subsidiaries' boards of directors and executive officers;

     - its and its subsidiaries' insurance policies;

     - voting arrangements with respect to its capital stock;

     - ownership by it or its affiliates of shares of Broadbase;

     - the information supplied by it for this document and for the related registration statement filed by Broadbase; and

     - the accuracy of its disclosures to Broadbase.

  Broadbase's representations and warranties.

     Broadbase's representations and warranties include representations as to:

     - its and the merger subsidiary's corporate organization, good standing and qualification to do business, and their certificates of incorporation and bylaws or other similar charter documents;

     - its and the merger subsidiary's capitalization;

     - its and the merger subsidiary's power and authority to enter into the merger agreement;

     - required consents, approvals and waivers;

     - the enforceability of the merger agreement and ancillary agreements against Broadbase and the merger subsidiary;

     - the effect of the merger on Broadbase and the merger subsidiary's existing obligations;

     - its filings with the Securities and Exchange Commission;

     - its financial statements and liabilities;

     - litigation with respect to Broadbase and the merger subsidiary;

     - changes in its or its subsidiaries' businesses since the date of the balance sheet it delivered to Servicesoft in connection with the signing of the merger agreement;

     - actions by it or any of its subsidiaries since the date of the balance sheet;

     - its intellectual property;

     - its and its subsidiaries' compliance, generally, with applicable laws and regulations, including receipt of material permits and approvals;

     - the information supplied by it for this document and for the related registration statement; and

     - its disclosures to Servicesoft.

     The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to read the articles of the merger agreement entitled "Representations and Warranties of Servicesoft" and "Representations and Warranties of Broadbase" carefully.

OTHER AGREEMENTS

  Public announcements

     We each agreed that we will consult with the other before issuing any press release or making any public announcement with respect to the merger. In addition, Servicesoft agreed to take all reasonable precautions to prevent trading in Broadbase's securities by officers, directors, employees and agents of Servicesoft who have any material non-public information about Broadbase until the information has been publicly disclosed.

  Fees and expenses

     Generally, each party agreed to pay the expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to the merger. However, Servicesoft's stockholders will be required to indemnify the surviving corporation for fees and expenses in excess of $500,000 incurred by Servicesoft with respect to the merger, other than the fees and expenses of investment bankers. Any such fees and expenses will be paid from the escrow account. The parties will share equally in the fees and expenses, other than attorneys' and accountants fees and expenses, incurred with respect to the preparation of this document.

  Resale restrictions for Servicesoft affiliates

     The merger agreement specifies that, from the date of the merger agreement until the date that is 90 days after the closing of the merger, no executive officer, director or other affiliate of Servicesoft may transfer or otherwise reduce its risk of ownership or investment in any shares of capital stock of Broadbase. This restriction terminates if Broadbase enters into an agreement to be acquired.

CONDUCT OF EACH COMPANY'S BUSINESS BEFORE THE CLOSING OF THE MERGER

     Servicesoft and Broadbase have each agreed that until the closing of the merger, or unless the other consents in writing, each of them and its subsidiaries will carry on its business in the usual, regular and ordinary course, and pay its debts and taxes when due. Each party has also agreed to use its commercially reasonable efforts consistent with past practices and policies to:

     - keep its present business intact;

     - keep available the services of its present officers;

     - preserve its relationships with customers, suppliers and others with which it has business dealings.

     - maintain its equipment and other assets in good working condition; and

     - keep its insurance policies in effect and obtain any required additional insurance.

  Servicesoft

     Servicesoft has also agreed that until the closing of the merger, Servicesoft and each of its subsidiaries will not take any of the following actions without the prior written consent of Broadbase:

     - dispose of any material properties or assets;

     - incur or guarantee indebtedness in excess of $250,000, except for a line of credit with a nationally-recognized financial institution on commercially reasonable terms;

     - transfer or license any intellectual property other than in the ordinary course of business;

     - increase any director's, employee's or consultant's compensation, except as required pursuant to existing agreements, normal raises in salary for non-officers and severance payments to non-officers not exceeding four weeks salary;

     - enter into any new employment agreements other than "at-will" employment arrangements, or enter into any consulting agreement providing for annual fees in excess of $100,000;

     - amend its charter and bylaws;

     - enter into any material lease or agreement for the purchase or sale of any property other than in the ordinary course of business consistent with past practice;

     - modify, terminate or fail to renew any contracts or waive, release or assign any material rights under any contracts, in a manner that would reasonably be expected to have a material adverse effect on Servicesoft;

     - issue any securities other than shares issued upon exercise of outstanding options, plus additional options to purchase up to 200,000 shares of Servicesoft common stock to be granted during the pre-closing period pursuant to its employee benefit plans, and warrants to purchase up to 100,000 shares of Servicesoft common stock in connection with the line of credit permitted under the merger agreement;

     - declare or pay any dividends or make any other distributions on its capital stock, or redeem or any of its capital stock;

     - split or combine any shares of its capital stock;

     - acquire or enter into any agreement to acquire any other entity or other material assets;

     - make any material capital expenditures other than capital expenditures less than $250,000 per transaction in the ordinary course of business;

     - waive any restrictions on, accelerate or modify the terms of outstanding options or shares of restricted stock;

     - materially change the pricing of its products and services;

     - change accounting practices or revalue assets;

     - change insurance coverage other than in the ordinary course of business;

     - lend any amounts other than immaterial amounts in the ordinary course of business;

     - make any material payments outside the ordinary course of business; and

     - take any action that would have a material adverse effect on Servicesoft.

  Broadbase

     Broadbase has also agreed that until the closing of the merger, it will not take any of the following actions without the prior written consent of
Servicesoft:

     - acquire or agree to acquire other entities, other than the acquisitions of Decisionism and Panopticon, if the acquisition(s) involve the issuance of more than 4,789,769 shares of Broadbase common stock;

     - issue any securities other than issuances of shares upon exercise of outstanding options and warrants, plus additional options to purchase up to 800,000 shares of Broadbase common stock under its employee benefit plans to be granted during the pre-closing period, issuances of shares in connection with permitted acquisitions, and certain option grants in connection with the Decisionism acquisition;

     - transfer or license any intellectual property where the transfer or license is not in the ordinary course of business;

     - amend its charter and bylaws, except as necessary to complete the merger;

     - declare or pay any dividends or make other distributions on its capital stock, or redeem any of its capital stock;

     - change accounting practices or revalue its assets;

     - agree to or complete the sale of Broadbase to an acquirer; and

     - take any action that it knows will cause the merger to fail to qualify as a tax-free reorganization.

     The agreements related to the conduct of the companies' business in the merger agreement are complicated and not easily summarized. We urge you to read carefully the "Conduct of Business" sections of the merger agreement under the articles of the merger agreement entitled "Servicesoft Pre-Closing Covenants" and "Broadbase Pre-Closing Covenants."

NO OTHER NEGOTIATIONS

     Until the merger is completed or the merger agreement is terminated, Servicesoft has agreed not to solicit or initiate certain kinds of corporate transactions. The following terms will be used throughout this section and the section entitled "Termination fee" beginning on page 83:

     - An Acquisition means any transaction or series of related transactions that results in the holders of record of an entity's capital stock immediately prior to that transaction or those transactions holding less than 50% of the voting power in that entity immediately after the transaction, or that results in a sale of all or substantially all of the assets of an entity.

     - An Acquisition Proposal means any offer or proposal relating to an Acquisition Transaction of Servicesoft, other than those contemplated by the merger agreement.

     - An Acquisition Transaction with respect to any entity means any transaction or series of related transactions, other than those contemplated by the merger agreement, involving:

        -- an acquisition or purchase from that entity of more than a 15% interest in the total outstanding voting securities of the entity or any of its subsidiaries;

        -- a tender offer or exchange offer that if consummated would result in any person or group holding 15% or more of the total outstanding voting securities of the entity or any of its subsidiaries; or

        -- any sale, exchange, transfer, acquisition or disposition, or any lease or license outside the ordinary course of business, of more than 10% of the assets of the entity, or any liquidation or dissolution of the entity.

     - A Superior Offer means an unsolicited, bona fide offer made by a third party to consummate either of the following transactions, and where Servicesoft's board of directors determines, in its reasonable judgment, based on the written advice of a financial advisor of national standing, to be more favorable to Servicesoft's stockholders than the terms of the merger with Broadbase:

        -- a merger or consolidation involving Servicesoft pursuant to which the stockholders of Servicesoft immediately preceding that transaction hold less than 50% of the equity interest in the surviving entity of that transaction; or

        -- an acquisition by any person or group, directly or indirectly, of ownership of 100% of the outstanding shares of capital stock of Servicesoft.

        An offer will not be a Superior Offer if any financing required to complete the transaction is not committed and is not likely in the reasonable judgment of Servicesoft's board of directors, based on the advice of its financial advisor, to be obtained on a timely basis.

  Servicesoft

     Until the merger is completed or the merger agreement is terminated, Servicesoft has agreed not to, directly or indirectly:

     - solicit or initiate the making, submission or announcement of any Acquisition Proposal;

     - furnish to any person any non-public information with respect to any Acquisition Proposal;

     - take any other action to facilitate any inquiries regarding any Acquisition Proposal;

     - participate or engage in any discussions or negotiations with any person with respect to any Acquisition Proposal, except that Servicesoft may inform third parties, in response to unsolicited inquiries, of the provisions relating to non-solicitation in the merger agreement;

     - approve, endorse or recommend any Acquisition Proposal; and

     - enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Proposal.

     However, if Servicesoft receives a Superior Offer, then Servicesoft may furnish non-public information regarding itself and its subsidiaries and may enter discussions or negotiations with the party that has made the Superior Offer, if:

     - neither Servicesoft nor any of its or its subsidiaries' representatives has violated any of the restrictions regarding non-solicitation;

     - Servicesoft's board of directors concludes, in good faith, after consultation with its outside legal counsel, that this action is required in order for the board of directors to comply with its fiduciary duties to Servicesoft's stockholders under applicable law;

     - prior to furnishing any non-public information to or entering into any discussions with the party making the offer, Servicesoft provides Broadbase with written notice of the identity of that party and the material terms and conditions of the offer;

     - the party making the offer signs a confidentiality agreement;

     - Servicesoft gives Broadbase at least two business days advance written notice of its intent to furnish non-public information to or enter into any discussions with the offeror; and

     - Servicesoft provides any non-public information to Broadbase at the same time that it provides the information to the party making the offer.

     If one of Servicesoft's advisors violates these requirements, the violation will not be a breach of the merger agreement by Servicesoft if the violation was not authorized by Servicesoft and Servicesoft terminates its relationship with the advisor. Furthermore, Servicesoft agreed that it would immediately cease any discussions with third parties with respect to any Acquisition Proposal. Servicesoft has also agreed to inform Broadbase promptly as to any request for non-public information or any other inquiry that Servicesoft believes is likely to lead to an Acquisition Proposal, and of any actual Acquisition Proposal, together with the identity of the person or group making any such request, inquiry or Acquisition Proposal and any modifications to any such request, inquiry or Acquisition Proposal.

  Broadbase

     Until the merger is completed or the merger agreement is terminated, Broadbase has agreed not to directly or indirectly solicit or initiate the making, submission or announcement of any Acquisition with respect to Broadbase. If one of Broadbase's advisors violates this requirement, the violation will not be a breach of the merger agreement by Broadbase if the violation was not authorized by Broadbase and Broadbase terminates its relationship with the advisor.

STOCKHOLDER APPROVALS

     Each of Broadbase and Servicesoft has agreed to hold a special stockholders' meeting as promptly as practicable after the SEC declared the registration statement relating to this document effective and, in any event, no more than 40 days after the effective date of the registration statement. Each party has also agreed to solicit proxies from its stockholders in favor of the approval of the merger-related proposals, and, subject to its directors' fiduciary obligations, to use all reasonable efforts to take all other action necessary or advisable to secure the required votes or consents approving the merger-related proposals.

     Recommendation of Servicesoft's board of directors

     Servicesoft's board of directors unanimously recommends to Servicesoft's stockholders that they approve the merger agreement and the merger. Servicesoft's board can, without breaching the merger agreement, withhold, withdraw or modify its recommendation in favor of the merger if:

     - a Superior Offer is made to Servicesoft and not withdrawn;

     - Servicesoft provides Broadbase with written notice of the Superior Offer, including the terms of the offer and the identity of the offeror;

     - Broadbase, within three business days after receiving notice of the Superior Offer, has not made another offer that Servicesoft's board of directors determines in good faith to be at least as favorable to Servicesoft's stockholders;

     - Servicesoft's board of directors concludes, in good faith, after consultation with its outside counsel, that, in light of the Superior Offer, withholding, withdrawing or modifying its recommendation is required in order for Servicesoft's board of directors to comply with its fiduciary obligations to Servicesoft's stockholders under applicable laws; and

     - Servicesoft has not violated any restrictions in the stockholder approval provisions and the non-solicitation provisions of the merger agreement.

     Servicesoft agreed further that it would provide Broadbase with at least two business days prior notice, or the same notice as is given to Servicesoft's board of directors, but not less than 24 hours prior notice, of any meeting of Servicesoft's board of directors where the board is reasonably expected to consider whether an Acquisition Proposal is a Superior Offer.

     Even if Servicesoft's board of directors changes its recommendation, stockholders of Servicesoft that hold enough shares of Servicesoft stock to approve the merger have already entered into voting agreements and agreed to vote in favor of the merger.

     Recommendation by Broadbase's board of directors

     Broadbase agreed that its board of directors would unanimously recommend to Broadbase's stockholders that they approve the issuance of shares of Broadbase common stock in the merger. Broadbase's board of directors can, without breaching the merger agreement, withhold, withdraw or modify its recommendation in favor of the merger if:

     - Broadbase receives an unsolicited bona fide offer by a third party to consummate an Acquisition of Broadbase, where the third party requires as a condition to closing the proposed Acquisition that the merger agreement between Broadbase and Servicesoft be terminated and the combination of Broadbase and Servicesoft be abandoned;

     - Broadbase provides Servicesoft with written notice of the Acquisition offer described above, including the terms of the offer and the identity of the offeror; and

     - Broadbase's board of directors concludes, in good faith, after consultation with its outside legal counsel and a financial advisor of national standing, that, in light of this Acquisition offer, withholding, withdrawing or modifying such recommendation is required in order for Broadbase's board of directors to comply with its fiduciary obligations to Broadbase's stockholders under applicable laws.

LOANS

     Broadbase agreed to loan up to $15 million to Servicesoft, as needed by Servicesoft for financing operating expenses until the merger is completed. For a description of the terms of the loan, see the section of this document entitled "Related Agreements--Convertible promissory note" on page 89.

EMPLOYEE BENEFITS PLANS

     Broadbase and Servicesoft will work together to agree on mutually acceptable employee benefit and compensation arrangements. Servicesoft will terminate its employee benefit plans as requested by Broadbase before the closing of the merger, provided that employees of Servicesoft and its subsidiaries, who are eligible to participate in each such Servicesoft employee benefit plan will be given the opportunity to participate in a substantially comparable employee benefit plan maintained by Broadbase. To the extent permissible under Broadbase's employee benefit plans, Broadbase has agreed to give full credit for all service provided to Servicesoft by its employees for purposes of eligibility, vesting and benefits accrued. Servicesoft agreed to terminate its severance, separation, retention and salary continuation plans, programs or arrangements before the closing of the merger, other than the employment agreements contemplated by merger agreement.

CONDITIONS TO CLOSING THE MERGER

     Our respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

     - There cannot be any order, decree, or ruling by any court or governmental agency, or any threat of an order, decree or ruling, or any other fact or circumstance, that would prohibit or render illegal the transactions contemplated by the merger agreement.

     - All required permits and authorizations must have been obtained and all other actions required to consummate the merger by any regulatory authority having jurisdiction over the parties and the merger must have been taken.

     - The registration statement on Form S-4, of which this document is a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceeding seeking a stop order.

     - This document must as of the closing of the merger not be subject to any proceedings commenced or threatened by the SEC.

     - The merger agreement and the merger must have been approved by Servicesoft's stockholders.

     - The issuance of the shares of Broadbase common stock and the amendment to Broadbase's certificate of incorporation must have been approved by Broadbase's stockholders.

     - All applicable waiting periods under the Hart-Scott-Rodino Act must have expired or early termination of those periods must have been granted.

     - No litigation or proceeding can be pending which could reasonably be expected to enjoin or prevent the consummation of any of the transactions provided for in the merger agreement.

  Additional Conditions to Servicesoft's obligations

     Servicesoft's obligations to complete the merger are also subject to the satisfaction or waiver of each of the following conditions:

     - Each of the representations and warranties of Broadbase and of the merger subsidiary must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger, except that:

        -- to the extent any representations and warranties address matters only as of a particular date, those representations and warranties, to that extent, must be true and correct as of the date of the merger agreement and on and as of the relevant date as if made as of that date; and

        -- if any representation or warranty is already qualified by materiality, it must be true in all respects.

     - Broadbase must have performed and complied in all material respects with all of its covenants required by the merger agreement to be performed or complied with by it on or before the date of the closing of the merger.

     - No change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets, capitalization, financial condition, operations or results of operations of Broadbase shall have occurred since the date of the merger agreement and be continuing at the closing of the merger.

     - Servicesoft must have received from Fenwick & West LLP, counsel to Broadbase, an opinion letter with respect to certain legal matters related to the merger.

     - Broadbase's board of directors must have taken appropriate action to appoint Massood Zarrabian and Robert E. Davoli as directors of Broadbase.

     - No litigation or proceeding can be pending which could reasonably be expected to have a material adverse effect on Broadbase that had not been previously disclosed to Servicesoft pursuant to the merger agreement.

  Additional Conditions to Broadbase's obligations

     Broadbase's obligations to complete the merger are also subject to the satisfaction or waiver of each of the following conditions:

     - Each of the representations and warranties of Servicesoft and its subsidiaries must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger, except that:

        -- to the extent any representations and warranties address matters only as of a particular date, those representations and warranties, to that extent, must be true and correct as of the date of the merger agreement and on and as of the relevant date as if made as of that date; and

        -- if any representation or warranty is already qualified by materiality, it must be true in all respects.

     - Servicesoft must have performed and complied in all material respects with all of its covenants required by the merger agreement to be performed or complied with by it on or before the date of the closing of the merger.

     - No change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets, capitalization, financial condition, operations or results of operations of Servicesoft shall have occurred since the date of the merger agreement and be continuing at the closing of the merger.

     - All shares of Servicesoft Canada's exchangeable preferred stock and exchangeable common stock must have been exchanged for shares of Servicesoft Series H preferred stock and Servicesoft common stock, respectively.

     - All outstanding shares of Servicesoft's preferred stock, excluding shares of Servicesoft's Series X preferred stock and Series Y preferred stock, which are to be redeemed before the closing of the merger, must have been converted into shares of Servicesoft common stock.

     - Servicesoft must have obtained any requisite stockholder approvals under the Internal Revenue Code to allow Broadbase to deduct any payments that would otherwise be a non-deductible excess parachute payment under the Internal Revenue Code or any disqualified individuals, as defined in
       Section 280G of the Internal Revenue Code, must have agreed to forfeit any payments that would otherwise be non-deductible if the requisite stockholder approval is not obtained.

     - Broadbase must have received signed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates required by the merger agreement and any other written consents, assignments, waivers, authorizations or other certificates where the failure to have received these consents would have a material adverse effect on Servicesoft.

     - The number of dissenting shares under Delaware law cannot constitute more than 10% of the total number of shares of Servicesoft common stock outstanding immediately before the closing of the merger.

     - Broadbase must have received a signed letter from each member of Servicesoft's board of directors and each officer of Servicesoft immediately before the closing of the merger to the effect that each such person agrees to resign his or her post effective as of the closing of the merger.

     - Broadbase must have received an escrow agreement, signed by Servicesoft in substantially the form attached to the merger agreement, providing for the escrow of the shares of Broadbase common stock to be withheld from the Servicesoft stockholders.

     - Broadbase must have received from McDermott, Will & Emery, counsel to Servicesoft, an opinion letter with respect to certain legal matters related to the merger.

DEFINITION OF MATERIAL ADVERSE EFFECT

     The term material adverse effect, as used in the merger agreement means any change, event, circumstance or effect that is materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, unless the entity can sustain the burden of proving that any such change, event, circumstance or effect results from

     - changes in general economic conditions, or

     - changes affecting the industry generally in which the entity operates which do not affect such entity disproportionately.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated and the merger abandoned at any time before the closing of the merger, whether before or after approval by Servicesoft's stockholders:

     - by the mutual written consent of Broadbase and Servicesoft;

     - by either Broadbase or Servicesoft if the party who seeks to terminate the merger agreement is not in material breach of any representation, warranty, covenant or agreement contained in the agreement, and the other party is in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation of the other party has become untrue, in either case to an extent that would cause the merger closing conditions not to be satisfied and the breaching party fails to cure the material breach within 15 days of receiving written notice of the breach from the non-breaching party;

     - by either Servicesoft or Broadbase if the merger is not completed by February 28, 2001 for any reason, except that this right to terminate the merger agreement will not be available to a party where that party's action or failure to act was a principal cause of or resulted in the failure of the merger to occur on or before such date and the action or failure to act constituted a breach of the merger agreement;

     - by either Servicesoft or Broadbase if there is a final nonappealable order of a federal or state court in effect preventing completion of the merger, or if any statute, rule, regulation or order becomes applicable to the merger that would make completion of the merger illegal; and

     - by either Servicesoft or Broadbase if the required approval of either company's stockholders contemplated by the merger agreement has not been obtained, except that this right to terminate the agreement will not be available to a party where the failure to obtain the approval of its own stockholders was caused by an action or failure to act by that party that constitutes a material breach of the merger agreement.

     If either of us wants to terminate the merger agreement, we must deliver to the other party a written notice stating that we are terminating the agreement and setting forth a brief description of the basis for the termination. The termination of the merger agreement will be effective upon the delivery of such notice.

TERMINATION FEES

     Payment by Servicesoft

     If either Broadbase or Servicesoft terminates the merger agreement because of a failure to obtain the required consent of Servicesoft's stockholders, Servicesoft must, within two days of the termination, pay $12.5 million to Broadbase. If Broadbase terminates the merger agreement because of an uncured material breach of the merger agreement by Servicesoft, and

     - prior to the termination of the merger agreement, a person has publicly announced an Acquisition Proposal with respect to Servicesoft and

     - within nine months after the termination of the merger agreement, either an Acquisition Transaction with respect to Servicesoft is completed, or Servicesoft enters into an agreement providing for an Acquisition Transaction, then Servicesoft must pay $12.5 million to Broadbase within two days of the completion of the Acquisition Transaction.

     Payment by Broadbase

     If either Broadbase or Servicesoft terminates the merger agreement because of a failure to obtain the required consent of Broadbase's stockholders, Broadbase must, within two days of the termination, pay $12.5 million to Servicesoft. If Servicesoft terminates the merger agreement because of an uncured material breach of the merger agreement by Broadbase, and

     - prior to the termination of the merger agreement, a person has publicly announced a proposal for the Acquisition of Broadbase and

     - within nine months after the termination of the merger agreement, either an Acquisition Transaction with respect to Broadbase is completed, or Broadbase enters into an agreement providing for an Acquisition Transaction, then Broadbase must pay $12.5 million to Servicesoft within two days of the completion of the Acquisition Transaction.

     If any principal or interest under any of the loans advanced by Broadbase to Servicesoft under the merger agreement remain outstanding at the date of the termination, then the fee payable by Broadbase pursuant to these provisions will be reduced by the amount of the outstanding loans owed by Servicesoft.

     Special payment by Broadbase

     If the merger agreement is terminated by Broadbase or Servicesoft because of a failure to obtain the required approval of Broadbase's stockholders, and either

     - this document did not include a recommendation by Broadbase's board of directors that Broadbase's stockholders vote in favor of the merger, or

     - Broadbase's board of directors otherwise withdrew, amended or modified its recommendation that Broadbase's stockholders vote in favor of the merger,

then the outstanding principal and any accrued interest on the loans advanced by Broadbase to Servicesoft will be immediately deemed to have been repaid in full, and any remaining amount available under the loans will be paid to Servicesoft in addition to the termination fee discussed above.

INDEMNIFICATION OBLIGATIONS OF SERVICESOFT'S STOCKHOLDERS

     Servicesoft's stockholders are required, as part of the merger, to indemnify Broadbase and its representatives for claims arising under the merger agreement. Ten percent of the shares of Broadbase common stock to be issued to the Servicesoft stockholders in the merger will be withheld and transferred to an escrow account as security for these indemnification obligations.

     Subject to the limitations described below, the stockholders of Servicesoft will each indemnify Broadbase and its representatives from and against any and all claims and liabilities, including reasonable legal fees and costs, directly or indirectly arising or resulting under the merger agreement, including:

     - breaches of the representations and warranties in the merger agreement,

     - any expenses of Servicesoft for accountants, attorneys and other professionals, other than for the fees and expenses of investment bankers, incurred with respect to the merger agreement, to the extent these fees exceed $500,000; or

     - any failure of any Servicesoft stockholder to have proper title to the shares of Servicesoft's stock that they submit for exchange, except that, for this kind of indemnification claim, the indemnified parties can only recover damages from the particular stockholder who failed to have proper title.

  Limitations on indemnification obligations

     Except for indemnification with respect to fees and expenses of professionals in excess of $500,000 and claims relating to ownership of the Servicesoft stock exchanged in the merger, the indemnification provided for by the merger agreement will not apply until the aggregate indemnification claims exceed $1,000,000, at which point the indemnification obligations of the stockholders will include the aggregate of all the indemnification claims.

     The indemnified parties cannot initiate any claim for damages under the merger agreement after expiration of the escrow on the first anniversary of the closing of the merger. Except with respect to claims involving intentional fraud or relating to ownership of the shares of Servicesoft stock exchanged in the merger, the shares of Broadbase stock held in escrow will be the exclusive source of remedy of the indemnified parties against any Servicesoft stockholder under any theory of liability. The maximum liability of a Servicesoft stockholder for claims related to ownership of Servicesoft stock exchanged in the merger or claims of intentional fraud by persons other than that stockholder is limited to the shares of Broadbase stock received in the merger. There is no limit to the liability of a stockholder for claims of intentional fraud by that stockholder.

     For claims of intentional fraud, Broadbase has agreed to seek indemnification first against the shares held in escrow pro rata and that it will only be entitled to receive indemnification for those claims directly from the Servicesoft stockholders if all of the shares withheld in escrow have already been released to it in accordance with escrow agreement.

  Escrow

     Broadbase will deposit 10% of the shares to be issued in the merger in exchange for Servicesoft stock into an escrow account as security for the indemnification obligations of the Servicesoft stockholders. The shares will be deducted, pro rata, from each Servicesoft stockholder's merger consideration and deposited with State Street Bank and Trust Company of California, N.A., which will serve as the escrow agent. In addition, any tax-free stock dividends with respect to the shares withheld in escrow in order to effect a stock split of Broadbase's common stock will also be held in the escrow account. Shares remaining in the escrow account (and any other property held in escrow) at the end of the escrow period will be released within five days of that date to the Servicesoft stockholders in accordance with their relative interests in the escrow shares. The escrow period will end at 12:01 a.m. on the first anniversary of the date of the closing of the merger. For a description of the escrow agreement governing the escrow account, see the section of this document entitled "Related agreements -- Escrow agreement" on page 89.

  Related agreements of Servicesoft's stockholders

     Servicesoft's stockholders, by their approval of the merger and/or the tender of their stock certificates in exchange for Broadbase stock certificates, will be deemed to agree to:

     - the indemnification provisions of the merger agreement;

     - the terms of the escrow agreement;

     - the appointment of Mark S. Skapinker, the current Chairman of Servicesoft's board of directors, as their representative under the escrow agreement and as their attorney-in-fact and agent, as provided in the escrow agreement; and

     - the authorization of this representative to take any actions or make any decisions required or permitted under the escrow agreement.

  Liability of the representative

     In general, neither the representative nor any of his partners, members, directors, officers, employees or agents will be liable to any of Servicesoft's stockholders in connection with his services pursuant to the merger agreement, unless the damages are caused by his own gross negligence or willful misconduct.

AMENDMENT, EXTENSION AND WAIVER OF THE MERGER AGREEMENT

     At any time prior to the closing of the merger, we may amend the merger agreement if the party to be bound by the change signs the amendment. Either of us can extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                               RELATED AGREEMENTS

     This section of the document describes the following agreements related to the merger agreement: voting agreements, an escrow agreement, a form of convertible promissory note and employment agreements. While we believe that these descriptions cover the material terms of the agreements, they are summaries and may not contain all the information that is important to you. The voting agreements are attached to this document as Annexes C and D, and the escrow agreement is attached as Annex E. We urge you to read each of these documents carefully.

VOTING AGREEMENTS

     Each of the parties required a certain percentage of the other's stockholders to enter into voting agreements before signing the merger agreement.

  Servicesoft stockholders

     The voting agreement for Servicesoft's stockholders, between Broadbase and each of the relevant Servicesoft stockholders, requires each signing stockholder to vote its Servicesoft stock in favor of the merger agreement and the merger, and against any proposals in opposition to or competition with the merger. As part of the agreement, each such stockholder also granted Broadbase an irrevocable proxy to vote the stockholder's shares of Servicesoft stock at the Servicesoft special meeting.

     Stockholders holding the following percentages of Servicesoft's capital stock, measured at the record date and organized by classes entitled to vote, entered into the voting agreement prior to the signing of the merger agreement:

     - % of the voting power of the Servicesoft common stock and preferred stock, voting together; and

     -   % of the voting power of the Servicesoft preferred stock.

     For purposes of the votes to be considered regarding the merger, the holders of exchangeable common stock of Servicesoft Canada vote with the holders of Servicesoft common stock, and the holders of exchangeable preferred stock of Servicesoft Canada vote with the holders of Servicesoft Series H preferred stock.

     The stockholders who signed the voting agreement also agreed not to sell or transfer their Servicesoft stock, or to enter into any other voting agreements with respect to their Servicesoft stock, until the termination of the voting agreement. The voting agreement will terminate upon the earlier of the termination of the merger agreement or the completion of the merger.

  Broadbase stockholders

     The voting agreement between Servicesoft and each of the relevant Broadbase stockholders requires each signing stockholder to vote its Broadbase stock in favor of the issuance of the shares in the merger, in favor of an amendment to Broadbase's certificate of incorporation increasing the authorized number of shares of Broadbase common stock to permit the issuance of the shares in the merger and, to the extent required by applicable law, in favor of the merger agreement and the merger and against any proposals in opposition to or competition with the merger. As part of the agreement, each such stockholder also granted Servicesoft an irrevocable proxy to vote the stockholder's shares of Broadbase stock at the Broadbase special meeting. Stockholders representing
  % of the outstanding shares of Broadbase common stock as of the record date for the stockholders' meeting entered into the voting agreement prior to the signing of the merger agreement. The stockholders who signed the voting agreement also agreed not to enter into any other voting agreements with respect to their Broadbase stock until the termination of the voting agreement. The voting agreement will terminate upon the earlier of the termination of the merger agreement or the completion of the merger.

ESCROW AGREEMENT

     The parties have agreed on a form of escrow agreement to be executed by Broadbase, Mark S. Skapinker, the current Chairman of Servicesoft's board of directors, as the representative of the Servicesoft stockholders, and by State Street Bank and Trust Company of California, the escrow agent, prior to the closing of the merger. The escrow agreement contains provisions governing the following:

     - the procedures for Broadbase and its agents to bring claims against the escrow account and for Mr. Skapinker to dispute these claims in his capacity as the stockholder representative;

     - the timing and manner of the release of the shares and other property (if any) withheld in escrow; and

     - the duties and limitations of liability for the escrow agent.

     While shares issued by Broadbase in the merger remain in escrow, the former Servicesoft stockholders will be able to vote the shares, but may not sell, assign, transfer, pledge or otherwise encumber them, except for transfers made for estate planning purposes and transfers by operation of law or laws of descent and distribution.

CONVERTIBLE PROMISSORY NOTE

     The parties also have agreed upon a form of promissory note that will be issued by Servicesoft to Broadbase in exchange for each loan from Broadbase to Servicesoft of up to a total of $15 million, as needed by Servicesoft, under the merger agreement. Generally, payment of the notes is due December 31, 2002. However, if the merger agreement is terminated before the closing of the merger, the notes will become due and payable by Servicesoft one year after the date of that termination. If Servicesoft raises funds by selling shares of its stock before the due date, then Broadbase can require Servicesoft to apply up to 50% of the funds received by Servicesoft in that financing toward repayment of the loans, and Servicesoft must repay any remaining portion on the first anniversary of the termination date. In addition, Broadbase can require full repayment of the loans if Servicesoft is acquired during this period.

     The unpaid principal amounts under the promissory notes will accrue interest at a rate of 8.5% per year. If Servicesoft fails to repay the notes when due, Broadbase can elect to convert any outstanding principal and interest under notes into Servicesoft common stock at $10.00 per share. In addition, if the merger agreement is terminated and Servicesoft sells shares of its stock in a fundraising transaction, Broadbase can elect to convert any outstanding principal and interest into the type of Servicesoft stock sold in that transaction at the price per share paid in that fundraising transaction. To date, Servicesoft has issued convertible promissory notes representing
$          in aggregate principal amount to Broadbase.

     If Servicesoft defaults on any of the notes and does not cure the default or pay off the note within 10 days of receiving notice of the default from Broadbase, Broadbase can declare the debt represented by that note immediately due and payable in full, and can elect to increase the applicable interest rate by the lesser of four percent or the highest rate permitted under applicable usury laws. The new interest rate would become effective on the date of the election notice from Broadbase. Servicesoft will be deemed in default on the note if:

     - it fails to pay when due any principal, interest or fees payable under the note;

     - any of its representations or warranties contained in the note proves to be materially incorrect;

     - it fails to comply with any covenant in the merger agreement and fails to cure it within ten days of its occurrence (provided the merger agreement is still in effect);

     - it becomes subject to various kinds of bankruptcy proceedings; or

     - it fails to perform or observe any agreements relating to its debt, where the debt represented by such agreements totals, in the aggregate, more than $1,000,000.

EMPLOYMENT AGREEMENTS

     Prior to the execution of the merger agreement, Massood Zarrabian, Paul R. Maguire, Alf Saggesse and Daniel J. Kossmann of Servicesoft entered into employment agreements with Broadbase and will be employed by Broadbase after the completion of the merger. Each employment agreement sets forth the employee's position, duties, scope of employment and compensation with Broadbase. Under the terms of these employment agreements, each of these employees will be "at will" employees. In addition to salary and Broadbase's assumption of options and restricted stock, Messrs. Zarrabian's and Kossmann's compensation packages will include partial acceleration of the vesting of their Servicesoft options assumed by Broadbase.

     Each of the agreements provides a severance package in case any of the employees is terminated by Broadbase without cause or if Broadbase improperly changes the employee's duties or fails to pay a material portion of the employee's consideration, and the employee then leaves Broadbase. The severance arrangement provides for a cash payment and for acceleration of vesting with respect to restricted stock and options held by the employees.

     Under the agreements, each of these employees was required to sign Broadbase's standard Proprietary Information and Inventions Agreement. Furthermore, all of the employees except Mr. Kossmann entered into non-competition agreements with Broadbase, prohibiting them from competing with Broadbase for the longer of one year after the closing of the merger and one year after termination of their employment. The prohibited activities include:

     - being connected to any other business engaged in developing and marketing software in the field of customer relationship management or any business engaged in developing any product or providing any services that is substantially the same as customer relationship management software;

     - recruiting away employees of Broadbase or Servicesoft; and

     - soliciting Broadbase or Servicesoft customers to sell them products that compete with those of Broadbase or Servicesoft.

                     MARKET PRICE AND DIVIDEND INFORMATION

BROADBASE

     Broadbase common stock has traded on the Nasdaq National Market under the symbol "BBSW" since September 22, 1999, the date of its initial public offering. The table below sets forth the high and low closing sales prices of Broadbase common stock on the Nasdaq National Market for the periods indicated.

                                                                 BROADBASE
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
Fiscal Year Ended December 31, 1999:
  Third Quarter (beginning September 22, 1999)..............  $14.59    $ 7.75
  Fourth Quarter............................................   71.38      7.97
Fiscal Year Ended December 31, 2000:
  First Quarter.............................................   86.00     32.50
  Second Quarter............................................   41.00     12.63
  Third Quarter.............................................   39.50     12.94
  Fourth Quarter (through October 25, 2000).................   14.34      8.47

  Recent Closing Prices

     The following table sets for the closing prices per share of Broadbase common stock on the Nasdaq National Market on September 15, 2000, the last full trading day prior to the public announcement of the proposed merger, and on October 25, 2000, the latest practicable trading day before the printing of this document. The table also sets forth the equivalent per share prices for Servicesoft common stock on those dates. The equivalent price per share is equal to the closing price of a share of Broadbase common stock on that date multiplied by 1.4404, the number of shares of Broadbase common stock to be issued in exchange for each share of Servicesoft common stock and preferred stock.

                                                                               SERVICESOFT
                                                               BROADBASE      EQUIVALENT PER
                                                              COMMON STOCK     SHARE PRICE
                                                              ------------    --------------
September 15, 2000..........................................    $ 19.69           $28.36
October 25, 2000............................................    $  9.75           $14.04

     The trading price of Broadbase common stock may fluctuate. However, the exchange ratio will not be adjusted to compensate Servicesoft stockholders for decreases in the market price of Broadbase common stock which could occur before the merger is completed. Accordingly, if the market price of Broadbase common stock decreases before the merger is completed, the value of the Broadbase common stock to be received in the merger in exchange for Servicesoft common stock would correspondingly decrease. Servicesoft stockholders are urged to obtain current market quotations for Broadbase common stock on the Nasdaq National Market.

SERVICESOFT

     The common stock of Servicesoft is not presently traded on an established public trading market.

DIVIDENDS

     Neither Broadbase nor Servicesoft has ever paid cash dividends on their respective shares of capital stock. Pursuant to the merger agreement, each of Broadbase and Servicesoft has agreed not to pay cash dividends before the closing of the merger without the written consent of the other. If the merger is not completed, Servicesoft presently intends that, if the merger is not completed, it would retain future earnings, if any, for use in its business and would not pay any cash dividends in the foreseeable future.

Broadbase presently intends to retain future earnings, if any, for use in its business and has no present intention to pay cash dividends before or for the foreseeable future after the merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to Broadbase's acquisitions of Rubric, Inc. in February 2000 and Panopticon, Inc. in September 2000, and Broadbase's proposed acquisition of Servicesoft. The acquisitions of both Rubric and Panopticon were recorded using the purchase method of accounting for business combinations; when completed, the acquisition of Servicesoft will also be recorded using the purchase method of accounting. The following pro forma statements reflect these acquisitions using the purchase method of accounting for business combinations and include the pro forma adjustments described in the accompanying notes.

     The pro forma combined condensed balance sheet as of June 30, 2000 combines Broadbase's, Panopticon's and Servicesoft's consolidated balance sheets as of June 30, 2000 as if the acquisitions had been consummated on that date. Because Broadbase's acquisition of Rubric was completed on February 1, 2000, the effect of this transaction is already reflected in Broadbase's consolidated balance sheet at June 30, 2000.

     The pro forma combined condensed statement of operations of Broadbase for the year ended December 31, 1999 and the six months ended June 30, 2000 assume that the acquisitions of Rubric, Panopticon and Servicesoft took place on January 1, 1999.

     Broadbase's, Rubric's and Panopticon's results, included in the pro forma combined condensed statements of operations for the year ended December 31, 1999 is derived from their respective December 31, 1999 audited financial statements. Broadbase's and Panopticon's results included in the pro forma combined condensed balance sheet as of June 30, 2000 and pro forma combined condensed statements of operations for the six months ended June 30, 2000 are derived from their respective June 30, 2000 unaudited consolidated financial statements. All of these financial statements are or will be incorporated by reference into this document.

     The Servicesoft's results included in the pro forma combined condensed statement of operations for the year ended December 31, 1999 are derived from Servicesoft's unaudited pro forma combined financial statements included elsewhere in this document. These unaudited pro forma combined financial statements give effect to Servicesoft's acquisitions of Balisoft Technologies, Inc. and Internet Business Advantages, Inc. as if they had been completed on January 1, 1999. These acquisitions by Servicesoft were recorded using the purchase method of accounting. Servicesoft's condensed financial information as of and for the six months ended June 30, 2000 included in the pro forma financial statements is derived from Servicesoft's June 30, 2000 unaudited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus.

     The unaudited condensed consolidated financial information of Broadbase, Rubric, Panopticon and Servicesoft has been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinion of management, includes all adjustments necessary for a fair presentation of the financial information for such interim periods.

     The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisitions had been consummated as of the date indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based on the information available at the date of this document and are subject to change based upon completion of the transactions and final purchase price allocations, including completion of third party appraisals.

                            BROADBASE SOFTWARE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                                                                   PRO FORMA
                                                                         PRO FORMA                                BROADBASE,
                                                                         BROADBASE                                PANOPTICON
                                                            PRO FORMA       AND                      PRO FORMA        AND
                                  BROADBASE   PANOPTICON   ADJUSTMENTS   PANOPTICON   SERVICESOFT   ADJUSTMENTS   SERVICESOFT
                                  ---------   ----------   -----------   ----------   -----------   -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.....  $165,244     $    73      $     --     $ 165,317     $ 10,358      $     --     $  175,675
  Short-term investments........    56,181          --            --        56,181        3,985            --         60,166
  Restricted cash...............       633          --            --           633          446            --          1,079
  Accounts receivable, net......    13,822          --            --        13,822        7,563            --         21,385
  Prepaid expenses and other
    assets......................     4,346           1            --         4,347        1,896            --          6,243
                                  ---------    -------      --------     ---------     --------      --------     ----------
        Total current assets....   240,226          74            --       240,300       24,248            --        264,548
  Property and equipment, net...     8,426         189            --         8,615        6,666            --         15,281
  Goodwill and purchased
    intangibles and other
    assets......................   360,934          40        88,387(A)    449,361       14,039       536,869(A)   1,000,269
                                  ---------    -------      --------     ---------     --------      --------     ----------
                                  $609,586     $   303      $ 88,387     $ 698,276     $ 44,953      $536,869     $1,280,098
                                  =========    =======      ========     =========     ========      ========     ==========

LIABILITIES & STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..............  $  1,414     $   363      $     --     $   1,777     $  2,072      $     --     $    3,849
  Accrued liabilities...........    18,048         268           900(B)     19,216        4,240        14,835(B)      38,291
  Notes payable to
    stockholders................        --         250            --           250           --            --            250
  Current portion of capital
    lease obligations...........       351          --            --           351          340            --            691
  Deferred revenue..............     8,768          --            --         8,768        8,704        (6,000)(C)     11,472
                                  ---------    -------      --------     ---------     --------      --------     ----------
        Total current
          liabilities...........    28,581         881           900        30,362       15,356         8,835         54,553
  Capital lease obligations, net
    of current portion..........       221          --            --           221          549            --            770
  Other liabilities.............        --          --            --            --           79            --             79
  Redeemable convertible
    preferred stock.............        --          --            --            --       87,075       (87,075)(D)         --

STOCKHOLDERS EQUITY (DEFICIT):
  Preferred stock...............        --       1,477        (1,477)(D)        --           --            --             --
  Common stock..................        47         311          (308)(E)        50           54           (25)(E)         79
  Additional paid-in capital....   714,750       1,504        99,722(E)    815,976       52,610       585,376(E)   1,453,962
  Other comprehensive loss......       (92)         --            --           (92)        (179)          179(H)         (92)
  Deferred compensation.........   (23,403)       (423)      (11,054)(F)   (34,880)     (19,678)      (47,272)(F)   (101,830)
  Notes receivable from
    stockholders................      (722)         --            --          (722)      (1,085)           --         (1,807)
  Accumulated deficit...........  (109,796)     (3,447)          604(G)   (112,639)     (89,828)       76,851(G)    (125,616)
                                  ---------    -------      --------     ---------     --------      --------     ----------
        Total stockholders'
          equity (deficit)......   580,784        (578)       87,487       667,693      (58,106)      615,109      1,224,696
                                  ---------    -------      --------     ---------     --------      --------     ----------
                                  $609,586     $   303      $ 88,387     $ 698,276     $ 44,953      $536,869     $1,280,098
                                  =========    =======      ========     =========     ========      ========     ==========

                            BROADBASE SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                          PRO FORMA
                                                                                            PRO FORMA    SERVICESOFT
                                                                                           BROADBASE,    (INCLUDING
                                                                              PRO FORMA    RUBRIC, AND    BALISOFT      PRO FORMA
                                         BROADBASE    RUBRIC    PANOPTICON   ADJUSTMENTS   PANOPTICON     AND IBA)     ADJUSTMENTS
                                         ---------   --------   ----------   -----------   -----------   -----------   -----------
Revenues:
 Product license.......................  $  7,689    $  1,868     $   --      $     --      $   9,557      $  4,210     $      --
 Professional services.................     1,611       1,254         --            --          2,865         5,311            --
 Maintenance...........................     1,142         308         --            --          1,450           958            --
                                         --------    --------     ------      --------      ---------      --------     ---------
     Total revenues....................    10,442       3,430         --            --         13,872        10,479            --
                                         --------    --------     ------      --------      ---------      --------     ---------
Cost of revenues:
 Product license.......................     1,437         278         --            --          1,715           406            --
 Professional services.................     1,931       1,843         --            --          3,774         6,551            --
 Maintenance...........................       679         246         --            --            925           599            --
 Amortization of core and developed
   technology..........................        --          --         --         1,722(I)       1,722            --         1,870(I)
                                         --------    --------     ------      --------      ---------      --------     ---------
     Total cost of revenues............     4,047       2,367         --         1,722          8,136         7,556         1,870
                                         --------    --------     ------      --------      ---------      --------     ---------
   Gross profit........................     6,395       1,063         --        (1,722)         5,736         2,923        (1,870)
                                         --------    --------     ------      --------      ---------      --------     ---------
Operating expenses:
 Sales and marketing...................    15,092       7,677        141            --         22,910        15,119            --
 Research and development..............     6,024       5,940        181            --         12,145         4,420            --
 General and administrative............     2,011       9,256        328            --         11,595         7,606            --
 Amortization of goodwill and purchased
   intangibles.........................        --          --         --        89,187(L)      89,187         6,757       103,694(L)
 Stock-based compensation..............     6,403          --         --         5,977(J)      12,380         1,900        34,870(K)
 Merger expenses.......................     1,000          --         --            --          1,000            --            --
                                         --------    --------     ------      --------      ---------      --------     ---------
     Total operating expenses..........    30,530      22,873        650        95,164        149,217        35,802       138,564
                                         --------    --------     ------      --------      ---------      --------     ---------
   Operating loss......................   (24,135)    (21,810)      (650)      (96,886)      (143,481)      (32,879)     (140,434)
Other income (loss) net................       565        (216)       (18)           --            331           605            --
                                         --------    --------     ------      --------      ---------      --------     ---------
     Net loss..........................   (23,570)    (22,026)      (668)      (96,886)      (143,150)      (32,274)     (140,434)
Accretion and deemed dividend on
 preferred stock.......................        --          --         --            --             --        (2,797)        2,797(M)
                                         --------    --------     ------      --------      ---------      --------     ---------
     Net loss attributable to common
       stockholders....................  $(23,570)   $(22,026)    $ (668)     $(96,886)     $(143,150)     $(35,071)    $(137,637)
                                         ========    ========     ======      ========      =========      ========     =========
     Basic and diluted net loss per
       share...........................  $  (1.87)   $  (5.75)    $(0.37)                   $   (6.74)     $  (9.38)
                                         ========    ========     ======                    =========      ========
     Shares used in computing basic and
       diluted net loss per share......    12,592       3,832      1,819         2,993         21,236         3,738        25,225
                                         ========    ========     ======      ========      =========      ========     =========


                                              PRO FORMA
                                             BROADBASE,
                                         RUBRIC, PANOPTICON,
                                           AND SERVICESOFT
                                         -------------------
Revenues:
 Product license.......................       $  13,767
 Professional services.................           8,176
 Maintenance...........................           2,408
                                              ---------
     Total revenues....................          24,351
                                              ---------
Cost of revenues:
 Product license.......................           2,121
 Professional services.................          10,325
 Maintenance...........................           1,524
 Amortization of core and developed
   technology..........................           3,592
                                              ---------
     Total cost of revenues............          17,562
                                              ---------
   Gross profit........................           6,789
                                              ---------
Operating expenses:
 Sales and marketing...................          38,029
 Research and development..............          16,565
 General and administrative............          19,201
 Amortization of goodwill and purchased
   intangibles.........................         199,638
 Stock-based compensation..............          49,150
 Merger expenses.......................           1,000
                                              ---------
     Total operating expenses..........         323,583
                                              ---------
   Operating loss......................        (316,794)
Other income (loss) net................             936
                                              ---------
     Net loss..........................        (315,858)
Accretion and deemed dividend on
 preferred stock.......................              --
                                              ---------
     Net loss attributable to common
       stockholders....................       $(315,858)
                                              =========
     Basic and diluted net loss per
       share...........................       $   (6.29)
                                              =========
     Shares used in computing basic and
       diluted net loss per share......          50,199
                                              =========

                            BROADBASE SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  PRO FORMA
                                                                                  BROADBASE,
                                                                    PRO FORMA     RUBRIC AND                  PRO FORMA
                              BROADBASE   RUBRIC(1)   PANOPTICON   ADJUSTMENTS    PANOPTICON   SERVICESOFT   ADJUSTMENTS
                              ---------   ---------   ----------   -----------    ----------   -----------   -----------
Revenue:
  Product license...........  $ 11,760     $    25     $    --      $     --      $  11,785     $  4,916      $     --
  Professional services.....     3,381         215          --            --          3,596        5,771            --
  Maintenance...............     1,553          46          --            --          1,599        1,347            --
                              --------     -------     -------      --------      ---------     --------      --------
    Total revenue...........    16,694         286          --                       16,980       12,034            --
                              --------     -------     -------      --------      ---------     --------      --------
Cost of revenues:
  Product license...........     2,041           5          --            --          2,046          371            --
  Professional services.....     4,227         349          --            --          4,576        7,366            --
  Maintenance...............       778          44          --            --            822          758            --
  Amortization of core and
    developed technology....       661          --          --            59(I)         720           --           583(I)
                              --------     -------     -------      --------      ---------     --------      --------
    Total cost of revenue...     7,707         398          --            59          8,164        8,495           583
                              --------     -------     -------      --------      ---------     --------      --------
    Gross profit............     8,987        (112)         --           (59)         8,954        3,539          (583)
                              --------     -------     -------      --------      ---------     --------      --------
Operating expenses:
  Sales and marketing.......    15,924       1,065         230            --         17,219       14,935            --
  Research and
    development.............     6,224       1,088       1,246            --          8,558        3,946            --
  General and
    administrative..........     2,493         839         270            --          3,602        4,658            --
  In-process research and
    development.............    10,057          --          --            --         10,057           --            --
  Amortization of goodwill
    and purchased
    intangibles.............    29,740          --          --        14,853(L)      44,593        3,366        51,860(L)
  Stock-based
    compensation............     7,903          --          --         1,554(J)       9,457        3,580         9,065(K)
  Merger expenses...........    10,280       4,471          --        (4,471)(N)     10,280           --            --
                              --------     -------     -------      --------      ---------     --------      --------
    Total operating
      expenses..............    82,621       7,463       1,746        11,936        103,766       30,485        60,925
                              --------     -------     -------      --------      ---------     --------      --------
  Operating loss............   (73,634)     (7,575)     (1,746)      (11,995)       (94,950)     (26,946)      (61,508)
Other income, net...........     5,510         (79)       (328)           --          5,103          453            --
                              --------     -------     -------      --------      ---------     --------      --------
    Net loss................   (68,124)     (7,654)     (2,074)      (11,995)       (89,847)     (26,493)      (61,508)
                              --------     -------     -------      --------      ---------     --------      --------
Accretion and deemed
  dividend on preferred
  stock.....................        --          --        (519)          519(M)          --      (20,689)       20,689(M)
                              --------     -------     -------      --------      ---------     --------      --------
Net loss attributable to
  common stockholders.......  $(68,124)    $(7,654)    $(2,593)     $(11,476)     $ (89,847)    $(47,182)     $(37,239)
                              ========     =======     =======      ========      =========     ========      ========
Basic and diluted per
  share.....................  $  (1.58)    $ (1.41)    $ (0.55)                   $   (1.97)    $ (11.13)
                              ========     =======     =======                    =========     ========
Shares used in computing
  basic and diluted net loss
  per share.................    43,029       5,410       4,677        (7,427)        45,689        4,239        24,724
                              ========     =======     =======      ========      =========     ========      ========

                                 PRO FORMA
                                BROADBASE,
                                  RUBRIC,
                                PANOPTICON
                              AND SERVICESOFT
                              ---------------
Revenue:
  Product license...........     $  16,701
  Professional services.....         9,367
  Maintenance...............         2,946
                                 ---------
    Total revenue...........        29,014
                                 ---------
Cost of revenues:
  Product license...........         2,417
  Professional services.....        11,942
  Maintenance...............         1,580
  Amortization of core and
    developed technology....         1,303
                                 ---------
    Total cost of revenue...        17,242
                                 ---------
    Gross profit............        11,772
                                 ---------
Operating expenses:
  Sales and marketing.......        32,154
  Research and
    development.............        12,504
  General and
    administrative..........         8,260
  In-process research and
    development.............        10,057
  Amortization of goodwill
    and purchased
    intangibles.............        99,819
  Stock-based
    compensation............        22,102
  Merger expenses...........        10,280
                                 ---------
    Total operating
      expenses..............       195,176
                                 ---------
  Operating loss............      (183,404)
Other income, net...........         5,556
                                 ---------
    Net loss................      (177,848)
                                 ---------
Accretion and deemed
  dividend on preferred
  stock.....................            --
                                 ---------
Net loss attributable to
  common stockholders.......     $(177,848)
                                 =========
Basic and diluted per
  share.....................     $   (2.38)
                                 =========
Shares used in computing
  basic and diluted net loss
  per share.................        74,652
                                 =========

---------------
(1) Broadbase's acquisition of Rubric was completed on February 1, 2000; therefore Rubric's historical operating results included in this pro forma presentation are for the month ended January 31, 2000 only.

                                  NOTES TO THE
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

RUBRIC ACQUISITION

     Below is a table of the acquisition consideration, purchase price allocation and annual amortization of the intangible assets and goodwill acquired in Broadbase's acquisition of Rubric (in thousands):

                                                                                       ANNUAL
                                                                    AMORTIZATION    AMORTIZATION
                                                                        LIFE       OF INTANGIBLES
                                                                    ------------   --------------
Acquisition consideration:
  Value of securities issued:
     Common stock......................................  $301,694
     Stock options and warrants........................    61,260
  Acquisition costs....................................     9,000
                                                         --------
          Total acquisition consideration..............  $371,954
                                                         ========
Purchase price allocation:
  Tangible net assets (liabilities) acquired...........  $   (126)
  Intangible assets acquired:
     Developed technology..............................       282       1 year        $   282
     In-process research and development...............    10,058
     Core technology...................................     6,523      5 years          1,305
     Assembled workforce...............................     1,738      3 years            579
     Tradename.........................................       773      5 years            155
     OEM distribution contract.........................     2,027      3 years            676
     Goodwill..........................................   350,679      5 years         70,136
                                                         --------
          Total........................................  $371,954
                                                         ========

     Broadbase issued 5,984,192 shares of its common stock, valued at $50.42 per share, the average market price per share of Broadbase common stock in a range of seven trading days before and after December 9, 1999, the announcement date of the acquisition. In addition, Broadbase issued 1,216,000 options and warrants to purchase shares of its common stock in exchange for all options and warrants to purchase shares of Rubric common stock. The value of the options and warrants to be issued by Broadbase was determined by estimating their fair value as of December 9, 1999 using the Black-Scholes option pricing model with the following weighted average assumptions:

     - risk free interest rate of 5.0%;

     - dividend yield of 0.0%;

     - expected life of 0.5 years for vested options and warrants;

     - expected life of 3.4 years for unvested options and warrants; and

     - volatility factor for the expected market price of Broadbase common stock of 0.60.

     Tangible assets of Rubric acquired principally included cash and cash equivalents, accounts receivable, fixed assets, and other assets. Liabilities of Rubric assumed principally included accounts payable, accrued liabilities, capital lease obligations, and long-term debt.

     To determine the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the developed technology, existing and future markets, and assessments of the stage of the technology's life cycle. The analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight-line basis over one year.

     The value allocated to projects identified as in-process research and development of the Rubric eMA product release version 3.0 and 4.0 was charged to expense in February 2000 immediately following the completion of the Rubric acquisition. This write-off was necessary because the acquired in-process research and development had not yet reached technological feasibility and had no future alternative uses, and the related products under development may not have achieved commercial viability. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

     The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from the project were based on management's estimates of revenues and operating profits related to the projects.

     To determine the revenue attributable to the in-process technology, consideration was also given to the contribution of the existing technology which will be utilized in the development of the in-process technology, referred to as "core technology." The value allocated to the core technology was determined by assigning a "leverage factor" of 25% to the estimated projected net cash flows related to the products under development after analysis of both the effort and work completed as well as the expected value of the in-process technology. The projected net cash flows attributable to core technology using the leverage factor were then discounted back to their net present value. The core technology is being amortized over its estimated useful life of five years.

     The value allocated to the assembled workforce is attributable to the Rubric workforce in place after the acquisition, which eliminated the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce, including costs of salaries, benefits, training and recruiting. The value of the assembled workforce is being amortized on a straight-line basis over three years.

     The value of the Rubric tradename was determined by considering, among other factors, the assumption that in lieu of ownership of the tradename, a third party would be willing to pay a royalty in order to exploit the related benefits of such tradename. Estimated royalties to be received over the next four years were then discounted to their present value using an appropriate rate of return. The value of tradename is being amortized on a straight-line basis over five years.

     The value of the OEM distribution contract was determined by computing the present value of the estimated net cash flows to be generated over three years, the remaining life of the agreement at the time the Rubric acquisition closed. This asset is being amortized on a straight-line basis over three years.

     Goodwill was determined based on the residual difference between the amount of consideration paid and the values assigned to identifiable tangible and intangible assets. The goodwill is being amortized on a straight-line basis over five years.

     A charge for in-process research and development of $10.1 million attributable to the completed purchase of Rubric on February 1, 2000, has been excluded from the pro forma combined condensed statement of operations for the year ended December 31, 1999 because it is non-recurring, but has been included in the pro forma combined condensed balance sheet at June 30, 2000 and the pro forma combined condensed statement of operations for the six months ended June 30, 2000 because Broadbase recorded this amount in its historical financial statements upon close of the transaction.

     Costs of integrating the operations of Broadbase and Rubric and other merger-related costs of $10.2 million are included in the pro forma combined condensed statement of operations for the six months ended June 30, 2000 because these costs were incurred and recorded by Broadbase during the period. However, these charges have not been included in the pro forma combined condensed statement of operations for the year ended December 31, 1999 because at the time of the merger they represented costs which would affect future operations and did not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

PANOPTICON ACQUISITION

     Below is a table of the acquisition consideration, purchase price allocation and annual amortization of the intangible assets and goodwill acquired in Broadbase's acquisition of Panopticon (in thousands):

                                                                                       ANNUAL
                                                                    AMORTIZATION    AMORTIZATION
                                                                        LIFE       OF INTANGIBLES
                                                                    ------------   --------------
Acquisition consideration:
  Value of securities issued:
     Common stock......................................  $ 85,353
     Stock options and warrants........................    15,876
  Acquisition costs....................................       900
                                                         --------
          Total acquisition consideration..............  $102,129
                                                         ========
Purchase price allocation:
  Tangible net assets (liabilities) acquired...........  $   (576)
  Intangible assets acquired:
     In-process research and development...............     2,843
     Core technology...................................       679      5 years            136
     Assembled workforce...............................       573      3 years            191
     Patent applications...............................       176      3 years             59
     Goodwill..........................................    86,959      5 years         17,392
  Deferred Compensation................................    11,475    0-4 years          5,977
                                                         --------
          Total........................................  $102,129
                                                         ========

     Broadbase issued 2,659,808 shares of its common stock, valued at $32.09 per share, the average market price per share of Broadbase common stock in a range of seven trading days before and after the announcement date (July 7, 2000) of the acquisition. In addition, Broadbase issued 534,824 options and warrants to purchase shares of its common stock in exchange for all options and warrants to purchase shares of Panopticon common stock. The value of the options and warrants to be issued by Broadbase was determined by estimating their fair value as of July 7, 2000 using the Black-Scholes option pricing model with the following weighted average assumptions:

     - risk free interest rate of 5.90% to 5.97%

     - dividend yield of 0.0%

     - expected life of 0.5 years for vested options.

     - expected life of 2.9 to 3.5 years for unvested options and warrants.

     - volatility factor for the expected market price of Broadbase common stock of 0.60.

     Tangible assets of Panopticon acquired principally included cash and cash equivalents and other assets. Liabilities of Panopticon assumed principally included accrued liabilities and short-term debt.

     The value allocated to projects identified as in-process research and development of the Panopticon eMerchandising engine product release version 2.0 was charged to expense during the third quarter of 2000 upon the close of the merger. This write-off was necessary because the acquired in-process research and development had not yet reached technological feasibility and had no future alternative uses, and the related products under development may not have achieved commercial viability. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products could be produced to meet their design specifications, including functions, features and technical performance requirements.

     The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from the project were based on management's estimates of revenues and operating profits related to the projects.

     To determine the revenue attributable to the in-process technology, consideration was also given to the contribution of the existing technology which will be utilized in the development of the in-process technology, referred to as "core technology." The value allocated to the core technology was determined by assigning a "leverage factor" of 15% to the estimated projected net cash flows related to the products under development after analysis of both the effort and work completed as well as the expected value of the in-process technology. The projected net cash flows attributable to core technology using the leverage factor were then discounted back to their net present value. The core technology is being amortized over its estimated useful life of five years.

     The value allocated to the assembled workforce is attributable to the Panopticon workforce in place after the acquisition, which eliminated the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting. The value of the assembled workforce is being amortized on a straight-line basis over three years.

     The value allocated to the patent application was determined by considering, among other factors, the assumption that in lieu of ownership of the patent applications, a third party would be willing to pay a royalty in order to exploit the related benefits of such patent applications. Estimated royalties to be received over the next four years were then discounted to their present value using an appropriate rate of return. This asset is being amortized on a straight-line basis over three years.

     Deferred compensation represents a portion of the estimated intrinsic value of unvested Panopticon stock options assumed by Broadbase in the merger agreement to the extent that employee service is required after the closing date of the acquisition in order to vest. In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25. The interpretation, which is effective as of July 1, 2000, requires that the intrinsic value of assumed unvested options be recorded as compensation expense subsequent to the merger over the remaining term of the option's vesting period, whereas options assumed from mergers and acquisitions prior to July 2000 resulted in no compensation charges but were included in Broadbase's allocation of purchase price consideration as a component of goodwill. Broadbase is amortizing the value assigned to deferred compensation on a graded vesting method over the remaining vesting period of each option of up to three and one-half years.

     Goodwill was determined based on the residual difference between the amount of consideration to be paid and the values assigned to identifiable tangible and intangible assets. The goodwill is being amortized on a straight-line basis over five years.

     A charge for in-process research and development attributable to the purchase of Panopticon of $2.8 million has been included in accumulated deficit in the pro forma combined condensed balance sheet, but has been excluded from the pro forma combined condensed statements of operations because the charge is non-recurring.

SERVICESOFT ACQUISITION

     Below is a table of the estimated acquisition consideration, purchase price allocation and annual amortization of the intangible assets and goodwill that will be acquired in Broadbase's proposed acquisition of Servicesoft (in thousands):

                                                                                   ANNUAL
                                                               AMORTIZATION     AMORTIZATION
                                                                   LIFE        OF INTANGIBLES
                                                               ------------    --------------
Estimated acquisition consideration:
  Estimated value of securities to be issued:
     Common stock.................................  $543,053
     Stock options and warrants...................    94,962
  Acquisition costs...............................    14,835
                                                    --------
          Total estimated acquisition
            consideration.........................  $652,850
                                                    ========
Purchase price allocation:
  Tangible net assets acquired....................  $ 22,215
  Intangible assets acquired:
     Developed technology.........................       704       1 year         $    704
     In-process research and development..........    12,977
     Core technology..............................     5,831      5 years            1,166
     Assembled workforce..........................     7,157      3 years            2,386
     Tradename....................................       845      5 years              169
     Customer base................................     2,208      2 years            1,104
     Goodwill.....................................   533,963      5 years          106,793
  Deferred Compensation...........................    66,950    0-4 years           34,868
                                                    --------
          Total...................................  $652,850
                                                    ========

     Broadbase anticipates issuing approximately 28,962,828 shares of its common stock, valued at $18.75 per share, the average market price per share of Broadbase common stock in a range of seven trading days before and after September 18, 2000, the announcement date of the acquisition. In addition, Broadbase anticipates issuing approximately 6,097,617 options and warrants to purchase shares of its common stock in exchange for all options and warrants to purchase shares of Servicesoft common stock. The value of the options and warrants to be issued by Broadbase was determined by estimating their fair value as of September 18, 2000 using the Black-Scholes option pricing model with the following weighted average assumptions:

     - risk free interest rate of 6.02% to 6.17%;

     - dividend yield of 0.0%;

     - expected life of 0.5 years for vested options;

     - expected life of 3 to 4 years for unvested options and warrants; and

     - volatility factor for the expected market price of Broadbase common stock of 0.60.

     Tangible assets of Servicesoft principally include cash and cash equivalents, accounts receivable, fixed assets and other assets. Liabilities of Servicesoft that would be assumed by Broadbase principally include accounts payable, accrued liabilities and capital lease obligations.

     To determine the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the developed technology, existing and future markets, and assessments of the stage of the technology's life cycle. The analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology will be amortized on a straight-line basis over one year.

     The value allocated to projects identified as in-process research and development of the next generation of Servicesoft's product suite will be charged to expense by Broadbase immediately following the completion of the Servicesoft acquisition, but has not been reflected in the Broadbase proforma combined condensed statements of operations as it is non-recurring in nature. This write-off will be necessary because the acquired in-process research and development has not yet reached technological feasibility and has no future alternative uses, and the related products under development may not achieve commercial viability. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

     The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from the projects were based on management's estimates of revenues and operating profits related to the projects.

     To determine the revenue attributable to the in-process technology, consideration was also given to the contribution of the existing technology which will be utilized in the development of the in-process technology, referred to as "core technology." The value allocated to the core technology was determined by assigning a "leverage factor" of 25% to the estimated projected net cash flows related to the products under development after analysis of both the effort and work completed as well as the expected value of the in-process technology. The projected net cash flows attributable to core technology using the leverage factor were then discounted back to their net present value. The core technology is being amortized over its estimated useful life of five years.

     The value allocated to the assembled workforce is attributable to the Servicesoft workforce in place after the acquisition which would eliminate the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting. The value of the assembled workforce will be amortized on a straight-line basis over three years.

     The value of the Servicesoft tradename was determined by considering, among other factors, the assumption that in lieu of ownership of a tradename, a third party would be willing to pay a royalty in order to exploit the related benefits of such tradename. Estimated royalties to be received over the next four years were then discounted to their present value using an appropriate rate of return. The value assigned to the tradename will be amortized on a straight-line basis over five years.

     The value of Servicesoft's customer base was determined by computing the present value of the estimated net cash flows to be generated from payment of maintenance fees and service contracts from Servicesoft's existing customer base. The value of this customer basis will be amortized on a straight-line basis over two years.

     Deferred compensation represents a portion of the estimated intrinsic value of unvested Servicesoft stock options assumed by Broadbase in the merger agreement to the extent that employee service is required after the closing date of the merger in order for the options to vest. In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB No.
25. The interpretation, which became effective as of July 1, 2000, requires that the intrinsic value of assumed unvested stock options be recorded as compensation expense subsequent to the merger over the remaining term of the option's vesting period, whereas options assumed from mergers and acquisitions prior to July 2000 resulted in no compensation charges but were included in Broadbase's allocation of purchase price consideration as a component of goodwill. Broadbase will amortize the value assigned to deferred compensation on a graded vesting method over the remaining vesting period of each option of up to four years.

     Goodwill is determined based on the residual difference between the amount of consideration to be paid and the values assigned to identifiable tangible and intangible assets. The goodwill will be amortized on a straight-line basis over five years.

     A charge for in-process research and development attributable to the purchase of Servicesoft of $13.0 million has been included in accumulated deficit in the pro forma combined condensed balance sheet, but has been excluded from the pro forma combined condensed statements of operations because the charge is non-recurring.

PRO FORMA NET LOSS PER SHARE

     Pro forma basic and diluted net loss per share are based on the weighted average number of shares of Broadbase common stock outstanding during the period and the number of shares of Broadbase common stock issued or to be issued in connection with the acquisitions of Rubric, Panopticon and Servicesoft. The following options have not been included in the computation of pro forma diluted net loss per share because their effect would be antidilutive.

                                                               AS OF             AS OF
                                                            DECEMBER 31,        JUNE 30,
               POTENTIAL COMMON SECURITIES                      1999              2000
               ---------------------------                 --------------    --------------
                                                           (IN THOUSANDS)    (IN THOUSANDS)
Broadbase options outstanding............................       6,390           15,247
Options and warrants issued in connection with the Rubric
  acquisition............................................       1,216               --
Options and warrants issued in connection with the
  Panopticon acquisition.................................         535               --
Options and warrants to be issued in connection with the
  Servicesoft acquisition................................       6,098            6,098
                                                               ------            -----
                                                               14,239           21,345

PRO FORMA ADJUSTMENTS

     The adjustments to the unaudited pro forma combined condensed balance sheet as of June 30, 2000 and to the unaudited pro forma combined condensed statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 are as follows:

          (A) To record goodwill and other intangibles resulting from Broadbase's acquisitions of Panopticon and Servicesoft and to eliminate Servicesoft's pre-existing intangible assets ($13.8 million).

          (B) To record the accrual for Broadbase's direct acquisition costs incurred in connection with the acquisition of Panopticon and to record the estimated direct acquisition costs to be incurred in connection with Broadbase's acquisition of Servicesoft.

          (C) To reduce Servicesoft's deferred software, consulting, and maintenance revenue to the present value of estimated costs Broadbase will incur to fulfill Servicesoft's obligations related to such deferred revenue.

          (D) To eliminate Panopticon's outstanding Series A Preferred Stock and Servicesoft's outstanding redeemable convertible preferred stock.

          (E) To eliminate the outstanding common stock of Panopticon ($311,000 no par; $1.5 million additional paid-in capital) and Servicesoft ($54,000 par; $52.6 million additional paid-in capital) and to reflect the issuance of shares of Broadbase's common stock and options and warrants to purchase Broadbase common stock in connection with the acquisitions of Panopticon ($3,000 par; $101.2 mil-
     lion additional paid-in capital) and Servicesoft ($29,000 par; $638.0 million additional paid-in capital).

          (F) To eliminate the pre-existing deferred stock compensation balances of both Panopticon ($423,000) and Servicesoft ($19.7 million) and to record deferred stock compensation equal to the intrinsic value of unvested options to purchase shares of Broadbase common stock issued to Panopticon option holders ($11.5 million) and to be issued to Servicesoft ($61.3 million) option holders in exchange for options to purchase common stock of Panopticon and Servicesoft, respectively.

          (G) To eliminate Panopticon's and Servicesoft's accumulated deficit through June 30, 2000 and to record $2.8 million and $13.0 million for in-process research and development charges incurred by Broadbase in connection with the acquisitions of Panopticon and Servicesoft, respectively.

          (H) To eliminate Servicesoft's other comprehensive loss.

          (I) To record amortization of core and developed technology acquired from Rubric, Panopticon, and Servicesoft.

          (J) To record stock-based compensation expense for the amortization of the intrinsic value of unvested options to purchase Broadbase common stock issued to Panopticon option holders in exchange for options to purchase Panopticon's common stock ($6.0 million for the year ended December 31, 1999 and $1.6 million for the six months ended June 30, 2000).

          (K) To record stock-based compensation expense for the amortization of the intrinsic value of unvested options to purchase Broadbase common stock issued to Servicesoft option holders in exchange for options to purchase common stock of Servicesoft ($34.9 million for the year ended December 31, 1999 and $9.1 million for the six months ended June 30, 2000).

          (L) To reflect amortization of goodwill and other intangible assets recorded in connection with the acquisitions of Rubric, Panopticon, and Servicesoft.

          (M) To eliminate accretion on Panopticon's Series A Preferred Stock and Servicesoft's redeemable convertible preferred stock.

          (N) To eliminate expense relating to Rubric's investment banking fees which were paid by Broadbase as direct costs of the merger transaction and therefore included in the total purchase price consideration allocated to the fair value of the net tangible and intangible assets acquired from Rubric.

                            COMPARISON OF RIGHTS OF
                           BROADBASE STOCKHOLDERS AND
                            SERVICESOFT STOCKHOLDERS

     This section of the document summarizes the differences between Broadbase stock and Servicesoft stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between Broadbase stock and Servicesoft stock.

     After the merger, the holders of Servicesoft stock will become stockholders of Broadbase. Because Broadbase and Servicesoft are both Delaware corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of these stockholders. The Servicesoft certificate of incorporation and bylaws currently govern the rights of the Servicesoft stockholders. After the merger, the Broadbase certificate of incorporation and bylaws will instead govern their rights.

     This summary reflects the changes to Broadbase's certificate of
incorporation that Broadbase's board of directors approved on                ,
2000, and that Broadbase stockholders are being asked to approve at the Broadbase stockholders' meeting.

VOTES PER SHARE

     Broadbase. Broadbase's bylaws provide that each Broadbase stockholder has the right to one vote for each share of stock held by such stockholder.

     Servicesoft. Servicesoft's certificate of incorporation and bylaws provide that, except as otherwise provided by law, the holders of shares of common stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the corporation. Servicesoft's certificate of incorporation provides that each share of convertible preferred stock entitles the holder to the number of votes per share on each such action equal to the number of shares of common stock, including fractions of a share rounded up to the nearest whole number, into which each such share of convertible preferred stock is then convertible.

     Servicesoft also has outstanding one share each of Series X preferred stock and Series Y preferred stock. These shares are held by a trustee for the holders of exchangeable preferred stock and exchangeable common stock of Servicesoft Canada under a Voting and Exchange Trust Agreement. Under this Agreement, the holders of exchangeable common stock are entitled to exercise voting rights equivalent to voting rights attaching to the same number of shares of Servicesoft common stock through the trustee of the share of Series X preferred stock. Also under this agreement, the holders of exchangeable preferred stock are entitled to exercise voting rights equivalent to voting rights attaching to the same number of shares of Servicesoft Series H preferred stock through the trustee of the share of Series Y preferred stock.

     Cumulative Voting. The DGCL also provides that a certificate of incorporation may allow cumulative voting for elections of directors of a corporation or elections held under specified circumstances. Neither Broadbase's nor Servicesoft's certificate of incorporation provide for cumulative voting.

STOCKHOLDER ACTIONS GENERALLY

     Under the bylaws of both Broadbase and Servicesoft, a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business at any meeting of stockholders. Please also see "Action by written consent in lieu of a stockholders' meeting" below.

     Broadbase. Broadbase's bylaws provide that, except for elections of directors, stockholder actions generally require the affirmative vote of a majority of the shares of stock entitled to vote on the matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

     Servicesoft. Servicesoft's bylaws provide that stockholder actions, other than elections of directors, generally require the affirmative vote of a majority of the shares of stock entitled to vote on the matter that are present in person or represented by proxy at the meeting and are voted on such matter, except where a larger vote is required by law or by applicable law or Servicesoft's certificate of incorporation.

SPECIAL MEETINGS OF STOCKHOLDERS

     Broadbase. Broadbase's bylaws provide that special meetings of the stockholders may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, or by a majority of the members of the Board of Directors. Broadbase's bylaws require that special meetings called by any person or persons other than by a majority of the members of the board of directors be held not more than 120 nor fewer than 35 days after a written request to call a special meeting was delivered to each member of the board of directors.

     Servicesoft. Servicesoft's bylaws provide that special meetings of the stockholders may be called by the President or the Secretary at the request of any two directors, stockholders owning 10% or more of Servicesoft's stock then outstanding and entitled to vote, or by holders of 25% or more of Servicesoft's preferred stock then outstanding and entitled to vote. Servicesoft's bylaws require that the Secretary, an Assistant Secretary or other authorized person give notice of a special meeting of the stockholders, stating the hour, date and place of the meeting, as well as the purpose or purposes for which the meeting has been called, to each stockholder entitled to vote at the meeting and to any stockholder who, by law or under the certificate of incorporation or the bylaws of Servicesoft, is otherwise entitled to notice. The notice must be given to the stockholders not less than 10 days nor more than 60 days before the special meeting.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDERS' MEETING

     Broadbase. Broadbase's certificate of incorporation provides that stockholder actions may only be taken at annual or special meetings of stockholders, and not by written consent.

     Servicesoft. Section 228 of the DGCL provides that any action that is permitted or required to be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice. Instead, stockholders may take action by a written consent signed by the holders of at least the number of shares that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Servicesoft's certificate of incorporation and bylaws do not restrict the ability of Servicesoft stockholders to act by written consent.

VOTING BY WRITTEN BALLOT

     Broadbase. Broadbase's bylaws provide that voting at meetings of stockholders need not be by written ballot unless demanded by stockholders holding shares representing at least 1% of the votes entitled to vote at the meeting, or by such stockholders' proxy. However, an election of directors shall be by written ballot if demanded by any stockholder at the meeting before voting begins.

     Servicesoft. Servicesoft's bylaws do not contain any provision requiring written ballots.

RECORD DATE FOR DETERMINING STOCKHOLDERS

     Broadbase. Broadbase's bylaws provide that the board of directors may fix a record date which shall not be more than 60 nor less than 10 days before the date of a stockholder meeting, nor more than 60 days prior to any other action. If the board of directors does not fix a record date in the manner described above, then:

     - the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

     - the record date for determining stockholders for any other purpose shall be at the close of business on the same day that the board of directors adopts the related resolution.

     Servicesoft. Servicesoft's bylaws provide that the board of directors may fix a record date for determining stockholders entitled to vote at a meeting of the stockholders a date that is not more than sixty 60 nor more than 10 days before the date of the meeting, and for any other action, a date that is not more than 60 days prior to the other action. If the board does not fix a record date in the manner described above, then, under the DGCL:

     - the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

     - the record date for determining stockholders for any other purpose shall be at the close of business on same day that the board of directors adopts the related resolution.

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- ANNUAL MEETINGS

     Broadbase. Broadbase's bylaws provide that written notice, stating the place, date and time of the meeting, shall be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

     Nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders at the annual meeting may be made:

     - pursuant to Broadbase's notice of the meeting to each stockholder;

     - by or at the direction of the Broadbase board of directors; or

     - by any stockholder of Broadbase at the record date of the meeting who is entitled to vote at the meeting and who delivers timely notice to the secretary of Broadbase, as specified below.

     If made by a Broadbase stockholder, the proposal or nomination must generally be made by advance written notice given to the secretary of Broadbase between 60 and 90 days before the first anniversary of the preceding year's annual meeting of stockholders. However, if the date of the annual meeting at which the nomination or business is proposed by a stockholder is more than 30 days before or more than 60 days after that anniversary, then the notice may be given by the stockholder no earlier than the 90th day prior to the meeting and not later than the later of 60 days prior to the meeting or the 10th day after the first public announcement of the meeting.

     Servicesoft. Servicesoft's bylaws provide that a written notice of each annual meeting, which states the place, date and hour of the annual meeting, shall be given by the Secretary or other authorized person at Servicesoft, no less than 10 days or more than 60 days before the annual meeting, to each stockholder entitled to vote at the annual meeting or who, by law or under the certificate of incorporation or bylaws of Servicesoft, is entitled to receive the notice.

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- SPECIAL MEETINGS

     Broadbase. Broadbase's bylaws provide that the only business that can be conducted at a special meeting of Broadbase stockholders are the items of business set forth in Broadbase's notice of the special meeting. As with annual meetings, Broadbase's bylaws provide that written notice, stating the place, date, time and purpose of the meeting, shall be delivered to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.

     Broadbase's bylaws also provide that nominations of candidates for directors at a special meeting at which directors are to be elected shall be made:

     - by the board of directors; or

     - so long as the board of directors has determined that directors will be elected at the meeting, by a stockholder of record as of the date of the meeting notice who gives Broadbase advance written notice of the nominations no earlier than 90 days prior to the special meeting and no later than the later of 60 days before the special meeting, or the 10th day after the first public announcement of the meeting and of the nominees proposed by the board of directors to be elected at the meeting.

     Servicesoft. Servicesoft's bylaws provide that, for special meetings of stockholders, only the business set forth in the notice of the special meeting can be conducted at the meeting. As with annual meetings, Servicesoft's bylaws provide that a written notice of each annual meeting, which states the place, date and hour of the annual meeting, shall be given by the Secretary or other authorized person at Servicesoft, no less than 10 days or more than 60 days before the special meeting, to each stockholder entitled to vote at the special meeting or who, by law or under the certificate of incorporation or bylaws of Servicesoft, is entitled to receive the notice.

NUMBER, CLASS AND TERM OF DIRECTORS

     Broadbase. Broadbase's bylaws provide that the number of directors shall be fixed from time to time by the board of directors. Currently, five directors are authorized.

     Broadbase's certificate of incorporation and bylaws provide that Broadbase's board of directors is divided into three classes. The term of office of the Class I directors shall expire at the 2003 annual meeting of stockholders, the term of office of the Class II directors shall expire at 2001 annual meeting of stockholders, and the term of office of the Class III directors shall expire at the 2002 annual meeting of stockholders. Directors are elected for three-year terms.

     Servicesoft.  Servicesoft's bylaws fix the number of directors at eight.

ELECTION OF DIRECTORS

     Broadbase. The holders of Broadbase common stock elect all members of Broadbase's board of directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

     Servicesoft. The holders of Servicesoft common stock and preferred stock (including the holders of Servicesoft Canada's exchangeable common stock and exchangeable preferred stock) elect all members of Servicesoft's board of directors. Directors are elected by a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

     In addition, major stockholders of Servicesoft that collectively hold voting power sufficient to control the outcome of an election of directors have agreed to vote their shares so that certain individuals are guaranteed a board seat pursuant to a shareholders agreement that they have entered into with Servicesoft. These individuals are:

     - the Chief Executive Officer of Servicesoft;

     - one nominee designated by a majority-in-interest of shareholders holding more than 500,000 exchangeable preferred shares of Servicesoft Canada as of the date of the shareholders agreement;

     - one nominee designated by a majority-in-interest of the holders of Servicesoft's Series H preferred stock as of the date of the shareholders agreement that are party to the shareholders agreement;

     - two nominees nominated by specified major stockholders of Servicesoft;

     - one nominee to be agreed upon by the board of directors of Servicesoft;
       and

     - two independent nominees to be agreed upon by the board of directors of Servicesoft.

REMOVAL OF DIRECTORS

     Broadbase. Broadbase's certificate of incorporation and bylaws provide that any director may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors, and without cause by the same vote unless the votes cast against removal or not consenting in writing to the removal would be sufficient to elect the director if voted cumulatively.

     Servicesoft. Servicesoft's bylaws provide that any director, or the entire board of directors, may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

BOARD OF DIRECTORS VACANCIES

     Broadbase. Broadbase's certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock, any vacancy occurring in the Broadbase board of directors for any reason, and any newly created directorship resulting from any increase in the authorized number of directors shall, unless Broadbase's board determines that those vacancies shall be filled by its stockholders or as otherwise provided by law, be filled by the vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

     Servicesoft. Servicesoft's bylaws provide that, subject to any rights of holders of preferred stock to elect directors and fill vacancies on the board, any and all vacancies on the board and newly created directorships will be filled by the vote of a majority of the directors then in office, even if the number of remaining directors constitutes less than a quorum. If there are no directors then in office, an election of directors may be held in the manner provided for by statute. If at any time the directors seeking to fill a vacancy on the board do not constitute a majority of the board as determined prior to stock increase, the applicable court, at the request of 10% of Servicesoft's stockholders, may order an election.

NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     Broadbase. Broadbase's bylaws provide that special meetings of the board may be called by the chairperson of the board, the president or a majority of the members of the board then in office. Notice of the time, date and place of such meeting shall be given, orally or in writing, by the person or persons calling the meeting to all directors at least four days before the meeting if the notice is mailed, or at least 24 hours before the meeting if such notice is given by telephone, hand delivery, facsimile or similar communication method.

     Servicesoft. Servicesoft's bylaws provide that special meetings of the board may be called by any two directors, the chairman of the board or by the holders of 25% or more of Servicesoft's outstanding preferred stock. The bylaws require that notice of the purpose or purposes of the meeting be given to each director personally, by mail or by telefax, at least five days before the meeting.

BOARD ACTION

     Broadbase. Broadbase's bylaws provide that, except as otherwise required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors. A majority of the total number of authorized directors constitutes a quorum. Any action required or permitted to be taken at any board meeting may be taken without a meeting if all members of the board consent in writing.

     Servicesoft. Servicesoft's bylaws provide that a majority of the directors then in office constitute a quorum for the transaction of business and, at any board meeting where a quorum is present, a majority of the directors present may take any action on behalf of the directors, except as otherwise required by law or by Servicesoft's certificate of incorporation.

ACTION BY COMMITTEES

     Broadbase. Broadbase's bylaws authorize the board of directors to designate one or more committees, each committee to consist of one or more directors of the corporation. The board of directors may authorize any committee to have and exercise all powers and authority of the board of directors, except that no committee shall have the power or authority to adopt, amend or repeal Broadbase's bylaws, or approve or adopt, or recommend to Broadbase's stockholders, any action expressly required under the DGCL to be approved by Broadbase's stockholders.

     Servicesoft. Servicesoft's bylaws provide that the board of directors, by vote of a majority of the directors then in office, may designate from its membership one or more committees, and may delegate some or all of its powers to those committees, except those powers that, by law or by its certificate of incorporation or bylaws, cannot be delegated.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Broadbase and Servicesoft. Section 242 of the DGCL authorizes a corporation to amend its certificate of incorporation in any way so long as the certificate as amended would only contain provisions lawful and proper for insertion in an original certificate of incorporation. Section 242 of the DGCL generally requires that, to amend a certificate of incorporation:

     - that corporation's board of directors must approve a resolution describing the proposed amendment;

     - a majority of the outstanding stock entitled to vote on the proposed amendment must approve the amendment at a special or annual meeting of that corporation's stockholders; and

     - a certificate setting forth the amendment and certifying that it has been duly adopted must be executed and filed with the Delaware secretary of state.

     Servicesoft. In addition to the requirements of Delaware law, Servicesoft must comply with the terms of a shareholders agreement to amend its certificate of incorporation. Under the shareholders agreement, Servicesoft may not:

     - amend or repeal any provision of, or add any provision to, its certificate of incorporation that changes the voting powers, preferences or other special rights or privileges, or any restrictions, of any class of its preferred stock without obtaining the affirmative vote or written consent of the holders of more than 50% of the affected series, voting as a separate class; or

     - authorize or designate, whether by reclassification or otherwise, any new class or series of stock or any other securities convertible into equity securities that rank senior or evenly with any class of its preferred stock, without obtaining the affirmative vote or written consent of the holders of more than 50% of the affected series, voting as a separate class.

AMENDMENT OF BYLAWS

     Broadbase. Broadbase's certificate of incorporation provides that the board of directors has the power to adopt, amend or repeal the bylaws. Broadbase's bylaws also provide that stockholders holding a majority of Broadbase's outstanding voting stock then entitled to vote at an election of directors may adopt, amend or repeal the bylaws.

     Servicesoft. Servicesoft's bylaws provide that they may be amended by the affirmative vote of a majority of the stockholders or by the board of directors if it is empowered to do so by Servicesoft's certificate of incorporation. Servicesoft's certificate of incorporation does not address the issue of amending Servicesoft's bylaws.

     In addition to these requirements, Servicesoft must comply with the terms of its shareholders agreement to amend its bylaws. Under the shareholders agreement, Servicesoft may not amend or repeal any provision of, or add any provision to, its bylaws that changes the voting powers, preferences or other special rights or privileges, or any restrictions, of any class of its preferred stock without obtaining the affirmative vote or written consent of the holders of more than 50% of the affected series, voting as a separate class.

LIMITATION OF DIRECTOR LIABILITY

     Broadbase. Broadbase's certificate of incorporation provides that, to the fullest extent permitted by law, a director of Broadbase will not be personally liable for monetary damages for breach of fiduciary duty as a director.

     Servicesoft. Servicesoft's certificate of incorporation provides that no director will be personally liable to Servicesoft or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director.

     Broadbase and Servicesoft. With respect to both Broadbase and Servicesoft, the DGCL prohibits limitation of liability of directors for:

     - breaches of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of law;

     - any liability arising under Section 174 of the DGCL, which relates to unlawful payment of dividends or unlawful stock purchases or redemptions; and

     - any transaction from which the director derives an improper personal benefit.

INDEMNIFICATION

     Broadbase. Broadbase's bylaws provide that its directors and officers shall be indemnified to the fullest extent authorized by the DGCL. This indemnification shall apply to all expenses, liabilities and losses reasonably incurred in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of Broadbase, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Broadbase's bylaws require Broadbase to pay all expenses incurred by a director or officer in defending any proceeding described above as these expenses are incurred in advance of the final disposition of the proceeding. However, Broadbase's bylaws do not require Broadbase to advance any expenses to a person against whom Broadbase directly brings a claim alleging that that person breached a duty of loyalty to Broadbase, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper benefit from a transaction.

     Broadbase's bylaws also authorize the Broadbase board of directors to authorize Broadbase to enter into indemnification contracts with its directors, officers and employees, or anyone serving in such capacity with another enterprise at Broadbase's request, with rights that may be broader than those described above with regard to Broadbase's bylaws.

     Servicesoft. Servicesoft's bylaws provide that its directors and officers shall be indemnified to the fullest extent authorized by the DGCL. This indemnification applies to all reasonable expenses, liabilities and losses incurred in connection with the director's status as a director Servicesoft, acting in his or her capacity as a director, provided the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Servicesoft, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Servicesoft will advance all expenses incurred by or on behalf of any director in connection with any proceeding in which the director is involved by reason of the director's corporate status following the receipt by Servicesoft of a written statement from the director requesting the advance.

     Servicesoft's bylaws also provide that the indemnification provisions will be deemed to be a contract between Servicesoft and each director entitled to the benefits of those provisions at any time while the indemnification provisions are in effect. They specify that any repeal or modification of the bylaw provisions relating to indemnification will not affect any rights or obligations then existing with respect to indemnification obligations existing at or prior to that repeal or modification.

     Broadbase and Servicesoft. Section 145 of the DGCL generally provides for broad indemnification of a director or officer if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. We urge you to refer to Section 145 of the DGCL for further detail.

INTERESTED DIRECTORS

     Broadbase and Servicesoft. Section 144 of the DGCL and Broadbase's bylaws provide that a transaction between either corporation and an interested director will not be void or voidable solely for this reason if:

     - the material facts as to the interested director's relationship or interest to the transaction are disclosed to or known by the directors, and a majority of the disinterested directors present at the meeting vote in good faith in favor of the transaction, even if the disinterested directors do not constitute a quorum;

     - the material facts as to the interested director's relationship or interest to the transaction are disclosed to or known by the stockholders, and the stockholders vote in good faith in favor of the transaction; or

     - the transaction is fair to Broadbase as of the time it is authorized, approved or ratified by the board of directors, a committee of the board or the stockholders.

     Interested directors may be counted in determining the presence of a quorum at a meeting of the board or of a committee which authorizes the contract or transaction.

AUTHORIZED CAPITAL STOCK

     Broadbase. Broadbase's certificate of incorporation currently authorizes Broadbase to issue 95,000,000 shares, all of which have a par value of $0.001 per share, consisting of two classes: 90,000,000 shares of common stock and 5,000,000 shares of preferred stock. Broadbase's First Amended and Restated Certificate of Incorporation, if approved by Broadbase's stockholders, will authorize Broadbase to issue 355,000,000 shares, consisting of 350,000,000 shares of common stock and 5,000,000 shares of preferred stock.

     In addition, Broadbase's board of directors is authorized to provide for the issuance of the shares of preferred stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series.

     Servicesoft. Servicesoft's certificate of incorporation authorizes Servicesoft to issue 46,450,002 shares of all classes of stock, all of which have a par value of $0.01 per share, consisting of 30,000,000 shares of common stock and 16,450,002 shares of preferred stock. There are five series of Servicesoft preferred stock. The first series consists of 8,000,000 shares and is designated Series H preferred stock. The second series consists of 4,450,000 shares and is designated Series I preferred stock. The third series consists of 4,000,000 shares and is designated Series J preferred stock. The fourth series consists of one share of Series X Special Preferred Voting Stock. The fifth series consists of one share of Series Y Special Preferred Voting Stock.

CONVERSION RIGHTS

     Broadbase. Broadbase has not authorized or issued any shares of capital stock that are convertible into or exchangeable for its common stock.

     Servicesoft. Any shares of Servicesoft's preferred stock (other than shares of its Series X Special Preferred Voting Stock and Series Y Special Preferred Voting Stock) are convertible into common stock at the option of the holder. All unconverted outstanding preferred stock is automatically converted into common stock upon the earlier of:

     - the affirmative vote of the holders of a majority of at least two-thirds of the shares of preferred stock then outstanding (including the holders of Servicesoft Canada's exchangeable preferred stock voting as described under "Votes per share" above) and, with respect to conversion of each of the Series I and Series J preferred stock, the affirmative vote of the holders of at least two-thirds of the Series I and Series J preferred stock then outstanding, each voting as a separate series; and

     - the effectiveness of a firm commitment underwritten public offering of Servicesoft's securities pursuant to an effective registration statement under the federal securities laws, with aggregate gross proceeds to Servicesoft of not less than $30,000,000, where Servicesoft is valued at not less than $250,000,0000.

     Each share of any series of Servicesoft's Series H, I and J preferred stock is initially convertible into one share of Servicesoft common stock. The conversion ratio is subject to proportional adjustment for stock splits and combinations, stock dividends, reclassifications and reorganizations.

     In addition, the conversion ratio for a given series of Servicesoft's preferred stock is subject to adjustment if, after the date its certificate of incorporation was filed, Servicesoft sells or is deemed to sell additional shares of its common stock at price that is lower than the original issue price for that series of preferred stock. Servicesoft will be deemed to have sold additional shares of its common stock for less than the original issue price of a series of preferred stock if, for example, it issues other securities that are convertible into common stock at an exercise price that is lower than the original issue price.

     The conversion ratio is equal to the quotient of the original issue price for a series of preferred stock and the conversion value, which is initially equal to the original issue price. If the corporation issues additional shares of its common stock at a price that is lower that the original issue price, then the conversion value is reduced, thereby increasing the number of shares of common stock issuable upon conversion of that series of preferred stock.

     Certain issuances of common stock at a price lower than the original issue price of any series of preferred stock do not trigger this price-based anti-dilution protection. These include shares of common stock:

     - issued or issuable upon conversion of shares of Servicesoft's preferred stock or Servicesoft Canada's exchangeable common stock or exchangeable preferred stock;

     - issued or issuable to officers, employees, directors or consultants of Servicesoft pursuant to Servicesoft's stock option and grant plans approved by its board of directors where the approval includes a majority of members of the board who are not employees of Servicesoft;

     - issued or issuable upon exercise of warrants to purchase shares of common stock outstanding as of the date of the filing of Servicesoft's certificate of incorporation; and

     - issued as a dividend or distribution in preferred stock pursuant to stock splits and combinations, stock dividends, reclassifications and reorganizations.

DIVIDENDS

     Broadbase. According to Section 154 of the DGCL, Broadbase stockholders are entitled to receive dividends, subject to preferences of any outstanding preferred stock, out of assets legally available for dividend distribution at such times and in such amounts as the board of directors may from time to time determine. Under Section 170 of the DGCL, Broadbase's board of directors may declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year as long as the dividends will not reduce capital below the total amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets. In addition, under the DGCL, a corporation may generally redeem or repurchase shares of its stock if the redemption or repurchase will not impair the capital of the corporation.

     Servicesoft. In addition to the provisions of the DGCL relating to dividends described above, Servicesoft is subject to the requirements of its certificate of incorporation, which provides that, subject to any preferences of holders of Servicesoft's preferred stock, the holders of common stock shall be entitled to receive dividends out of funds legally available for dividend distribution at such times and in such amounts as Servicesoft's board of directors may from time to time determine.

     Holders of Servicesoft's preferred stock, prior and in preference to the holders of its common stock, are entitled to receive, when, as and if declared by the board of directors, non-cumulative cash dividends at the rate of 6% per year on the original issue prices of each outstanding share of preferred stock held by such holder. The original issue price of the Series H preferred stock is $2.53 per share, the original issue price of the Series I preferred stock is $4.10 per share and the original issue price of the Series J preferred stock is $9.03 per share. After the holders of preferred stock have been paid the 6% dividend preference, then any further dividends paid to the common stockholders must also be paid to the preferred stockholders as if they had converted their preferred stock to common stock.

     If the board pays or sets aside dividends for the holders of the preferred stock in an amount less than the aggregate dividends payable at the preferred dividend rate, then the amount to be paid or declared and set apart for payment is divided between the holders of the Series H, Series I, and Series J preferred stock, ratably in the same proportion such holders would have received had the full amount of the dividends been declared and paid.

REDEMPTION

     Broadbase. Broadbase's charter documents do not provide for redemption rights, and Broadbase is not a party to any agreement that provides these rights to stockholders.

     Servicesoft. To the extent permitted by Delaware law, Servicesoft's Series H preferred stock is redeemable by Servicesoft upon the affirmative vote of the holders of a majority of shares of the Series H preferred stock, on each of February 10, 2004, February 10, 2005 and February 10, 2006, on each such redemption date with respect to a number of shares equal to one-third of the outstanding shares of Series H preferred stock outstanding on the first redemption date.

     To the extent permitted by Delaware law, Servicesoft's Series I and Series J preferred stock is redeemable by Servicesoft, at the option of a holder of any such shares on each of February 10, 2004, February 10, 2005 and February 10, 2006, on each such redemption date with respect to a number of shares equal to one-third of the outstanding shares of Series I and Series J preferred stock outstanding, respectively, on the first redemption date.

     Servicesoft is required to redeem the shares in cash equal to the same amount per share as would be payable if there were to be a liquidation event, plus 10% per annum "redemption value," compounded on each redemption date, plus any declared and unpaid dividends with respect to the shares.

LIQUIDATION

     Broadbase. In the event of liquidation, dissolution or winding up of Broadbase, after payment of any amounts owed to creditors, subject to preferences of any outstanding preferred stock, the remaining assets of Broadbase will be divided equally, on a share for share basis, to the holders of the common stock of Broadbase.

     Servicesoft. In the event of a liquidation event, as defined below, after payment of any amounts owed to creditors, the holders of Servicesoft's preferred stock are entitled to receive a preferential payment, prior and in preference to holders of its common stock. The holders of Servicesoft's Series H preferred stock share an aggregate liquidation preference of $19,203,186. The per-share liquidation preference for the holders of Series I and Series J preferred stock is equal to the original issue price per share for each of those series ($4.10 for the Series I preferred stock and $9.03 for the Series J preferred stock). Holders of Servicesoft Canada's exchangeable preferred stock participate with the holders of Servicesoft's Series H preferred stock in receiving the Series H liquidation preference. If Servicesoft's assets are insufficient to permit payment of the full liquidation preferences of the preferred stockholders, then the existing assets are to be distributed ratably among the preferred stockholders in proportion to the preference amounts each holder would otherwise be entitled to receive.

     After the preferred stock has received its liquidation preference, then holders of Servicesoft common stock, which for purposes of the liquidation preference includes Servicesoft Canada exchangeable common stock, will be entitled to receive an amount per share equal to the liquidation preference of the Series H preferred stock. Thereafter, further amounts must be paid in accordance with the following distribution scheme:

     - the holders of common stock, and the holders of Series H preferred stock who have received the same per-share distribution as the common stock, will be entitled to receive an amount per share equal to the difference between the amount already received by them and the amount received by the holders of Series H preferred stock who received the next highest per-share amount (from any other series of preferred stock that they hold); then

     - the holders of common stock and Series H preferred stock, together with those holders of Series H preferred stock who have received the same per-share distribution as the common stock, will be entitled to receive an amount per share equal to the difference between the amount already received by them and the maximum per-share amount already paid to holders of Series H preferred stock; then

     - the holders of common stock and Series H preferred stock will be entitled to receive an amount per share equal to the difference between the amount already received by them and the maximum per share amount paid to holders of Series I preferred stock; then

     - the holders of common stock, the Series H and the Series I preferred stock will be entitled to receive an amount per share equal to the difference between the amount already received by them and the maximum per share amount paid to holders of Series J preferred stock; then

     - the holders of Series H, Series I and Series J preferred stock and common stock will be entitled to participate pro rata on an as-converted basis in the distribution of any remaining Servicesoft assets.

     A liquidation event is defined to include:

     - an involuntary or voluntary liquidation;

     - any sale of all or substantially all the assets of Servicesoft; or

     - the acquisition of Servicesoft by another entity in which the stockholders of Servicesoft immediately prior to the transaction own less than 50% of the corporation's voting power immediately after that transaction or any transaction or series of related transactions to which Servicesoft is a party in which the excess of 50% of the voting power of Servicesoft is transferred, except for reincorporations.

PREEMPTIVE AND CO-SALE RIGHTS AND RIGHTS OF FIRST REFUSAL

     Broadbase. Broadbase's certificate of incorporation and bylaws do not provide for preemptive rights, co-sale rights or rights of first refusal, and Broadbase is not a party to any agreements which provide for these rights to stockholders generally.

     Servicesoft. Servicesoft's certificate of incorporation provides that if at any time a holder of its common stock or preferred stock, with the exception of holders of Series I or Series J preferred stock, desires to sell or transfer part or all of its shares to another person, the holder will first submit an offer to Servicesoft to sell the shares, and Servicesoft has the opportunity to purchase the shares on the same terms as the proposed transfer. Also, under a shareholders agreement, holders of Servicesoft's preferred stock have pre-emptive rights with respect to new securities issued by Servicesoft, co-sale rights and rights of first refusal if certain Servicesoft stockholders seek to transfer their stock to a third party, and rights to receive financial statements and reports of Servicesoft.

CORPORATE LAW RELATING TO ACQUISITIONS AND BUSINESS COMBINATIONS

     Broadbase. Because Broadbase's certificate of incorporation and bylaws do not contain a provision expressly electing for Broadbase not to be governed by
Section 203 of the DGCL, Broadbase is subject to the Delaware takeover statute.
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for 3 years following the date that the person becomes an interested stockholder.

     Business combination is defined broadly to include mergers with or caused by the interested stockholder, sales or other dispositions made disproportionately to the interested stockholder and other transactions. With some exceptions, an interested stockholder is a person or group that owns 15% or more of the corporation's outstanding voting stock, including rights to acquire stock, or is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation's voting stock at any time within the previous three years.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

     - before the person becomes an interested stockholder the board of directors approves either the business combination or the transaction resulting in the person becoming an interested stockholder;

     - the interested stockholder owns 85% of the corporation's voting stock upon completion of the transaction resulting in the person becoming an interested stockholder; or

     - on or after the date the person becomes an interested stockholder, the business combination is approved by the board and at a stockholders meeting by holders of 66 2/3% of the voting stock not owned by the interested stockholder.

     Servicesoft. Because Section 203 of the DGCL also does not apply to corporations that do not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the Nasdaq National Market or held of record by more than 2,000 stockholders, Servicesoft is not subject to the Delaware takeover statute.

VOTE REQUIRED TO APPROVE MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

     Broadbase. Section 251 of the DGCL generally provides that an agreement of merger or consolidation requires the affirmative vote of a majority of the board of directors present at the board meeting and a majority of the outstanding shares of stock entitled to vote on the merger. This section also defines several exceptions where stockholder approval is not required. For example, the DGCL does not require a stockholder vote of the surviving corporation in a merger, unless the corporation provides otherwise in its certificate of incorporation, if:

     - the merger agreement does not amend the existing certificate of incorporation;

     - each share of the corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

     - the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of that corporation outstanding immediately before the merger.

     Similarly, Section 271 of the DGCL generally provides that a corporation may dispose of all or substantially all of its assets with the vote of a majority of the board of directors present at the board meeting and a majority of the outstanding shares of stock entitled to vote on the transaction.

     Servicesoft. Servicesoft is subject to the voting requirements of the DGCL. In addition, Servicesoft has entered into a shareholders agreement which provides that, so long as any shares of its Series H, Series I or Series J preferred stock are outstanding, Servicesoft will not, without first obtaining the affirmative vote or written consent of more than 50% of the outstanding shares of these series and the outstanding shares of exchangeable preferred stock of Servicesoft Canada, preferred stock with all these series voting together as a single class:

     - consolidate or merge into or with any other entity or entities (except a consolidation or merger in which the beneficial owners of Servicesoft's capital stock immediately prior the transaction continue to hold 51% or more of the voting power in the resulting entity);

     - sell, mortgage or transfer all or substantially all of Servicesoft's assets;

     - enter into any other transaction or series of transactions that would result in a transfer of all or substantially all of its assets; or

     - permit any subsidiary to engage in such a transaction or series of transactions.

APPRAISAL AND DISSENTERS' RIGHTS

     Broadbase. As described below, Section 262 of the DGCL generally provides for appraisal rights in connection with merger or consolidation transactions. However, no appraisal rights are available for:

     - shares of stock of the surviving corporation if approval of the stockholders of the surviving corporation was not required by the DGCL; or

     - shares of stock that, as of the record date for the stockholder vote on the merger-related proposals, are either:

        -- listed on a national securities exchange,

        -- designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

        -- held of record by more than 2,000 holders;

unless the agreement of merger or consolidation provides that stockholders will receive consideration other than cash in lieu of fractional shares, stock of the surviving corporation, stock of another corporation which meets at least one of the three criteria listed above, or any combination of these three forms of consideration.

     So long as Broadbase common stock is quoted on the Nasdaq National Market, appraisal rights will not be available for Broadbase stockholders in a merger or consolidation transaction unless the associated merger agreement provides that stockholders will receive consideration other than the forms of consideration listed in the preceding paragraph.

     Servicesoft. Section 262 of the DGCL provides that a stockholder of a corporation involved in a merger or consolidation may be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares if the requirements for eligibility described in this section are satisfied. For a description of the eligibility requirements and procedural requirements associated with perfecting appraisal rights, see "Appraisal Rights" beginning on page 145 and Annex H of this document.

STOCKHOLDER RIGHTS PLAN

     Neither Broadbase nor Servicesoft has adopted a stockholder rights plan.

                               SHARE OWNERSHIP BY
                       PRINCIPAL STOCKHOLDERS, MANAGEMENT
                           AND DIRECTORS OF BROADBASE

     The following table sets forth information concerning the beneficial ownership of common stock of Broadbase as of September 30, 2000 for:

     - each person or entity who is known by Broadbase to own beneficially more than 5% of the outstanding shares of Broadbase common stock;

     - Broadbase's Chief Executive Officer and each of Broadbase's four other most highly compensated executive officers during 1999;

     - each of Broadbase's current directors; and

     - all directors and executive officers of Broadbase as a group.

     The pre-merger percentage ownership is based on 50,466,772 shares of Broadbase common stock outstanding as of September 30, 2000. The post-merger percentage ownership is based on 79,429,658 shares to be outstanding after the merger. This figure is an estimate derived by assuming that all shares of Servicesoft Canada stock has been exchanged for Servicesoft stock, and all shares of Servicesoft preferred stock, other than Series X and Series Y preferred stock, outstanding as of September 30, 2000 had been converted into Servicesoft common stock as of this date, and then applying the 1.4404 exchange ratio to the 20,107,530 aggregate shares of Servicesoft common stock outstanding as of this date.

     All shares subject to options and warrants exercisable on or before November 29, 2000, or within 60 days after September 30, 2000, are deemed to be beneficially owned by the person or entity holding such options or warrants and to be outstanding solely for calculating such person's or entity's percentage ownership. Unless otherwise indicated below, the address of each director and executive officer listed below is Broadbase Software, Inc., 181 Constitution Drive, Menlo Park, California 94025.

     Each of the stockholders of Broadbase listed below have entered into voting agreements with Servicesoft in which they agreed to vote their Broadbase shares in favor of the issuance of shares of Broadbase common stock in the Servicesoft acquisition and adoption of Broadbase's first amended and restated certificate of incorporation, and granted an irrevocable proxy to Servicesoft and specified officers of Servicesoft with respect to this vote. These stockholders otherwise have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                  NUMBER OF        PERCENTAGE OF         PERCENTAGE OF
                                                    SHARES          COMMON STOCK          COMMON STOCK
                                                 BENEFICIALLY    BENEFICIALLY OWNED    BENEFICIALLY OWNED
NAME OF STOCKHOLDER                                 OWNED        BEFORE THE MERGER      AFTER THE MERGER
-------------------                              ------------    ------------------    ------------------
Kevin Harvey(1)................................    5,038,069            10.0%                  6.3%
  c/o Benchmark Capital
  2480 Sand Hill Road
  Menlo Park, CA 94025
Mark Kremer(2).................................    2,042,574             4.0                   2.6
Nancy Schoendorf(3)............................    1,952,124             3.9                   2.5
  c/o Mohr, Davidow Ventures
  2775 Sand Hill Road, Suite 240
  Menlo Park, CA 94025
Chuck Bay(4)...................................      704,734             1.4                *
Thomas Doyle(5)................................      489,595               *                *
Brian Kelly(6).................................      473,417               *                *
Paul Levy(7)...................................      209,804               *                *
All executive officers and directors as a group
  (13 persons)(8)..............................   11,583,595            22.2                  14.3

---------------
 *  Less than 1%.

(1) Represents 4,336,423 shares of common stock held by Benchmark Capital Partners, L.P., 553,061 shares held by Benchmark Founders' Fund, L.P., 108,585 shares held by Mr. Harvey, and options to purchase 40,000 shares that are fully vested and exercisable. Mr. Harvey, a director of Broadbase, is a Managing Member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Harvey disclaims beneficial ownership of shares held by Benchmark Capital except to the extent of his pecuniary interest arising from his interest in Benchmark Capital.

(2) Represents 1,774,242 shares held by Mr. Kremer, options that will be exercisable as to 128,332 shares as of November 29, 2000, 70,000 shares held by the Mark Kremer 1999 Annuity Trust and 70,000 shares held by the Anat Kremer 1999 Annuity Trust. Mr. Kremer and his wife are trustees of each of these two trusts. Does not include 120,000 shares held by a trust for the benefit of Mr. Kremer's children, of which neither he nor his wife is a trustee. Mr. Kremer is Chairman of the Board of Directors of Broadbase.

(3) Represents 1,848,252 shares of held by Mohr, Davidow Ventures IV, L.P., 63,872 shares held by Ms. Schoendorf, and options to purchase 40,000 shares that are fully vested and exercisable. Ms. Schoendorf, a director of Broadbase, is a general partner of Mohr, Davidow Ventures. Ms. Schoendorf disclaims beneficial ownership of shares held by Mohr, Davidow Ventures except to the extent of her pecuniary interest arising from her interest in Mohr, Davidow Ventures.

(4) Represents 408,818 shares held by Mr. Bay, of which 115,333 shares are subject to a right of repurchase that lapses at a rate of 7,208 shares per month until January 2002 and 96,750 shares are subject to a right of repurchase that lapses as to 3,583 shares per month until December 2002, and options that will be exercisable as to 295,916 shares as of November 29, 2000. Mr. Bay is Chief Executive Officer, President and a director of Broadbase.

(5) Represents 3,677 shares held by Mr. Doyle, and options that will be exercisable as to 485,918 shares as of November 29, 2000. Mr. Doyle is Executive Vice President of Sales of Broadbase.

(6) Represents 272,500 shares held by Mr. Kelly, of which 146,250 shares are subject to a right of repurchase that lapses as to 5,625 shares per month until November 2002, and options which will be exercisable as to 200,917 shares as of November 29, 2000. Mr. Kelly is Executive Vice President of Products of Broadbase.

(7) Represents 169,804 shares held by Mr. Levy, of which 92,880 shares are subject to a right of repurchase that lapses as to 2,580 shares per month until April 2003, and options to purchase 40,000 shares that are fully vested and exercisable. Mr. Levy is a director of Broadbase.

(8) Represents 10,016,957 shares beneficially owned by these individuals, of which 36,460 shares are being held in escrow in connection with an acquisition, and options that will be exercisable as to an aggregate of 1,566,638 shares as of November 29, 2000.

                               SHARE OWNERSHIP BY
                       PRINCIPAL STOCKHOLDERS, MANAGEMENT
                          AND DIRECTORS OF SERVICESOFT

     The following table sets forth information concerning the beneficial ownership of common stock of Servicesoft as of September 30, 2000 for:

     - each person or entity who is known by Servicesoft to own beneficially more than 5% of the outstanding shares of Servicesoft common stock;

     - Servicesoft's Chief Executive Officer and each of Servicesoft's four other most highly compensated executive officers during 1999;

     - each of Servicesoft's current directors; and

     - all directors and executive officers of Servicesoft as a group.

     The pre-merger percentage ownership is based upon 20,107,530 shares of Servicesoft common stock outstanding as of September 30, 2000. The post-merger percentage ownership is based upon 79,429,658 shares of Broadbase common stock to be outstanding after the merger, which includes approximately 28,962,886 shares to be issued to the Servicesoft stockholders in the merger based upon the
1.4404 exchange ratio. These figures assume the exchange of all outstanding shares of exchangeable preferred stock of Servicesoft Canada into shares of Servicesoft Series H preferred stock, the exchange of all outstanding shares of exchangeable common stock of Servicesoft Canada into shares of Servicesoft common stock, and the conversion of all outstanding shares of Servicesoft preferred stock (excluding the single shares of Series X and Series Y preferred stock, but including all of the shares of Servicesoft preferred stock to be issued upon the exchange of the exchangeable preferred stock of Servicesoft Canada) into shares Servicesoft common stock.

     All shares subject to options and warrants exercisable on or before November 29, 2000, or within 60 days after September 30, 2000, are deemed to be beneficially owned by the person or entity holding that option or warrant and to be outstanding solely for calculating that person's or entity's percentage ownership. Except as otherwise indicated below, the address of each director and executive officer listed below is c/o Servicesoft, Inc., Two Apple Hill Drive, Natick, Massachusetts 01760.

     Except as otherwise noted, the Servicesoft stockholders listed below have entered into voting agreements with Broadbase in which they agreed to vote their Servicesoft shares in favor of the merger, and granted an irrevocable proxy to Broadbase and specified officers of Broadbase with respect to this vote. Except as noted below, these stockholders otherwise have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                    SHARES OF SERVICESOFT          SHARES OF BROADBASE
                                                         COMMON STOCK                  COMMON STOCK
                                                         (PRE-MERGER)                 (POST-MERGER)
                                                  --------------------------    --------------------------
                                                   NUMBER OF                     NUMBER OF
                                                     SHARES      PERCENTAGE        SHARES      PERCENTAGE
                                                  BENEFICIALLY    OF SHARES     BENEFICIALLY    OF SHARES
                                                     OWNED       OUTSTANDING       OWNED       OUTSTANDING
                                                  ------------   -----------    ------------   -----------
Sophie Forest(1)................................   2,015,996        10.0%         2,903,840           3.7%
  c/o Sofinov, Societe Financiere d'Innovation
  1981 Avenue
  McGill College, 13th Floor
  Montreal, Quebec H3A 3C7, Canada
Robert E. Davoli(2).............................   1,749,611         8.7          2,520,139           3.2%
  c/o Sigma Partners
  20 Custom House Street, Suite 830
  Boston, Massachusetts 02110
CIBC WMV Inc.(3)................................   1,570,343         7.8          2,261,922           2.9%
  BCE Place, 8th Floor
  161 Bay Street
  Toronto, Ontario M5J 2F8, Canada

                                                    SHARES OF SERVICESOFT          SHARES OF BROADBASE
                                                         COMMON STOCK                  COMMON STOCK
                                                         (PRE-MERGER)                 (POST-MERGER)
                                                  --------------------------    --------------------------
                                                   NUMBER OF                     NUMBER OF
                                                     SHARES      PERCENTAGE        SHARES      PERCENTAGE
                                                  BENEFICIALLY    OF SHARES     BENEFICIALLY    OF SHARES
                                                     OWNED       OUTSTANDING       OWNED       OUTSTANDING
                                                  ------------   -----------    ------------   -----------
Gemini Funds(4).................................   1,375,915         6.8%         1,981,868           2.5%
  11 Galgalei Haplada Street
  P.O. Box 112548
  Industrial Zone
  Herzliya 46733, Israel
Mark S. Skapinker(5)............................   1,310,611         6.5          1,887,804           2.4%
  LRJ Technologies
  c/o Brightspark
  20 Eglinton Avenue West, Suite 600
  Toronto, Ontario M4R 1K8, Canada
Financial Technologies Ventures(6)..............   1,256,341         6.3          1,809,633           2.3%
  601 California Street, Suite 2200
  San Francisco, California 94108
Christopher H. Greendale(7).....................   1,004,153         5.0          1,446,382           1.8%
  c/o Internet Capital Group, Inc.
  145 Milk Street
  Boston, Massachusetts 02109
Gary Rubinoff(8)................................     979,947         4.9          1,411,515           1.8%
  c/o J.L. Albright II Venture Fund, L.P.
  Canada Trust Tower
  BCE Place, Suite 440
  161 Bay Street
  Toronto, Ontario M5J 2S1, Canada
Massood Zarrabian(9)............................     111,822           *            161,068             *
Christopher M. Butler(10)+......................     367,934         1.8            529,972             *
David P. Tarrant(11)+...........................     368,122         1.8            530,243             *
Daniel J. Kossmann(12)..........................     196,611         1.0            283,198             *
Jeffrey L. Whitney(13)..........................      60,212           *             86,729             *
Paul R. Maguire(14).............................      50,789           *             73,156             *
Stephen M. Harrison(15)+........................      35,746           *             51,489             *
All executive officers and directors as a group
  (12 persons)(16)..............................  11,840,318        58.1         17,054,794          21.4%

---------------
  *  Less than 1%.

  +  This person has not entered into a voting agreement with Broadbase.

 (1) Represents options to purchase 10,562 shares that are fully vested and exercisable, and 2,005,434 shares beneficially owned by Sofinov, Societe Financiere d'Innovation. Ms. Forest, a director of Servicesoft, is Director, Information Technology of Sofinov, Societe Financiere d'Innovation Inc. which is a subsidiary of the Caisse de depot et placement du Quebec and a portfolio investor in high technology companies, and accordingly may be deemed to beneficially own shares owned by those entities. Ms. Forest disclaims beneficial ownership of any shares in which she does not have a pecuniary interest.

 (2) Represents 25,000 shares held by Mr. Davoli, which shares are subject to a right of repurchase that lapses as to 2,063 shares quarterly for three years so long as a service relationship exists between Servicesoft and Mr. Davoli, and 1,724,611 shares and warrants to acquire shares of common stock that are beneficially owned by Sigma Partners. Mr. Davoli, a director of Servicesoft, is a Managing Director of Sigma Management IV, L.L.C. and Sigma Management V, L.L.C., the general partner of Sigma Partners IV, L.P., Sigma Associates IV, L.P., Sigma Investors IV, L.P., and Sigma

     Partners V, L.P., Sigma Associates V, L.P., and Sigma Investors V, L.P., respectively, and accordingly may be deemed to beneficially own shares owned by the funds. Investment decisions of the funds are made by a five-member committee of which Mr. Davoli is a member. Mr. Davoli disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

 (3) CIBC WMV Inc. is a SBIC wholly-owned by Canadian Imperial Bank of Commerce. Investment decisions are made by an 18-member committee.

 (4) Includes shares held by Gemini Israel II, L.P., Advent PGGM Gemini L.P., Gemini Israel II Parallel Fund L.P., Gemini Partner Investors L.P. and Gemini Capital Fund Management Ltd. The investment decisions of the funds are made by a five-member committee.

 (5) Represents 27,685 shares and 19,463 fully vested and exercisable options held by Mr. Skapinker, and 1,263,463 shares beneficially owned by LRJ Technologies, Inc. Mr. Skapinker, the Chairman of the Board of Directors and former Chief Executive Officer of Servicesoft, is the controlling stockholder in LRJ Technologies, Inc.

 (6) Includes shares held by Financial Technologies Ventures, L.P. and Financial Technologies Ventures (Q), L.P. The investment decisions of the funds are made by a committee of the four partners of Financial Technology Management, LLC, the general partner of each of the funds.

 (7) Represents 64,521 shares held by Mr. Greendale, of which 12,000 are subject to a right of repurchase that lapses as to 990 shares each quarter for three years so long as a service relationship exists between Servicesoft and Mr. Greendale, 8,403 fully vested and exercisable options held by Mr. Greendale, and 931,199 shares beneficially owned by Internet Capital Group, Inc. Mr. Greendale, a director of Servicesoft, is a Managing Director of Internet Capital Group, Inc., a business-to-business investment fund, and accordingly may be deemed to beneficially own shares owned by the fund. Investment decisions of the fund is made by an eight member committee of which Mr. Greendale is not a member. Mr. Greendale disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

 (8) Represents 10,000 shares held by Mr. Rubinoff which are subject to a right of repurchase that lapses as to 825 shares quarterly for two years so long as a service relationship exists between Servicesoft and Mr. Rubinoff, 9,407 fully vested and exercisable options held by Mr. Rubinoff, and 960,540 shares beneficially owned by J.L. Albright II Venture Fund, L.P. Mr. Rubinoff, a director of Servicesoft, is a Partner of J.L. Albright and Associates L.P., the general partner of J.L. Albright II Venture Fund, L.P., and accordingly may be deemed to beneficially own shares owned by the fund. Investment decisions are made by the general partner. Mr. Rubinoff disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

 (9) Represents 22,148 shares held by Mr. Zarrabian, and options which will be exercisable as to 89,674 shares as of November 29, 2000. Mr. Zarrabian is President, Chief Executive Officer and a director of Servicesoft.

(10) Mr. Butler was formerly the Chief Executive Officer of Servicesoft.

(11) Mr. Tarrant was formerly the Chief Executive Officer of Servicesoft.

(12) Represents 196,611 shares held by Mr. Kossmann of which 180,000 shares are subject to a right of repurchase that lapses as to 45,000 shares in November 2000 and 3,750 shares monthly for the three years following so long as a service relationship exists between Servicesoft and Mr. Kossmann. Mr. Kossmann is Chief Financial Officer and Treasurer of Servicesoft.

(13) Represents 55,660 shares held by Mr. Whitney, and options which will be exercisable as to 4,552 shares as of November 29, 2000. Mr. Whitney is Vice President of Marketing of Servicesoft.

(14) Represents 29,075 shares held by Mr. Maguire, and options which will be exercisable as to 21,714 shares as of November 29, 2000. Mr. Maguire is Vice President of Sales, Americas of Servicesoft.

(15) Mr. Harrison was formerly the Chief Financial Officer of Servicesoft.

(16) Represents 7,374,506 shares beneficially owned by these individuals, of which 227,000 shares are subject to rights of repurchase, and options that will be exercisable as to an aggregate of 263,213 shares as of November 29, 2000.

     Fifty percent of the unvested Servicesoft options or shares of restricted Servicesoft stock held by Ms. Forest, Mr. Davoli, Mr. Skapinker, Mr. Greendale and Mr. Rubinoff will vest upon the closing of the merger. Mr. Kossmann entered into an employment agreement with Broadbase which provides that the unvested portion of Mr. Kossmann's option to purchase 180,000 shares of Servicesoft common stock will vest upon the closing of the merger. In addition, the vesting of Mr. Zarrabian's Servicesoft stock options will accelerate in connection with the merger as described in the section of this document entitled "Related Party Transactions" beginning on page 123.

                           RELATED PARTY TRANSACTIONS

     This section describes some agreements and arrangements between Broadbase and its directors and executive officers. This is not an exhaustive list. Descriptions of additional agreements and arrangements are incorporated into this document by reference to definitive proxy statement for the 2000 annual meeting of Broadbase stockholders.

BROADBASE TRANSACTIONS

  Offer letters and stock option grants

     In May 2000, Broadbase granted to each of its non-employee directors an option to purchase 20,000 shares of Broadbase common stock at an exercise price of $20.81 per share. Each option was fully vested and exercisable upon grant.

     In May 2000, Broadbase granted to Chris Maeda, Executive Vice President and Chief Technical Officer, an option to purchase 100,000 shares of Broadbase common stock at an exercise price of $1.00. This option vests as to 4,166 shares each month over two years. In addition, Broadbase granted to Rusty Thomas, Executive Vice President and Chief Financial Officer, an option to purchase 100,000 shares of Broadbase common stock at an exercise price of $1.00. This option vests as to 2,083 shares each month over four years, subject to full acceleration should Broadbase be acquired by another company and Mr. Thomas is not retained in the role of Chief Financial Officer.

     Fabio Angelillis' offer letter for the position of Executive Vice President, Engineering, dated August 21, 2000, provides for an initial annual base salary of $200,000 and bonuses of up to $40,000 per year. In September 2000, Broadbase granted Mr. Angelillis an option to purchase 268,000 shares of Broadbase common stock at an exercise price of $17.94 per share. This option will vest as to 16,750 shares in December 2000, and as to 5,583 shares each month thereafter. Also in September 2000, Broadbase granted Mr. Angelillis an option to purchase 132,000 shares of Broadbase common stock at an exercise price of $1.00 per share. This option vests as to 2,750 shares each month over four years. The offer letter provides that Broadbase will provide Mr. Angelillis with its standard health, holiday, vacation, 401(k) and other benefits. Mr. Angelillis' employment is considered an "at-will" agreement. Broadbase or Mr. Angelillis may terminate the employment relationship at any time for any reason.

     In October 2000, Broadbase granted an option to purchase 100,000 shares of Broadbase common stock at an exerice price of $11.375 to each Tom Doyle, Executive Vice President and Chief Operating Officer, and Brian Kelly, Executive Vice President Product Strategy. These options each vest as to 2,083 shares each month over four years. In addition, Broadbase granted an option to purchase 50,000 shares of Broadbase common stock at an exercise price of $11.375 to each Rusty Thomas and David Milam, Executive Vice President of Marketing. These options each vest as to 1,042 shares each month over four years.

     Massood Zarrabian, Chief Executive Officer and President of Servicesoft, entered into an employment agreement with Broadbase on September 18, 2000. The agreement provides that, upon the closing of the merger, Mr. Zarrabian will become an employee of Broadbase and will receive a salary of $200,000 per year, with bonuses of up to $60,000 per year. Also, under the agreement, Broadbase will assume Mr. Zarrabian's three Servicesoft stock options, discussed below, which, at the conversion rate of 1.4404 will become options to purchase an aggregate of 878,644 shares of Broadbase common stock. Under the employment agreement, 50% of the unvested portion of one of Mr. Zarrabian's options, originally for 430,000 shares of Servicesoft common stock, which at the conversion rate equals 619,372 shares of Broadbase common stock, will become vested as of the closing of the merger and any remaining shares will vest ratably over two years. That option is immediately exercisable, but the underlying shares, once issued, remain subject to vesting and a right of repurchase. If within two years of the closing of the merger Mr. Zarrabian is terminated by Broadbase without cause or is effectively terminated because of a change in the terms of his employment, then Mr. Zarrabian will receive one year of salary, plus bonuses, payable in one lump sum and any unvested shares under the option to purchase 619,372 shares plus 50% of any unvested shares subject to Mr. Zarrabian's other options will become vested.

SERVICESOFT TRANSACTIONS

  Offer letters and stock option grants

     Massood Zarrabian's offer letter from Servicesoft, dated June 9, 1999, provides for an initial annual salary of $180,000, which has since been increased to $200,000. Upon the closing of the merger, Mr. Zarrabian's employment agreement with Broadbase described above will supersede this offer letter. In August 1999, Mr. Zarrabian was granted an option to purchase 120,000 shares of Servicesoft common stock at an exercise price of $0.50 per share. This option vested as to 30,000 shares in August 1999, and vests as to 2,500 shares per month thereafter. In December 1999, Mr. Zarrabian was granted an option to purchase 60,000 shares of Servicesoft common stock at an exercise price of $1.00 per share. This option vested as to 16,800 shares in June 2000, and vests as to 1,200 shares each month thereafter. In July 2000, Mr. Zarrabian was granted an option to purchase 430,000 shares of Servicesoft common stock at an exercise price of $14.00 per share. Each of these options were assumed by Broadbase in connection with the merger on the terms described above.

     In November 1999, Servicesoft sold 25,000 shares of its common stock to Robert E. Davoli, a director of Servicesoft, for $1.00 per share. These shares are subject to a right of repurchase that lapses as to 2,063 shares each quarter. Upon the closing of the merger, 50% of Mr. Davoli's unvested shares will become vested.

  Preferred stock financings

     In February 1998, Servicesoft raised capital to finance its operations through the sale of an aggregate of 4,667,969 shares of its Series G preferred stock to various investors for $5,975,000, or $1.28 per share. Entities affiliated with Sigma Partners purchased an aggregate of 1,562,500 shares for an aggregate purchase price of $2,000,000. Mr. Davoli is the Managing Director of the general partner of each of these entities. In connection with Servicesoft's acquisition of Balisoft in February 1999, each share of Series G preferred stock was converted into 0.53781 shares of Series H preferred stock.

     In June and August 1999, Servicesoft issued an aggregate of 3,982,271 shares of Series I convertible preferred stock for $16,327,310, or $4.10 per share. Entities affiliated with Sigma Partners purchased an aggregate of 123,825 shares for a purchase price of $507,683.

     In January 2000, Servicesoft issued an aggregate of 3,481,478 shares of its Series J preferred stock for an aggregate of $31,437,989, or $9.03 per share. Entities affiliated with Sigma Partners purchased an aggregate of 385,271 shares for an aggregate purchase price of $3,478,997. Also in this financing, Mr. Zarrabian purchased 22,148 shares of Series J preferred stock for an aggregate purchase price of $199,996.

  Director representation

     Robert E. Davoli, currently a Servicesoft director, will serve on the board of directors of the combined company. Mr. Davoli also served on the board of directors of Internet Business Advantages, which was acquired by Servicesoft in December 1999. He is a General Partner of Sigma Partners, whose affiliated entities hold Servicesoft's Series I and J preferred stock.

               SERVICESOFT'S SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Servicesoft's consolidated financial statements and related notes included elsewhere in this document. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from Servicesoft's audited consolidated financial statements appearing elsewhere in this document. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from Servicesoft's audited consolidated financial statements not included in this document.

     The statement of operations data for the six-month periods ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from Servicesoft's unaudited interim consolidated financial statements. The unaudited interim financial statements have been prepared on the same basis as Servicesoft's audited financial statements and, in Servicesoft's opinion, include all adjustments, consisting only of normal recurring adjustments, which Servicesoft considers necessary for a fair presentation of its results of operations and financial position for these periods. There is no difference between historical basic and diluted net loss per common share since potential common shares from the conversion of preferred stock and the exercise of options and warrants are anti-dilutive for all periods presented. Historical results are not necessarily indicative of future results.

     Servicesoft's results for the year ended December 31, 1999 reflect the February 12, 1999 merger with Balisoft and the December 17, 1999 acquisition of Internet Business Advantages which were accounted for using the purchase method. Accordingly, the results of operations of Balisoft and Internet Business Advantages are included in Servicesoft's results from the applicable closing dates. Since the merger with Balisoft and the acquisition of Internet Business Advantages were completed in 1999, the effects of these transactions are reflected in the balance sheet data as of December 31, 1999.

                                                                                          SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                               ----------------------------------------------------   ------------------
                                 1995       1996       1997       1998       1999      1999       2000
                               --------   --------   --------   --------   --------   -------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license...........  $    880   $    706   $  2,139   $  2,508   $  4,210   $ 1,310   $  4,916
  Services...................     1,618        498        387      1,782      2,934       903      7,118
                               --------   --------   --------   --------   --------   -------   --------
          Total revenue......  $  2,498   $  1,204   $  2,526   $  4,290   $  7,144   $ 2,213   $ 12,034
                               --------   --------   --------   --------   --------   -------   --------
Cost of revenue:
  Cost of software license...       106        148        252        148        406       158        371
  Cost of services...........       673        667        625      1,101      3,375     1,022      8,124
                               --------   --------   --------   --------   --------   -------   --------
          Total cost of
            revenue..........       779        815        877      1,249      3,781     1,180      8,495
                               --------   --------   --------   --------   --------   -------   --------
Gross profit.................     1,719        389      1,649      3,041      3,363     1,033      3,539
                               --------   --------   --------   --------   --------   -------   --------
Operating expenses:
  Research and development...     1,048        787        930      1,174      4,205     1,693      3,946
  Sales and marketing........       891        890        977      3,598     13,310     4,503     14,935
  General and
     administrative..........       608        588        756      1,612      5,044     1,583      4,658
  Amortization of goodwill
     and other intangible
     assets..................        --         --         --         --      2,671     1,070      3,366
  Stock compensation.........        --         --         --         --      1,900        27      3,580
                               --------   --------   --------   --------   --------   -------   --------
          Total operating
            expenses.........     2,547      2,265      2,663      6,384     27,130     8,876     30,485
                               --------   --------   --------   --------   --------   -------   --------
Loss from operations.........      (828)    (1,876)    (1,014)    (3,343)   (23,767)   (7,843)   (26,946)
Interest and other income
  (expense), net.............         7         61        (90)      (620)       214        (1)       453
                               --------   --------   --------   --------   --------   -------   --------
Net loss.....................      (821)    (1,815)    (1,104)    (3,963)   (23,553)   (7,844)   (26,493)
Accretion and deemed
  dividends on redeemable
  convertible preferred
  stock......................       (57)      (230)      (340)    (1,031)    (2,725)     (949)   (20,689)
                               --------   --------   --------   --------   --------   -------   --------
Net loss attributable to
  common stock...............  $   (878)  $ (2,045)  $ (1,444)  $ (4,994)  $(26,278)   (8,793)  $(47,182)
                               ========   ========   ========   ========   ========   =======   ========
Basic and diluted net loss
  per common share...........  $(109.75)  $(227.22)  $(144.40)  $(262.84)  $ (11.02)  $ (5.20)  $ (11.13)
Shares used in computing
  basic and diluted net loss
  per common share...........         8          9         10         19      2,385     1,691      4,239

                                                     AS OF DECEMBER 31,                      AS OF
                                    ----------------------------------------------------    JUNE 30,
                                      1995       1996       1997       1998       1999        2000
                                    --------   --------   --------   --------   --------   ----------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  marketable securities...........  $    289   $    604   $    206   $  2,016   $  6,630    $ 14,343
Working capital (deficit).........      (399)      (439)    (1,487)     2,398        288       8,892
Total assets......................       720      1,068      1,237      4,328     34,976      44,953
Capital lease obligations, net of
  current portion.................        37         --         --         80        522         549
Redeemable convertible preferred
  stock...........................    14,015     15,976     16,316     25,441     52,251      87,075
Stockholders' deficit.............   (14,358)   (16,363)   (17,784)   (22,759)   (31,851)    (58,106)

              SERVICESOFT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This document contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. See "Cautionary Note Concerning Forward-Looking Statements" on page 151.

OVERVIEW

     Servicesoft develops, markets and delivers software products and professional services that help businesses provide superior e-service to their customers, employees and business partners. Servicesoft licenses its software products to clients across a variety of industries, including telecommunications, e-commerce, financial services, technology, manufacturing and healthcare.

     Servicesoft derives its revenue from three sources: the sale of software licenses, implementation assistance and other professional services and software maintenance services. Servicesoft plans to generate future revenue from both existing and new clients. As existing clients either expand their usage or implement new Servicesoft products, they may be required to pay additional license fees under existing license agreements or license additional copies of Servicesoft software. Servicesoft recognizes software license fees and implementation assistance fees on a percentage of completion basis when it assists its clients in implementing its products, there is evidence of a binding arrangement, the fees are fixed or determinable and collection is probable. If Servicesoft is not implementing its software solution, it recognizes software license fees when the software is delivered to the end user, so long as the fees are fixed or determinable, there is evidence of a binding arrangement and collection is probable. Professional services other than implementation assistance or maintenance services are contracted for on either a time-and-materials or fixed-price basis. Servicesoft recognizes service fees contracted for on a time-and-materials basis as the services are performed. Servicesoft recognizes service fees contracted for on a fixed-price basis on an estimated percentage of completion as work progresses. Clients purchasing maintenance services receive unspecified product upgrades on a when- and if-available basis and unlimited e-service and telephone technical support. Servicesoft's clients typically purchase maintenance services annually, and Servicesoft prices maintenance services based on a fixed percentage of its current product list price. Servicesoft recognizes revenue on maintenance services ratably over the term of the period covered, typically one year, and records cash receipts and contracted amounts due from clients in excess of revenue recognized as deferred revenue. The timing and amount of cash receipts from clients can vary significantly depending on specific contract terms and can therefore have a significant impact on the amounts of receivables due or deferred revenue in any given period.

     Servicesoft's cost of software license revenue includes royalties due to third parties for technology included in Servicesoft's products, the cost of manuals and product documentation, media used to deliver products, shipping and fulfillment costs. Servicesoft's cost of services revenue includes salaries and related costs for its consulting and support organizations and costs of third parties contracted to provide consulting services to its clients.

     Servicesoft's operating expenses are classified as sales and marketing, research and development, general and administrative, amortization of goodwill and other intangible assets and stock compensation expense for issuance of and modification to stock options and restricted stock. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations, advertising, promotional materials and tradeshows. Research and development expenses consist primarily of salaries and related costs for product development personnel and for consulting fees to support product development. To date, Servicesoft has not capitalized any research and development costs. General and administrative expenses consist primarily of salaries and other related costs for finance, human resources, internal systems and other administrative employees, legal and accounting fees and insurance premiums. Stock compensation expenses for the issuance of stock options and restricted stock represent the difference between the exercise price or purchase price of options or restricted stock granted and the estimated fair market value for financial reporting purposes of the common stock on the date of the grant or modification.

     Over the past several years, Servicesoft has incurred substantial costs to develop and acquire its technology and products, to recruit and train personnel for engineering, sales, marketing and professional services departments and to establish an administrative organization. As a result, the company has incurred significant losses during this period and, as of June 30, 2000, it had an accumulated deficit of $89.8 million. Servicesoft believes that its success depends on increasing its client base and on the emerging e-service market. Accordingly, Servicesoft intends to continue to invest heavily in sales, marketing, professional services, research and development and in its operational and financial systems. Furthermore, Servicesoft expects to continue to incur substantial operating losses at least through 2001, and the increase in operating expenses will require a significant increase in revenue before Servicesoft becomes profitable.

     Servicesoft had 312 full-time employees at September 30, 2000, up from 118 at September 30, 1999. This rapid growth places a significant demand on Servicesoft's management and operational resources. In order to manage growth effectively, Servicesoft must implement and improve its operational systems, procedures and controls on a timely basis. In addition, Servicesoft expects that future expansion will continue to challenge its ability to hire, train, motivate and manage its employees. Competition is intense for highly qualified technical, sales, marketing, administrative and management personnel. If Servicesoft's revenue does not increase relative to the company's operating expenses, its management systems do not expand to meet increasing demands, it fails to attract, assimilate and retain qualified personnel or its management otherwise fails to manage the company's expansion effectively, there would be a material adverse effect on Servicesoft's business, operating results and financial condition.

     In February 1999, Servicesoft merged with Balisoft, a developer of e-mail management and real-time Internet collaboration applications, in exchange for
2.2 million shares of exchangeable common stock and 2.3 million shares of exchangeable preferred stock; Servicesoft also assumed or issued employee stock options and warrants to purchase approximately 641,000 shares of its common stock. The total cost of the merger, including transaction costs, was $12.6 million. Servicesoft accounted for the merger as a purchase business combination. Accordingly, the results of operations of Balisoft have been included with the results of operations for Servicesoft for periods subsequent to the date of the merger and the acquired net assets were recorded at their estimated fair values at the effective date of the merger, resulting in $8.6 million recorded as goodwill and other intangibles.

     In December 1999, Servicesoft acquired Internet Business Advantages, an e-services consulting organization, in exchange for $1.2 million in cash and 1.1 million shares of its common stock; Servicesoft also assumed or issued to former employees and warrant holders of Internet Business Advantages stock options and warrants to purchase approximately 72,000 shares of its common stock. The total cost of the acquisition, including transaction costs, was $12.1 million. Servicesoft accounted for the acquisition as a purchase business combination. Accordingly, the results of operations of Internet Business Advantages have been included with the results of operations for Servicesoft for periods subsequent to the date of the acquisition and the acquired net assets were recorded at their estimated fair values at the effective date of the acquisition, resulting in $11.4 million recorded as goodwill and other intangibles.

     Of the $24.7 million total cost of the Balisoft and Internet Business Advantages transactions, Servicesoft allocated $19.9 million of the combined transaction prices to goodwill and other intangible assets to be amortized over three years commencing on the date of the respective transactions.

RESULTS OF SERVICESOFT OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1999

  Revenue

     Total revenue increased $9.8 million, or 444%, to $12.0 million in the first six months of 2000 from $2.2 million in the same period of the prior year. Software license revenue increased $3.6 million, or 275%, to $4.9 million in the first six months of 2000 from $1.3 million in the same period of the prior year. Services revenue increased $6.2 million, or 688%, to $7.1 million in the first six months of 2000 from $903,000 in the same period of the prior year. The increase in software license revenue was primarily due to increased market demand for and acceptance of Servicesoft's products, the expansion of Servicesoft's product offerings and an expanding customer base. The remainder of the increase was largely attributable to revenues generated from the additional professional service staff added from Servicesoft's December 1999 acquisition of Internet Business Advantages. In August 1999, Servicesoft released its 2000 suite of products, including integrated self-service, e-mail management and live interaction applications. This expanded product offering has been a significant factor in the increased demand for Servicesoft's products. Servicesoft believes that growth in software license revenue depends on its ability to provide its clients with the support, training, consulting and implementation services they require to successfully build, deploy and maintain e-service applications. Accordingly, Servicesoft expects that services revenue will increase in the future to the extent that additional clients license its products and as it expands both its capacity to deliver professional services and the scope of its professional services offerings.

  Cost of Revenue

     Cost of software license revenue increased $213,000, or 135%, to $371,000 in the first six months of 2000 from $158,000 in the same period of the prior year. The increase was attributable to an increase in licenses sold during the first six months of 2000 and an increase in third-party products embedded in or licensed with the Servicesoft 2000 suite of products. Cost of services revenue increased $7.1 million, or 695%, to $8.1 million in the first six months of 2000 from $1.0 million in the same period of the prior year. Of this increase, $3.7 million was due to the expansion of the professional services organization through Servicesoft's acquisition of Internet Business Advantages in December 1999. The remainder of the increase was related to additional headcount that resulted in increased salary and benefits and recruitment, and facility, computer and communication expenses. Servicesoft expects the cost of software license revenue to increase in the future in absolute dollar terms as additional clients license its products and as Servicesoft licenses technology that it may choose to embed in or license with its products. Servicesoft further expects the cost of services revenue to increase in the future to the extent that it continues to gain new clients. Cost of services revenue can be expected to vary significantly from period to period, depending on the mix of services Servicesoft provides, whether such services are provided by Servicesoft or third-party contractors, and overall utilization rates of Servicesoft's services professionals.

  Operating Expenses

     Research and Development. Research and development expenses increased $2.3 million, or 133%, to $3.9 million in the first six months of 2000 from $1.7 million in the same period of the prior year. The increase was due to increases in personnel costs and facility, computer and communication expenses related to the increase in headcount from Servicesoft's merger with Balisoft in February 1999 and additional hiring. Servicesoft believes that continued investment in research and development will be crucial to achieving and maintaining leadership in the market for e-service software. As a result, Servicesoft expects research and development costs to increase in future periods.

     Sales and Marketing. Sales and marketing expenses increased $10.4 million, or 232%, to $14.9 million in the first six months of 2000 from $4.5 million in the same period of the prior year. Of this increase, approximately $3.3 million was due to the expansion of the sales and marketing workforce, approximately $1.9 million was due to the development of strategic alliances and vertical marketing organizations, approximately $1.7 million was due to increased marketing promotions and approximately $1.3 million resulted from increased commissions. The remainder of the increase was due to the opening of satellite offices and an increase in computer and communication expenses related to the increase in headcount. Servicesoft believes that sales and marketing expenses will increase in future periods as it continues to expand its sales and marketing efforts. Sales and marketing expenses can be expected to fluctuate as a percentage of total revenue from period to period resulting from the hiring and training of new sales personnel and the timing of the marketing activities of Servicesoft.

     General and Administrative. General and administrative expenses increased $3.1 million, or 194%, to $4.7 million in the first six months of 2000 from $1.6 million in the same period of the prior year. Of this increase, approximately $735,000 was due to increased personnel. The remainder of the increase was due to an increase in accounting fees, legal fees and facility, computer and communication expenses. Servicesoft believes that general and administrative costs will increase as it invests in the personnel and systems necessary to support its expanding operations and as it incurs the expenses associated with being a public company.

     Amortization of Goodwill and Other Intangible Assets. Amortization expense increased $2.3 million, or 215%, to $3.4 million in the first six months of 2000 from $1.1 million in the same period of the prior year. This increase resulted from Servicesoft's merger with Balisoft in February 1999 and its acquisition of Internet Business Advantages in December 1999. For the full year ending December 31, 2000, Servicesoft expects to incur amortization expense of approximately $6.7 million as a result of goodwill and other intangible assets recorded in connection with these transactions.

     Stock Compensation. Servicesoft incurred compensation charges of $3.6 million in the first six months of 2000 and $27,000 in the same period of the prior year related to stock options and restricted stock with exercise or purchase prices below the deemed fair market value of the common stock for financial reporting purposes on the date of grant and related to modifications of certain stock options. Additionally, unvested outstanding options and restricted stock will continue to vest over the next four years, and related deferred stock compensation of $19.7 million recorded as of June 30, 2000 will be amortized to compensation expense over that period. In connection with the resignation of the President and Chief Executive Officer of Servicesoft in July 2000, Servicesoft is allowing him to continue to vest on certain restricted common shares, for which Servicesoft recorded a non-cash stock compensation charge of $4.1 million.

     During the six months ended June 30, 2000, Servicesoft issued options to purchase 1,575,541 shares of common stock at various exercise prices resulting in deferred compensation of approximately $5.7 million, which has been recorded as of the option issuance dates. Such deferred compensation is being amortized to stock compensation expense over the vesting term of the options, generally four years.

  Interest and Other Income (Expense), Net

     Interest and other income (expense), net was $453,000 of net income in the first six months of 2000 and was $1,000 of net expense in the same period of the prior year. Interest income increased $437,000 to $499,000 in the first six months of 2000 from $62,000 in the same period of the prior year. The increase is primarily attributable to investment of the funds raised by Servicesoft through the issuance of its Series J redeemable convertible preferred stock in January 2000. Interest expense increased $29,000 to $32,000 in the first six months of 2000 from $3,000 in the same period of the prior year. Other expense, net decreased $46,000 to $14,000 in the first six months of 2000 from $60,000 in the same period of the prior year. The majority of this expense in the first six months of 1999 was related to the settlement of a patent infringement dispute.

RESULTS OF SERVICESOFT OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

  Revenue

     Total revenue increased $2.9 million, or 67%, to $7.1 million in 1999 from $4.3 million in 1998. Software license revenue increased $1.7 million, or 68% to $4.2 million in 1999, from $2.5 million in 1998. Revenue from services increased $1.2 million, or 65%, to $2.9 million in 1999 from $1.8 million in 1998. The increase in total revenue was primarily due to increased market demand for and acceptance of Servicesoft's products, the expansion of Servicesoft's product offering and an expanding customer base.

  Cost of Revenue

     Cost of software license revenue increased $258,000, or 174%, to $406,000 in 1999 from $148,000 in 1998. The increase is directly attributable to the increase in licenses sold during 1999 and the increase in third-party products embedded in or licensed with the Servicesoft 2000 suite of products. Cost of services revenue increased $2.3 million, or 207%, to $3.4 million in 1999 from $1.1 million in 1998. Of this increase, $1.3 million was due to the expansion of the professional services workforce to meet customer demand and to provide support to the increased number of clients. The remainder of the increase was related to an increase in recruitment, facilities, computers and communications expenses related to the increase in headcount.

  Operating Expenses

     Research and Development. Research and development expenses increased $3.0 million, or 258%, to $4.2 million in 1999 from $1.2 million in 1998. Of this increase, $2.4 million was due to an increase in headcount relating to the merger of Servicesoft with Balisoft and to new hires. The remainder of the increase was due to an increase in recruitment, travel, facilities, computers and communications expenses related to the increase in headcount.

     Sales and Marketing. Sales and marketing expenses increased $9.7 million, or 270%, to $13.3 million in 1999 from $3.6 million in 1998. Of this increase, $2.4 million was due to the expansion of the sales and marketing workforce, $1.7 million was due to increased marketing promotions, $1.6 million resulted from increased commissions and $797,000 was due to increased travel expenses. The remainder of the increase was due to the development of satellite offices and an increase in computers and communications expenses related to the increase in headcount.

     General and Administrative. General and administrative expenses increased $3.4 million, or 213%, to $5.0 million in 1999 from $1.6 million in 1998. Of this increase, $2.0 million was due to increased personnel. The remainder of the increase was due to the increase in accounting fees, legal fees, taxes and facility, computer and communication expenses.

     Amortization of Goodwill and Other Intangible Assets. In February 1999, Servicesoft merged with Balisoft for total consideration of $12.6 million. In December 1999, Servicesoft acquired Internet Business Advantages for total consideration of $12.1 million. In 1999, Servicesoft incurred amortization expense of $2.7 million.

     Stock Compensation. Servicesoft incurred a charge of $1.9 million in 1999 related to the issuance of stock options and restricted stock with exercise or purchase prices below the deemed fair market value of the common stock for financial reporting purposes on the date of the grant and related to modifications of certain stock options. Servicesoft incurred no stock compensation charges in 1998.

  Interest and Other Income (Expense), Net

     Interest and other income (expense), net was $214,000 of net income in 1999 and was $620,000 of net expense in 1998. Interest income increased $152,000 to $320,000 in 1999 from $168,000 in 1998. The increase is directly attributable to the investment of funds received as part of Servicesoft's merger with Balisoft and funds raised by Servicesoft through the issuance of its Series I convertible preferred stock. Interest expense decreased $503,000 to $35,000 in 1999 from $538,000 in 1998. Of the $538,000 recorded in 1998, $530,000 related to the conversion of bridge loans at a value below the then deemed fair market value of the equity issued. The balance of the 1998 expense and the majority of the 1999 expense relates to interest charges on capitalized equipment leases. Other expense, net decreased $179,000 to $71,000 in 1999 from $250,000 in 1998. The majority of this expense in both 1998 and 1999 related to the settlement of a patent infringement dispute. Under the terms of the settlement, Servicesoft expended $250,000 in 1998 and $50,000 in 1999. In addition, under the terms of the settlement, Servicesoft is obligated to make an additional $250,000 payment if it is acquired.

RESULTS OF SERVICESOFT OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

  Revenue

     Total revenue increased $1.8 million, or 70%, to $4.3 million in 1998 from $2.5 million in 1997. Software license revenue increased $369,000, or 17%, to $2.5 million in 1998 from $2.1 million in 1997. Revenue from services increased $1.4 million, or 360%, to $1.8 million in 1998 from $387,000 in 1997. This increase in total revenue was primarily due to increase in the implementation services rendered.

  Cost of Revenue

     Cost of software license revenue decreased $104,000, or 41%, to $148,000 in 1998 from $252,000 in 1997. The decrease is directly attributable to a decrease in third-party products which were embedded in Servicesoft's products. Cost of services revenue increased $476,000, or 76%, to $1.1 million in 1998 from $625,000 in 1997. Of this increase, $378,000 was due to the expansion of Servicesoft's professional services workforce to meet customer demand and to provide support to the increased number of clients. The remainder of the increase was due to an increase in facilities, computers and communications expenses related to the increase in headcount.

  Operating Expenses

     Research and Development. Research and development expenses increased $244,000, or 26%, to $1.2 million in 1998 from $930,000 in 1997. Of the increase, $198,000 was due to the expansion of research and development personnel to upgrade the then existing products and develop new products. The remainder of the increase was due to an increase in facilities, computers and communications expenses related to the increase in headcount.

     Sales and Marketing. Sales and marketing expenses increased $2.6 million, or 268%, to $3.6 million in 1998 from $977,000 in 1997. Of this increase, $1.2 million was due to the expansion of the sales and marketing workforce, $475,000 was due to increased marketing materials, $274,000 was related to increased travel expenses, and $250,000 was due to increased commissions. The remainder of the increase was due to an increase in facilities, computers and communications expenses related to the increase in headcount.

     General and Administrative. General and administrative expenses increased $856,000, or 113%, to $1.6 million in 1998 from $756,000 in 1997. Of this increase, $273,000 was due to an increase in administrative personnel, $263,000 was due to an increase in recruiting costs and $118,000 was due to an increase in legal fees. The remainder of the increase was due an increase in facilities, computers and communications expenses related to the increase in headcount.

  Interest and Other Income (Expense), Net

     Interest and other expense, net increased $530,000, or 589%, to $620,000 of net expense in 1998 from $90,000 of net expense in 1997. Interest income increased $161,000 to $168,000 in 1998 from $7,000 in 1997. The increase is directly attributable to the investment of funds raised by Servicesoft through the issuance of its Series G convertible preferred stock. Interest expense increased $441,000 to $538,000 in 1998 from $97,000 in 1997. Of the $538,000 recorded in 1998, $530,000 related to the conversion of bridge loans at a value below the then deemed fair market value of the equity issued. The majority of the 1997 expense relates to interest expense on notes payable and the balance of the 1998 expense relates to interest charges on capitalized equipment leases. Other expense in 1998 totaled $250,000. This expense related to the settlement of a patent infringement dispute. Under the terms of the settlement, Servicesoft expended $250,000 in 1998. There was no additional other expense in 1997.

QUARTERLY RESULTS OF SERVICESOFT OPERATIONS

     The following table sets forth unaudited consolidated quarterly statement of operations data for Servicesoft for each of the six most recent quarters in the period ended June 30, 2000. The unaudited consolidated financial statements, in the opinion of Servicesoft management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments necessary for a fair presentation of that data. The quarterly consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Servicesoft's consolidated financial statements and related notes included elsewhere in this document. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                                QUARTER ENDED
                                  --------------------------------------------------------------------------
                                  MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                    1999        1999         1999            1999         2000        2000
                                  ---------   --------   -------------   ------------   ---------   --------
                                                                (IN THOUSANDS)
Revenue:
  Software license..............   $   496    $   814       $ 1,251        $ 1,649      $  2,039    $  2,877
  Services......................       308        595           850          1,181         2,877       4,241
                                   -------    -------       -------        -------      --------    --------
       Total revenue............       804      1,409         2,101          2,830         4,916       7,118
                                   -------    -------       -------        -------      --------    --------
Cost of revenue:
  Cost of software license......        62         96           130            118           200         171
  Cost of services..............       457        565           773          1,580         4,167       3,957
                                   -------    -------       -------        -------      --------    --------
       Total cost of revenue....       519        661           903          1,698         4,367       4,128
                                   -------    -------       -------        -------      --------    --------
Gross profit....................       285        748         1,198          1,132           549       2,990
                                   -------    -------       -------        -------      --------    --------
Operating expenses:
  Research and development......       661      1,032         1,134          1,378         1,872       2,074
  Sales and marketing...........     2,098      2,405         3,423          5,384         6,827       8,108
  General and administrative....       702        881         1,390          2,071         2,630       2,028
  Amortization of goodwill and
     other intangible assets....       357        713           713            888         1,722       1,644
  Stock compensation............         8         19         1,080            793         1,996       1,584
                                   -------    -------       -------        -------      --------    --------
       Total operating
          expenses..............     3,826      5,050         7,740         10,514        15,047      15,438
                                   -------    -------       -------        -------      --------    --------
Loss from operations............    (3,541)    (4,302)       (6,542)        (9,382)      (14,498)    (12,448)
Interest and other income
  (expense), net................       (16)        15            82            133           234         219
                                   -------    -------       -------        -------      --------    --------
Net loss........................   $(3,557)   $(4,287)      $(6,460)       $(9,249)     $(14,264)   $(12,229)
                                   =======    =======       =======        =======      ========    ========

                                                              QUARTER ENDED
                                --------------------------------------------------------------------------
                                MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                  1999        1999         1999            1999         2000        2000
                                ---------   --------   -------------   ------------   ---------   --------
                                                    (AS A PERCENTAGE OF TOTAL REVENUE)
Revenue:
  Software license............     61.7%       57.8%        59.5%           58.3%        41.5%       40.4%
  Services....................     38.3        42.2         40.5            41.7         58.5        59.6
                                 ------      ------       ------          ------       ------      ------
       Total revenue..........    100.0%      100.0%       100.0%          100.0%       100.0%      100.0%
                                 ======      ======       ======          ======       ======      ======
Cost of revenue:
  Cost of software license....      7.7%        6.8%         6.2%            4.2%         4.0%        2.4%
  Cost of services............     56.8        40.1         36.8            55.8         84.8        55.6
                                 ------      ------       ------          ------       ------      ------
       Total cost of
          revenue.............     64.5        46.9         43.0            60.0         88.8        58.0
                                 ------      ------       ------          ------       ------      ------
Gross profit..................     35.5        53.1         57.0            40.0         11.2        42.0
                                 ------      ------       ------          ------       ------      ------
Operating expenses:
  Research and development....     82.2        73.2         54.0            48.7         38.1        29.1
  Sales and marketing.........    260.9       170.7        162.9           190.2        138.9       113.9
  General and
     administrative...........     87.3        62.5         66.2            73.2         53.5        28.5
  Amortization of goodwill and
     other intangible
     assets...................     44.5        50.7         33.9            31.4         35.0        23.1
  Stock compensation..........      1.0         1.3         51.4            28.0         40.6        22.3
                                 ------      ------       ------          ------       ------      ------
       Total operating
          expenses............    475.9       358.4        368.4           371.5        306.1       216.9
                                 ------      ------       ------          ------       ------      ------
Loss from operations..........   (440.4)     (305.3)      (311.4)         (331.5)      (294.9)     (174.9)
Interest and other income
  (expense), net..............     (2.0)        1.0          3.9             4.7          4.7         3.1
                                 ------      ------       ------          ------       ------      ------
Net loss......................   (442.4)%    (304.3)%     (307.5)%        (326.8)%     (290.2)%    (171.8)%
                                 ======      ======       ======          ======       ======      ======

     Servicesoft's total revenue increased in each quarter of 1999 and the first two quarters of 2000 due to an expanding e-service market and as it increased its product and services offerings and its sales and marketing activities. Particularly, Servicesoft has seen a significant increase in customer demand since it released the Servicesoft 2000 suite of products in the third quarter of 1999.

     Cost of revenue has increased each quarter in conjunction with the increases in total revenue. Cost of software license revenue was disproportionately higher in the quarter ended September 30, 1999 primarily due to higher than normal sales of a third-party product. Cost of services revenue increased during each quarter of 1999 as Servicesoft increased the number of professional services consultants and customer care representatives in response to its growing customer base. The increase in cost of services revenue during the quarter ended March 31, 2000 was the result of Servicesoft's acquisition of Internet Business Advantages.

     Operating expenses have generally increased in absolute dollars each quarter as Servicesoft has increased staffing in sales and marketing, research and development and general and administrative functions. In addition, Servicesoft's merger with Balisoft in February 1999 significantly increased its research and development costs commencing in the second quarter of 1999. With the release of Servicesoft's 2000 suite of products early in the third quarter of 1999, Servicesoft increased its marketing activities, which has had a significant impact on sales and marketing expenses. As part of the purchase accounting for its merger with Balisoft in February and its acquisition of Internet Business Advantages in December, Servicesoft recorded goodwill and other intangible assets of $19.9 million. These intangible assets are being amortized over a three year period as reflected in amortization of goodwill and other intangible assets. Also, during 1999 and the first two quarters of 2000, Servicesoft recorded deferred stock compensation charges totaling $23.1 million in connection with stock options and restricted stock granted during 1999 and the first two quarters of 2000. Servicesoft is amortizing this amount over the vesting periods of the applicable options or restricted stock, and it has recognized stock compensation expense of $8,000, $19,000, $1.1 million and $793,000 in the four quarters of 1999, and $2.0 million and $1.6 million for the first two quarters of 2000. The increased amounts in the third and fourth quarters of 1999 and the first two quarters of 2000 are due to the significant increase in the deemed fair market value of Servicesoft's stock for financial reporting purposes during 1999 and 2000 and the increase in the number of stock options and restricted stock granted.

     Because of the significant changes to Servicesoft's business in 1999, Servicesoft cannot forecast operating expenses based on historical results. Accordingly, Servicesoft bases its expenses in part on future revenue projections. Most of these expenses are fixed in the short term, and Servicesoft may not be able to quickly reduce spending if revenue is lower than it has projected. Servicesoft's availability to forecast accurately its quarterly revenue is limited due to the long sales cycle of its software products, which makes it difficult to predict the quarter in which license sales will occur, and the variability of client demand for professional services. Servicesoft would expect its business, operating results and financial condition to be materially adversely affected if revenue does not meet projections and that net losses in a given quarter would be even greater than expected.

     Servicesoft expects its revenue and operating results may vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     - demand for Servicesoft's products and services;

     - the timing of sales of Servicesoft's products and services;

     - unexpected delays in introducing new products and services;

     - increased expenses, whether related to sales and marketing, product development or administration;

     - changes in the rapidly evolving market for e-service solutions;

     - the mix of product license and services revenue;

     - the mix of services provided and whether services are provided by Servicesoft staff or third-party contractors;

     - the mix of domestic and international sales; and

     - costs related to possible acquisitions of technology or business.

     Accordingly, Servicesoft believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful. Servicesoft plans to increase its operating expenses to expand sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve operational financial systems. If Servicesoft's revenue does not increase along with these expenses, its business, operating results or financial condition could be materially adversely affected and net losses in a given quarter would be even greater than expected. Investors should not rely on the results of one quarter as an indication of future performance.

  Net Operating Losses and Tax Credit Carryforwards

     As a result of taxable losses generated, Servicesoft has not recorded any provisions for income taxes for the years ended December 31, 1997, 1998 and 1999. As of December 31, 1999, Servicesoft had net operating loss carryforwards of $37.6 million, $29.1 million and $5.1 million for federal, state and foreign income tax purposes. The net operating loss carryforwards will expire at various dates through 2019, if not used. Under the provisions of the Internal Revenue Code, substantial changes in Servicesoft's ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income. Servicesoft has established a full valuation allowance in its consolidated financial statements reflecting the uncertainty of its ability to use available net operating loss carryforwards and other deferred tax assets.

  Liquidity and Capital Resources

     Since Servicesoft's inception, it has primarily funded its operations and met its capital expenditure requirements through the private sale of equity securities, resulting in net proceeds of $48.5 million through December 31, 1999. In addition, in January 2000, Servicesoft sold additional equity securities in a private sale resulting in additional net proceeds of $31.2 million. Cash used in operating activities was $1.2 million, $3.6 million, $13.8 million and $18.4 million in 1997, 1998, 1999 and the six months ended June 30, 2000. The $13.8 million of cash used in operating activities for the year ended December 31, 1999 results from a net loss adjusted for non-cash charges and includes an increase in client accounts receivables of approximately $4.2 million from December 31, 1998. This increase is directly attributable to increased client contracts signed at the close of the quarter ended December 31, 1999 containing immediate invoicing terms. The $18.4 million of cash used in operating activities for the six months ended June 30, 2000 results from a net loss adjusted for non-cash charges offset by an increase in deferred revenue. This increase is directly attributable to increased client contracts signed at the close of the six months ended June 30, 2000 for which no services were performed prior to June 30, 2000.

     To date, Servicesoft's investing activities have consisted primarily of capital expenditures totaling $25,000, $337,000 and $2.3 million in 1997, 1998 and 1999. For the six months ended June 30, 2000, Servicesoft's investing activities have primarily consisted of capital expenditures of $3.9 million and purchases of marketable securities of $3.9 million. In 1999, Servicesoft's capital expenditures were offset by cash acquired in its merger with Balisoft and its acquisition of Internet Business Advantages, which totaled $3.4 million after cash paid in the Internet Business Advantages acquisition and for transaction expenses. Capital expenditures consist primarily of property and equipment, mainly furniture and computer hardware and software, for Servicesoft's growing employee base. Servicesoft expects that its capital expenditures will increase as its employee base grows. At June 30, 2000, Servicesoft did not have any material commitments for capital expenditures.

     At June 30, 2000, Servicesoft had $14.3 million in cash, cash equivalents and marketable securities and $8.9 million in working capital. Net cash provided by financing activities in 1997, 1998, 1999 and the six months ended June 30, 2000 was $817,000, $6.0 million, $17.2 million and $30.3 million. On January 13, 2000, Servicesoft completed an offering of 3,481,478 shares of its Series J redeemable convertible preferred stock for net proceeds to it of $31,241,000. As the fair market value of Servicesoft's common stock, for financial reporting purposes, was greater than the issuance price of its Series J preferred stock, the right of conversion incorporated into the Series J preferred stock constitutes a beneficial conversion feature which was determined to have a value of $17,303,000 and has been treated as a deemed preferred stock dividend as of the date of issue, thus increasing the net loss attributable to common stockholders.

     Servicesoft believes that its cash, cash equivalents, short-term investments and commercial credit facilities will be sufficient to meet its working capital needs through the end of the fiscal year. Thereafter, Servicesoft may require additional funds to support its working capital requirements or for other purposes and may seek to raise additional funds. Such additional financing may not be available at all, or if available, such financing may not be obtained on terms favorable to Servicesoft and may be dilutive.

  Recent Accounting Pronouncements

     In December 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into during fiscal years beginning after March 15, 1999 (fiscal year 2000 for Servicesoft), however early adoption is permitted. Servicesoft has adopted SOP 98-9.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Because Servicesoft does not currently hold any derivative instruments and does not currently engage in hedging activities, it expects the adoption of SFAS No. 133 will not have a material impact on its financial position or operating results.

     In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective on July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Servicesoft does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

  Quantitative and Qualitative Disclosures about Market Risk

     Servicesoft develops its products in Canada and the United States. Servicesoft sells its products globally, primarily through its direct sales force. As a result, Servicesoft's financial results are affected by factors such as changes in foreign currency exchange rates and weak economic conditions in foreign markets. In the future, Servicesoft expects to increase its international operations in its existing markets and in geographic locations where it does not have any current operations.

     Servicesoft collects a portion of its revenue and pays a portion of its operating expenses in foreign currencies. As a result, changes in currency exchange rates from time to time may affect Servicesoft's operating results. Currently, Servicesoft does not engage in hedging transactions to reduce its exposure to changes in currency exchange rates, although it may do so in the future. Servicesoft cannot assure you, however, that any efforts it may make in the future to hedge its exposure to currency exchange rate change will be successful.

                             SERVICESOFT'S BUSINESS

     Servicesoft develops, markets and delivers sophisticated software products and professional services that help both traditional and Internet businesses provide superior Internet-based service, or e-service, to their customers, employees and business partners. Servicesoft believes that its Servicesoft 2001 suite of products helps its clients build personalized and sustainable on-line customer relationships that maximize lifetime customer value. The Servicesoft 2001 suite of products enables Servicesoft clients to design their Web sites to more easily enable their customers to answer questions on their own, known as self-service, as well as to answer their customers' inquiries through e-mail, live Internet-based interactions and traditional phone-based communications. Servicesoft's products also enable its clients to build a knowledge base, which is an aggregation of product information, customer information, transaction data and individual employee expertise, which is usually dispersed throughout a company. The software tools used to create the knowledge base allow Servicesoft clients to index the aggregated information, create associations between individual pieces of information and assign relevance to particular pieces of information.

     By integrating this knowledge base with self-service, e-mail and live interaction applications and agent assist for traditional phone-based communications, Servicesoft's products help Servicesoft clients to consistently deliver prompt, relevant and intelligent responses that directly address issues raised by their customers, employees and business partners. Seamless integration of the suite of products enables Servicesoft clients' customers to escalate their inquiries from self-service to e-mail response to live interaction. Servicesoft's products help Servicesoft's clients to efficiently apply the appropriate level of resources while enhancing customer satisfaction. Servicesoft also believes that its products increase employee productivity and decrease cost per customer service interaction. The Servicesoft 2001 suite of products integrates with existing business systems, including industry leading automated call distribution systems, such as those provided by Lucent and Nortel, industry leading customer relationship management applications, such as those provided by Siebel, Clarify and Vantive, as well as leading database and e-commerce applications.

SERVICESOFT PRODUCTS

     Servicesoft's products may be purchased separately or in combination to best suit the clients' needs. The following table summarizes the current products that comprise the Servicesoft 2001 suite of products, which was first shipped in September 2000:

-------------------------------------------------------------------------------------------
       PRODUCT             FUNCTION                          DESCRIPTION
-------------------------------------------------------------------------------------------
 Knowledge Server                         Knowledge-based platform that enables businesses
                                          to capture and manage knowledge collected from
                                          employees, partners, customers and internal
                                          business systems. This knowledge platform
                                          provides a common knowledge delivery mechanism
                                          across all of Servicesoft's products and
                                          functionality.
                       Assisted Service   The solution provides advanced knowledge
                                          authoring and searching tools to assist service
                                          agents in quickly and accurately responding to
                                          customers.
                       Self-Service       The solution provides sophisticated end user
                                          access to knowledge in an environment where an
                                          end user services itself without the assistance
                                          of an agent. The solutions provides multiple
                                          knowledge retrieval methodologies ensuring ease
                                          of use for everyone from a novice to expert.
-------------------------------------------------------------------------------------------

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       PRODUCT             FUNCTION                          DESCRIPTION
-------------------------------------------------------------------------------------------
 Communication Server                     Communications platform for Internet
                                          interactions. The communication platform provides
                                          a common queuing, routing, monitoring and
                                          reporting solution for all e-mail and live
                                          interactions via the Internet. This solution also
                                          provides a single administration tool and common
                                          agent interface.
                       E-mail Management  The e-mail management solution improves productivity and responsiveness to e-mails
                                          through auto-response, auto-suggest and queue
                                          management. When integrated with Servicesoft
                                          Knowledge Server, the e-mail management solution
                                          enables e-businesses to take advantage of the
                                          knowledge base and provide prompt, intelligent
                                          responses to their customers, business partners
                                          and employees. In addition, if the customer
                                          chooses to escalate to a customer service
                                          representative from self-service, Knowledge
                                          Server escalates the session history to the
                                          representative.
                       Live Interaction   Enables e-businesses to provide collaboration
                                          over the Internet, using Internet communication
                                          technologies such as text chat, voice over the
                                          Internet, call back, collaborative browsing,
                                          joint form filling, web page push and brochure
                                          push. Text chat allows on-line real-time written
                                          communications. Voice over Internet Protocol
                                          utilizes the Internet for voice communications.
                                          Call back gives customers the ability to request
                                          a telephone call from the first available contact
                                          center representative. Collaborative browsing and
                                          joint form filling allows agents and customers to
                                          see each others' screens. Web page push enables a
                                          contact center representative, customer or
                                          business partner to present a Web page for
                                          simultaneous viewing and navigation. Brochure
                                          push enables e-businesses to interactively
                                          customize a collection of related Web pages into
                                          a brochure that can be viewed by their customers
                                          on-line. Knowledge is provided by Knowledge
                                          Server.
 Servicesoft                              Enables e-businesses to integrate their e-service
   Connectors                             applications with their legacy applications and
                                          systems.
                       CRM                Provides pre-packaged connectors for Knowledge
                                          Server and Communication Server with the leading
                                          CRM providers, including Clarify, ONYX, Remedy,
                                          Siebel and Vantive.
                       ACD                Provides pre-packaged integration between
                                          Communication Server and the leading Automated
                                          Call Distributor providers, including Aspect
                                          Lucent and Nortel.
                       eCommerce          Provides pre-packaged connectors for Knowledge
                                          Server and Communication Server with the leading
                                          e-commerce providers, including Broadvision and
                                          Vignette.
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-------------------------------------------------------------------------------------------
       PRODUCT             FUNCTION                          DESCRIPTION
-------------------------------------------------------------------------------------------
 eService Portal       Service Portal     Enables businesses to provide a single Web
                                          presentation of service-related information to
                                          customers, partners and employees. The interface
                                          may be personalized for each user and can include
                                          information such as status of outstanding service
                                          requests, most frequently used responses from the
                                          knowledge base, order status and customer
                                          information.
 Development Server                       Enables e-businesses to develop, stage, deploy
                                          and maintain our products without affecting
                                          production environments.
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     Servicesoft's object-oriented knowledge-base technology allows diverse domains of knowledge to be easily and accurately represented and links related pieces of information together and promotes re-use of knowledge in multiple contexts. The foundation of the knowledge base representation lies in using terms and associations familiar to the authors within an organization. Multiple knowledge access strategies and algorithms, such as search, case-based reasoning, decision trees, and expert models, are combined into a single knowledge engine. Servicesoft's knowledge base technology allows e-service application developers, using a simple browser function, to set up a knowledge framework that is specific to their domain and to build and deploy applications that can manage multiple types of data including content, relations data and flat files through a single knowledge engine and a single application programming interface model. This simplifies knowledge authoring and significantly reduces time to deployment by uncoupling decisions about storage and data formats from authoring.

  Servicesoft Professional Services

     Servicesoft complements its products with a professional services organization that offers a range of services, including rapid implementation assistance, e-service system design, knowledge engineering and project management. Servicesoft has designed these services to decrease implementation risk, shorten the time it takes to provide superior e-service, improve its clients' competitive position and maximize return on investment. Servicesoft believes that its ability to successfully deliver an integrated, knowledge base-enabled solution to its clients provides Servicesoft with a significant competitive advantage in the market for e-service solutions.

     In the design stage, Servicesoft provides a variety of services to help ensure that clients' business objectives are defined and understood, and the technical requirements and architecture are agreed upon. In the implementation stage, Servicesoft uses its methodology and project management expertise to assure that the project is well managed and to satisfy the client's requirements. At this stage, Servicesoft's expertise with e-service implementation reduces project risk and facilitates integration with third-party software. Servicesoft's professional services organization offers education, training and technology transfer to enable its clients' internal team to support the implementation of the Servicesoft 2000 and 2001 suites of products.

     In addition to providing services through its professional services organization, Servicesoft has established complementary relationships with several leading professional services companies, including KPMG, EDS and Keane.

Clients

     Servicesoft's client base spans multiple industry segments including financial services, high technology, independent software vendors, telecommunications, service providers, healthcare, manufacturing, government and e-commerce. The client base consists of more than 180 customers that are relatively evenly spread across these industry segments. The list of clients includes industry leaders such as American Express, Akamai Technologies, Getronics (formerly Wang Global Services), Astra Zeneca, Abbott Laboratories and Eddie Bauer.

     The following is a representative list of Servicesoft clients who have purchased at least $50,000 worth of Servicesoft products in the last two years. Servicesoft does not intend the identification of these clients to imply that these clients are actively endorsing or promoting Servicesoft's products.

E-COMMERCE
Acxiom
Be Free
Dade Behring
Eddie Bauer
Host Logic

GOVERNMENT
DMC Chambersburg Plans
UK Post Office
Westchester County

INDEPENDENT SOFTWARE VENDORS
Baan
Centrobe
Citrix Systems
Courion Corporation
Creative Labs
Creative Solutions
Enova Software
JetForm Corporation
MarketTools
Merant

TECHNOLOGY
Akamai Technologies
Black Box
Intel
Philips Mobile Computing
Sony
TiVo

MANUFACTURING
Abbot Laboratories
John Deere
Polycom
Raiffeisen
Ricoh

FINANCIAL SERVICES
American Express
AON Innovative Solutions
Barclaycall
Bank Leumi
Citizens Bank
MetLife

TELECOMMUNICATIONS
GTE
NextLink Communications
Pagenet
Verio

HEALTHCARE
Astra Zeneca
IDX Systems
Shared Medical Systems

SERVICE PROVIDERS
EDS
Entex
Getronics (formerly Wang Global Services)
IBM
Intelligroup
Lockheed Martin
National TechTeam

  Sales and Marketing

     Servicesoft complements its products with a professional services organization that offers a range of services, including rapid implementation assistance, e-service system design, knowledge engineering and project management. Servicesoft has designed these services to decrease implementation risk, shorten the time it takes to provide superior e-service, improve its clients' competitive position and maximize return on investment. Servicesoft believes that its ability to successfully deliver an integrated, knowledge base-enabled solution to its clients provides Servicesoft with a significant competitive advantage in the market for e-service solutions.

  Research and Development

     Servicesoft's future success will depend in part on its ability to anticipate changes, enhance its current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of its clients. In order to keep pace with this rapidly changing environment, Servicesoft devotes significant resources toward research and development. Servicesoft's research and development expenditures for fiscal 1997, 1998 and 1999 and the six months ended June 30, 2000 were approximately $930,000, $1.2 million, $4.2 million and $3.9 million, respectively. Servicesoft expects that it will continue to commit significant resources to research and development in the future. All research and development expenses have been expensed as incurred.

  Competition

     The market for the Servicesoft products and services is intensely competitive, evolving and subject to rapid technological change. Servicesoft expects the intensity of competition to increase as current competitors expand their product offerings and new competitors enter the market. Servicesoft currently faces competition for its products primarily from systems designed by other e-service software vendors such as Brightware, eGain, Inference, Kana, Primus, Quintus and ServiceWare, and expects that these vendors will continue to be a principal source of competition for the foreseeable future. In addition, from time to time, Servicesoft also competes with companies providing customer relationship management and call center communications software such as Clarify, E.piphany, Lucent, Nortel, Siebel and Vantive.

     Servicesoft believes that the principal competitive factors affecting its market include referenceable customers, the breadth and depth of a given solution including the integration of a knowledge base, product quality and performance, customer service, core technology, product scalability and reliability, product features, the ability to implement solutions quickly and the value of a given solution. Although Servicesoft believes that its solution currently competes favorably with respect to these factors, its market is relatively new and is evolving rapidly. Servicesoft may not be able to maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

     Many of Servicesoft's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than Servicesoft does. In addition, many of Servicesoft's competitors have well-established relationships with Servicesoft's current and potential clients and have extensive knowledge of the e-service industry. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Servicesoft also expects that competition will increase as a result of industry consolidations.

                            SERVICESOFT'S MANAGEMENT

PERSONS TO BECOME DIRECTORS OF BROADBASE

     The following executive officer and directors of Servicesoft will serve as directors of the combined company following the merger.

NAME                                 AGE                POSITION AT SERVICESOFT
----                                 ---                -----------------------
Massood Zarrabian..................  51     President, Chief Executive Officer and Director
Robert E. Davoli...................  52     Director

     Massood Zarrabian has served as Servicesoft's President, Chief Executive Officer and a Director since July 2000. From July 1999 to July 2000, he served as Servicesoft's Executive Vice President, Product Operations. From January 1999 until joining Servicesoft, Mr. Zarrabian served as the Vice President of Product Operations responsible for product development, data collection and product management for Lewtan Technologies, Inc., a software company specializing in securitized transactions, and from October 1998 until January 1999, Mr. Zarrabian served as the Vice President of Product Development at Lewtan. From July 1997 to October 1998, Mr. Zarrabian held the positions of Executive Vice President and Chief Operating Officer, responsible for product development, worldwide support, corporate marketing, product management and information technology, and from July 1996 to July 1997, he served as Executive Vice President, Product Operations, responsible for product development, worldwide support and product management, for Cayenne Software, Inc., a case tools company. From February 1994 to July 1996, Mr. Zarrabian held the positions of Vice President, Research and Development and Vice President, Product Operations at Cayenne's predecessor company, Bachman Information System.

     Robert E. Davoli has served as a director of Servicesoft since March 1998. Since January 1995, Mr. Davoli has served as General Partner at Sigma Partners, a venture capital firm. Mr. Davoli is a director of Vignette Corporation, Versata, Inc., and ISS Group, Inc., and he also serves as a director of several privately held companies.

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation earned for services rendered to Servicesoft by Mr. Zarrabian, who will serve as a director of the combined company after the merger, for the fiscal year ended December 31, 1999. Mr. Zarrabian joined Servicesoft in July 1999 as its Executive Vice President of Product Operations and became its President and Chief Executive Officer in July 2000. He earns an annual salary of $200,000.

     Neither Mr. Zarrabian nor Mr. Davoli received cash compensation for their services as directors of Servicesoft; however, they were reimbursed for their reasonable expenses incurred in connection with attendance at meetings of the board of directors.

                                                                            LONG TERM
                                                                          COMPENSATION
                                      ANNUAL                        -------------------------
                                   COMPENSATION                                    SECURITIES
                                ------------------   OTHER ANNUAL    RESTRICTED    UNDERLYING    ALL OTHER
NAME & PRINCIPAL POSITION        SALARY     BONUS    COMPENSATION   STOCK AWARDS    OPTIONS     COMPENSATION
-------------------------       --------   -------   ------------   ------------   ----------   ------------
Massood Zarrabian.............  $ 85,269   $24,000          --          --         180,000(a)          --

------------
(a) This table does not reflect the July 2000 grant by Servicesoft to Mr. Zarrabian of an option to purchase 430,000 shares of Servicesoft common stock, discussed above, as such grant was made after the close of Servicesoft's last completed fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted by Servicesoft during the fiscal year ended December 31, 1999 to Mr. Zarrabian. These options will be assumed by Broadbase in connection with the merger at the exchange ratio of 1.4404.

     In addition, in July 2000, Servicesoft granted an option to purchase 430,000 shares of Servicesoft common stock at a per-share purchase price of $14.00. This option will be assumed by Broadbase in connection with the merger on the terms described in the section of this document entitled "Related Party Transactions -- Broadbase Transactions" on page 123.

     In November 1999, Servicesoft issued 25,000 shares of restricted Servicesoft common stock to Mr. Davoli pursuant to its 1999 Stock Option and Grant Plan. Under the restricted stock agreement, one-third of these shares vest in April 2000, and the remaining shares vest quarterly thereafter over two years as long as a service relationship exists between Servicesoft and Mr. Davoli. Under the 1999 Stock Option and Grant Plan, one-half of Mr. Davoli's unvested shares will vest in full upon the closing of the merger. Mr. Davoli's remaining unvested shares will be assumed by Broadbase in connection with the merger.

     The amounts described in the following table under the heading "Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term" represents hypothetical gains for Servicesoft common stock that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the options were granted at their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

                                                                                              POTENTIAL REALIZABLE VALUE
                                               PERCENT OF TOTAL                                AT ASSUMED ANNUAL RATES
                              NUMBER OF        OPTIONS GRANTED                               OF STOCK PRICE APPRECIATION
                          SERVICESOFT SHARES          TO          EXERCISE                         FOR OPTION TERM
                              UNDERLYING         EMPLOYEES IN       PRICE     EXPIRATION   --------------------------------
          NAME             OPTIONS GRANTED      FISCAL YEAR(A)    PER SHARE      DATE         0%         5%         10%
          ----            ------------------   ----------------   ---------   ----------   --------   --------   ----------
Massood Zarrabian(b)....       120,000(c)             4.2           $0.50      08/19/09    $300,000   $526,800   $  873,600
                                60,000(d)             2.1            1.00      12/01/09     420,000    721,800    1,185,000

------------
(a) Based on options to purchase an aggregate of 2,874,651 shares of Servicesoft common stock granted to officers and employees during the fiscal year ended December 31, 1999.

(b) This table does not reflect the July 2000 grant by Servicesoft to Mr. Zarrabian of an option to purchase 430,000 shares of Servicesoft common stock, discussed above, as such grant was made after the close of Servicesoft's last completed fiscal year.

(c) Each of these option grants vest one-fourth on the first anniversary of the grant date, and monthly thereafter over three years. One-half of the outstanding unvested option shares will vest if the optionee is terminated without cause on or within one year of the merger. Each of the options has a ten-year term, subject to earlier termination in the event of Mr. Zarrabian's cessation of service. Each of these options will be assumed by Broadbase in connection with the merger.

(d) Each of these option grants vest 28% on the six-month anniversary of the grant date, and 2% monthly thereafter over three years. One-half of the outstanding unvested option shares will vest if the optionee is terminated without cause on or within one year of the merger. Each of the options has a ten-year term, subject to earlier termination in the event of Mr. Zarrabian's cessation of service. Each of these options will be assumed by Broadbase in connection with the merger.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of unexercised options to purchase Servicesoft common stock held by Mr. Zarrabian. There was no public trading market for Servicesoft common stock as of December 31, 1999. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of the fair market value of Servicesoft common stock at that time of $9.03 per share, as determined by the Board of Directors for financial reporting purposes.

                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                               NUMBER OF                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                           SERVICESOFT SHARES                    AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                ACQUIRED          VALUE      ---------------------------   ---------------------------
          NAME                IN EXERCISE        REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ------------------    --------    -----------   -------------   -----------   -------------
Massood Zarrabian(a).....            --                 --          --        180,000             --      $1,505,400

------------
(a) This table does not reflect the July 2000 grant by Servicesoft to Mr. Zarrabian of an option to purchase 430,000 shares of Servicesoft common stock, discussed above, as such grant was made after the close of Servicesoft's last completed fiscal year.

                                APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, Servicesoft stockholders may object to the merger and demand in writing that Servicesoft pay the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex H to this document.

     Section 262 sets forth the required procedure a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with the procedure may cause a termination of your appraisal rights. The following information is only a summary of the required procedures, is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Neither Broadbase nor Servicesoft will give you any notice other than as described in this document and as required by the Delaware General Corporation Law.

     General Requirements. Section 262 requires generally requires the following:

     - Written Demand for Appraisal. You must deliver a written demand for appraisal to Servicesoft before the vote is taken at the Servicesoft stockholders' meeting. This written demand for appraisal must be separate from the action by written consent. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal;

     - Refrain from Voting for the Merger Proposal. You must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy or otherwise vote in favor of the merger agreement or the merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal; and

     - Continuous Ownership of Servicesoft Shares. You must continuously hold your shares of Servicesoft stock from the date you make the demand for appraisal through the closing of the merger.

     Requirements for Written Demand for Appraisal

     A written demand for appraisal of Servicesoft stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are the beneficial owner of Servicesoft stock but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

     If you own Servicesoft stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

     If you own Servicesoft stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

     If you are a record owner, such as a broker, who holds Servicesoft stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Servicesoft stock that are in your name.

     If you are a Servicesoft stockholder, you should address the written demand to Servicesoft, Inc., Two Apple Hill Drive, Natick, Massachusetts 01760,
Attention: Daniel J. Kossmann. It is important that Servicesoft receive all written demands before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

     Written Notice. Within 10 days after the closing of the merger, Servicesoft must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

     Petition with the Chancery Court. Within 120 days after the closing of the merger, either Servicesoft or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of Servicesoft stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. Servicesoft has no intentions at this time to file such a petition. Because Servicesoft has no obligation to file such a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

     Withdrawal of Demand. If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of Servicesoft. If you withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

     Request for Appraisal Rights Statement. If you have complied with the conditions of Section 262, you are entitled to receive a statement from Servicesoft setting forth the number of shares that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Servicesoft within 120 days after the closing of the merger. After the merger, Servicesoft has 10 days after receiving a request to mail the statement to the stockholder.

     Chancery Court Procedures. If you properly file a petition for appraisal in the chancery court and deliver a copy to Servicesoft, Servicesoft will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Servicesoft as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

     Appraisal of Chancery Shares. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Servicesoft to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct Servicesoft to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to Servicesoft.

     The chancery court could determine that the fair value of shares of Servicesoft stock is more than, the same as, or less than the merger consideration. In order words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

     Costs and Expenses of Appraisal Proceeding. The costs and expenses of the appraisal proceeding may be assessed against Servicesoft and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, Servicesoft should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

     Loss of Stockholder's Rights. If you demand appraisal rights, after the closing of the merger you will not be entitled to:

     - vote your shares of stock, for any purpose, for which you have demanded appraisal rights;

     - receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

     - receive the payment of the consideration provided for in the merger agreement.

     However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to Servicesoft a written withdrawal of your demands for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of Servicesoft. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed without the chancery court's approval. The chancery court may condition its approval upon any terms that it deems just.

     IF YOU FAIL TO COMPLY STRICTLY WITH THESE PROCEDURES YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

                                 LEGAL OPINION

     Fenwick & West LLP, Palo Alto, California, will provide a legal opinion as to the legality of the shares of Broadbase common stock offered with this prospectus. Certain partners and investment partnerships comprised of certain partners of Fenwick & West LLP beneficially own no more than 64,758 shares of Broadbase common stock. Also, as of September 30, 2000, an investment partnership comprised of certain partners of McDermott, Will & Emery, corporate counsel to Servicesoft, beneficially owned 7,420 shares of Servicesoft Series J preferred stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Broadbase's consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report which is incorporated by reference in the prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Rubric, Inc. as of December 31, 1998 and 1999 and for the period from inception, September 24, 1999 through December 31, 1997 and each of the two years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to Rubric's ability to continue as a going concern as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Servicesoft, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited Balisoft Technologies Inc.'s consolidated financial statements and schedule included in this prospectus, as set forth in their report which is included in this prospectus. These financial statements and schedule have been so included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Internet Business Advantages, Inc. as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the Securities Exchange Act of 1934, a Broadbase stockholder may present one proposal for inclusion in Broadbase's proxy statement and for consideration at the Broadbase special stockholders' meeting, provided that the stockholder is eligible under Rule 14a-8 and that stockholder complies with the procedural requirements of Rule 14a-8. Generally, to be eligible, a stockholder must have held at least $2,000 in market value of Broadbase common stock for at least one year before the date the stockholder submits the proposal and must establish proof of ownership of these securities. The proposal must clearly state the proposed course of action the stockholder believes Broadbase should adopt, but may not exceed 500 words in length. The proposal must be submitted to Broadbase a reasonable time before Broadbase begins to print and mail its proxy materials.

     The preceding paragraph merely summarizes portions of Rule 14a-8. If you are considering submitting a stockholder proposal at the Broadbase special stockholders' meeting, you should refer to Rule 14a-8.

              DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT

     This document incorporates information by reference that is not presented in or delivered with this document. You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

     The following documents, which have been filed by Broadbase with the Securities and Exchange Commission, are incorporated into this document by reference:

     - Broadbase's annual report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 13, 2000;

     - Broadbase's registration statement on Form 8-A, SEC file number 000-26789 filed with the SEC on July 22, 1999, which describes Broadbase's common stock;

     - all other reports filed under Section 13(a) or 15(d) of the Exchange Act since December 31, 1999, including (1) Broadbase's quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, and
       (2) Broadbase's current reports on Form 8-K filed with the SEC on February 11, 2000 and September 26, 2000; and

     - Broadbase's proxy statement for the 2000 annual meeting of Broadbase stockholders, filed with the SEC on April 27, 2000.

     In addition, all information filed by Broadbase under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the date of the Broadbase stockholders' meeting, will be deemed incorporated into this document by reference and will constitute a part of this document from the date of filing of that information.

     To the extent that any statement in this document is inconsistent with any statement that is incorporated by reference, the statement in this document will control. The incorporated statement will not be deemed, except as modified or superseded, to constitute a part of this document or the registration statement of which this document is a part.

                      WHERE YOU CAN FIND MORE INFORMATION

     The information incorporated into this document by reference is available from us upon request. We will provide to you without charge, upon your written or oral request, a copy of all of the information that is incorporated in this document by reference, except for exhibits unless the exhibits are specifically incorporated into this document by reference. YOU SHOULD MAKE ANY REQUEST FOR
DOCUMENTS BY             , 2000, TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

 If you would like to request documents relating to Broadbase, or if you are a
  Broadbase stockholder and you have questions about the merger, please direct your request or questions to:

                            Broadbase Software, Inc.
                         Investor Relations Department
                             181 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 614-8300
If you would like to request documents relating to Servicesoft, or if you are a
 Servicesoft stockholder and you have questions about the merger, please direct your request or questions to:

                               Servicesoft, Inc.
                              Two Apple Hill Drive
                          Natick, Massachusetts 01760
                            Attn: Daniel J. Kossmann
                                 (508) 653-4000

     Broadbase files reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the
Commission:

   Judiciary Plaza          Citicorp Center      Seven World Trade Center
      Room 1024         500 West Madison Street         13th Floor
450 Fifth Street, N.W.        Suite 1400         New York, New York 10048
Washington, D.C. 20549  Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, such as Broadbase. The address of this web site is http://www.sec.gov.

     Broadbase has filed a registration statement under the Securities Act with the SEC with respect to the Broadbase common stock to be issued to Servicesoft stockholders in the merger. This document constitutes the prospectus of Broadbase filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE BROADBASE COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS DOCUMENT. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO SERVICESOFT WAS PROVIDED BY SERVICESOFT AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO BROADBASE WAS PROVIDED BY BROADBASE.

             CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

     This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on Broadbase's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the Broadbase common stock to be issued to Servicesoft stockholders in the merger will decrease before the merger closes, in which event the number of shares of Broadbase common stock to be received by Servicesoft stockholders would not be adjusted;

     - the possibility that the anticipated benefits from the merger, including the potential strategic synergies and the possibility of increased overall sales, will not be fully realized;

     - the possibility that the integration of Broadbase's and Servicesoft's software products may not be completed in a timely manner, or at all, or may cost more than anticipated;

     - the uncertainty of Servicesoft customers' acceptance of Broadbase's software products, Broadbase customers' acceptance of Servicesoft's software products, and overall market acceptance of the integrated Broadbase/Servicesoft software solution;

     - the operational and personnel-related challenges in integrating Broadbase and Servicesoft;

     - the possible loss of key employees as a result of the merger;

     - other risks and uncertainties, including the risk of disruption of sales momentum as a result of the merger, the risk that the merger could adversely affect Broadbase's or Servicesoft's relationships with strategic partners, the risk that the investment community may not embrace the proposed merger, which could lead to a decline in Broadbase's stock price, and the possibility that the merger may not be completed; and

     - other risk factors as may be detailed from time to time in Broadbase's public announcements and filings with the SEC.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" beginning on page 19.

                               SERVICESOFT, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SERVICESOFT, INC.
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheet as of December 31, 1998 and 1999
  and June 30, 2000 (unaudited).............................   F-3
Consolidated Statement of Operations for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 and 2000 (unaudited)........................   F-4
Consolidated Statement of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit) for the years
  ended December 31, 1997, 1998 and 1999 and the six months
  ended June 30, 2000 (unaudited)...........................   F-6
Consolidated Statement of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 and 2000 (unaudited)........................   F-8
Notes to Consolidated Financial Statements..................   F-9

BALISOFT TECHNOLOGIES INC.
Report of Independent Accountants...........................  F-25
Consolidated Balance Sheet as of December 31, 1997 and
  1998......................................................  F-26
Consolidated Statement of Loss and Deficit for the period
  from June 5, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998..............................  F-27
Consolidated Statement of Changes in Financial Position for
  the period from June 5, 1997 (inception) to December 31,
  1997 and the year ended December 31, 1998.................  F-28
Notes to Consolidated Financial Statements..................  F-29

INTERNET BUSINESS ADVANTAGES, INC.
Report of Independent Accountants...........................  F-38
Balance Sheet as of December 31, 1997 and 1998 and September
  30, 1999 (unaudited)......................................  F-39
Statement of Operations for the years ended December 31,
  1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)......................................  F-40
Statement of Stockholders' Deficit for the years ended
  December 31, 1997 and 1998 and the nine months ended
  September 30, 1999 (unaudited)............................  F-41
Statement of Cash Flows for the years ended December 31,
  1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)......................................  F-42
Notes to Financial Statements...............................  F-43

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS FOR
  SERVICESOFT, INC.
Introduction to Unaudited Pro Forma Combined Financial
  Statements................................................  F-50
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1999..............................  F-52
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................  F-53

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Servicesoft, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Servicesoft, Inc. (formerly Servicesoft Technologies, Inc.) and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
February 11, 2000

                               SERVICESOFT, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                  DECEMBER 31,
                                                              --------------------     JUNE 30,
                                                                1998        1999         2000
                                                              --------    --------    -----------
                                                                                      (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,016    $  6,630     $ 10,358
  Marketable securities at fair market value................                              3,985
  Restricted cash...........................................       200         187          446
  Accounts receivable, net of allowance for doubtful
    accounts of $50, $170 and $192 at December 31, 1998 and
    1999 and June 30, 2000 (unaudited)......................     1,593       6,635        7,563
  Prepaid expenses and other current assets.................       155         717        1,896
                                                              --------    --------     --------
      Total current assets..................................     3,964      14,169       24,248
Property and equipment, net.................................       364       3,368        6,666
Other assets................................................        --         200          200
Goodwill and other intangible assets, net...................        --      17,239       13,839
                                                              --------    --------     --------
      Total assets..........................................  $  4,328    $ 34,976     $ 44,953
                                                              ========    ========     ========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' DEFICIT
Current liabilities:
  Borrowings under revolving line of credit.................  $     --    $  1,000     $     --
  Accounts payable..........................................       246         971        2,072
  Accrued compensation and benefits.........................       338       2,052        1,778
  Accrued expenses..........................................       123       3,088        2,462
  Current portion of capital lease obligations..............        40         334          340
  Deferred revenue..........................................       819       6,436        8,704
                                                              --------    --------     --------
      Total current liabilities.............................     1,566      13,881       15,356
Capital lease obligations, net of current portion...........        80         522          549
Other liabilities...........................................        --         173           79
                                                              --------    --------     --------
      Total liabilities.....................................     1,646      14,576       15,984
                                                              --------    --------     --------
Commitments (Note 9)
Redeemable convertible preferred stock, $0.01 par value;
  10,200,000, 12,450,002 and 16,450,002 shares authorized;
  9,898,621, 11,587,344 and 15,068,822 shares issued and
  outstanding at December 31, 1998 and 1999 and June 30,
  2000 (unaudited) (liquidation preference of $38,095 at
  December 31, 1999)........................................    25,441      52,251       87,075
                                                              --------    --------     --------
Stockholders' deficit:
  Common stock, $0.01 par value; 13,000,000, 17,450,000 and
    30,000,000 shares authorized; 34,788, 5,152,352 and
    5,454,864 shares issued and outstanding at December 31,
    1998 and 1999 and June 30, 2000 (unaudited).............        --          51           54
Additional paid-in capital..................................        --      32,068       52,610
Accumulated deficit.........................................   (22,479)    (46,032)     (89,828)
Notes receivable from stockholders..........................        --      (1,117)      (1,085)
Deferred stock compensation.................................        --     (16,709)     (19,678)
Accumulated other comprehensive loss........................      (280)       (112)        (179)
                                                              --------    --------     --------
      Total stockholders' deficit...........................   (22,759)    (31,851)     (58,106)
                                                              --------    --------     --------
         Total liabilities, redeemable convertible preferred
           stock and stockholders' deficit..................  $  4,328    $ 34,976     $ 44,953
                                                              ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               SERVICESOFT, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                           ------------------------------   ------------------
                                             1997       1998       1999      1999       2000
                                           --------   --------   --------   -------   --------
                                                                               (UNAUDITED)
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Software license.......................  $  2,139   $  2,508   $  4,210   $ 1,310   $  4,916
  Services...............................       387      1,782      2,934       903      7,118
                                           --------   --------   --------   -------   --------
          Total revenue..................     2,526      4,290      7,144     2,213     12,034
                                           --------   --------   --------   -------   --------
Cost of revenue:
  Cost of software license...............       252        148        406       158        371
  Cost of services (excluding stock
     compensation of $25, $0 and $131 for
     the year ended December 31, 1999 and
     the six months ended June 30, 1999
     and 2000 (unaudited),
     respectively).......................       625      1,101      3,375     1,022      8,124
                                           --------   --------   --------   -------   --------
          Total cost of revenue..........       877      1,249      3,781     1,180      8,495
                                           --------   --------   --------   -------   --------
Gross profit.............................     1,649      3,041      3,363     1,033      3,539
                                           --------   --------   --------   -------   --------
Operating expenses:
  Research and development (excluding
     stock compensation of $124, $0 and
     $290 for the year ended December 31,
     1999 and the six months ended June
     30, 1999 and 2000 (unaudited),
     respectively).......................       930      1,174      4,205     1,693      3,946
  Sales and marketing (excluding stock
     compensation of $156, $0 and $536
     for the year ended December 31, 1999
     and the six months ended June 30,
     1999 and 2000 (unaudited),
     respectively).......................       977      3,598     13,310     4,503     14,935
  General and administrative (excluding
     stock compensation of $1,595, $27
     and $2,623 for the year ended
     December 31, 1999 and the six months
     ended June 30, 1999 and 2000
     (unaudited), respectively)..........       756      1,612      5,044     1,583      4,658
  Amortization of goodwill and other
     intangible assets...................        --         --      2,671     1,070      3,366
  Stock compensation.....................        --         --      1,900        27      3,580
                                           --------   --------   --------   -------   --------
          Total operating expenses.......     2,663      6,384     27,130     8,876     30,485
                                           --------   --------   --------   -------   --------
Loss from operations.....................    (1,014)    (3,343)   (23,767)   (7,843)   (26,946)
Interest income..........................         7        168        320        62        499
Interest expense.........................       (97)      (538)       (35)       (3)       (32)
Other income (expense), net..............        --       (250)       (71)      (60)       (14)
                                           --------   --------   --------   -------   --------
Net loss.................................    (1,104)    (3,963)   (23,553)   (7,844)   (26,493)
Accretion and deemed dividends on
  redeemable convertible preferred
  stock..................................      (340)    (1,031)    (2,725)     (949)   (20,689)
                                           --------   --------   --------   -------   --------
Net loss attributable to common
  stockholders...........................  $ (1,444)  $ (4,994)  $(26,278)  $(8,793)  $(47,182)
                                           ========   ========   ========   =======   ========
Basic and diluted net loss per common
  share..................................  $(144.40)  $(262.84)  $ (11.02)  $ (5.20)  $ (11.13)
Shares used in computing basic and
  diluted net loss per common share......        10         19      2,385     1,691      4,239

  The accompanying notes are an integral part of these consolidated financial statements.

                      [This page intentionally left blank]

                               SERVICESOFT, INC.

        CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           AND STOCKHOLDERS' DEFICIT

                                         REDEEMABLE
                                        CONVERTIBLE
                                      PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                    --------------------   ---------------------    PAID-IN
                                      SHARES     AMOUNT     SHARES     PAR VALUE    CAPITAL
                                    ----------   -------   ---------   ---------   ----------

BALANCE, DECEMBER 31, 1996........   3,111,917   $15,976       8,386      $--       $   487
Exercise of stock options.........                             9,628       --            35
Accretion to redemption value of
 redeemable convertible preferred
 stock............................                   340                               (340)
Comprehensive loss:
 Net loss.........................
 Other comprehensive loss, net of
   tax:
   Foreign currency translation
     adjustments..................
       Total comprehensive loss...
                                    ----------   -------   ---------      ---       -------
BALANCE, DECEMBER 31, 1997........   3,111,917    16,316      18,014       --           182
Issuance of Series F redeemable
 convertible preferred stock upon
 conversion of bridge loan
 including accrued interest.......   2,118,735     2,119
Issuance of Series G redeemable
 convertible preferred stock for
 cash.............................   4,667,969     5,975
Exercise of stock options.........                            16,774       --             4
Accretion to redemption value of
 redeemable convertible preferred
 stock............................                 1,031                               (186)
Comprehensive loss:
 Net loss.........................
 Other comprehensive income, net
   of tax:
   Foreign currency translation
     adjustments..................
       Total comprehensive loss...
                                    ----------   -------   ---------      ---       -------
BALANCE, DECEMBER 31, 1998........   9,898,621    25,441      34,788       --            --
Issuance of Exchangeable Preferred
 Stock, Exchangeable Common Stock
 and stock options in connection
 with the merger with Balisoft
 Technologies Inc.................   2,281,653     7,758   2,205,915       22         4,533
Accretion to redemption value of
 Series F and Series G redeemable
 convertible preferred stock......                   161                               (161)
Exchange of Series F and Series G
 redeemable convertible preferred
 stock for Series H redeemable
 convertible preferred stock......  (4,575,201)       --
Issuance of Series I redeemable
 convertible preferred stock for
 cash, including issue costs......   3,982,271    16,327                               (207)
Accretion to redemption value of
 Series H and Series I redeemable
 convertible preferred stock......                 2,564                             (2,564)
Sale of common stock..............                            10,000       --            10
Exercise of stock options and
 warrants.........................                           717,137        7           184
Stock compensation expense for
 stock option modifications.......                                                    1,253


                                                     NOTES                       ACCUMULATED
                                                   RECEIVABLE      DEFERRED         OTHER                           TOTAL
                                    ACCUMULATED       FROM          STOCK       COMPREHENSIVE   COMPREHENSIVE   STOCKHOLDERS'
                                      DEFICIT     STOCKHOLDERS   COMPENSATION       LOSS            LOSS           DEFICIT
                                    -----------   ------------   ------------   -------------   -------------   -------------
                                        (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1996........   $(16,567)      $    --        $     --         $(283)                        $(16,363)
Exercise of stock options.........                                                                                      35
Accretion to redemption value of
 redeemable convertible preferred
 stock............................                                                                                    (340)
Comprehensive loss:
 Net loss.........................     (1,104)                                                    $ (1,104)         (1,104)
 Other comprehensive loss, net of
   tax:
   Foreign currency translation
     adjustments..................                                                    (12)             (12)            (12)
                                                                                                  --------
       Total comprehensive loss...                                                                  (1,116)
                                     --------       -------        --------         -----         ========        --------
BALANCE, DECEMBER 31, 1997........    (17,671)           --              --          (295)                         (17,784)
Issuance of Series F redeemable
 convertible preferred stock upon
 conversion of bridge loan
 including accrued interest.......                                                                                      --
Issuance of Series G redeemable
 convertible preferred stock for
 cash.............................                                                                                      --
Exercise of stock options.........                                                                                       4
Accretion to redemption value of
 redeemable convertible preferred
 stock............................       (845)                                                                      (1,031)
Comprehensive loss:
 Net loss.........................     (3,963)                                                      (3,963)         (3,963)
 Other comprehensive income, net
   of tax:
   Foreign currency translation
     adjustments..................                                                     15               15              15
                                                                                                  --------
       Total comprehensive loss...                                                                  (3,948)
                                     --------       -------        --------         -----         ========        --------
BALANCE, DECEMBER 31, 1998........    (22,479)           --              --          (280)                         (22,759)
Issuance of Exchangeable Preferred
 Stock, Exchangeable Common Stock
 and stock options in connection
 with the merger with Balisoft
 Technologies Inc.................                                                                                   4,555
Accretion to redemption value of
 Series F and Series G redeemable
 convertible preferred stock......                                                                                    (161)
Exchange of Series F and Series G
 redeemable convertible preferred
 stock for Series H redeemable
 convertible preferred stock......
Issuance of Series I redeemable
 convertible preferred stock for
 cash, including issue costs......                                                                                    (207)
Accretion to redemption value of
 Series H and Series I redeemable
 convertible preferred stock......                                                                                  (2,564)
Sale of common stock..............                                                                                      10
Exercise of stock options and
 warrants.........................                      (68)                                                           123
Stock compensation expense for
 stock option modifications.......                                                                                   1,253

                               SERVICESOFT, INC.

        CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                    AND STOCKHOLDERS' DEFICIT -- (CONTINUED)

                                         REDEEMABLE
                                        CONVERTIBLE
                                      PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                    --------------------   ---------------------    PAID-IN
                                      SHARES     AMOUNT     SHARES     PAR VALUE    CAPITAL
                                    ----------   -------   ---------   ---------   ----------

Issuance of restricted common
 stock and related deferred stock
 compensation.....................                         1,060,502       11         5,760
Interest on notes receivable from
 stockholders.....................
Deferred stock compensation
 related to grants of
 stock options....................                                                   12,646
Amortization of deferred stock
 compensation to expense..........
Issuance of common stock and stock
 options in connection with the
 acquisition of Internet Business
 Advantages, Inc..................                         1,124,010       11        10,614
Comprehensive loss:
 Net loss.........................
 Other comprehensive income, net
   of tax:
   Foreign currency translation
     adjustments..................
       Total comprehensive loss...
                                    ----------   -------   ---------      ---       -------
BALANCE, DECEMBER 31, 1999........  11,587,344    52,251   5,152,352       51        32,068
Exercise of stock options and
 warrants (unaudited).............                           302,512        3           273
Issuance of Series J redeemable
 convertible preferred stock for
 cash, including issue costs and
 deemed dividends
 (unaudited)......................   3,481,478    31,438                             17,106
Accretion to redemption value of
 Series H, Series I and Series J
 redeemable convertible preferred
 stock
 (unaudited)......................                 3,386                             (3,386)
Stock compensation expense for
 stock option modifications
 (unaudited)......................                                                      808
Interest on notes receivable from
 stockholders (unaudited).........
Forgiveness of notes receivable
 from stockholder (unaudited).....
Deferred stock compensation
 related to grants of stock
 options (unaudited)..............                                                    5,741
Amortization of deferred stock
 compensation to expense
 (unaudited)......................
Comprehensive loss:
 Net loss (unaudited).............
 Other comprehensive income, net
   of tax:
   Foreign currency translation
     adjustments (unaudited)......
       Total comprehensive loss
        (unaudited)...............
                                    ----------   -------   ---------      ---       -------
BALANCE, JUNE 30, 2000
 (UNAUDITED)......................  15,068,822   $87,075   5,454,864      $54       $52,610
                                    ==========   =======   =========      ===       =======


                                                     NOTES                       ACCUMULATED
                                                   RECEIVABLE      DEFERRED         OTHER                           TOTAL
                                    ACCUMULATED       FROM          STOCK       COMPREHENSIVE   COMPREHENSIVE   STOCKHOLDERS'
                                      DEFICIT     STOCKHOLDERS   COMPENSATION       LOSS            LOSS           DEFICIT
                                    -----------   ------------   ------------   -------------   -------------   -------------
                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Issuance of restricted common
 stock and related deferred stock
 compensation.....................                   (1,036)         (4,710)                                            25
Interest on notes receivable from
 stockholders.....................                      (13)                                                           (13)
Deferred stock compensation
 related to grants of
 stock options....................                                  (12,646)                                            --
Amortization of deferred stock
 compensation to expense..........                                      647                                            647
Issuance of common stock and stock
 options in connection with the
 acquisition of Internet Business
 Advantages, Inc..................                                                                                  10,625
Comprehensive loss:
 Net loss.........................    (23,553)                                                     (23,553)        (23,553)
 Other comprehensive income, net
   of tax:
   Foreign currency translation
     adjustments..................                                                    168              168             168
                                                                                                  --------
       Total comprehensive loss...                                                                 (23,385)
                                     --------       -------        --------         -----         ========        --------
BALANCE, DECEMBER 31, 1999........    (46,032)       (1,117)        (16,709)         (112)                         (31,851)
Exercise of stock options and
 warrants (unaudited).............                                                                                     276
Issuance of Series J redeemable
 convertible preferred stock for
 cash, including issue costs and
 deemed dividends
 (unaudited)......................    (17,303)                                                                        (197)
Accretion to redemption value of
 Series H, Series I and Series J
 redeemable convertible preferred
 stock
 (unaudited)......................                                                                                  (3,386)
Stock compensation expense for
 stock option modifications
 (unaudited)......................                                                                                     808
Interest on notes receivable from
 stockholders (unaudited).........                      (36)                                                           (36)
Forgiveness of notes receivable
 from stockholder (unaudited).....                       68                                                             68
Deferred stock compensation
 related to grants of stock
 options (unaudited)..............                                   (5,741)                                            --
Amortization of deferred stock
 compensation to expense
 (unaudited)......................                                    2,772                                          2,772
Comprehensive loss:
 Net loss (unaudited).............    (26,493)                                                     (26,493)        (26,493)
 Other comprehensive income, net
   of tax:
   Foreign currency translation
     adjustments (unaudited)......                                                    (67)             (67)            (67)
                                                                                                  --------
       Total comprehensive loss
        (unaudited)...............                                                                $(26,560)
                                     --------       -------        --------         -----         ========        --------
BALANCE, JUNE 30, 2000
 (UNAUDITED)......................   $(89,828)      $(1,085)       $(19,678)        $(179)                        $(58,106)
                                     ========       =======        ========         =====                         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               SERVICESOFT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,             JUNE 30,
                                                   ------------------------------    -------------------
                                                    1997       1998        1999       1999        2000
                                                   -------    -------    --------    -------    --------
                                                                                         (UNAUDITED)
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net loss.......................................  $(1,104)   $(3,963)   $(23,553)   $(7,844)   $(26,493)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization...............       57        102       3,195      1,129       4,161
     Provision for doubtful accounts.............       --         50         120         25          20
     Loss (gain) on disposal of property and
       equipment.................................       --         18          20         --          37
     Compensation expense for stock options and
       grants....................................       --         --       1,900         27       3,580
     Interest income on notes from
       stockholders..............................       --         --         (13)        --         (36)
     Forgiveness of note receivable from
       stockholder...............................       --         --          --         --          68
     Interest expense associated with conversion
       of bridge loans to Series F redeemable
       convertible preferred stock...............       --        530          --         --          --
     Changes in operating assets and liabilities,
       net of effects of acquisitions:
       Accounts receivable.......................     (604)      (695)     (4,156)    (1,550)     (1,007)
       Prepaid expenses, other current assets and
          other assets...........................        4        (83)       (586)      (137)     (1,135)
       Accounts payable..........................      101         (3)       (211)         7       1,113
       Accrued expenses, compensation and
          benefits and other liabilities.........      252        (95)      4,028        914      (1,049)
       Deferred revenue..........................      117        496       5,434      2,157       2,308
                                                   -------    -------    --------    -------    --------
          Net cash used in operating
            activities...........................   (1,177)    (3,643)    (13,822)    (5,272)    (18,433)
                                                   -------    -------    --------    -------    --------
Cash flows from investing activities:
  Purchase of marketable securities..............       --         --          --         --      (3,985)
  Purchases of property and equipment............      (25)      (337)     (2,255)      (516)     (3,886)
  Cash of businesses acquired, net of acquisition
     expenses....................................       --         --       3,411      4,317          --
  (Increase) decrease in restricted cash.........       --       (200)         13         --        (259)
                                                   -------    -------    --------    -------    --------
          Net cash provided by (used in)
            investing activities.................      (25)      (537)      1,169      3,801      (8,130)
                                                   -------    -------    --------    -------    --------
Cash flows from financing activities:
  Proceeds from bridge loans.....................      782         --          --         --          --
  Proceeds from line of credit...................       --         --       1,000         --          --
  Repayment of line credit.......................       --         --          --         --      (1,000)
  Payments of capital lease obligations..........       --         --        (102)       (44)       (175)
  Proceeds from issuance of redeemable
     convertible preferred stock, net of issue
     costs.......................................       --      5,975      16,120     15,971      31,241
  Proceeds from issuance of common stock.........       --         --          35         --          --
  Proceeds from exercise of stock options........       35          4         123         --         276
                                                   -------    -------    --------    -------    --------
          Net cash provided by financing
            activities...........................      817      5,979      17,176     15,927      30,342
                                                   -------    -------    --------    -------    --------
Effects of exchange rate changes on cash and cash
  equivalents....................................      (13)        11          91         20         (51)
                                                   -------    -------    --------    -------    --------
Net increase (decrease) in cash and cash
  equivalents....................................     (398)     1,810       4,614     14,476       3,728
Cash and cash equivalents, beginning of period...      604        206       2,016      2,016       6,630
                                                   -------    -------    --------    -------    --------
Cash and cash equivalents, end of period.........  $   206    $ 2,016    $  6,630    $16,492    $ 10,358
                                                   =======    =======    ========    =======    ========
See supplemental cash flow information in Note 13.

     The accompanying notes are an integral part of these consolidated financial statements.

                               SERVICESOFT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION:

     Servicesoft, Inc. ("Servicesoft") was originally incorporated as Rosh Intelligent Systems in 1987, was renamed ServiceSoft Corporation in 1993, was renamed Servicesoft Technologies, Inc. in 1999 and was subsequently renamed Servicesoft, Inc. in 2000. Servicesoft develops, markets and delivers software products and professional services that help businesses provide Internet-based services to their customers, employees and business partners. To date, Servicesoft's revenue has been reported and managed through one operating segment and has resulted from the sale of its products and services to major corporations in the United States and Europe.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The consolidated financial statements include the accounts of Servicesoft and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

  Translation of Foreign Currencies

     The functional currency of Servicesoft's foreign subsidiaries is the local currency, except for a subsidiary in Israel, whose functional currency is the U.S. dollar. Assets and liabilities of Servicesoft's foreign operations whose functional currencies are other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date; revenues and expenses are translated using the average exchange rates in effect during the period. The resultant cumulative translation adjustments are included in accumulated other comprehensive income or loss, which is a separate component of stockholders' deficit. Foreign currency transaction gains and losses are included in the determination of net income or loss for the period.

  Unaudited Interim Financial Statements

     The interim consolidated financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. Management believes these unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year.

  Revenue Recognition

     Servicesoft recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition ("SOP 97-2"), as amended by Statement of Position 98-9. Revenue from software license sales and related implementation services are recognized using the percentage-of-completion method over the implementation period, assuming the contract price is fixed and determinable, binding evidence of the arrangement has been received and collection is probable. Percentage-of-completion is measured by the percentage of implementation hours incurred to date compared to the estimated total required implementation hours. The total amount of revenue to be earned under these contracts is generally fixed by contractual terms. Servicesoft regularly reviews its progress on these contracts and revises the estimated time for completing its implementations. Anticipated losses, if any, on contracts in progress are recognized when identified. When Servicesoft is not engaged to complete the software implementation, Servicesoft recognizes revenue upon delivery of the software to the end user, provided all other revenue recognition criteria are met. Revenue from software support and maintenance agreements, which are priced based on a fixed percentage of the related products' current list prices, is deferred and recognized ratably over the

                               SERVICESOFT, INC.

term of the agreements generally twelve months. Frequently, Servicesoft's sales include software licenses, related implementation services and a maintenance and support arrangement. The total contract value is attributed first to the maintenance and support arrangement based on its fair value, equal to its stated price as a fixed percentage of the related product's current list price; the remainder of the total contract value is then attributed to the software license and related implementation services, with the effect that discounts inherent in the total contract value are attributed to the software license and related implementation services. The Company does not offer its customers any rights of return.

  Cash and Cash Equivalents

     Servicesoft considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of overnight certificates of deposit. Restricted cash represents required collateral on certain capital leases. The restricted cash is released to Servicesoft after one year.

  Financial and Credit Risk

     Financial instruments which expose Servicesoft to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. Servicesoft invests primarily in money market accounts with large commercial banks with strong credit ratings. Servicesoft provides credit to customers in the normal course of business. Collateral is not required for accounts receivable, but evaluation of customers' credit and financial condition is performed periodically. Servicesoft maintains reserves for potential credit losses and such losses have been within management's expectations.

  Fair Value of Financial Instruments

     Financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and redeemable convertible preferred stock, are carried in the consolidated financial statements at amounts that approximated fair value as of December 31, 1997, 1998 and 1999. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method, over the estimated useful lives of the assets, typically three to five years.

  Goodwill and Other Intangible Assets

     Intangible assets result from Servicesoft's mergers or acquisitions of businesses (Note 3) accounted for under the purchase method and consist of identifiable assets, including completed technology, non-compete agreements and workforce, as well as goodwill. Intangible assets are recorded at cost, net of accumulated amortization. Identifiable intangible assets and goodwill are amortized on a straight-line basis over their estimated useful lives of three years. Servicesoft periodically evaluates its goodwill for potential impairment. Recoverability of goodwill not identified with other impaired assets is assessed based on the expected cash flows of Servicesoft, considering a number of factors including past operating results, budgets and economic projections, market trends and product development cycles.

  Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," Servicesoft periodically

                               SERVICESOFT, INC.

evaluates its long-lived assets, including intangible assets, for potential impairment. Recoverability of these assets is assessed based on undiscounted expected cash flows from the assets, considering a number of factors including past operating results, budgets and economic projections, market trends and product development cycles. An impairment in the carrying value of each asset is assessed when the undiscounted expected cash flows derived from the asset are less than its carrying value. Through December 31, 1999, Servicesoft has not recognized an impairment loss on its long-lived assets.

  Research and Development and Software Development Costs

     Research and development expenditures, except for certain software development expenditures, are expensed as incurred. Software development costs incurred after technological feasibility has been achieved and until the products are available for sale are capitalized and amortized over the life of the product. Costs of internally developed software which qualify for capitalization have not been material to date.

  Stock Compensation

     Stock options and restricted stock issued to employees and members of Servicesoft's Board of Directors are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"); accordingly, compensation expense is recorded for options and restricted stock awarded to employees and directors to the extent that the exercise/purchase prices are less than the common stock's fair market value, for financial reporting purposes, on the date of grant, where the number of shares and exercise/purchase price are fixed. The difference between the fair value of Servicesoft's common stock and the exercise/purchase price of the stock option or restricted stock awards is recorded as deferred stock compensation. Deferred stock compensation is amortized to compensation expense over the vesting period of the underlying stock option or restricted stock. Servicesoft follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (Note 7). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123.

  Advertising Costs

     Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising costs were $2,000, $140,000 and $298,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

  Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Servicesoft does not provide for U.S. income taxes on the undistributed earnings of its foreign subsidiaries, which Servicesoft considers to be permanent investments.

  Net Loss Per Common Share

     Servicesoft computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS 128"). Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. There is no difference between basic and diluted net loss per share since potential common shares from the conversion of redeemable convertible preferred stock and the exercises of options and warrants are anti-dilutive for all periods presented. The

                               SERVICESOFT, INC.

calculations of diluted net loss per common share for the years ended December 31, 1997, 1998, 1999 and the six months ended June 30, 1999 and 2000 do not include 3,437,000, 10,955,000, 14,700,000, 13,620,000 (unaudited) and 19,029,000
(unaudited) potential shares of common stock equivalents, including common stock options, common and preferred stock warrants, and redeemable convertible preferred stock, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements

     In December 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into during fiscal years beginning after March 15, 1999 (fiscal year 2000 for Servicesoft), however early adoption is permitted. Servicesoft has adopted SOP 98-9.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as recently amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000. Because Servicesoft does not currently hold any derivative instruments and does not currently engage in hedging activities, Servicesoft does not expect the adoption of SFAS 133 will not have a material impact on its financial position or operating results.

     In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 will become effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Servicesoft does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

                               SERVICESOFT, INC.

3. ACQUISITIONS

  Balisoft Technologies Inc.

     On February 12, 1999, Servicesoft completed its merger with Balisoft Technologies Inc. ("Balisoft"), a company that develops e-mail management and real-time internet collaboration applications. In connection with the acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock (Note 6) valued at $3,760,000, issued 2,281,653 shares of exchangeable preferred stock (exchangeable into Series H redeemable convertible preferred stock) (Note
5) valued at $7,773,000, and assumed or issued options and warrants to purchase 641,275 shares of Servicesoft common stock valued at $780,000. Servicesoft valued the options and warrants included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $1.70 per share. The total consideration of $12,313,000 represented by the Servicesoft stock and options was determined based on an independent appraisal. In connection with this merger, Servicesoft incurred costs of $273,000, which are included in the total purchase price for accounting purposes.

     The merger was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the merger date and the results of operations of Balisoft have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net.......................................  $ 3,834
Property and equipment.....................................      198
Completed technologies.....................................    1,512
Workforce..................................................      473
Non-competition covenant...................................      180
Goodwill...................................................    6,389
                                                             -------
                                                             $12,586
                                                             =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal. Goodwill represents the amount by which the total purchase price exceeded the fair values of the acquired net assets on the merger date.

  Internet Business Advantages, Inc.

     On December 17, 1999, Servicesoft completed its acquisition of Internet Business Advantages, Inc. ("IBA"), a company that provides consulting services primarily focused on using Internet and Intranet technologies. In connection with the acquisition, Servicesoft paid $1,156,000, issued 1,124,010 shares of common stock valued at $10,150,000, and assumed or issued options and warrants to purchase 71,745 shares of Servicesoft common stock valued at $475,000. Servicesoft valued the options included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $9.03 per share. The total consideration of $11,781,000 represented by the Servicesoft stock and options was determined in connection with an independent appraisal. In connection with this acquisition, Servicesoft incurred costs of $295,000, which are included in the total purchase price for accounting purposes.

     The acquisition was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated

                               SERVICESOFT, INC.

financial statements of Servicesoft as of the acquisition date and the results of operations of IBA have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net.......................................  $   233
Property and equipment.....................................      487
Workforce..................................................    1,071
Goodwill...................................................   10,285
                                                             -------
                                                             $12,076
                                                             =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal. Goodwill represents the amount by which the total purchase price exceeded the fair values of the net assets on the date of purchase.

     Accumulated amortization associated with identifiable intangible assets and goodwill related to the Balisoft merger and IBA acquisition was $2,496,000 and $175,000 at December 31, 1999, respectively.

  Pro Forma Presentation

     The following table presents unaudited pro forma information as if Servicesoft, Balisoft and IBA had been combined as of January 1, 1998. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have resulted had Servicesoft, Balisoft and IBA been a combined company during the specified periods. The pro forma data gives effect to actual operating results prior to the transactions and adjustments to reflect amortization of goodwill and other intangible assets.

                                                                 PRO FORMA UNAUDITED
                                                                  FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Net revenue.................................................   $  6,113       $ 10,479
Net loss attributable to common stockholders................   $(20,230)      $(35,071)
Net loss per common share -- basic and diluted..............   $  (6.04)      $  (9.38)
Weighted average common shares -- basic and diluted.........      3,349          3,738

4. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following as of December 31, 1998 and 1999 (in thousands):

                                                            1998      1999
                                                            -----    -------
Computer and office equipment.............................  $ 567    $ 3,589
Furniture and fixtures....................................    137        744
Leasehold improvements....................................     --        116
                                                            -----    -------
                                                              704      4,449
Accumulated depreciation..................................   (340)    (1,081)
                                                            -----    -------
                                                            $ 364    $ 3,368
                                                            =====    =======

                               SERVICESOFT, INC.

     As of December 31, 1998 and 1999, fixed assets held under capital leases included computer and office equipment with a cost of $120,000 and $1,959,000 and accumulated amortization of $0 and $497,000, respectively.

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $57,000, $102,000 and $524,000, respectively.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Redeemable convertible preferred stock consisted of the following as of December 31, 1998 and 1999 (in thousands, except share data):

                                                            1998       1999
                                                           -------    -------
Series I, $0.01 par value; 0 and 4,450,000 shares
  authorized; 0 and 3,982,271 shares issued and
  outstanding, as of December 31, 1998 and 1999,
  respectively...........................................  $    --    $17,211
Series H, $0.01 par value; 0 and 8,000,000 shares
  authorized; 0 and 7,605,073 shares issued and
  outstanding, as of December 31, 1998 and 1999,
  respectively...........................................       --     35,040
Series G, $0.01 par value; 4,900,000 and 0 shares
  authorized; 4,667,969 and 0 shares issued and
  outstanding, as of December 31, 1998 and 1999,
  respectively...........................................    6,473         --
Series F, $0.01 par value; 5,300,000 and 0 shares
  authorized; 5,230,652 and 0 shares issued and
  outstanding, as of December 31, 1998 and 1999,
  respectively...........................................   18,968         --
                                                           -------    -------
Total redeemable convertible preferred stock.............  $25,441    $52,251
                                                           =======    =======

     On February 12, 1999, all outstanding shares of Series F and Series G preferred stock were converted into 5,323,420 shares of Series H preferred stock. On the date of the conversion, Servicesoft reclassified the book value of the Series F and Series G preferred stock of $25,602,000 to Series H preferred stock. As part of the Balisoft merger, Servicesoft issued 2,281,653 shares of exchangeable preferred stock. The exchangeable preferred stock has rights identical to the outstanding Series H preferred stock and is exchangeable into shares of Series H preferred stock at any time at the option of the holder; accordingly, the exchangeable preferred stock has been included within the balance of outstanding Series H preferred stock. During 1999, Servicesoft recorded $1,680,000 of accretion to reflect cumulative amounts payable to the Series H preferred stockholders upon redemption.

     On June 18, 1999, Servicesoft issued 3,982,271 shares of Series I preferred stock for proceeds to Servicesoft of $16,327,000, prior to any fees or offering costs. During 1999, Servicesoft recorded $884,000 of accretion to reflect cumulative amounts payable to the Series I preferred stockholders upon redemption.

     The Series H preferred stock and the Series I preferred stock (collectively, the "preferred stock") have the following characteristics:

  Conversion

     Each share of preferred stock is convertible at any time, at the option of the holder based on specified formula (one-for-one as of December 31, 1999), subject to anti-dilution adjustments, as defined. All shares of preferred stock will automatically convert into common stock upon the vote of the holders of two-thirds of the outstanding shares of preferred stock or upon an initial public offering of common stock with gross proceeds to Servicesoft of at least $30,000,000 and an offering which places the value of Servicesoft at not less than $150,000,000.

                               SERVICESOFT, INC.

  Voting and Dividends

     Holders of the preferred stock are entitled to votes equaling the number of shares of common stock into which their shares may be converted. The holders of preferred stock are entitled to annual, noncumulative dividends of 6% of the original issue price, as defined, when and if declared by Servicesoft's Board of Directors.

  Liquidation

     In the event of liquidation, dissolution or winding up of Servicesoft, the holders of Series I preferred stock are entitled to a liquidation preference of $4.10 per share plus all declared and unpaid dividends thereon, prior to any distribution to holders of Series H preferred stock or common stock. Upon the satisfaction of the Series I preferred stock liquidation preference, the holders of Series H preferred stock are entitled to an aggregate liquidation preference of $19,203,186, prior to any distribution to holders of common stock. Any remaining assets after the liquidation preference payments made to the preferred stock will be shared ratably by the common stockholders until the holders receive the per share liquidation amount that the Series H preferred stockholders received. After that point, the remaining assets will be shared ratably by the Series H stockholders, on an as-converted basis, and the common stockholders until the Series H stockholders and the common stockholders receive the per share liquidation amount that the Series I preferred stockholders received. Any remaining assets will be shared ratably among the Series I and Series H stockholders, on an as-converted basis, and the common stockholders.

  Redemption

     On each of February 10, 2004, 2005 and 2006, Servicesoft, upon the written election of at least a majority of the holders of preferred stock, at the option of any holder, is obligated to redeem one-third of the shares of the preferred stock outstanding on February 10, 2004. The redemption price for each share of Series H and Series I preferred stock will be $2.53 and $4.10 per share, respectively, plus 10% per year compounded on each anniversary date of the issuance of each series of preferred stock, plus declared and unpaid dividends on each series of preferred stock.

  Series J Preferred Stock Offering

     On January 13, 2000, Servicesoft completed an offering of 3,481,478 shares of its Series J redeemable convertible preferred stock (the "Series J preferred stock") for proceeds to Servicesoft of $31,438,000, prior to any fees or offering costs. The Series J preferred stock has substantially identical voting, dividend, redemption and conversion rights as the Series H and Series I preferred stock, except the redemption amount per share. In the event of any liquidation, dissolution or winding-up of Servicesoft, the holders of Series J preferred stock have a liquidation preference above Series H and Series I preferred stock and are entitled to receive $9.03 per share prior to any distributions to holders of Series H and Series I preferred stock and common stock. As the fair market value of Servicesoft's common stock, for financial reporting purposes, was greater than the issuance price of the Series J preferred stock, the right of conversion incorporated into the Series J preferred stock constitutes a beneficial conversion feature which was determined to have a value of $17,303,000 and has been treated as a deemed preferred stock dividend as of the date of issue, thus increasing the net loss attributable to common stockholders.

  Preferred Stock Warrant

     In January 1998, Servicesoft issued a warrant to purchase 117,188 shares of Series G preferred stock. This warrant, which was issued in connection with a software development and license agreement, was immediately exercisable at a price of $2.56 per share and expires in 2003. In connection with the conversion of the Series G preferred stock to Series H preferred stock, this warrant was amended to

                               SERVICESOFT, INC.

provide for the purchase of 63,025 shares of Series H preferred stock at an exercise price of $4.76 per share. This warrant was determined to have an immaterial value on the date of issue.

     As of December 31, 1999, Servicesoft had 11,650,369 shares of common stock reserved for issuance upon the conversion and exchange of preferred stock and the exercise of the outstanding preferred stock warrant.

6. STOCKHOLDERS' DEFICIT

  Stock Split

     On February 12, 1999, the Board of Directors approved a 1-for-0.53781 reverse stock split. All share data have been restated in these consolidated financial statement to reflect this stock split.

  Exchangeable Common Stock

     As part of the Balisoft acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock. The exchangeable common stock has rights identical to Servicesoft's outstanding common stock and is exchangeable into shares of common stock at any time at the option of the holder; accordingly, the exchangeable common stock has been included within the balance of outstanding common stock.

  Series X and Y Preferred Stock

     As of December 31, 1999, Servicesoft had one share of Series X preferred stock outstanding and one share of Series Y preferred stock outstanding which were issued in connection with the Balisoft merger to a trustee of the former Balisoft stockholders pursuant to a Voting and Exchange Trust Agreement. Under this agreement, the holders of exchangeable common stock are entitled to exercise voting rights equivalent to voting rights attaching to the same number of Servicesoft's common stock by and through the trustee of the share of Series X preferred stock. The holders of exchangeable preferred stock are entitled to exercise voting rights equivalent to voting rights attaching to the same number of shares of Series H preferred stock through the trustee of the share of Series Y preferred stock. The share of Series X preferred stock will be automatically redeemed at such time that no shares of exchangeable common stock are outstanding and the share of Series Y preferred stock will be automatically redeemed, at such time that no shares of exchangeable preferred stock are outstanding.

  Restricted Stock

     During October and November 1999, Servicesoft granted 1,060,502 shares of $.01 par value restricted common stock to certain employees and members of its Board of Directors. These shares vest annually over a four-year term for those shares issued to employees and annually over a three-year term for those shares issued to Board of Directors members. Unvested restricted shares are subject to forfeiture in the event that an employee ceases to be employed by Servicesoft or a Board of Director member ceases to be on the Board of Directors. Servicesoft recorded deferred stock compensation of $4,710,000, which represents the excess of the fair value of the restricted shares at the date of the award, for financial reporting purposes, over the purchase price. Compensation expense will be recognized ratably over the vesting period of the restricted stock. For the year ended December 31, 1999, Servicesoft recognized $323,000 of related stock compensation expense.

     In connection with the issuance of the restricted stock, Servicesoft accepted notes payable from two officers in the total amount of $1,013,000. These notes have an interest rate of 7% compounded annually; interest is payable annually on the anniversary date of the notes. The principal and any accrued but unpaid interest is payable on the earlier of the sale or other disposition of the underlying stock or on the tenth anniversary of the notes. The principal and interest may not be prepaid. Interest earned during the year

                               SERVICESOFT, INC.

ended December 31, 1999 was $11,000 and is included in interest income. These notes are secured by the underlying shares of stock and have recourse to the officers' personal assets of up to 30% of the principal amount and 100% of any outstanding interest.

  Stock Option Modifications

     In August 1999, a former employee of Servicesoft exercised stock options to purchase 368,122 shares of common stock, through the issuance of a recourse note payable to Servicesoft in the amount of $68,000. This note has an interest rate of 6% and is due on the earlier of (i) the third anniversary of issuance, (ii) one year after completion of an initial public offering of common stock or (iii) upon the sale or disposition of the underlying stock. Interest earned during the year ended December 31, 1999 was $2,000 and is included in interest income. As a result of modifying these options, Servicesoft recorded stock compensation expense of $1,036,000 during the year ended December 31, 1999.

     During 1999, Servicesoft also authorized other stock option modifications, such as extended exercise periods, which resulted in the recording of $217,000 of additional stock compensation expense during the year ended December 31, 1999.

  Common Stock Purchase Warrants

     As of December 31, 1999, Servicesoft had warrants outstanding for the purchase of 2,797 shares of common stock. These warrants, which were issued in connection with services rendered, were immediately exercisable and expire in the year 2003. The holder of these warrants may purchase 2,634 shares of common stock at $0.18 per share and 163 shares of common stock at $7.36 per share. These warrants were determined to have an immaterial value on the date of issue.

     As part of the Balisoft acquisition, Servicesoft issued warrants for the purchase of 77,855 shares of exchangeable common stock at a price of $3.53 per share. These warrants were immediately exercisable and expire in June 2000.

     As part of the IBA acquisition, Servicesoft issued warrants for the purchase of 17,985 shares of common stock. These warrants were immediately exercisable at a price of $4.10 per share and expire on December 17, 2004. The value of these warrants has been included in the purchase price of IBA (Note 3).

     As of December 31, 1999, Servicesoft had 2,304,552 shares of common stock reserved for issuance upon the exchange of the exchangeable common stock and the exercise of outstanding common stock warrants.

  Bridge Loan Conversion

     During 1996 and 1997, Servicesoft received proceeds of approximately $724,000 and $782,000, respectively, from the issuance of bridge loans. As of December 31, 1997, accrued interest related to these loans was $83,000. The terms of the bridge loans included an interest rate of 8% and an original maturity date of November 14, 1997. On February 18, 1998, Servicesoft converted all amounts outstanding under the bridge loan, including accrued interest, into 2,118,735 shares of Series F preferred stock at a value of $0.75 per share. Associated with this conversion, Servicesoft recorded an additional $530,000 of interest expense to reflect the issuance of Series F preferred stock at below fair market value.

7. STOCK OPTION PLAN:

     In accordance with Servicesoft's 1994 Stock Option Plan (the "94 Plan"), as amended, incentive stock options ("ISOs") and nonqualified stock options to purchase a maximum of 2,200,000 shares of

                               SERVICESOFT, INC.

common stock may be granted to qualified individuals by Servicesoft's Board of Directors. On November 1, 1999, Servicesoft adopted the 1999 Stock Option and Grant Plan (the "99 Plan"). The 99 Plan provides for the granting of ISOs and nonqualified stock options, restricted stock awards and unrestricted stock awards to officers, employees, directors, consultants, advisors and other key persons, for up to 1,876,498 shares of common stock. The 99 Plan provides that upon an initial public offering of Servicesoft's common stock and on each January 1 beginning on January 1, 2001, the number of reserved shares authorized under the 99 Plan will automatically increase to equal the greater of 4% of the issued and outstanding capital stock on a fully-diluted basis or that number of shares as would be necessary to maintain the reserved number of shares at 20% of the issued and outstanding capital stock on a fully-diluted basis. ISOs are granted to employees of Servicesoft with exercise prices not less than the fair market value of Servicesoft's common shares on the date of grant, as determined by Servicesoft's Board of Directors, typically vest over a four-year period, and are exercisable over a period not to exceed ten years from the date of grant. Nonqualified options may be granted to employees, directors, consultants and other advisors to Servicesoft on terms set forth by the Board of Directors on an individual case basis.

     The following table summarizes activity of the 94 Plan and the 99 Plan since January 1, 1997:

                                                                     WEIGHTED-
                                                      NUMBER OF       AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                      ---------    --------------
Outstanding at December 31, 1996....................    283,821        $1.67
  Granted...........................................     66,675         0.19
  Exercised.........................................     (9,628)        3.24
  Canceled..........................................    (13,789)        0.22
                                                      ---------
Outstanding at December 31, 1997....................    327,079         1.13
  Granted...........................................    819,031         0.19
  Exercised.........................................    (16,774)        0.19
  Canceled..........................................    (93,936)        0.32
                                                      ---------
Outstanding at December 31, 1998....................  1,035,400         0.47
  Granted...........................................  2,899,651         0.79
  Exercised.........................................   (717,137)        0.27
  Canceled..........................................   (261,456)        0.53
                                                      ---------
Outstanding at December 31, 1999....................  2,956,458        $0.85
                                                      =========

     As of December 31, 1997, 1998 and 1999, options to purchase 131,335, 192,071 and 286,720 shares of common stock were exercisable, respectively with weighted-average exercise prices of $1.73, $1.19 and $0.75, respectively. The weighted average fair value per share of options granted during 1997, 1998 and 1999 was $0.03, $0.12 and $5.18, respectively.

     As of December 31, 1999, 100,215 and 797,603 shares were available for future grants under the 94 Plan and the 99 Plan, respectively.

                               SERVICESOFT, INC.

     Summarized information about stock options outstanding at December 31, 1999 is as follows:

                          REMAINING
            NUMBER OF    CONTRACTUAL    NUMBER OF
EXERCISE     OPTIONS        LIFE         OPTIONS
 PRICE     OUTSTANDING   (IN YEARS)    EXERCISABLE
--------   -----------   -----------   -----------
 $ 0.18     1,035,327       8.29         263,483
   0.50       120,000       9.67              --
   1.00     1,676,169       9.91           3,768
   3.08        53,760       9.27           3,804
   3.53         4,673       8.83           4,154
   5.14        60,728       8.88           5,710
   7.36         1,023       4.35           1,023
  20.98         4,778       0.73           4,778
            ---------                    -------
            2,956,458       9.17         286,720
            =========                    =======

     Under APB 25, prior to 1999, no compensation expense had been recognized for stock option grants made by Servicesoft. For the year ended December 31, 1999, compensation expense recognized for stock option and restricted stock grants totaled $1,900,000. Had compensation cost for Servicesoft's stock option plans been determined based on the fair value at the date of grant for awards granted in 1999 and all prior periods (excluding those common stock options converted and issued in connection with the Balisoft and IBA transactions), consistent with the provisions of SFAS 123, Servicesoft's net loss attributable to common stockholders and net loss per common share for the years ended December 31, 1997, 1998 and 1999 would have increased to the pro forma amounts indicated below:

                                 1997                        1998                        1999
                       ------------------------    ------------------------    ------------------------
                         NET LOSS        NET         NET LOSS        NET         NET LOSS        NET
                       ATTRIBUTABLE    LOSS PER    ATTRIBUTABLE    LOSS PER    ATTRIBUTABLE    LOSS PER
                        TO COMMON       COMMON      TO COMMON       COMMON      TO COMMON       COMMON
                       STOCKHOLDERS     SHARE      STOCKHOLDERS     SHARE      STOCKHOLDERS     SHARE
                       ------------    --------    ------------    --------    ------------    --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
As reported..........    $(1,444)      $(144.40)     $(4,994)      $(262.84)     $(26,278)     $(11.02)
Pro forma............    $(1,447)      $(144.70)     $(5,005)      $(263.42)     $(26,358)     $(11.05)

     For this purpose, the fair value of options at the date of grant was estimated using the minimum value method with the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rates of 6.5%, 5.0% and 5.25%, respectively; no dividend yields or volatility factors; and weighted-average expected life of the options of five years. However, because most options vest over periods of up to four years and because additional option grants are expected to be made subsequent to December 31, 1999, the pro forma effects of applying the fair value method may be materially different in future years.

     [Unaudited] For the six months ended June 30, 2000, Servicesoft issued options to purchase 1,575,541 shares of common stock at various exercise prices resulting in deferred compensation of $5,741,000, which has been recorded as of the option issuance dates. Such deferred compensation is being amortized to expense over the vesting term of the options, generally four years.

8. LINES OF CREDIT:

  Revolving Line of Credit

     On June 3, 1999, Servicesoft entered into a revolving credit facility with a bank which provides up to $2,000,000 in revolving credit. Under the terms of this agreement, Servicesoft paid a non-refundable facility fee of $3,750 and must pay on the first date of each calendar quarter thereafter a non-refundable

                               SERVICESOFT, INC.

facility fee in the amount of $2,500. The interest rate assessed on outstanding borrowings is equal to the bank's prime rate plus 0.5% per year (9.0% at December 31, 1999). Additionally, Servicesoft is required to maintain certain financial ratios and is bound by covenants over the life of the agreement. As of December 31, 1999, Servicesoft had $1,000,000 outstanding under this facility and $1,000,000 remained available.

  Equipment Line

     On June 3, 1999, Servicesoft entered into equipment financing arrangements with a bank for aggregate borrowings of $750,000 with an interest rate of the bank's prime rate plus 0.75% per year (9.25% at December 31, 1999). Borrowings are collateralized by certain assets of Servicesoft. Servicesoft had no borrowings against this facility as of December 31, 1999.

9. COMMITMENTS:

  Operating Leases

     Servicesoft has entered into operating leases for its office facilities and certain equipment, which expire at various dates through 2005. Total rent expense for the years ended December 31, 1997, 1998 and 1999 was $162,000, $157,000 and $818,000, respectively.

  Capital Leases

     Servicesoft has entered into various lease agreements for computer and office equipment and software that have been recorded as capital leases. Certain of these leases required Servicesoft to deposit restricted cash on account of $187,000 as of December 31, 1999; other capital leases required Servicesoft to obtain $400,000 of standby letters of credit. Servicesoft would be required to reimburse the bank for any amounts paid under these letters of credit.

     Future minimum lease payments under all noncancelable operating and capital leases as of December 31, 1999 were as follows (in thousands):

                                                            OPERATING    CAPITAL
YEAR ENDED DECEMBER 31,                                      LEASES      LEASES
-----------------------                                     ---------    -------
2000......................................................   $1,505       $404
2001......................................................    1,361        368
2002......................................................    1,345        170
2003......................................................    1,270         33
2004......................................................    1,255         17
Thereafter................................................      673          4
                                                             ------       ----
                                                             $7,409        996
                                                             ======
Less: amounts representing interest.......................                 140
                                                                          ----
Present value of future minimum payments..................                 856
Less: amounts due within one year.........................                 334
                                                                          ----
Long-term portion.........................................                $522
                                                                          ====

10. SEGMENT REPORTING:

     Servicesoft operates in a single segment and has no organizational structure dictated by product lines, geography or customer type.

                               SERVICESOFT, INC.

     The following table presents revenue and long-lived assets, excluding goodwill and other intangible assets, information by geographic area as of and for the years ended December 31, 1997, 1998 and 1999 (in thousands):

                                            TOTAL REVENUE          LONG-LIVED ASSETS
                                       ------------------------   --------------------
                                        1997     1998     1999    1997   1998    1999
                                       ------   ------   ------   ----   ----   ------
United States........................  $2,423   $3,858   $5,362   $19    $363   $3,056
United Kingdom.......................      --       --      704    --      --       56
Belgium..............................     103      432      944    --       1       13
Canada...............................      --       --      134    --      --      443
                                       ------   ------   ------   ---    ----   ------
                                       $2,526   $4,290   $7,144   $19    $364   $3,568
                                       ======   ======   ======   ===    ====   ======

     International revenue is based on the country in which the sale originates. During 1997 and 1998, three and two customers accounted for a total of 44% and 32% of Servicesoft's total revenue, respectively. During 1999, no customer accounted for more than 10% of Servicesoft's total revenue.

11. INCOME TAXES:

     As a result of taxable losses generated, Servicesoft has not recorded any provisions for income taxes for the years ended December 31, 1997, 1998 and 1999. The following is a reconciliation between the amount of Servicesoft's income taxes utilizing the U.S. federal statutory rate and Servicesoft's actual provision for income taxes for the years ended December 31 1997, 1998 and 1999 (in thousands):

                                                          1997      1998       1999
                                                          -----    -------    -------
At U.S. federal statutory rate..........................  $(379)   $(1,393)   $(8,008)
Non-deductible stock option compensation charges........     --         --        646
Non-deductible amortization and other charges...........     26         11        909
State taxes, net of federal effect......................    (65)      (178)    (1,188)
Effect of change in valuation allowance.................    506      1,636      7,777
Research and development credits........................    (88)       (76)      (136)
                                                          -----    -------    -------
Provision for income taxes..............................  $  --    $    --    $    --
                                                          =====    =======    =======

     Deferred taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31 1998 and 1999, net deferred tax assets consisted of the following (in thousands):

                                                            1998       1999
                                                           -------    -------
Net operating loss carryforwards.........................  $ 6,933    $16,310
R&D credits and investment tax credits...................      446        384
Capitalized development costs............................      212        399
Differences in accounting for intangible assets..........       --       (944)
Other....................................................       24         32
                                                           -------    -------
          Total deferred tax assets......................    7,615     16,181
Valuation allowance......................................   (7,615)   (16,181)
                                                           -------    -------
          Net deferred tax assets........................  $    --    $    --
                                                           =======    =======

     As of December 31, 1999, Servicesoft had net operating loss carryforwards of $37,500,000, $29,100,000 and $5,100,000 for federal, state and foreign income tax purposes, respectively. These

                               SERVICESOFT, INC.

carryforwards expire in the years 2000 through 2019, and are subject to additional annual limitations as a result of changes in Servicesoft's ownership.

     Management of Servicesoft has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Through December 31, 1999, management was unable to conclude that it is more likely than not that Servicesoft will realize the benefit of the deferred tax assets and, accordingly, Servicesoft has recorded a valuation allowance for the full amount of the net deferred tax assets.

12. SAVINGS PLAN:

     Servicesoft sponsors a savings plan for its employees which is designed to be qualified under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. Servicesoft does not contribute to the plan.

13. SUPPLEMENTAL CASH FLOW INFORMATION:

     The following table reflects supplemental cash flow investing and financing activities (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                    1997     1998      1999
                                                    ----    ------    -------
Cash paid for interest..........................    $14     $    8    $    35
                                                    ===     ======    =======
Noncash investing and financing activities:
  Conversion of bridge loans and accrued
     interest into Series F redeemable
     convertible preferred stock................    $--     $1,589    $    --
  Property and equipment acquired under capital
     lease obligations..........................    $--     $  120    $   559
  Common stock issued in exchange for notes
     receivable from stockholders...............    $--     $   --    $ 1,104
Merger with Balisoft Technologies Inc.,
  liabilities were assumed as follows:
  Fair value of assets acquired and goodwill....    $--     $   --    $13,273
  Common stock, preferred stock, common stock
     options and warrants issued................     --         --    (12,313)
                                                    ---     ------    -------
       Liabilities assumed......................    $--     $   --    $   960
                                                    ===     ======    =======
  Acquisition of Internet Business Advantages,
     Inc.,
     liabilities were assumed as follows:
     Fair value of assets acquired and
       goodwill.................................    $--     $   --    $12,972
     Common stock, preferred stock, common stock
       options and warrants issued..............     --         --    (10,625)
     Cash paid..................................     --         --     (1,156)
                                                    ---     ------    -------
       Liabilities assumed......................    $--     $   --    $ 1,191
                                                    ===     ======    =======

14. SUBSEQUENT EVENTS (UNAUDITED):

     In July 2000, Christopher M. Butler, Servicesoft's President and Chief Executive Officer, resigned. As part of a severance agreement, Servicesoft is allowing Mr. Butler to continue to vest certain of his restricted common shares, for which Servicesoft recorded a non-cash stock compensation charge of $4,063,000 during July 2000.

                               SERVICESOFT, INC.

     On September 18, 2000, Servicesoft entered into a definitive agreement with Broadbase Software, Inc. ("Broadbase") whereby Broadbase agreed to acquire all outstanding shares of Servicesoft preferred and common stock and all outstanding stock options and warrants to acquire Servicesoft preferred and common stock through issuing approximately 28.3 million shares of Broadbase common stock and options and warrants to purchase approximately 5.4 million shares of Broadbase common stock. The closing of this acquisition is subject to the approval of both Broadbase's and Servicesoft's stockholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors of
Balisoft Technologies Inc.

     We have audited the consolidated balance sheets of Balisoft Technologies Inc. as at December 31, 1998 and 1997 and the consolidated statements of loss and deficit and changes in financial position for the year ended December 31, 1998 and for the period from the date of incorporation, June 5, 1997, to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and the changes in its financial position for the year ended December 31, 1998 and for the period from the date of incorporation, June 5, 1997, to December 31, 1997 in accordance with accounting principles generally accepted in Canada.

ERNST & YOUNG LLP
Chartered Accountants

Toronto, Canada,
March 12, 1999.

                           BALISOFT TECHNOLOGIES INC.

                           CONSOLIDATED BALANCE SHEET
                             (IN CANADIAN DOLLARS)

                                                                AS AT DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------    ---------
                                                                  $             $
ASSETS
CURRENT
Cash and cash equivalents [note 2]..........................   8,435,790    1,375,534
Accounts receivable.........................................     170,304       48,873
Prepaid expenses............................................     176,846        5,037
                                                              ----------    ---------
TOTAL CURRENT ASSETS........................................   8,782,940    1,429,444
                                                              ----------    ---------
Capital assets, net [note 3]................................     481,876      245,799
                                                              ----------    ---------
                                                               9,264,816    1,675,243
                                                              ==========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities....................   1,267,274      410,396
Current portion of obligations under capital leases [note
  8]........................................................     102,228           --
Current portion of long-term debt [note 4]..................       5,272        6,689
                                                              ----------    ---------
TOTAL CURRENT LIABILITIES...................................   1,374,774      417,085
                                                              ----------    ---------
Long-term debt [note 4].....................................     218,256      221,863
Obligations under capital leases [note 8]...................     225,516           --
                                                              ----------    ---------
TOTAL LIABILITIES...........................................   1,818,546      638,948
                                                              ----------    ---------
Commitments and contingencies [notes 8 and 11]
SHAREHOLDERS' EQUITY
Share capital [note 5]......................................   5,927,404    2,032,163
Special warrants [note 5]...................................   8,631,439           --
Deficit.....................................................  (7,112,573)    (995,868)
                                                              ----------    ---------
TOTAL SHAREHOLDERS' EQUITY..................................   7,446,270    1,036,295
                                                              ----------    ---------
                                                               9,264,816    1,675,243
                                                              ==========    =========

                             See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

                   CONSOLIDATED STATEMENT OF LOSS AND DEFICIT
                             (IN CANADIAN DOLLARS)

                                                                               PERIOD FROM
                                                                                 DATE OF
                                                                              INCORPORATION,
                                                                              JUNE 5, 1997,
                                                               YEAR ENDED           TO
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1998             1997
                                                              ------------    --------------
                                                                   $                $
REVENUE
Interest income.............................................      299,715              --
                                                               ----------        --------
EXPENSES
Research and development....................................    1,742,473         436,739
General and administrative..................................    1,669,432         453,491
Marketing...................................................    1,369,249         105,638
Sales.......................................................    1,184,693              --
Restructuring [note 9]......................................      450,573              --
                                                               ----------        --------
                                                                6,416,420         995,868
                                                               ----------        --------
Net loss for the period.....................................   (6,116,705)       (995,868)
Deficit, beginning of period................................     (995,868)             --
                                                               ----------        --------
Deficit, end of period......................................   (7,112,573)       (995,868)
                                                               ==========        ========

                             See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                             (IN CANADIAN DOLLARS)

                                                                               PERIOD FROM
                                                                                 DATE OF
                                                                              INCORPORATION,
                                                                              JUNE 5, 1997,
                                                               YEAR ENDED           TO
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1998             1997
                                                              ------------    --------------
                                                                   $                $
OPERATING ACTIVITIES
Net loss for the period.....................................   (6,116,705)       (995,868)
Add item not affecting cash amortization....................      162,436          11,708
                                                               ----------       ---------
                                                               (5,954,269)       (984,160)
Net change in non-cash working capital balances related to
  operations [note 6].......................................      563,638         356,486
                                                               ----------       ---------
CASH USED IN OPERATING ACTIVITIES...........................   (5,390,631)       (627,674)
                                                               ----------       ---------
INVESTING ACTIVITIES
Purchase of capital assets..................................     (398,513)       (257,507)
                                                               ----------       ---------
CASH USED IN INVESTING ACTIVITIES...........................     (398,513)       (257,507)
                                                               ----------       ---------
FINANCING ACTIVITIES
Issuance of common shares [note 5]..........................    1,093,117       2,032,163
Issuance of exchangeable preferred shares, net of costs
  [note 5]..................................................    2,802,124              --
Issuance of special warrants, net of costs [note 5].........    8,631,439              --
Increase (decrease) in long-term debt.......................       (5,024)        228,552
Obligations under capital leases, net.......................      327,744              --
                                                               ----------       ---------
CASH PROVIDED BY FINANCING ACTIVITIES.......................   12,849,400       2,260,715
                                                               ----------       ---------
NET INCREASE IN CASH DURING THE PERIOD......................    7,060,256       1,375,534
Cash and cash equivalents, beginning of period..............    1,375,534              --
                                                               ----------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................    8,435,790       1,375,534
                                                               ==========       =========
REPRESENTED BY
Cash........................................................    2,058,666         379,574
Cash equivalents [note 2]...................................    6,377,124         995,960
                                                               ----------       ---------
                                                                8,435,790       1,375,534
                                                               ==========       =========

                             See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (AMOUNTS IN CANADIAN DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of Balisoft Technologies Inc. [the "Company"] have been prepared by management in accordance with generally accepted accounting principles in Canada. The significant accounting policies are as follows:

  Basis of consolidation

     These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Balisoft Ltd., incorporated under the laws of Israel. These consolidated financial statements are expressed in Canadian dollars, the operating currency of the Company.

  Use of estimates

     In preparing the Company's consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the period. Actual results may differ from these estimates.

  Cash and cash equivalents

     Cash includes cash equivalents, which are investments that are generally held to maturity and have terms of three months or less at the time of acquisition. Cash equivalents typically consist of discounted and short-term notes. Cash equivalents are stated at fair value, which approximates cost.

  Capital assets

     Capital assets are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the following periods:

Office equipment.......................................  5 years
Computer hardware and software.........................  3 years
Furniture and fixtures.................................  6 to 15 years
Motor vehicles.........................................  6.67 years
Leasehold improvements.................................  5 years
Equipment under capital leases.........................  3 years

  Leases

     A lease that transfers substantially all the benefits and risks incidental to the ownership of the property is accounted for as if it were an acquisition of an asset and the incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases with rental payments being expensed as incurred.

  Revenue recognition

     Revenue from software sales is recognized on delivery of the software.

  Foreign exchange translation

     The Company's subsidiary is considered to be an integrated operation. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rates of

                           BALISOFT TECHNOLOGIES INC.

                         (AMOUNTS IN CANADIAN DOLLARS)

exchange prevailing at period end while other consolidated balance sheet items are translated at historic rates. Revenue and expenses are translated at the rates of exchange in effect on the transaction dates. Realized and unrealized foreign exchange gains and losses are included in income in the period in which they occur, except where they arise from translation of non-current monetary items. Such gains and losses are deferred and amortized to income on a straight-line basis over the remaining life of the underlying non-current monetary items.

  Research and development

     Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless a development project meets generally accepted accounting criteria for deferral and amortization. No development costs have been deferred to date.

  Income taxes

     The Company follows the deferral method of income tax allocation. Deferred income taxes result from claiming deductions for income tax purposes in amounts which differ from those charged in the accounts.

2. CASH EQUIVALENTS

     As at December 31, 1998, cash equivalents consist of bankers' acceptances of U.S. $2,604,090 and $2,372,496 [$995,960 at December 31, 1997], which mature on January 15, 1999 and January 20, 1999, respectively [January 21, 1998 for December 31, 1997], and bear interest at rates ranging from 4.3% to 4.4%.

3. CAPITAL ASSETS

     Capital assets consist of the following:

                                                                     1998
                                                      ----------------------------------
                                                                                   NET
                                                                 ACCUMULATED      BOOK
                                                       COST      AMORTIZATION     VALUE
                                                      -------    ------------    -------
                                                         $            $             $
Office equipment....................................    4,622          818         3,804
Computer hardware and software......................  122,714       33,465        89,249
Furniture and fixtures..............................   36,927        3,258        33,669
Motor vehicles......................................   50,023        7,084        42,939
Leasehold improvements..............................   18,650        3,730        14,920
Equipment under capital leases......................  272,269       45,374       226,895
Leasehold improvements under capital leases.........   88,000       17,600        70,400
                                                      -------      -------       -------
                                                      593,205      111,329       481,876
                                                      =======      =======       =======

                           BALISOFT TECHNOLOGIES INC.

                         (AMOUNTS IN CANADIAN DOLLARS)

                                                                     1997
                                                      ----------------------------------
                                                                                   NET
                                                                 ACCUMULATED      BOOK
                                                       COST      AMORTIZATION     VALUE
                                                      -------    ------------    -------
                                                         $            $             $
Office equipment....................................    2,808           94         2,714
Computer hardware and software......................  160,914        9,317       151,597
Furniture and fixtures..............................   41,408          900        40,508
Motor vehicles......................................   46,494        1,354        45,140
Leasehold improvements..............................    5,883           43         5,840
                                                      -------       ------       -------
                                                      257,507       11,708       245,799
                                                      =======       ======       =======

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              1998      1997
                                                             -------   -------
                                                                $         $
Canada Israel Industrial Research and Development
  Foundation...............................................  200,000   200,000
Bank Leumi.................................................   23,528    28,552
                                                             -------   -------
                                                             223,528   228,552
Less current portion.......................................    5,272     6,689
                                                             -------   -------
                                                             218,256   221,863
                                                             =======   =======

     The Canada Israel Industrial Research and Development Foundation ["CIIRDF"] has advanced $200,000 of a total $600,000 due under the terms of an agreement with the Company and its subsidiary, dated November 24, 1997. The balance of the monies was due in two equal annual tranches on November 24, 1998 and 1999, however, owing to the discontinuance of operations of the subsidiary, no further amounts will be advanced. The provisions of the agreement require repayment of the loan at 2.5% of gross sales, calculated semi-annually commencing at the date of the first commercial transaction. The loan will be forgiven in the event that no commercial sales of the products funded by CIIRDF are made. No interest is charged on this loan.

     The U.S. dollar loan from Bank Leumi is collateralized against certain assets of the subsidiary, bears interest at 8.5% per annum and is repayable in monthly installments of U.S. $331.

5. SHARE CAPITAL

     Share capital consists of the following:

  Authorized

     Unlimited common shares

     Unlimited voting, non-cumulative, convertible Class A preferred shares

                           BALISOFT TECHNOLOGIES INC.

                         (AMOUNTS IN CANADIAN DOLLARS)

  Issued

     A summary of changes to issued share capital is as follows:

                                                                 1998
                                                            COMMON SHARES
                                                         --------------------
                                                            #           $
Issued and outstanding, December 31, 1997..............  121,162    2,032,163
Issue of common shares for cash [a]....................      250       14,300
Issue of common shares for cash upon exercise of
  warrants.............................................    8,271      500,395
Conversion of short-term debt to common shares pursuant
  to convertible loan agreements.......................    2,375      187,500
Issue of common shares for cash pursuant to employee
  share purchase plan..................................    4,941      390,665
Employee stock options exercised for cash..............      167          257
                                                         -------    ---------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998..............  137,166    3,125,280
                                                         =======    =========

                                                                 1998
                                                           SPECIAL WARRANTS
                                                         --------------------
                                                            #           $
Issued and outstanding, December 31, 1997..............       --           --
Issue of special warrants for cash [b].................  112,013    8,631,439
                                                         -------    ---------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998..............  112,013    8,631,439
                                                         =======    =========

                                                                   1998
                                                               EXCHANGEABLE
                                                             PREFERRED SHARES
                                                             -----------------
                                                              #         $
Issued and outstanding, December 31, 1997..................   --            --
Issue of exchangeable preferred shares for cash [c]........   --     2,802,124
                                                             ---    ----------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998..................   --     2,802,124
                                                             ---    ----------
                                                                    14,558,843
                                                                    ==========

                                                                 1997
                                                            COMMON SHARES
                                                         --------------------
                                                            #           $
Issued and outstanding, June 5, 1997...................   90,000      343,753
Issue of common shares for cash........................   31,162    1,688,410
                                                         -------    ---------
Issued and outstanding, December 31, 1997..............  121,162    2,032,163
                                                         =======    =========

                                                                    1997
                                                              SPECIAL WARRANTS
                                                              ----------------
                                                               #           $
Issued and outstanding, June 5, 1997........................   --          --
                                                              ---         ---
Issued and outstanding, December 31, 1997...................   --          --
                                                              ---         ---

                           BALISOFT TECHNOLOGIES INC.

                         (AMOUNTS IN CANADIAN DOLLARS)

                                                                    1997
                                                                EXCHANGEABLE
                                                              PREFERRED SHARES
                                                              ----------------
                                                               #         $
Issued and outstanding, June 5, 1997........................   --           --
Issued and outstanding, December 31, 1997...................   --           --
                                                              ---    ---------
                                                                     2,032,163
                                                                     =========

     The common shares and preferred shares participate equally with respect to voting rights. Any preferred shares which may be issued shall rank prior to the common shares with respect to dividends and with respect to the return of property or assets upon the liquidation, dissolution or winding-up of the Company. After the payment of preferred share dividends, the preferred shares participate equally with the common shares in any further dividends.

     The preferred shares may be converted pro rata, at any time, at the option of the holder, into fully paid, non-accessible common shares of the Company on a one-for-one basis. Each outstanding preferred share shall be automatically converted into one common share at the earlier of June 1, 2002, any initial public offering of common shares of the Company, or the closing date of a change of control transaction.

     [a] Warrants. On April 9, 1998, 250 common shares were issued for aggregate proceeds of approximately $14,300 [U.S. $10,000]. In connection with this issue of common shares, the Company granted 5,000 warrants that are exercisable at any time up to June 3, 2000, at an exercise price of U.S. $54.92.

     [b] Special warrants. Pursuant to an agreement dated June 3, 1998, the Company completed the issuance, by way of a private placement, of 112,013 special warrants for gross proceeds of $8,851,000 [U.S. $5,700,000 and Cdn. $650,000]. The net proceeds of the offering totalled approximately $8,631,439.

     Each special warrant [other than 1,898 special warrants that are convertible into common shares only] is exercisable without additional consideration for one preferred share or, at the election of the holder, such a number of common shares as would be issuable upon conversion of one preferred share into common shares in accordance with the Articles of Incorporation.

     In the event that a final prospectus is not issued and the Company fails to complete an initial public offering on or before the 3rd anniversary date of the agreement, any special warrants exercised after this date shall entitle the holders to receive 1.15 shares, without payment of additional consideration. Any outstanding warrants shall be deemed to have been exercised by the holder on the expiry date, being the 4th anniversary of the closing date.

     [c] Exchangeable preferred shares. On June 3, 1998, the Company issued 100 exchangeable preferred shares in its subsidiary for aggregate proceeds of approximately $2,877,600 [U.S. $2,000,000], to be used specifically to fund research and development. The associated costs of the exchangeable preferred share issue were approximately $75,500.

     These exchangeable preferred shares are exchangeable on the basis of
364.16605 preferred shares or 364.16605 common shares of the Company at the holder's option for each exchangeable preferred share subject to adjustment as set forth in the Articles of Incorporation and share exchange agreement. The exchangeable preferred shares rank equally with the common shares of the Company in respect of voting rights and entitlement to dividends. Upon liquidation, proceeds will be allocated U.S. $54.92 plus 8% interest from June 1, 1998 to each issued preferred share and then U.S. $54.92 to each common share. The common and preferred shares then share equally in any remaining liquidation surplus.

                           BALISOFT TECHNOLOGIES INC.

                         (AMOUNTS IN CANADIAN DOLLARS)

     An automatic exchange of the exchangeable preferred shares into either common or preferred shares may occur if any of the following transactions takes place:

     [i]  Upon insolvency of the Company or the subsidiary;

     [ii] Upon the proposed sale of all or substantially all, or the proposed amalgamation, merger or other business combination of the subsidiary;

     [iii] From June 3, 2003, after a resolution of the board of directors of the subsidiary; or

     [iv] Upon a mandatory conversion event defined in the Articles of Amendment as either the closing date of any initial public offering by the Company or the closing date of any transaction approved by the board of directors of the Company in a resolution designating such transaction as a "change in control transaction" for the purposes of the Articles of Amendment and resulting in the acquisition of control of the Company, the sale of all or substantially all of the business or assets of the Company, or the amalgamation, merger or other business combination of the Company.

     Accordingly, the preferred shares of the subsidiary held by non-controlling interests is regarded in substance as a residual equity interest of the Company and has been presented as equity in these consolidated financial statements.

     [d] Stock options. As at December 31, 1998, 10,000 founder's options are outstanding to acquire 10,000 common shares at an exercise price per common share of $0.01 which expire on April 6, 2007.

     The Company has established two stock option plans [Option Plan A and Option Plan B] to encourage ownership in the Company's common shares by executives, directors and employees of the Company and its subsidiary. As at December 31, 1998, under these plans there were options granted to purchase 32,525 common shares exercisable at various prices which range from Cdn. $0.10 to $55.00 and U.S. $1.00 to $40.00. These options expire on various dates to April 29, 2001.

6. CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

     The net change in non-cash working capital balances related to operations consists of the following:

                                                          1998         1997
                                                        ---------    --------
                                                            $           $
Accounts receivable...................................   (121,431)    (48,873)
Prepaid expenses......................................   (171,809)     (5,037)
Accounts payable and accrued liabilities..............    856,878     410,396
                                                        ---------    --------
                                                          563,638     356,486
                                                        =========    ========

7. INCOME TAXES LOSS CARRYFORWARDS

     The Company has non-capital losses available for carryforward from December 31, 1998 of approximately $4,060,000 and $460,000 [1997 -- $460,000] that will expire in 2005 and 2004, respectively. The Company's subsidiary has a taxable loss allowance at December 31, 1998 of approximately $2,660,000
[1997 -- $480,000]. The potential income tax benefits of these losses have not been recorded in the consolidated financial statements.

                           BALISOFT TECHNOLOGIES INC.

                         (AMOUNTS IN CANADIAN DOLLARS)

8. LEASE COMMITMENTS

  [a] Capital leases

     Future minimum annual lease payments under capital leases for the next five years are as follows:

                                                                $
                                                             -------
1999.....................................................    124,650
2000.....................................................    123,385
2001.....................................................     90,690
2002.....................................................     21,346
2003.....................................................     12,453
                                                             -------
Total minimum capital lease payments.....................    372,524
Less imputed interest....................................     44,780
                                                             -------
Present value of net minimum capital lease payments......    327,744
Less current portion.....................................    102,228
                                                             -------
                                                             225,516
                                                             =======

     The Company has entered into an agreement with Dell Financial Services Ltd. to provide a line of credit totaling $250,000 for leasing of capital assets. As at December 31, 1998, the Company has utilized approximately $246,000 of this facility. The nominal interest rate on the obligation is 8.1% per annum.

     A letter of credit of $125,000 has been issued by the Company in favour of Dell Financial Services Ltd. that expires on December 22, 1999.

     The Company entered into an agreement with its real estate lessor whereby the lessor paid for leasehold improvements totaling $88,000 to be repaid by the Company over the term of the lease of five years ending July 1, 2003 with a nominal interest rate of 8.2% per annum.

  [b] Operating leases

     Future minimum annual lease payments under operating leases for the next five years are approximately as follows:

                                                                $
                                                             -------
1999.....................................................    209,000
2000.....................................................    202,000
2001.....................................................    195,000
2002.....................................................    194,000
2003.....................................................    113,000
                                                             -------
                                                             913,000
                                                             =======

9. RESTRUCTURING EXPENSES

     Prior to the year end, management adopted a formal plan to close the subsidiary's operations. This closure was substantially completed on January 4, 1999. Restructuring expenses consist of loss on capital assets of $111,904 and closure related costs of $338,669.

                           BALISOFT TECHNOLOGIES INC.

                         (AMOUNTS IN CANADIAN DOLLARS)

10. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada ["Canadian GAAP"], which, as applied in these consolidated financial statements, conform in all material respects to those accounting principles generally accepted in the United States ["U.S. GAAP"], except as follows:

     Under Canadian GAAP, the accompanying consolidated statements of changes in financial position report the changes in financial position of each major balance sheet item, reconciling to the net change in cash. Under U.S. GAAP, the consolidated statements of cash flow report the actual cash flow activities. Accordingly, certain non-cash changes reported in the accompanying consolidated statements of changes in financial position would not be reported in the consolidated statements of cash flow under U.S. GAAP as follows:

                                                                      PERIOD FROM
                                                                        DATE OF
                                                                     INCORPORATION,
                                                                     JUNE 5, 1997,
                                                      YEAR ENDED           TO
                                                     DECEMBER 31,     DECEMBER 31,
                                                         1998             1997
                                                     ------------    --------------
                                                          $                $
OPERATING ACTIVITIES
Cash used in operating activities, Canadian and
  U.S. GAAP........................................   (5,390,631)       (627,674)
                                                      ----------       ---------
INVESTING ACTIVITIES
Cash used in investing activities, Canadian GAAP...     (398,513)       (257,507)
Assets acquired by capital lease...................      327,744              --
                                                      ----------       ---------
Cash used in investing activities, U.S. GAAP.......      (70,769)       (257,507)
                                                      ----------       ---------
FINANCING ACTIVITIES
Cash provided by financing activities, Canadian
  GAAP.............................................   12,849,400       2,260,715
Common shares issued for non-cash consideration....     (187,500)       (343,750)
Obligations under capital lease....................     (327,744)             --
Debt issued........................................      187,500         343,750
                                                      ----------       ---------
Cash provided by financing activities, U.S. GAAP...   12,521,656       2,260,715
                                                      ----------       ---------
Net increase in cash and cash equivalents, U.S.
  GAAP.............................................    7,060,256       1,375,534
Cash and cash equivalents, beginning of period.....    1,375,534              --
                                                      ----------       ---------
Cash and cash equivalents, end of period...........    8,435,790       1,375,534
                                                      ==========       =========

11. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that

                           BALISOFT TECHNOLOGIES INC.

                         (AMOUNTS IN CANADIAN DOLLARS)

all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

12. SUBSEQUENT EVENT

     Subsequent to December 31, 1998, in February 1999, the Company entered into a combination transaction with a U.S. based company, ServiceSoft Corporation. The shareholders of the Company received 45% of the common and preferred share equity in the new combined entity. As part of the transaction, the Company merged with Servicesoft Technologies (Canada) Inc., a wholly-owned subsidiary of ServiceSoft Corporation. As part of the terms, 20% of the exchangeable shares of Servicesoft Technologies (Canada) Inc. and 20% of ServiceSoft Corporation's shares have been placed in escrow until the earlier of completion of an initial public offering or 60 days after the completion of the fiscal 1999 audit.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Internet Business Advantages, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Internet Business Advantages, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
July 1, 1999

                       INTERNET BUSINESS ADVANTAGES, INC.

                                 BALANCE SHEET

                                                                    DECEMBER 31,
                                                              -------------------------   SEPTEMBER 30,
                                                                 1997          1998           1999
                                                              -----------   -----------   -------------
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   242,722   $   855,681    $   605,123
  Accounts receivable, net of allowance for doubtful
    accounts of $40,000, $2,500 and $2,500 at December 31,
    1997 and 1998 and September 30, 1999 (unaudited),
    respectively............................................      200,400       252,550        308,744
  Unbilled accounts receivable..............................       11,500        90,817        241,054
  Prepaid expenses and other current assets.................       17,100        14,953         61,316
                                                              -----------   -----------    -----------
      Total current assets..................................      471,722     1,214,001      1,216,237
Fixed assets, net...........................................      100,340       295,988        376,017
Other assets................................................           --       158,321        150,000
                                                              -----------   -----------    -----------
      Total assets..........................................  $   572,062   $ 1,668,310    $ 1,742,254
                                                              -----------   -----------    -----------
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' DEFICIT
Current liabilities:
  Convertible demand note...................................  $        --   $        --    $ 2,200,000
  Current portion of capital lease obligations..............           --        28,349         38,073
  Current portion of long-term debt.........................           --        18,523        246,626
  Accounts payable..........................................       46,100       106,523        209,372
  Accrued expenses..........................................      121,500       318,338        467,285
  Deferred revenue..........................................      108,978        18,082        185,186
  Accumulated losses in excess of investment in affiliate...       47,993       260,859             --
                                                              -----------   -----------    -----------
      Total current liabilities.............................      324,571       750,674      3,346,542
Capital lease obligations...................................           --        47,288         42,545
Long-term debt..............................................           --       114,840        457,152
                                                              -----------   -----------    -----------
      Total liabilities.....................................      324,571       912,802      3,846,239
                                                              -----------   -----------    -----------
Commitments (Note 9)
Redeemable convertible preferred stock:
  Series A redeemable convertible preferred stock, $0.001
    par value; 928,394 shares authorized, issued and
    outstanding.............................................    1,021,233     1,021,233      1,021,233
  Series B redeemable convertible preferred stock, $0.001
    par value; 1,071,606 shares authorized, issued and
    outstanding.............................................      978,767       978,767        978,767
  Series C redeemable convertible preferred stock, $0.001
    par value; no shares authorized, issued and outstanding
    at December 31, 1997; 914,667 shares authorized, issued
    and outstanding at December 31, 1998 and September 30,
    1999 (unaudited)........................................           --     2,999,998      2,999,998
                                                              -----------   -----------    -----------
      Total redeemable convertible preferred stock..........    2,000,000     4,999,998      4,999,998
                                                              -----------   -----------    -----------
Stockholders' deficit:
  Common stock, $0.001 par value; 5,000,000 shares
    authorized; 1,062,667, 1,088,667 and 1,088,667 shares
    issued at December 31, 1997 and 1998 and September 30,
    1999 (unaudited), respectively; 1,062,667, 909,792 and
    854,459 shares outstanding at December 31, 1997 and 1998
    and September 30, 1999 (unaudited), respectively........        1,063         1,089          1,089
  Additional paid-in capital................................        2,624         2,858          2,858
  Treasury stock, at cost...................................           --          (859)        (1,267)
  Accumulated deficit.......................................   (1,756,196)   (4,247,578)    (7,106,663)
                                                              -----------   -----------    -----------
      Total stockholders' deficit...........................   (1,752,509)   (4,244,490)    (7,103,983)
                                                              -----------   -----------    -----------
         Total liabilities, redeemable convertible preferred
           stock and stockholders' deficit..................  $   572,062   $ 1,668,310    $ 1,742,254
                                                              ===========   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                            STATEMENT OF OPERATIONS

                                                     YEAR ENDED               NINE MONTHS ENDED
                                                    DECEMBER 31,                SEPTEMBER 30,
                                              -------------------------   -------------------------
                                                 1997          1998          1998          1999
                                              -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)
Revenue.....................................  $ 1,069,551   $ 1,822,833   $ 1,015,468   $ 2,221,904
                                              -----------   -----------   -----------   -----------
Operating expenses:
  Professional services.....................      935,404     1,834,923     1,140,314     2,673,165
  Sales and marketing.......................      607,450     1,086,671       738,353     1,229,364
  General and administrative................      686,250     1,259,071       827,759     1,450,014
                                              -----------   -----------   -----------   -----------
       Total operating expenses.............    2,229,104     4,180,665     2,706,426     5,352,543
                                              -----------   -----------   -----------   -----------
Loss from operations........................   (1,159,553)   (2,357,832)   (1,690,958)   (3,130,639)
Loss from equity investment.................      (47,993)     (212,866)     (145,729)     (221,120)
Gain on disposal of subsidiary..............           --            --            --       544,135
Interest income.............................       37,600        90,481        69,522        20,139
Interest expense............................           --        (2,065)           --       (99,481)
Other income, net...........................           --            --            --        27,881
                                              -----------   -----------   -----------   -----------
       Net loss.............................  $(1,169,946)  $(2,482,282)  $(1,767,165)  $(2,859,085)
                                              ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                     COMMON STOCK
                                 ---------------------   ADDITIONAL                                TOTAL
                                  NUMBER      $0.001      PAID-IN     TREASURY   ACCUMULATED   STOCKHOLDERS'
                                 OF SHARES   PAR VALUE    CAPITAL      STOCK       DEFICIT        DEFICIT
                                 ---------   ---------   ----------   --------   -----------   -------------
Balance at December 31, 1996...    888,167    $  888       $1,054     $    --    $  (586,250)   $  (584,308)
Issuance of restricted stock to
  employees....................    174,500       175        1,570                                     1,745
Net loss.......................                                                   (1,169,946)    (1,169,946)
                                 ---------    ------       ------     -------    -----------    -----------
Balance at December 31,
  1997.........................  1,062,667     1,063        2,624          --     (1,756,196)    (1,752,509)
Issuance costs related to
  Series C redeemable
  convertible preferred
  stock........................                                                       (9,100)        (9,100)
Issuance of restricted stock to
  employees....................     26,000        26          234                                       260
Purchase of common stock held
  in treasury..................                                          (859)                         (859)
Net loss.......................                                                   (2,482,282)    (2,482,282)
                                 ---------    ------       ------     -------    -----------    -----------
Balance at December 31, 1998...  1,088,667     1,089        2,858        (859)    (4,247,578)    (4,244,490)
Purchase of common stock held
  in treasury (unaudited)......                                          (408)                         (408)
Net loss (unaudited)...........                                                   (2,859,085)    (2,859,085)
                                 ---------    ------       ------     -------    -----------    -----------
Balance at September 30, 1999
  (unaudited)..................  1,088,667    $1,089       $2,858     $(1,267)   $(7,106,663)   $(7,103,983)
                                 =========    ======       ======     =======    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                            STATEMENT OF CASH FLOWS

                                                                                       NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                       -------------------------   -------------------------
                                                          1997          1998          1998          1999
                                                       -----------   -----------   -----------   -----------
                                                                            (UNAUDITED)
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
  Net loss...........................................  $(1,169,946)  $(2,482,282)  $(1,767,165)  $(2,859,085)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization...................       33,900        79,901        47,458       108,089
     Loss from equity investment.....................       47,993       212,866       145,729       221,120
     Gain on disposal of subsidiary..................           --            --            --      (544,135)
     Changes in assets and liabilities, net of
       effects from acquisition:
       Accounts receivable...........................     (200,400)      (52,150)     (201,639)       10,804
       Unbilled accounts receivable..................      (11,500)      (79,317)           --      (150,237)
       Loans to affiliate............................           --            --            --      (151,120)
       Prepaid expenses and other current assets.....       (9,801)        2,147            --       (46,363)
       Other assets..................................       15,517      (158,321)        8,779         8,321
       Accounts payable..............................       37,059        60,423         2,393        90,599
       Accrued expenses..............................       38,589       196,838        13,162       117,014
       Deferred revenue..............................      108,978       (90,896)       90,637       167,104
                                                       -----------   -----------   -----------   -----------
          Net cash used in operating activities......   (1,109,611)   (2,310,791)   (1,660,646)   (3,027,889)
                                                       -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of fixed assets..........................      (95,871)     (176,248)     (146,586)     (148,905)
  Investment in equity method company................           --            --            --       (32,153)
  Proceeds from disposal of subsidiary...............           --            --            --       600,000
                                                       -----------   -----------   -----------   -----------
          Net cash provided by (used in) investing
            activities...............................      (95,871)     (176,248)     (146,586)      418,942
                                                       -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Principal payments on capital lease obligations....           --       (23,664)      (17,254)      (24,307)
  Borrowings from line of credit.....................           --       133,363            --        85,122
  Borrowings from term loan..........................           --            --            --       500,000
  Repayments on term loan............................           --            --            --       (14,707)
  Repayment on debt assumed with acquisition of
     subsidiary......................................           --            --            --      (387,311)
  Proceeds from convertible demand note..............           --            --            --     2,200,000
  Proceeds from issuance of Series C redeemable
     convertible preferred stock, net of issuance
     costs...........................................           --     2,990,898     2,990,898            --
  Proceeds from issuance of common stock.............        1,745           260           201            --
  Purchase of common stock held in treasury..........           --          (859)         (859)         (408)
                                                       -----------   -----------   -----------   -----------
          Net cash provided by financing
            activities...............................        1,745     3,099,998     2,972,986     2,358,389
                                                       -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents........................................   (1,203,737)      612,959     1,165,754      (250,558)
Cash and cash equivalents, beginning of period.......    1,446,459       242,722       242,722       855,681
                                                       -----------   -----------   -----------   -----------
Cash and cash equivalents, end of period.............  $   242,722   $   855,681   $ 1,408,476   $   605,123
                                                       ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest.............  $        --   $     5,041   $        --   $    14,103

NON-CASH INVESTING AND FINANCING ACTIVITIES:

     In November 1997, the Company contributed Know-how in exchange for 950,000 shares of common stock, or 95% ownership, in Internet Security Advantages, Inc. (Note 3).

     In the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company incurred $99,301 and $29,288 (unaudited), respectively, in capital lease obligations for fixed assets.

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

     Internet Business Advantages, Inc. ("IBA") is a professional service consulting and systems firm. IBA's principal market is domestic businesses. IBA manages its business as a single segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     IBA invests its excess cash primarily in money market funds of major financial institutions. These investments are subject to minimal credit and market risk. IBA considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalent investments are classified as available-for-sale and carried at cost, which approximates fair market value.

  Fair Value of Financial Instruments

     The carrying amount of IBA's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term debt, approximate their fair values at December 31, 1997 and 1998.

  Revenue Recognition

     IBA receives fees for application development and consulting which constitute the majority of IBA's revenue. Revenue is recognized using the percentage-of-completion method based on the ratio that the hours expended to date bears to the estimated total hours at completion. Losses, if any, are provided for at the time that management determines costs will exceed fees. Maintenance contract revenue is deferred and recognized ratably over the contract period, generally six months or less. Unbilled accounts receivable represents revenue recognized in excess of amounts billed. Deferred revenue represents the unrecognized portion of maintenance contract revenue and amounts billed in excess of revenue recognized on application development and consulting contracts.

  Concentration of Credit Risk and Significant Customers

     Financial instruments which potentially expose IBA to concentrations of credit risk consist primarily of trade accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. IBA performs ongoing credit evaluations of customers' financial condition but does not require collateral. IBA maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

     At December 31, 1997, four customers accounted for 27%, 22%, 16% and 12% of total accounts receivable. At December 31, 1998, four customers accounted for 27%, 24%, 19% and 14% of total accounts receivable.

     Revenue from three customers accounted for 28%, 19% and 15% of total revenue for the year ended December 31, 1997. Revenue from one customer accounted for 32% of total revenue for the year ended December 31, 1998.

  Fixed Assets

     Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are expensed as incurred.

                       INTERNET BUSINESS ADVANTAGES, INC.

  Stock-Based Compensation

     IBA accounts for stock-based awards to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. IBA has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through footnote disclosure only.

  Advertising Costs

     Advertising costs are expensed as incurred. Advertising costs were $33,000 and $17,000 in the years ended December 31, 1997 and 1998.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

  Recently Issued Accounting Pronouncements

     In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SoP 98-1 will be effective for IBA beginning in 1999, and IBA does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

     In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for IBA beginning in 1999 and IBA does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

3. INVESTMENT IN INTERNET SECURITY ADVANTAGES, INC. AND GAIN ON DISPOSAL OF SUBSIDIARY

     In November 1997, IBA and Axent Technologies, Inc. ("Axent") established Internet Security Advantages, Inc. ("ISA"), a joint venture, to provide Internet network security consulting services. Axent contributed $50,000 for the purchase of 50,000 shares of common stock, or 5% ownership. IBA contributed its capability to manage consulting services ("Know-how") in exchange for 950,000 shares of common stock, or 95% ownership. In addition, ISA entered into a term loan agreement with Axent which enabled ISA to borrow up to $950,000 through November 1998. At December 31, 1998, ISA had borrowed $350,000. Axent may convert all or any portion of the principal at any time into shares of ISA common stock in accordance with a formula in the term loan agreement. The joint venture also authorized 600,000 shares of common stock for issuance under restricted stock and stock option plans and 100,000 shares of preferred stock. At December 31, 1998, no shares of restricted stock, stock options or preferred stock had been issued. IBA accounts for such investment in accordance with the equity method as Axent holds certain participating rights over operating and capital decisions.

                       INTERNET BUSINESS ADVANTAGES, INC.

     IBA's initial investment in ISA was recorded at zero. The difference between the carrying amount of the investment and IBA's share of the underlying equity in net assets of ISA represents a deferred gain, which is being amortized to equity income (loss) over seven years, the estimated life of the Know-how contributed to ISA at the inception of the joint venture. The amount of the deferred gain at the inception of ISA was $47,500, and at December 31, 1997 and 1998, the unamortized portion of the deferred gain is approximately $46,400 and $39,600, respectively. At December 31, 1997 and 1998, IBA recognized a liability for its proportionate share of ISA's losses, net of amortization of the deferred gain, in excess of the carrying amount of the investment as ISA's losses are primarily attributable to start-up costs and profitable operations are expected.

     The equity loss from investment in affiliate and the accumulated losses from investment in affiliate would not have been materially different from the reported amounts at December 31, 1997 and 1998 and for the years then ended, if Axent had converted the term loan into ISA common stock.

     Condensed financial information of ISA at December 31, 1997 and 1998 and for the period from inception (November 10, 1997) through December 31, 1997 and the year ended December 31, 1998 is summarized below:

                                                           1997        1998
                                                         --------    --------
Total assets...........................................  $200,000    $230,500
Total liabilities......................................   201,700     463,450
Stockholders' deficit..................................    (1,700)   (232,950)
Revenue................................................        --     373,900
Net loss...............................................   (51,700)   (231,250)

     Unaudited -- In May 1999, IBA acquired Axent's 5% interest in the assets and liabilities of ISA for total cash consideration of $50,000. IBA accounted for the acquisition of Axent's interest under the purchase method of accounting and allocated the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. Following the acquisition of Axent's interest, IBA has accounted for ISA as a 100% owned and consolidated subsidiary.

     Unaudited -- In August 1999, IBA disposed of ISA for $600,000 in cash. The difference between the total cash consideration received and the net book value of the assets disposed was recorded as gain on disposal of ISA in the nine months ended September 30, 1999.

4. FIXED ASSETS

     Fixed assets consist of the following:

                                                                       DECEMBER 31,
                                                    USEFUL LIFE    --------------------
                                                     IN YEARS        1997        1998
                                                    -----------    --------    --------
Computer equipment and software...................           3     $135,836    $232,529
Furniture and fixtures............................           5       13,500     160,999
Leasehold improvements............................  lease term           --      31,357
                                                                   --------    --------
                                                                    149,336     424,885
Less -- accumulated depreciation and
  amortization....................................                   48,996     128,897
                                                                   --------    --------
                                                                   $100,340    $295,988
                                                                   ========    ========

     At December 31, 1998, furniture and fixtures held under capital leases totaled $99,301. Accumulated depreciation of furniture and fixtures held under capital leases was $7,800 at December 31, 1998.

                       INTERNET BUSINESS ADVANTAGES, INC.

5. LINES OF CREDIT

     In October 1998, IBA entered into an agreement with a bank under which IBA has the ability to borrow up to $750,000 for working capital purposes ("Working Capital Facility") and $500,000 for purchases of equipment and software ("Equipment Facility"), subject to certain limitations. All borrowings under this agreement are collateralized by substantially all of IBA's assets and bear interest at the bank's prime rate plus 0.50% (8.25% at December 31, 1998). Borrowings against the Working Capital Facility and accrued interest are due and payable by November 1, 1999. As of December 31, 1998, no borrowings had been made against the Working Capital Facility. Accrued interest on Equipment Facility advances will be payable monthly through August 1, 1999. Equipment Facility advances outstanding on August 1, 1999 will convert to a term loan to be repaid in 36 equal monthly installments of principal, plus accrued interest. Borrowings against the Equipment Facility totaled $133,363 at December 31, 1998. In addition, IBA is required to comply with certain restrictive covenants, including the maintenance of specific financial ratios. As of December 31, 1998, IBA was in compliance with all financial and nonfinancial covenants.

     In May 1999, IBA entered into a $500,000 term note agreement bearing interest at the bank's prime rate plus 1.0%. The term note is due in May 2002 and is secured by substantially all of IBA's assets and requires IBA to comply with certain financial and nonfinancial covenants.

  Convertible Demand Note

     In March 1999, IBA obtained debt financing in the form of convertible demand notes ("Demand Notes") totaling $2,200,000 from shareholders of IBA. The Demand Notes bear interest at an annual interest rate of 6.5% and are convertible into Series D redeemable convertible preferred stock ("Series D Preferred Stock") at the issuance price. If the Series D Preferred Stock is not issued within nine months of the Demand Notes, the principal and accrued interest balances will be payable in full. In connection with the Demand Notes, IBA issued warrants to investors for the purchase of $550,000 in shares of Series D Preferred Stock at the issuance price. Should the Series D Preferred Stock not be issued within nine months of the debt financing, the warrants will become convertible into 167,683 shares of Series C redeemable convertible preferred stock at $3.28 per share. The warrants are exercisable for a period of four years.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

  Redeemable Convertible Preferred Stock

     The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "Redeemable Convertible Preferred Stock") have the following characteristics:

          Conversion. Each share of the Redeemable Convertible Preferred Stock is convertible at any time at the option of the holder into one share of common stock, subject to certain anti-dilution adjustments, except that holders of the Series B Preferred Stock may only opt for conversion upon either (i) the closing of an initial public offering of IBA's common stock or (ii) the sale of all or substantially all of the assets of IBA. All shares of the Redeemable Convertible Preferred Stock automatically convert into common stock upon the closing of a public offering of IBA's common stock involving aggregate proceeds to IBA of at least $15 million and a price of not less than $9.00 per share.

          At December 31, 1998, IBA has reserved 4,999,998 shares of its common stock for issuance upon conversion of the Redeemable Convertible Preferred Stock.

                       INTERNET BUSINESS ADVANTAGES, INC.

          Dividend Rights. Holders of the Redeemable Convertible Preferred Stock are entitled to receive dividends when and if declared by the Board of Directors. Any dividends declared must be distributed to the holders of each series of the Redeemable Convertible Preferred Stock equally and no dividends may be paid on the common stock until any and all dividends declared on the Redeemable Convertible Preferred Stock have been paid in full. Through December 31, 1998, no dividends have been declared or paid by IBA.

          Redemption. At the request of the holders of a majority of the Series A Preferred Stock, on December 31, 2003 and each anniversary thereafter, IBA shall redeem the then outstanding shares of Series A Preferred Stock held by the requesting shareholders at a per share price of $1.10 plus all declared but unpaid dividends, subject to certain anti-dilution adjustments. The Series B Preferred Stock and Series C Preferred Stock are redeemable under the same terms as the Series A Preferred Stock except that they are redeemable at a per share price of $0.91 and $3.28, respectively, plus all declared but unpaid dividends, subject to certain anti-dilution adjustments.

          Liquidation, Dissolution or Winding-Up. In the event of any liquidation, dissolution or winding-up of the affairs of IBA, the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be entitled to receive, in preference to the holders of the common stock, a payment of $1.10, $0.91 and $3.28 per share, respectively, plus any declared but unpaid dividends. Any assets remaining following the distributions to the holders of the Redeemable Convertible Preferred Stock will be distributed ratably among the common stockholders.

          Voting Rights. Each holder of the Series A Preferred Stock and Series C Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible at the record date for such vote. Holders of the Series B Preferred Stock are not entitled to vote on the affairs of IBA.

  Stock Restriction Agreements

     At December 31, 1997 and 1998, all of IBA's outstanding shares of common stock were subject to stock restriction agreements. Under these agreements, IBA has the option to repurchase any or all unvested shares of common stock held by a given stockholder in the event of voluntary resignation or termination of their employment by IBA. The number of shares that may be repurchased by IBA upon termination is reduced over a four-year period. At December 31, 1998, 125,000, 7,000 and 120,000 shares of common stock are subject to repurchase at a price of $0.001, $0.05 and $0.01 per share, respectively.

  Treasury Stock

     During 1998, IBA repurchased 178,875 shares of common stock at cost.

7. 1996 STOCK PLAN

     During 1996, IBA adopted the 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provides for the granting of incentive and non-qualified stock options, performance shares, restricted stock and other stock-based awards to management, other key employees, consultants and directors of IBA. The total number of shares of common stock that may be issued pursuant to awards granted under the 1996 Plan is 466,667. The exercise price under each stock option shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of IBA's common stock at the date of grant or for a term in excess of ten years. For holders of more than 10% of IBA's total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of IBA's common stock at the date of grant and for a term not to exceed five years.

                       INTERNET BUSINESS ADVANTAGES, INC.

     Transactions under the 1996 Plan during the year ended December 31, 1998 are summarized as follows:

                                                                1998
                                                    ----------------------------
                                                                WEIGHTED-AVERAGE
                                                     SHARES      EXERCISE PRICE
                                                    --------    ----------------
Outstanding at beginning of year..................        --         $  --
Granted...........................................   172,250          0.33
Canceled..........................................   (25,250)         0.33
                                                    --------
Outstanding at end of year........................   147,000          0.33
                                                    ========
Weighted-average fair value of options granted
  during the year.................................  $   0.07
                                                    ========

     At December 31, 1998, no options were exercisable. The weighted average remaining contractual life of options granted in 1998 is 9.63 years.

  Fair Value Disclosures

     No compensation cost has been recognized under APB Opinion No. 25 for options granted to employees during the year ended December 31, 1998. Had compensation costs for these awards been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, IBA's net loss for the year ended December 31, 1998 would not have differed significantly from the amount reported. However, because options vest over several years and because additional option grants are expected to be made subsequent to December 31, 1998, the pro forma effects of applying the fair value method may be material to reported net income or loss in future years.

     The fair value of each option grant is estimated on the date of grant using the minimum value option-pricing method with the following assumptions used for option grants made in 1998: no dividend yield, risk-free interest rate of 5.0%, no volatility and an expected option term of five years.

8. INCOME TAXES

     Deferred tax assets consist of the following:

                                                           DECEMBER 31,
                                                     ------------------------
                                                       1997          1998
                                                     ---------    -----------
Net operating loss carryforwards...................  $ 664,000    $ 1,588,000
Research and development tax credit
  carryforwards....................................     28,000         35,000
Other..............................................     15,000         16,000
                                                     ---------    -----------
Gross deferred tax assets..........................    707,000      1,639,000
Deferred tax asset valuation allowance.............   (707,000)    (1,639,000)
                                                     ---------    -----------
Net deferred tax assets............................  $      --    $        --
                                                     =========    ===========

     At December 31, 1997 and 1998, IBA has provided a valuation allowance for the full amount of the deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured.

     At December 31, 1998, IBA has net operating loss carryforwards for federal and state tax purposes of approximately $3,940,000 which are available to reduce future taxable income and expire at various dates through 2018. IBA also has federal and state investment tax credit carryforwards of $19,000 and $25,000,

                       INTERNET BUSINESS ADVANTAGES, INC.

respectively, available to reduce future tax liabilities. These tax credit carryforwards expire at various dates between 2011 and 2013.

     Under the provisions of the Internal Revenue Code, certain substantial changes in IBA's ownership may limit the amount of net operating loss and tax credit carryforwards which could be utilized annually to offset future taxable income and taxes payable. The amount of this annual limitation is determined based, in part, upon IBA's value prior to an ownership change.

9. COMMITMENTS

  Leases

     IBA leases office space and certain fixed assets under noncancelable operating and capital leases. Future minimum lease payments due under these leases are as follows:

                                                        OPERATING     CAPITAL
YEAR ENDING DECEMBER 31,                                  LEASES      LEASES
------------------------                                ----------    -------
  1999................................................  $  298,000    $33,690
  2000................................................     300,000     33,690
  2001................................................     222,000     16,845
  2002................................................     196,000         --
  2003................................................     196,000         --
                                                        ----------    -------
Total minimum lease payments..........................  $1,212,000     84,225
                                                        ==========
Less -- amount representing interest..................                  8,588
                                                                      -------
Present value of obligations under capital leases.....                $75,637
                                                                      =======

     Total rent expense under these noncancelable operating leases was $95,000 and $244,000 for the years ended December 31, 1997 and 1998, respectively.

10. SUBSEQUENT EVENT (UNAUDITED)

     On December 17, 1999, IBA entered into a Merger Agreement with Servicesoft Technologies, Inc. ("Servicesoft"). In connection with the transaction, all IBA stock was exchanged for Servicesoft common stock. Additionally, all convertible note holders were issued Servicesoft common stock as consideration for the cancellation of the notes. Outstanding options and warrants were also converted into equivalent Servicesoft options and warrants.

                               SERVICESOFT, INC.

                  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     During the year ended December 31, 1999, Servicesoft, Inc. ("Servicesoft") completed two transactions which are comprehended by these unaudited pro forma combined financial statements.

BALISOFT TECHNOLOGIES INC.

     On February 12, 1999, Servicesoft completed its merger with Balisoft Technologies Inc. ("Balisoft"), a company that develops e-mail management and real-time internet collaboration applications. In connection with the acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock valued at $3,760,000, issued 2,281,653 shares of exchangeable preferred stock (exchangeable into Series H redeemable convertible preferred stock) valued at $7,773,000, and assumed or issued options and warrants to purchase 641,275 shares of Servicesoft common stock valued at $780,000. Servicesoft valued the options and warrants included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $1.70 per share. The total consideration of $12,313,000 represented by the Servicesoft stock and options was determined based on an independent appraisal. In connection with this merger, Servicesoft incurred costs of $273,000, which are included in the total purchase price for accounting purposes.

     The merger was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the merger date and the results of operations of Balisoft have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net.......................................  $ 3,834
Property and equipment.....................................      198
Completed technologies.....................................    1,512
Workforce..................................................      473
Non-competition covenant...................................      180
Goodwill...................................................    6,389
                                                             -------
                                                             $12,586
                                                             =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal.

INTERNET BUSINESS ADVANTAGES, INC.

     On December 17, 1999, Servicesoft completed its acquisition of Internet Business Advantages, Inc. ("IBA"), a company that provides consulting services primarily focused on using Internet and Intranet technologies. In connection with the acquisition, Servicesoft paid $1,156,000, issued 1,124,010 shares of common stock valued at $10,150,000, and assumed or issued options and warrants to purchase 71,745 shares of Servicesoft common stock valued at $475,000. Servicesoft valued the options included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $9.03 per share. The total consideration of $11,781,000 represented by the Servicesoft stock and options was determined in connection with an independent appraisal. In connection with this acquisition, Servicesoft incurred costs of $295,000, which are included in the total purchase price for accounting purposes.

     The acquisition was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the acquisition date and the results of operations of IBA have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net.......................................  $   233
Property and equipment.....................................      487
Workforce..................................................    1,071
Goodwill...................................................   10,285
                                                             -------
                                                             $12,076
                                                             =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The unaudited pro forma combined statement of operations for the year ended December 31, 1999 presents the results of operations of Servicesoft, Balisoft and IBA on a combined basis assuming the acquisitions had occurred on January 1, 1999. The transactions were accounted for under the purchase method; accordingly, the results of operations of Balisoft and IBA were included in the results of Servicesoft as reported from the applicable closing dates. The pro forma columns for Balisoft and IBA represent their results of operations in 1999 prior to the transactions. All material adjustments to reflect the effects of the transactions are set forth in the Adjustments column. An unaudited pro forma combined balance sheet is not presented here since all effects of the transactions are reflected in the consolidated balance sheet of Servicesoft as of December 31, 1999, which is presented elsewhere herein.

     The pro forma data is for informational purposes only and does not necessarily reflect future results of operations or what the results of operations would have been had Servicesoft, Balisoft, and IBA been operating as a combined entity for the specified period. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Servicesoft, including the notes thereto.

                               SERVICESOFT, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                                             INTERNET
                                SERVICESOFT, INC.        BALISOFT            BUSINESS                     PRO FORMA
                                  (AS REPORTED)     TECHNOLOGIES INC.    ADVANTAGES, INC.   ADJUSTMENTS   COMBINED
                                -----------------   ------------------   ----------------   -----------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                    (UNAUDITED)
Revenue:
  Software license............      $  4,210              $  --              $    --          $    --     $  4,210
  Services....................         2,934                 --                3,335               --        6,269
                                    --------              -----              -------          -------     --------
          Total revenue.......         7,144                 --                3,335               --       10,479
                                    --------              -----              -------          -------     --------
Cost of revenue:
  Cost of software license....           406                 --                   --               --          406
  Cost of services............         3,375                 --                3,775               --        7,150
                                    --------              -----              -------          -------     --------
          Total cost of
            revenue...........         3,781                 --                3,775               --        7,556
                                    --------              -----              -------          -------     --------
Gross profit..................         3,363                 --                 (440)              --        2,923
                                    --------              -----              -------          -------     --------
Operating expenses:
  Research and development....         4,205                197                   18               --        4,420
  Sales and marketing.........        13,310                259                1,550               --       15,119
  General and
     administrative...........         5,044                339                2,223               --        7,606
  Amortization of goodwill and
     other intangible
     assets...................         2,671                 --                   --            4,086(a)     6,757
  Stock compensation..........         1,900                 --                   --               --        1,900
                                    --------              -----              -------          -------     --------
          Total operating
            expenses..........        27,130                795                3,791            4,086       35,802
                                    --------              -----              -------          -------     --------
Loss from operations..........       (23,767)              (795)              (4,231)          (4,086)     (32,879)
Interest and other income
  (expense), net..............           214                 20                  371               --          605
                                    --------              -----              -------          -------     --------
Net loss......................       (23,553)              (775)              (3,860)          (4,086)     (32,274)
Accretion on redeemable
  convertible preferred
  stock.......................        (2,725)                --                   --              (72)(b)   (2,797)
                                    --------              -----              -------          -------     --------
Net loss attributable to
  common stockholders.........      $(26,278)             $(775)             $(3,860)         $(4,158)    $(35,071)
                                    ========              =====              =======          =======     ========
Basic and diluted net loss per
  common share................      $ (11.02)                                                             $  (9.38)
Shares used in computing basic
  and diluted net loss per
  common share................         2,385                                                    1,353(c)     3,738

                               SERVICESOFT, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

(a) To reflect the amortization of the goodwill and other intangible assets acquired totaling $19,910,000 as if the acquisitions had occurred on January 1, 1999, over their expected useful lives. The adjustment was determined as follows:

                                                            USEFUL
                                               RECORDED      LIFE         ANNUAL
INTANGIBLE ASSET                              FAIR VALUE    (YEARS)    AMORTIZATION
----------------                              ----------    -------    ------------
Completed technologies -- Balisoft..........    $1,512         3          $  504
Workforce -- Balisoft.......................       473         3             158
Non-competition covenant -- Balisoft........       180         1             180
Goodwill -- Balisoft........................     6,389         3           2,130
Workforce -- IBA............................     1,071         3             357
Goodwill -- IBA.............................    10,285         3           3,428
                                                                          ------
          Total annual amortization.........                               6,757
Amortization recorded in 1999...............                               2,671
                                                                          ------
          Pro forma adjustment..............                              $4,086
                                                                          ======

(b) To reflect accretion on the exchangeable Series H redeemable convertible preferred stock as if such shares had been outstanding since January 1, 1999.

(c) The calculation of pro forma weighted-average number of shares outstanding includes the weighted-average number of common shares outstanding of Servicesoft for the year ended December 31, 1999, adjusted to give effect to the issuance of 2,205,915 shares of Servicesoft's common stock in connection with the Balisoft merger and the issuance of 1,124,010 shares of Servicesoft's common stock in connection with the IBA acquisition, as if such shares had been outstanding since January 1, 1999. The calculation does not include the effect of common stock equivalents as their inclusion would be anti-dilutive.

                                                                         ANNEX A

                                                                  EXECUTION COPY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                           BROADBASE SOFTWARE, INC.,

                           SOLDIER ACQUISITION CORP.
                                      AND

                               SERVICESOFT, INC.

                                                              SEPTEMBER 18, 2000
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                               TABLE OF CONTENTS

ARTICLE 1  DEFINITION OF CERTAIN TERMS.................................     A-2

ARTICLE 2  PLAN OF MERGER..............................................     A-3
   2.1     The Merger..................................................     A-3
   2.2     Escrow......................................................     A-6
   2.3     Securities Law Compliance...................................     A-6
   2.4     Tax and Accounting Aspects of the Merger....................     A-7
   2.5     Antitrust...................................................     A-7
   2.6     Further Assurances..........................................     A-7

ARTICLE 3  ADDITIONAL AGREEMENTS.......................................     A-7
   3.1     Public Announcement.........................................     A-7
   3.2     Fees and Expenses...........................................     A-8
   3.3     Resale Restrictions.........................................     A-8
   3.4     Integration Matters.........................................     A-8

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF SERVICESOFT...............     A-8
   4.1     Organization and Good Standing..............................     A-8
   4.2     Subsidiaries and Guarantees.................................     A-9
   4.3     Capitalization..............................................     A-9
   4.4     Power, Authorization and Non-Contravention..................    A-10
   4.5     No Violation of Charter Documents, Contracts or Laws........    A-11
   4.6     Documents and Disclosures...................................    A-11
   4.7     Servicesoft Financial Statements............................    A-12
   4.8     Litigation..................................................    A-12
   4.9     Taxes.......................................................    A-13
   4.10    Title to Properties.........................................    A-14
   4.11    Absence of Certain Changes or Events........................    A-15
   4.12    Intellectual Property.......................................    A-16
   4.13    Compliance with Laws........................................    A-18
   4.14    Agreements and Commitments..................................    A-19
   4.15    Employees...................................................    A-20
   4.16    Environmental Matters.......................................    A-23
   4.17    Certain Transactions and Agreements.........................    A-24
   4.18    Accounts Receivable.........................................    A-24
   4.19    Board of Directors, Officers and Key Personnel..............    A-25
   4.20    Insurance...................................................    A-25
   4.21    Voting Arrangements.........................................    A-25
   4.22    Ownership of Shares of Broadbase Capital Stock..............    A-25
   4.23    Information Supplied........................................    A-25
   4.24    Accuracy of Disclosure......................................    A-25

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF BROADBASE AND NEWCO.......
                                                                           A-26
   5.1     Organization and Good Standing..............................    A-26
   5.2     Capitalization..............................................    A-26
   5.3     Power, Authorization and Non-Contravention..................    A-27
   5.4     No Violation of Charter Documents, Contracts or Laws........    A-28
   5.5     SEC Filings.................................................    A-28
   5.6     Broadbase Financial Statements..............................    A-28

   5.7     Litigation..................................................    A-29
   5.8     Absence of Certain Changes or Events........................    A-29
   5.9     Intellectual Property.......................................    A-30
   5.10    Compliance with Laws........................................    A-30
   5.11    Information Supplied........................................    A-31
   5.12    Accuracy of Disclosure......................................    A-31

ARTICLE 6  SERVICESOFT PRE-CLOSING COVENANTS...........................    A-31
   6.1     Access to Information.......................................    A-31
   6.2     Advice of Changes...........................................    A-32
   6.3     Conduct of Business.........................................    A-32
   6.4     Prospectus/Proxy Statement..................................    A-34
   6.5     Stockholder Approval........................................    A-35
   6.6     No Solicitation.............................................    A-37
   6.7     Regulatory Approvals........................................    A-38
   6.8     Necessary Consents..........................................    A-39
   6.9     Blue Sky Laws...............................................    A-39
   6.10    Servicesoft Dissenting Shares...............................    A-39
   6.11    Litigation..................................................    A-39
   6.12    Certain Employee Benefits...................................    A-39
   6.13    Notification of Employee Problems...........................    A-39
   6.14    Certain Agreements..........................................    A-39
   6.15    Servicesoft Affiliates......................................    A-39
   6.16    Satisfaction of Closing Conditions..........................    A-40
   6.17    Conversion of Servicesoft Preferred Stock and Servicesoft
           Warrants....................................................    A-40
   6.18    Confirmation of Equity Interests............................    A-40

ARTICLE 7  BROADBASE PRE-CLOSING COVENANTS.............................    A-40
   7.1     Advice of Changes...........................................    A-40
   7.2     Conduct of Business.........................................    A-41
   7.3     Regulatory Approvals........................................    A-42
   7.4     Amendment of Certificate of Incorporation...................    A-42
   7.5     Broadbase Stockholders' Approval............................    A-42
   7.6     Litigation..................................................    A-43
   7.7     Certain Employee Benefits...................................    A-43
   7.8     Satisfaction of Conditions Precedent........................    A-43
   7.9     Blue Sky Laws...............................................    A-43
   7.10    Nasdaq Listing..............................................    A-43
   7.11    Board Representation........................................    A-43
   7.12    Bridge Loan.................................................    A-44
   7.13    Section 16..................................................    A-44
   7.14    Access to Information.......................................    A-45
   7.15    Necessary Consents..........................................    A-45
   7.16    Director and Officer Indemnification........................    A-45
   7.17    No Solicitation.............................................    A-45
   7.18    Conversion of Servicesoft Canada Common Stock...............    A-45

ARTICLE 8  CLOSING MATTERS.............................................    A-46
   8.1     The Closing.................................................    A-46
   8.2     Exchange of Certificates....................................    A-46
   8.3     Dissenting Shares...........................................    A-48

   8.4     Employee Plans..............................................    A-48

ARTICLE 9  CONDITIONS TO OBLIGATIONS OF SERVICESOFT....................    A-48
   9.1     Accuracy of Representations and Warranties..................    A-48
   9.2     Covenants...................................................    A-48
   9.3     Absence of Material Adverse Effect..........................    A-48
   9.4     Compliance with Law.........................................    A-48
   9.5     Government Consents.........................................    A-48
   9.6     Form S-4....................................................    A-49
   9.7     Requisite Approvals.........................................    A-49
   9.8     Opinion of Broadbase's Counsel..............................    A-49
   9.9     Hart-Scott-Rodino Compliance................................    A-49
   9.10    Election of Servicesoft Designees to the Board of Directors
           of Broadbase................................................    A-49
   9.11    Absence of Litigation.......................................    A-49

ARTICLE 10  CONDITIONS TO OBLIGATIONS OF BROADBASE.....................    A-49
  10.1     Accuracy of Representations and Warranties..................    A-49
  10.2     Covenants...................................................    A-49
  10.3     Absence of Material Adverse Effect..........................    A-49
  10.4     Compliance with Law.........................................    A-50
  10.5     Government Consents.........................................    A-50
  10.6     Form S-4....................................................    A-50
  10.7     Requisite Approvals.........................................    A-50
  10.8     Conversion of Preferred Stock...............................    A-50
  10.9     Third-Party Consents; Assignments; Other Documents..........    A-50
  10.10    Dissenting Shares...........................................    A-50
  10.11    Resignations................................................    A-50
  10.12    Escrow Agreement............................................    A-50
  10.13    Opinion of Servicesoft's Counsel............................    A-50
  10.14    Hart-Scott-Rodino Compliance................................    A-50
  10.15    Affiliates Letter...........................................    A-50
  10.16    Absence of Litigation.......................................    A-51
  10.17    Section 280G Approval.......................................    A-51

ARTICLE 11  TERMINATION OF AGREEMENT...................................    A-51
  11.1     Right to Terminate..........................................    A-51
  11.2     Termination Procedures......................................    A-52
  11.3     Continuing Obligations......................................    A-52
  11.4     Termination Fee.............................................    A-52

ARTICLE 12  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,
  CONTINUING COVENANTS.................................................    A-53
  12.1     Survival of Representations.................................    A-53
  12.2     Agreement to Indemnify......................................    A-53
  12.3     Limitations on Liability; Exceptions........................    A-53
  12.4     Survival of Claims..........................................    A-54
  12.5     No Indemnity for Corporate Agents...........................    A-54
  12.6     Servicesoft Stockholders' Representative....................    A-54

ARTICLE 13  MISCELLANEOUS..............................................    A-56
  13.1     Entire Agreement............................................    A-56
  13.2     Assignment; Binding Upon Successors and Assigns.............    A-56
  13.3     No Third Party Beneficiaries................................    A-56

  13.4     No Joint Venture............................................    A-56
  13.5     Construction of Agreement...................................    A-56
  13.6     Severability................................................    A-56
  13.7     Section Headings............................................    A-57
  13.8     Amendment, Extension and Waivers............................    A-57
  13.9     Governing Law...............................................    A-57
  13.10    Dispute Resolution..........................................    A-57
  13.11    Other Remedies..............................................    A-58
  13.12    Notices.....................................................    A-58
  13.13    Time is of the Essence......................................    A-59
  13.14    Effect of Disclosure Letters................................    A-59
  13.15    Counterparts................................................    A-59

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of September 18, 2000, by and among Broadbase Software, Inc., a Delaware corporation ("BROADBASE"), Servicesoft, Inc., a Delaware corporation ("SERVICESOFT"), and Soldier Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Broadbase ("NEWCO").

                                    RECITALS

     A. The parties intend that, on the terms and subject to the conditions of this Agreement, Newco will merge with and into Servicesoft in a reverse triangular merger (the "MERGER"), with Servicesoft to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and a Certificate of Merger substantially in the form of Exhibit A (the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of the State of Delaware. Upon the effectiveness of the Merger, all the outstanding capital stock of Servicesoft ("SERVICESOFT STOCK") will be converted into capital stock of Broadbase, and Broadbase will assume all outstanding options to purchase shares of capital stock of Servicesoft, as provided in this Agreement and the Certificate of Merger.

     B. The Boards of Directors of Broadbase, Servicesoft and Newco have determined that the Merger is in the best interests of, their respective companies and stockholders, have approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and subject to the conditions of this Agreement.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement for the parties' willingness to enter into this Agreement: (i) all executive officers and directors of each of Broadbase and Servicesoft, and each of the stockholders of Servicesoft and Broadbase listed on Schedule 1 are entering into a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit B (the "VOTING AGREEMENT"), pursuant to which such officers and directors of Broadbase and Servicesoft and such stockholders of Broadbase and Servicesoft will agree irrevocably to vote all shares of Broadbase or Servicesoft capital stock, as applicable, beneficially owned by such stockholders, in favor of the Merger and the transactions contemplated by the Merger, and (ii) each of the employees of Servicesoft listed on Schedule 2 shall have executed and delivered to Broadbase an employment and non-competition agreement in substantially the form attached hereto as Exhibit C (the "EMPLOYMENT AGREEMENT"), to be effective upon the "Effective Time" (as defined in Section 2.1).

     D. Following the execution of this Agreement, Broadbase will advance to Servicesoft, on an as-needed basis, bridge loans of up to an aggregate of $15 million for the purpose of financing operating expenses incurred in the ordinary course of business, pursuant to the terms set forth in the form of convertible promissory note attached hereto as Exhibit D.

     E. Prior to the "Closing Date" (as defined in Section 8.1), and as a condition and inducement to Broadbase's willingness to enter into this Agreement, Broadbase and the "Representative" (as defined in Section 2.2(d)) shall execute and deliver an Escrow Agreement in substantially the form attached hereto as Exhibit E (the "ESCROW AGREEMENT"), to be effective upon consummation of the Merger, pursuant to which certain shares of Broadbase common stock issued in the Merger will be withheld by Broadbase and deposited in escrow as security for the indemnification obligations provided for in Article 12.

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. Definitions of Certain Terms

     "Acquisition" means any transaction or series of related transactions (i) that results in the holders of record of an entity's capital stock immediately prior to such transaction or transactions holding less than fifty percent (50%) of the voting power of such entity immediately after such transaction or transactions, including the acquisition of such entity by another entity and any reorganization (other than a reincorporation of such entity under the laws of the state of Delaware), merger, consolidation or share exchange, or (ii) that results in the sale of all or substantially all of the assets of such entity.

     "Ancillary Agreements" means either of or both the "Servicesoft Ancillary Agreements" and the "Broadbase Ancillary Agreements" as the context requires.

     "Broadbase Ancillary Agreements" has the meaning set forth in Section
5.3(a).

     "Broadbase Disclosure Letter" means that disclosure letter dated as of the date hereof and provided by Broadbase and Newco to Servicesoft simultaneously with the execution and delivery of this Agreement.

     "Broadbase Option" has the meaning set forth in Section 2.1(a)(iii).

     "Broadbase Stockholder" means a holder of shares of Broadbase's capital stock, including Broadbase common stock.

     "Contract" means, with respect to any person, any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such person is a party or by which its properties or assets may be bound.

     "Conversion Ratio" means the ratio of Exchange Shares into which each share of Servicesoft Common Stock shall be converted pursuant to Section 2.1(a).

     "Escrow Agent" has the meaning set forth in Section 2.2(a).

     "Escrow Period" means that time period beginning at the Effective Time and ending at 12:01 a.m. on the first anniversary of the Closing Date.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Shares" means the shares of Broadbase common stock to be issued to Servicesoft Stockholders in the Merger pursuant to Section 2.1.

     "GAAP" means U.S. generally accepted accounting principles, applied on a consistent basis.

     "HSR Act" has the meaning set forth in Section 2.5.

     "Knowledge" when used with respect to any entity, means the actual knowledge of the executive officers of such entity, after due inquiry. For these purposes, "executive officer" will include the president, chief executive officer, chief financial officer, any managing director, any vice president, and the general counsel of such entity.

     "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect that is materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, unless such entity can sustain the burden of proving that any such change, event, circumstance or effect results from (i) changes in general economic conditions, or (ii) changes affecting the industry generally in which the entity operates which do not affect such entity disproportionately.

     "Servicesoft Ancillary Agreements" has the meaning set forth in Section 4.4(a).

     "Servicesoft Canada" means Servicesoft Technologies Canada, a corporation organized under the laws of Canada.

     "Servicesoft Canada Common Stock" means the shares of common stock of Servicesoft Canada which are exchangeable on a one-for-one basis into shares of Servicesoft Common Stock.

     "Servicesoft Canada Preferred Stock" means the shares of preferred stock of Servicesoft Canada which are exchangeable on a one-for-one basis into shares of Servicesoft Series H Preferred Stock.

     "Servicesoft Common Stock" means the shares of common stock of Servicesoft, par value $.01 per share.

     "Servicesoft Contract" means any Contract: (a) to which Servicesoft is a party; or (b) by which Servicesoft or any of its assets is bound or subject to any obligation.

     "Servicesoft Disclosure Letter" means that disclosure letter dated as of the date hereof and provided by Servicesoft to Broadbase and Newco simultaneously with the execution and delivery of this Agreement.

     "Servicesoft Option" has the meaning set forth in Section 4.3(b).

     "Servicesoft Preferred Stock" means the shares of Series H Convertible Preferred Stock of Servicesoft, par value $.01, shares of Series I Convertible Preferred Stock of Servicesoft, par value $.01, shares of Series J Convertible Preferred Stock of Servicesoft, par value $.01, one share of Series X Special Voting Preferred Stock, par value $.01, and one share of Series Y Special Voting Preferred Stock, par value $.01.

     "Servicesoft Series H Preferred Stock" means the shares of Series H Convertible Preferred Stock of Servicesoft, par value $.01.

     "Servicesoft Stockholder" means a holder of shares of Servicesoft's capital stock, including Servicesoft common stock.

     "Servicesoft Warrant" has the meaning set forth in Section 4.3(b).

     "Securities Act" means the Securities Act of 1933, as amended.

     "SEC" means the Securities and Exchange Commission.

     2. Plan of Merger

     2.1 The Merger. The Certificate of Merger will be filed with the Secretary of State of the State of Delaware as soon as practicable after the "Closing" (as defined in Section 8.1). The effective time of the Merger (the "Effective Time") shall be the time of filing of the Certificate of Merger unless otherwise specified in the Certificate of Merger. On the terms and subject to the conditions of this Agreement and the Certificate of Merger, at the Effective Time, Newco will be merged with and into Servicesoft (such remaining entity, as appropriate, the "Surviving Corporation") in a statutory merger pursuant to the Certificate of Merger and in accordance with applicable provisions of Delaware Law as follows:

          (a) Conversion of Servicesoft Securities.

          (i) Conversion of Servicesoft Shares. On the terms and subject to the conditions of this Agreement, at the Effective Time, (i) each share of Servicesoft Common Stock and Servicesoft Preferred Stock that is issued and outstanding immediately prior to the Effective Time, including shares of Servicesoft Common Stock or Servicesoft Preferred Stock issued or issuable upon the exchange of Servicesoft Canada Common Stock and Servicesoft Canada Preferred Stock, but excluding any Dissenting Shares (as defined in Section 2.1(a)(ii)) and any shares of Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock, will, by virtue of the Merger and at the Effective Time without further action on the part of any holder thereof (except as expressly provided herein) be converted into and represent the right to receive 1.4404 Exchange Shares and (ii) each share of Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be redeemed for a redemption price of $1.00.

          (ii) Dissenting Shares. Holders of shares of Servicesoft's capital stock who have duly complied with all requirements for perfecting stockholders' rights of appraisal, as set forth in Section 262 of the Delaware General Corporation Law ("Delaware Law"), shall be entitled to their rights under the Delaware Law with respect to such shares ("Dissenting Shares").

          (iii) Assumption and Conversion of Servicesoft Options and Restricted Stock.

          (A) Effective at the Effective Time, Broadbase will assume all outstanding Servicesoft Options, and each of the Servicesoft Options shall by its terms be converted into an option to purchase that number of shares of Broadbase common stock (a "Broadbase Option") which equals the number of shares of Servicesoft Common Stock issuable pursuant to such Servicesoft Option immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole share. The per share exercise price for each Broadbase Option will equal the per share exercise price of each such Servicesoft Option immediately prior to the Effective Time divided by the Conversion Ratio, rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section 2.1(a)(iii) (A). No Broadbase Options or Exchange Shares shall be issued with respect to Servicesoft Options that are canceled subsequent to the date of this Agreement and prior to the Effective Time.

          (B) Continuation Of Vesting And Repurchase Rights. If any shares of capital stock of Servicesoft ("SERVICESOFT CAPITAL STOCK") that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Servicesoft, upon any termination of a stockholder's employment, directorship or other relationship with Servicesoft (and/or any affiliate of Servicesoft), as the case may be, under the terms of any restricted stock purchase agreement or other agreement with Servicesoft, then the Exchange Shares issued upon the conversion of such shares of Servicesoft Capital Stock in the Merger will, subject to compliance with applicable laws, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such Exchange Shares may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Servicesoft shall take all actions that may be necessary to ensure that, from and after the Effective Time, Broadbase is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (C) Terms of Assumption of Stock Options and Restricted Stock; Vesting. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms of each Broadbase Option will be the same in all material respects as the corresponding Servicesoft Option, and no material number of options or shares of restricted stock will be accelerated as a result of the Merger, or actual or constructive termination of employment following the Merger, except as set forth in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter. Except as set forth in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter, no vesting of shares subject to Servicesoft Options, warrants or restricted stock will be accelerated as a result of the Merger or any event associated with the Merger and if any holder of Servicesoft Options, warrants or restricted stock has acceleration provisions that would be triggered by the Merger or any event associated with the Merger, Servicesoft shall cause each such holder to waive such acceleration provisions except for those Servicesoft Options, warrants and restricted stock listed in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter. Continuous employment with Servicesoft will be credited to holders of Broadbase Options received upon exchange of Servicesoft Options pursuant to Section 2.1(a)(iii)(A) for purposes of determining the vesting of such Broadbase Options from and after the Effective Time.

          (iv) Servicesoft Warrants and Preferred Stock.

          (A) Assumption and Conversion of Servicesoft Warrants. Effective at the Effective Time, Broadbase will assume all outstanding Servicesoft Warrants (as defined in Section 4.3(b)), and each of the Servicesoft Warrants shall by its terms be converted into a warrant to purchase that number of shares of Broadbase common stock (a "Broadbase Warrant") which equals the number of shares of Servicesoft Common Stock issuable pursuant to such Servicesoft Warrant immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole share. The per share exercise price for each Broadbase Warrant will equal the per share exercise price of each such Servicesoft Warrant immediately prior to the Effective Time divided by the Conversion Ratio, rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section 2.1(a)(iv). No Broadbase Warrants or Exchange Shares shall be issued with respect to Servicesoft Warrants that are canceled subsequent to the date of this Agreement and prior to the Effective Time.

          (B) Preferred Stock. Prior to the Closing, Servicesoft shall use all reasonable efforts to cause each holder of shares of Servicesoft Preferred Stock to convert such shares of Servicesoft Preferred Stock, effective as of and contingent upon the consummation of the Merger, into Servicesoft Common Stock in accordance with the terms of the applicable instruments and agreements governing such Servicesoft Preferred Stock.

          (v) Adjustment for Capital Changes. If prior to the Merger, Broadbase or Servicesoft (A) recapitalizes either through a split-up of the outstanding shares of Broadbase or Servicesoft capital stock into a greater number, or through a combination of such outstanding shares into a lesser number, (B) reorganizes, reclassifies or otherwise changes such outstanding shares into the same or a different number of shares of other classes or into securities of another company (other than through a split-up or combination of shares provided for in the previous clause), or (C) declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Conversion Ratio and the Escrow Shares (as defined in Section 2.2(b)) will be adjusted appropriately so as to maintain the proportionate interests of the Servicesoft Stockholders and the holders of shares of Broadbase capital stock at the time of such recapitalization.

          (vi) Fractional Shares. No fractional shares of Broadbase common stock will be issued in connection with the Merger. However, in lieu thereof, each Servicesoft Stockholder who would otherwise be entitled to receive a fraction of a share of Broadbase common stock (excluding with respect to Servicesoft Options) will receive from Broadbase, together with the Exchange Shares to be delivered to such Servicesoft Stockholder, pursuant to Section 8.2(a)(i), an amount of cash equal to the product obtained by multiplying (A) the closing price of a share of Broadbase common stock on the Nasdaq National Market on the last trading day before the Effective Time by (B) the fraction of a share of Broadbase common stock that such holder would otherwise have been entitled to receive.

          (b) Effects of the Merger. At the Effective Time: (i) Newco will merge with and into Servicesoft, Servicesoft will be the Surviving Corporation pursuant to the terms of the Certificate of Merger and the separate existence of Newco will thereupon cease; (ii) each share of Servicesoft Common Stock and each Servicesoft Option outstanding immediately prior to the Effective Time will be converted as provided in this Section 2.1, subject to the escrow provisions of Section 2.2; (iii) each share of common stock of Newco that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Newco common stock are so converted shall be the only shares of Servicesoft Common Stock that are issued and outstanding immediately after the Effective Time); (iv) the certificate of incorporation and bylaws of Servicesoft shall be amended and restated to contain provisions in substantially the form set forth in the certificate of incorporation and bylaws of Newco; (v) the sole director and officers of Newco immediately prior to the Effective Time will become the sole director and officers of the Surviving Corporation; (vi) each share of Servicesoft's capital stock held by Servicesoft or owned by Newco, Broadbase or any direct or indirect wholly-owned subsidiary of Servicesoft or of Broadbase immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; and (vii) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

     2.2  Escrow

     (a) Escrow Agent. State Street Bank and Trust Company of California, N.A., or such other escrow agent selected by Broadbase prior to the Closing and reasonably acceptable to Servicesoft (the "Escrow Agent") shall hold, release and perform other tasks related to the Escrow Shares pursuant to the provisions of the Escrow Agreement.

     (b) Escrow Shares. Broadbase shall withhold from the number of Exchange Shares to be issued to each Servicesoft Stockholder pursuant to Section 2.1(a)(i), upon surrender of such Stockholder's Servicesoft Certificates, that number of Exchange Shares equal to ten percent (10%) of the Exchange Shares to be issued to such Servicesoft Stockholder pursuant to Section 2.1(a)(i), rounded to the nearest whole share (collectively, the "Escrow Shares"). As soon as practicable after the Effective Time, and in accordance with the provisions of the Escrow Agreement, Broadbase will deposit with the Escrow Agent certificates representing the Escrow Shares, issued in the name of each Servicesoft Stockholder according to the number of Escrow Shares withheld from such Servicesoft Stockholder hereunder, together with related stock transfer powers.

     For the purposes of this Agreement and the Escrow Agreement, Escrow Shares will be deemed to have a per share value equal to the average of the closing prices of Broadbase Common Stock for the 10 trading days ending 2 trading days prior to the Closing (provided that such price shall be subject to adjustment to reflect any capital change in Broadbase of the type referred to in Section 2.1(a)(v), whether occurring at or after the Effective Time, and Broadbase shall promptly provide the Escrow Agent with written notice of such capital change) as provided in the Escrow Agreement.

     (c) Escrow Period. The Escrow Agent will hold the Escrow Shares and any dividends and distributions on the Escrow Shares as collateral for Servicesoft's indemnification obligations, and shall release such Escrow Shares and any dividends or distributions thereon in accordance with the terms of the Escrow Agreement and Article 12.

     (d) Consent to Escrow Agreement. In the event that the Merger is approved by the Servicesoft Stockholders as provided herein, the Servicesoft Stockholders shall, without any further act of any Servicesoft Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for Servicesoft's indemnification obligations under Article 12 in the manner set forth in the Escrow Agreement, (ii) the appointment of Mark Skapinker as the representative of the Servicesoft Stockholders (the "Representative") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Servicesoft Stockholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, exercising the power to: authorize delivery to Broadbase of Escrow Shares in satisfaction of claims by Broadbase; agreeing to, negotiating, entering into settlements and compromises of and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims; resolving any claim made pursuant to Section 12.2; and taking all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

     2.3  Securities Law Compliance.

     (a) Issuance of Exchange Shares in Exchange for Servicesoft Common
Stock. The offer, sale and issuance of the Exchange Shares to be issued in the Merger shall be registered under the Securities Act on Form S-4 promulgated thereunder. As promptly as practicable after the date of this Agreement, Broadbase and Servicesoft shall prepare and file with the SEC a Form S-4 registration statement (the "Form S-4") together with the prospectus/proxy statement included therein (the "Prospectus/Proxy

Statement") and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Broadbase and Servicesoft shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Broadbase shall also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the issuance of the Exchange Shares in the Merger. Servicesoft shall furnish to Broadbase all information concerning Servicesoft and the Servicesoft Stockholders as may be reasonably requested in connection with any action contemplated by this Section 2.3(a). Broadbase shall furnish to Servicesoft all information concerning Broadbase as may be reasonably requested in connection with any action contemplated by this Section 2.3(a).

     (b) Issuance of Exchange Shares Pursuant to Exercises of Exchange Options. Broadbase shall cause the Exchange Shares that are issuable upon exercise of the Broadbase Options to be registered under the Securities Act on Form S-8 or any other applicable form within 15 days after the Closing Date. Broadbase will use reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses incorporated therein) so long as the Broadbase Options (or shares issued upon exercise thereof) remain outstanding.

     (c) Resale of Exchange Shares. Holders of Exchange Shares will be wholly responsible for compliance with all federal and state securities laws regarding the sale, transfer or other disposition of such shares.

     2.4  Tax and Accounting Aspects of the Merger.

     (a) Tax Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     (b) Accounting Treatment. The parties intend that the Merger be treated as a "purchase" for accounting purposes.

     2.5 Antitrust. Each of Broadbase and Servicesoft will promptly prepare and file the applicable notices (if any) required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and comply promptly with any requests to it from the Federal Trade Commission or United States Department of Justice for additional information.

     2.6 Further Assurances. Servicesoft agrees that if, at any time before or after the Effective Time, Broadbase considers or is advised that any further deeds, assignments or assurances are reasonably deemed necessary or desirable by Broadbase to vest, perfect or confirm in Broadbase title to any property or rights of Servicesoft or the Surviving Corporation as provided herein, Broadbase, the Surviving Corporation and their respective proper officers and directors are hereby authorized by Servicesoft to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or reasonably deemed by Broadbase to be desirable to vest, perfect or confirm title to such property or rights in Broadbase and otherwise to carry out the purpose of this Agreement, in the name of Servicesoft or otherwise. The officers and directors of Broadbase, Servicesoft, and the Surviving Corporation will take all such other lawful and necessary or desirable action to carry out the purposes of this Agreement.

     3. Additional Agreements

     3.1 Public Announcement. Broadbase and Servicesoft will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Thereafter, Broadbase and Servicesoft may issue such press releases, and make such other disclosures regarding the Merger, as they determine are required under applicable securities laws or regulatory rules provided that such press releases or other disclosures regarding the Merger shall not be made without the prior consent and approval of both parties with respect to the content of such releases and disclosures and with respect to the decision to release such press releases or disclosures. Servicesoft will take all reasonable precautions to prevent any trading in the securities of Broadbase by officers, directors, employees and agents of Servicesoft, having knowledge of any material information regarding Broadbase provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement until the information in question has been publicly disclosed.

     3.2 Fees and Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. Any such fees and expenses of Servicesoft in excess of $500,000, excluding the fees and expenses of investment bankers, ("Excess Expenses"), shall be paid by the Servicesoft Stockholders. All other fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Broadbase and Servicesoft shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Form S-4 (including financial statements and exhibits) and any amendments or supplements thereto) and the Proxy Statement/Prospectus (including any preliminary materials related thereto).

     3.3 Resale Restrictions. No "Servicesoft Affiliate" (as such term is defined in Section 6.15) will, directly or indirectly, sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce such Servicesoft Stockholder's risk of ownership or investment in, or make any offer or enter into any agreement relating to any of the foregoing with respect to any shares of the capital stock of Broadbase (including, without limitation, the Exchange Shares and any additional shares of capital stock of Broadbase acquired by such Servicesoft Stockholder, whether upon exercise of a stock option or otherwise), or any option or other right to purchase any shares of capital stock of Broadbase, during the period beginning on the date of this Agreement and ending on the date that is 90 days after the Closing Date. Notwithstanding the foregoing, in the event Broadbase enters into an agreement with respect to a Broadbase Acquisition (as such term is defined in Section 7.2(g)), the restrictions described in the previous sentence shall terminate on the date that is two days after the record date for a Broadbase stockholders' meeting to consider such Broadbase Acquisition, except with respect to a Servicesoft Affiliate who is at such time an Affiliate (as defined in the Securities Act) of Broadbase. Any such Servicesoft Affiliate shall be subject to any and all restrictions on transfer that are applicable to all officers, directors and other affiliates of Broadbase, whether by contract or pursuant to Broadbase policy.

     3.4 Integration Matters. Servicesoft and Broadbase will cooperate in good faith to identify and, to the extent practicable, to resolve matters regarding the orderly integration of their respective operations.

     4. Representations and Warranties of Servicesoft

     Except as set forth in the Servicesoft Disclosure Letter delivered to Broadbase and Newco herewith, (which, subject to Section 13.14, shall specifically refer to the Sections of this Agreement to which the specific Items of the Servicesoft Disclosure Letter therein constitute an exception), Servicesoft hereby represents and warrants to Broadbase as follows:

          4.1 Organization and Good Standing. Servicesoft and each Subsidiary (as defined in Section 4.2) is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Servicesoft. Except as set forth on Item 4.1 of the Servicesoft Disclosure Letter, Servicesoft has delivered or made available to Broadbase a true and correct copy of its certificate of incorporation and bylaws and similar governing instruments of each Subsidiary, each as amended to date (collectively, the "Servicesoft Charter Documents"), and each such instrument is in full force and effect. Neither Servicesoft nor any Subsidiary is in violation of any of the provisions of the Servicesoft Charter

     Documents. Servicesoft has delivered or made available to Broadbase all proposed or considered amendments to the Servicesoft Charter Documents.

          4.2 Subsidiaries and Guarantees. Except for the subsidiaries of Servicesoft listed in Item 4.2 of the Servicesoft Disclosure Letter (collectively the "Subsidiaries" and each a "Subsidiary"), Servicesoft does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. Neither Servicesoft nor any Subsidiary has agreed or is obligated to make, or is bound by any written agreement, contract, subcontract, lease, letter of intent, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or benefit plan as in effect as of the date hereof pursuant to which it is required to make any future investment in or capital contribution to any other entity. Neither Servicesoft, nor any Subsidiary, is a general partner of any general partnership, limited partnership or other entity. Item 4.2 of the Servicesoft Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Servicesoft's direct or indirect equity interest therein.

          4.3  Capitalization.

          (a) Authorized/Outstanding Capital Stock. As of the close of business on September 18, 2000, the authorized capital stock of Servicesoft consists solely of 30,000,000 shares of Servicesoft Common Stock and 16,450,002 shares of Servicesoft Preferred Stock, 8,000,000 of which are designated as Series H Convertible Preferred Stock, 4,450,000 are designated as Series I Convertible Preferred Stock, 4,000,000 are designated as Series J Convertible Preferred Stock, 1 is designated as Series X Special Preferred Stock and 1 is designated as Series Y Special Preferred Stock. As of the date hereof, there are issued and outstanding 4,257,439 shares of Servicesoft Common Stock, 7,364,796 shares of Servicesoft's Series H Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 3,982,271 shares of Servicesoft's Series I Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 3,481,478 shares of Servicesoft's Series J Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 1 share of Servicesoft's Series X Special Preferred Stock, and 1 share of Servicesoft's Series Y Special Preferred Stock. Except as set forth on Item 4.3(a) of the Servicesoft Disclosure Letter, all issued and outstanding shares of Servicesoft Common Stock and Servicesoft Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights or rights of first refusal by statute, Servicesoft's certificate of incorporation or bylaws, or any agreement or document to which Servicesoft is a party or by which it is bound, and have been offered, issued, sold and delivered by Servicesoft in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Servicesoft capital stock and the number of shares held by each as of the date hereof is set forth in Item 4.3(a) of the Servicesoft Disclosure Letter, to be updated as of the Closing Date.

          (b) Options/Warrants/Rights. As of the close of business on September 18, 2000: (i) options to purchase 4,191,331 shares of Servicesoft Common Stock (the "Servicesoft Options") have been issued and are outstanding;
     (ii) warrants to purchase 20,782 shares of Servicesoft Common Stock have been issued and are outstanding; and (iii) warrants to purchase 63,025 shares of Servicesoft Series H Preferred Stock have been issued and are outstanding, (the warrants in (ii) and (iii) are collectively referred to as the "Servicesoft Warrants"). A list of all holders of Servicesoft Options and Servicesoft Warrants is set forth in Item 4.3(b) of the Servicesoft Disclosure Letter. Item 4.3(b) of the Servicesoft Disclosure Letter lists for each person who holds Servicesoft Options or Servicesoft Warrants, the exercise price for each such Servicesoft Option or Servicesoft Warrant, the number of shares or other securities covered by each such Servicesoft Option or Servicesoft Warrant, the term of exercisability of each such Servicesoft Option or Servicesoft Warrant, the vesting schedule, the extent each such Servicesoft Option or Servicesoft Warrant is vested as of the date hereof and whether the vesting of such Servicesoft Option or Servicesoft Warrant will be accelerated as a result of the Merger or upon any other event. In addition, Item 4.3(b) of the Servicesoft Disclosure Letter lists all holders of shares of Servicesoft restricted stock and for each such person, the number of shares of Servicesoft

     Restricted Stock held, the terms of Servicesoft's right to repurchase such Servicesoft Restricted Stock, the schedule on which such rights lapse and whether such repurchase rights arise in full or in part as a result of the Merger or upon any other event. Servicesoft has delivered to Broadbase accurate and complete copies of all plans pursuant to which Servicesoft has ever granted stock options or warrants. Except as set forth in Section 4.3(a), this Section 4.3(b) and in Item 4.3(b) of the Servicesoft Disclosure Letter, there is no: (i) outstanding preemptive right, right of first refusal, stock appreciation right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from Servicesoft or, to Servicesoft's knowledge, from affiliates of Servicesoft, any shares of the capital stock or other securities of Servicesoft; (ii) outstanding security, instrument or obligation issued by Servicesoft or controlled affiliates of Servicesoft, that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Servicesoft; (iii) stockholders' rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Servicesoft or any successor of Servicesoft is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which Servicesoft is a party relating to the voting or registration of or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Servicesoft Common Stock; (v) liability for dividends accrued but unpaid; or (vi) condition or circumstance, to Servicesoft's knowledge, that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Servicesoft, including but not limited to promises to issue or grant securities of Servicesoft or to recommend to Servicesoft's board of directors to issue or grant securities of Servicesoft.

          (c) Except as set forth in Item 4.3(c) of the Servicesoft Disclosure Letter, Servicesoft is not under any obligation to register under the Securities Act the resale of any of its presently outstanding securities or any securities that may be subsequently issued.

          (d) To Servicesoft's knowledge: (i) no Servicesoft Stockholder has claimed any interest in any additional shares of capital stock of Servicesoft, or any options, warrants or other securities of Servicesoft, except for the number of shares of Servicesoft Common Stock or Servicesoft Preferred Stock which such person is shown to be the owner of in Item 4.3(a) and any Servicesoft Options and Servicesoft Warrants which such person is shown to be the owner of in Item 4.3(b); and (ii) no third party who is not listed in Item 4.3(a) or Item 4.3(b) has made, or has, any claim of entitlement to receive any shares of the capital stock of Servicesoft, any warrants or other rights to acquire any capital stock of Servicesoft or any other securities of Servicesoft.

          4.4  Power, Authorization and Non-Contravention.

          (a) Servicesoft and each Subsidiary has the corporate power and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased and in the manner in which its properties are proposed to be owned, used and leased; (iii) perform its obligations under all Servicesoft Contracts, and (iv) enter into and perform its obligations under this Agreement and all agreements to which Servicesoft is or will be a party that are required to be executed pursuant to or in connection with this Agreement (the "Servicesoft Ancillary Agreements"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Servicesoft, subject only to the approval and adoption of this Agreement and the approval of the Merger by Servicesoft's stockholders (the "Servicesoft Stockholder Approval") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority of the outstanding shares of Servicesoft Common Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series X Special Preferred Stock and Series Y Special Voting Preferred Stock, all voting together as a single class, and (ii) a majority of the outstanding shares of Servicesoft Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock and Series Y Special Voting Preferred Stock, all voting together as a single class, is sufficient for the Servicesoft Stockholder Approval, and no other approval of any holder of any securities of Servicesoft is required in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") or other person, is required to be obtained or made by Servicesoft in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Servicesoft is qualified to do business, (ii) the filing of the Form S-4 and Prospectus/Proxy Statement with the SEC, each in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Form S-4, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Servicesoft, Broadbase or the Surviving Corporation or prevent, alter or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

          (c) The Servicesoft Stockholders that have executed Voting Agreements collectively own shares of Servicesoft Common Stock and Servicesoft Preferred Stock representing, in the aggregate, voting power sufficient to approve the Merger.

          (d) This Agreement and the Servicesoft Ancillary Agreements are, or when executed and delivered by Servicesoft and the other parties thereto will be, valid and binding obligations of Servicesoft enforceable against Servicesoft in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and
     (iii) the enforceability of provisions requiring indemnification; provided, however, that the Certificate of Merger and the Servicesoft Ancillary Agreements will not be effective until the earlier of the Effective Time and the date provided for therein.

          4.5 No Violation of Charter Documents, Contracts or Laws. Except as set forth in Item 4.5 of the Servicesoft Disclosure Letter, neither the execution and delivery of this Agreement or any Servicesoft Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the certificate of incorporation, bylaws or other charter documents of Servicesoft or any Subsidiary, as currently in effect; (b) any material Servicesoft Contract; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Servicesoft or its assets or properties, or any Subsidiary or its assets or properties. The consummation of the Merger and succession by Broadbase to all material rights, licenses, franchises, leases and agreements of Servicesoft and each Subsidiary will not require the consent of any third party.

          4.6  Documents and Disclosures.

          (a) Servicesoft has provided to Broadbase, or to counsel for Broadbase, for examination true and complete copies of all documents and information listed in the Servicesoft Disclosure Letter or other exhibits called for by this Agreement, including, without limitation, the following:
     (i) copies of Servicesoft's certificate of incorporation, bylaws and other charter documents, as currently in effect; (ii) Servicesoft's minute book containing all records of all proceedings, consents, actions and meetings of the Stockholders, the Board of Directors and any committees of the Board of Directors of Servicesoft; (iii) Servicesoft's stock ledger; (iv) all material permits, orders and consents issued by any regulatory agency with respect to Servicesoft; and (v) to the extent available, all of the foregoing documents and information with respect to the Subsidiaries.

          (b) The books of account, stock records, minute books and other records of Servicesoft: (i) are in all material respects true and complete and (ii) have been maintained in accordance with reasonable business practices. The books of account of Servicesoft are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Servicesoft as required by GAAP. Servicesoft has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of Servicesoft and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (c) Servicesoft has furnished to Broadbase a true and complete copy of each registration statement and other filing filed with the SEC by Servicesoft (collectively, the "Servicesoft SEC Documents"). Except as set forth in Item 4.6(c) of the Servicesoft Disclosure Letter, as of their respective dates, the Servicesoft SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to such Servicesoft SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Servicesoft SEC Document. Neither Servicesoft, nor any Subsidiary is required to file any forms, reports or other documents with the SEC.

          4.7 Servicesoft Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the registration statement on Form S-1 (Registration Statement No. 333-30476), as amended by Amendment No. 4 thereto, filed with the SEC on August 25, 2000 (the "Servicesoft S-1") (such financial statements, the "Servicesoft Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented the consolidated financial position of Servicesoft and its Subsidiaries as at the respective dates thereof and the consolidated results of Servicesoft's and its Subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Except as set forth in Item 4.7 of the Servicesoft Disclosure Letter, since Servicesoft's June 30, 2000 balance sheet (the "Servicesoft Balance Sheet", with June 30, 2000 hereinafter referred to as the "Servicesoft Balance Sheet Date") contained in the Servicesoft S-1, neither Servicesoft nor any Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Servicesoft and the Subsidiaries taken as a whole, except for (i) liabilities incurred since the Servicesoft Balance Sheet Date in the ordinary course of business consistent with past practices, (ii) liabilities incurred pursuant to this Agreement or with the prior written consent of Broadbase, and (iii) contingent liabilities that are not probable and that would not be required under GAAP to be set forth, reserved against or disclosed on a balance sheet. There has been no change in Servicesoft's accounting policies, except as described in the notes to the Servicesoft Financial Statements.

          4.8 Litigation. Except as set forth in Item 4.8 of the Servicesoft Disclosure Letter, there is no action, suit, arbitration, mediation, proceeding, claim or, to Servicesoft's knowledge, investigation pending against Servicesoft or any Subsidiary, nor, to Servicesoft's knowledge, are any of the foregoing threatened against Servicesoft or any Subsidiary before any court, administrative agency or arbitrator that, if determined adversely to Servicesoft or any Subsidiary, may reasonably be expected to have a Material Adverse Effect on Servicesoft. There is no judgment, decree, injunction or ruling of an administrative agency or arbitrator outstanding against Servicesoft or any Subsidiary, except as may reasonably be expected to have a Material Adverse Effect on Servicesoft or any Subsidiary of Servicesoft. To the knowledge of Servicesoft, there is no basis for any person, firm, corporation or entity to assert a claim against Servicesoft or any Subsidiary, or Broadbase as successor in interest to Servicesoft, based upon: (a) ownership or rights to ownership of any shares of Servicesoft common stock or other securities, (b) any rights as a Servicesoft securities holder, including, without limitation, any option, warrant or other right to acquire any Servicesoft securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Servicesoft and any Servicesoft securities holder or former Servicesoft securities holder in such holder's capacity as such. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending as to which Servicesoft has received notice of assertion against Servicesoft, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

          4.9  Taxes.

          (a) Except as set forth on Item 4.9(a) of the Servicesoft Disclosure Letter, Servicesoft and each Subsidiary has timely filed all federal, state, local and foreign, returns, estimates, information statements and reports ("Returns") relating to "Taxes" (as defined below) required to be filed by or on behalf of Servicesoft and each Subsidiary with any "Tax" (as defined below) authority, such Returns are true, correct and complete in all material respects, and Servicesoft and each Subsidiary has paid all Taxes required to be paid, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Financial Statements or, with respect to taxes that are not yet due on or prior to the date of this Agreement and which have become due thereafter, adequate reserves have been established by Servicesoft prior to the Closing.

          (b) Servicesoft and each Subsidiary has withheld all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not material to Servicesoft.

          (c) Except as set forth in Item 4.9(c) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, or to the knowledge of Servicesoft, proposed or assessed against Servicesoft or any of its subsidiaries, nor has Servicesoft or any Subsidiary executed any currently effective waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) Except as set forth in Item 4.9(d) of the Servicesoft Disclosure Letter, no audit or other examination of any Return of Servicesoft or any Subsidiary by any Tax authority is presently in progress, nor has Servicesoft or any Subsidiary been notified of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by Servicesoft or any Subsidiary has been proposed in writing formally or informally by any Tax authority to Servicesoft or any Subsidiary or any representative thereof.

          (f) Except as set forth in Item 4.9(f) of the Servicesoft Disclosure Letter, to Servicesoft's knowledge, neither Servicesoft nor any Subsidiary has any liability for unpaid Taxes which has not been accrued for or reserved on the Servicesoft Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Servicesoft Balance Sheet Date in connection with the operation of the business of Servicesoft and the Subsidiaries in the ordinary course.

          (g) Except as set forth in Item 4.9 of the Servicesoft Disclosure Letter, there is no agreement, plan or arrangement to which Servicesoft or any Subsidiary is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Servicesoft or any Subsidiary, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Servicesoft is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

          (h) Neither Servicesoft nor any Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Servicesoft.

          (i) Neither Servicesoft nor any Subsidiary is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

          (j) Except as may be required as a result of the Merger, Servicesoft and the Subsidiaries have not been required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date.

          (k) None of Servicesoft's or any Subsidiary's assets are Tax exempt use property within the meaning of Section 168(h) of the Code.

          (l) Servicesoft has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Servicesoft distributed any corporation in a transaction qualifying under
     Section 355 of the Code within the last two years.

          For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and liabilities relating to Taxes, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

          4.10 Title to Properties.

          (a) Except as set forth in Item 4.10 to the Servicesoft Disclosure Letter, Servicesoft and each Subsidiary of Servicesoft has good and marketable title to all of its assets as shown on the Servicesoft Balance Sheet, free and clear of all liens, charges or encumbrances (other than mechanics', carriers', workers' and other similar liens arising in the ordinary course of business securing obligations not yet due and payable, liens for Taxes not yet due and payable (all such liens "Permitted Liens") and imperfections in title which do not, individually or in the aggregate, prevent such assets from being used for the purpose for which they are currently being used or otherwise materially impair the operations of Servicesoft). The machinery and equipment included in the assets of Servicesoft and the Subsidiaries is in all material respects in good condition and repair, normal wear and tear excepted. Neither Servicesoft nor any Subsidiary is in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Servicesoft has not received any notice of such violation with which it has not complied or had waived.

          (b) Servicesoft and the Subsidiaries own no real property. All leases of real or personal property to which Servicesoft or any Subsidiary is a party are fully effective and afford Servicesoft or such Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Asa result of the transactions contemplated by this Agreement, the Surviving Corporation will obtain a valid ownership or leasehold interest in all personal property that Servicesoft or its Subsidiaries currently own or lease and all real property that Servicesoft or its Subsidiaries currently lease, as of the date of this Agreement, in each case free and clear of all title defects and encumbrances of any kind, except: (i) Permitted Liens and (ii) imperfections in title which do not, individually or in the aggregate, prevent such assets from being used for the purpose for which they are currently being used or otherwise materially impair the operations of Servicesoft.

          4.11 Absence of Certain Changes or Events. Since the Servicesoft Balance Sheet Date, Servicesoft and the Subsidiaries have carried on their business in the ordinary course substantially in accordance with the procedures and practices in effect on the Servicesoft Balance Sheet Date.

          (a) Except as set forth in Item 4.11(a) of the Servicesoft Disclosure Letter or permitted by the terms of this Agreement, since the Servicesoft Balance Sheet Date there has not been with respect to Servicesoft or any
     Subsidiary:

             (i) any change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Servicesoft and its Subsidiaries, taken as a whole;

             (ii) any contingent liability incurred by Servicesoft or any Subsidiary as guarantor or surety with respect to the obligations of others which exceed in the aggregate $100,000;

             (iii) any mortgage, encumbrance or lien placed on any of the properties of Servicesoft or any Subsidiary except: (A) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business, and (B) liens for current Taxes not yet due and payable;

             (iv) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the property (including Servicesoft IP Rights, as defined in Section 4.12(b)), assets or goodwill of Servicesoft or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;

             (v) any material damage, destruction or loss of any material property or asset, whether or not covered by insurance;

             (vi) any change in the compensation payable or to become payable to any of Servicesoft's or any Subsidiary's directors, officers, employees or consultants (other than normal raises) for non-officers in connection with promotions or annual performance evaluations, in the ordinary course of business consistent with past practice), or any change or agreement to make any bonus or similar payment or arrangement made to or with any of such directors, officers, employees or consultants, other than normal bonuses granted or committed to be granted prior to the date of this Agreement;

             (vii) any material change with respect to the senior management of Servicesoft or any Subsidiary or the termination of the employment of a material number of employees of Servicesoft and its Subsidiaries; or

             (viii) any loss of one or more material customers of Servicesoft or any Subsidiary or such number of such customers which together represent a material amount of business.

          (b) Except as set forth in Item 4.11(b) or as permitted by the terms of this Agreement, since the Servicesoft Balance Sheet Date neither Servicesoft nor any Subsidiary has:

             (i) formed any subsidiary or acquired any equity interest or other interest in any other entity;

             (ii) amended their certificates of incorporation, bylaws or any other charter document;

             (iii) made any payment or discharged any material lien or liability of Servicesoft or any Subsidiary, which lien or liability was not either
        (A) shown on the balance sheet as of the

        Servicesoft Balance Sheet Date included in the Servicesoft Financial Statements or (B) incurred in the ordinary course of business after the Servicesoft Balance Sheet Date;

             (iv) incurred any obligation or liability to any of their officers, directors, stockholders or affiliates, or any loans or advances made to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers or directors;

             (v) sold, issued, granted or authorized the issuance or grant of:
        (A) any shares of its capital stock of any class or other security (other than (1) options issued to employees in the ordinary course of business consistent with past practice and identified in Item 4.3(b) of the Servicesoft Disclosure Letter (all of which had been granted as of the date of this Agreement), or (2) pursuant to exercise of outstanding stock options and warrants); (B) any option, call, warrant, obligation, subscription, or other right to acquire any capital stock or any other security, except for stock options described in Section 4.3 or (C) any instrument convertible into or exchangeable for any capital stock or other security; or accelerated the vesting of any outstanding option or other security, except for acceleration provisions that are contained in existing stock option grants (each of which is listed in Item 4.11(b));

             (vi) declared, set aside or paid any dividend on, or made any other distribution in respect of, their capital stock, or made any changes in any rights, preferences, privileges or restrictions of any of their outstanding capital stock;

             (vii) effected any split, stock dividend, combination or recapitalization of their capital stock or any direct or indirect redemption, purchase or other acquisition by Servicesoft or any Subsidiary of their capital stock;

             (viii) effected or been a party to any transaction relating to a merger, consolidation, sale of all or substantially all of their assets, or similar transaction; or accepted or otherwise entered into any Acquisition Proposal (as defined in Section 6.7(a));

             (ix) executed, amended, relinquished, terminated or failed to renew any material Contract, lease, transaction or legally binding commitment other than in the ordinary course of its business (nor to Servicesoft's knowledge, has there been any written or oral indication or assertion by the other party thereto of its desire to so amend, relinquish, terminate or not renew any such Contract, lease transaction or legally binding commitment);

             (x) deferred the payment of any accounts payable outside the ordinary course of business or in an amount which is material or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

             (xi) borrowed any money other than in the ordinary course of its business, and not in excess of $100,000 in the aggregate;

             (xii) been the subject of any pending or, to Servicesoft's knowledge, threatened labor dispute or claim of unfair labor practices; or

             (xiii) made or entered into any agreement or understanding to do any of the foregoing (other than as disclosed in Item 4.11(b)).

          4.12  Intellectual Property.

          (a) Definition. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, URLs, copyright, copyright applications, mask work rights, moral rights, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

          (b) Ownership of Intellectual Property. Servicesoft and each Subsidiary of Servicesoft owns all right, title and interest in, or has license (sufficient for the conduct of its business as presently conducted), to all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as presently conducted (with such Intellectual Property Rights being hereinafter collectively referred to as the "Servicesoft IP Rights"). Except as set forth in Item 4.12(b)(i) of the Servicesoft Disclosure Letter, Servicesoft has the unrestricted, worldwide right to design, develop, use, reproduce, manufacture, sell, license and distribute all of its products and services (such products and services being set forth in Item 4.12(b)(ii) of the Servicesoft Disclosure Letter and hereinafter collectively referred to as the "Servicesoft Products and Services") as such Servicesoft Products and Services are currently being designed, developed, used, reproduced, manufactured, sold, licensed and distributed, and the right to use all of its customer and supplier lists. Except as set forth in Item 4.12(b)(iii), neither Servicesoft nor any Subsidiary has granted any reseller, distributor, sales representative, original equipment manufacturer, value added reseller or other third party any right to reproduce, manufacture, sell, license or distribute any of its products or services in any market segment or geographic location. Set forth in Item 4.12(b)(iv) is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for Servicesoft IP Rights owned by Servicesoft or its Subsidiaries. Except for licensed materials pursuant to agreements set forth in Item 4.12(b)(i) of the Servicesoft Disclosure Letter and except for widely available commercial software licensed by Servicesoft from third parties on standard commercial terms, all Servicesoft IP Rights are owned by Servicesoft or its U.S. or Canadian Subsidiaries (or, with respect to customer lists of other Subsidiaries or consulting work product created by other Subsidiaries, such other Subsidiaries). Except as set forth in Item 4.12(b)(i) and Item 4.14 of the Servicesoft Disclosure Letter, Servicesoft has not transferred ownership of or granted any third parties any rights in or with respect to any Servicesoft IP Rights, other than non-exclusive licenses granted in the ordinary course of business. Servicesoft is not aware of any loss, cancellation, termination or expiration of any such registration or patent except as set forth in Item 4.12(b)(v) of the Servicesoft Disclosure Letter. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Servicesoft IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Servicesoft IP Right or materially impair the right of Servicesoft to use, sell or license any Servicesoft IP Right or portion thereof.

          (c) No Violation of Rights of Others. The business of Servicesoft and each Subsidiary of Servicesoft and the design, development, use, manufacture, sale, license or provision of any Servicesoft Product and Service does not, and will not as a result of the Merger, cause Servicesoft or any Subsidiary of Servicesoft to infringe or violate any of the Intellectual Property Rights of any other person nor will any claim of such infringement or violation after the Effective Date arise from facts prior to the Effective Date; provided that with respect to infringement of patents, the representation in the preceding clause of this sentence only relates to patents known to Servicesoft. Except as set forth in Item 4.12(c) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property Rights of any other person. To the knowledge of Servicesoft, neither Servicesoft nor any Subsidiary is using any confidential information or trade secrets of third party, including, but not limited to, any past or present employees or their respective past employers. There are no royalties, honoraria, fees or other payments payable by Servicesoft or any Subsidiary of Servicesoft to any third party under any written or oral contract or understanding or otherwise by reason of the ownership, use, license, sale, or disposition of any Intellectual Property that is or was Servicesoft IP Rights (other than as set forth in Item 4.12(c) of the Servicesoft Disclosure Letter).

          (d) Protection of Rights. Servicesoft has taken commercially reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all

     Servicesoft IP Rights. To the knowledge of Servicesoft, there is no material unauthorized use, infringement or misappropriation of any Servicesoft IP Rights by any third party, including, to the knowledge of Servicesoft, any Servicesoft employee or Subsidiary employee. All current Servicesoft and Subsidiary officers, employees and consultants (other than employees and consultants who are not and have not been involved in developing Servicesoft IP Rights or providing services to customers and who have no managerial responsibilities) have executed and delivered to Servicesoft an agreement regarding the protection of proprietary information and the assignment to Servicesoft of all Intellectual Property Rights arising from the services performed for Servicesoft or any Subsidiary by such persons, and Servicesoft made available or has delivered to Broadbase or its counsel copies of all such agreements.

          (e) Conformity of Products and Services. All software developed by Servicesoft or any Subsidiary and licensed by Servicesoft or any Subsidiary to customers and all other products manufactured, sold, licensed, leased or delivered by Servicesoft or any Subsidiary to customers and all services provided by Servicesoft or any Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and Servicesoft has no material liability or obligation (and, to Servicesoft's knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Servicesoft giving rise to any material liability or obligation) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor set forth on the Balance Sheet. Servicesoft and its Subsidiaries have no obligations with respect to any product or service to deliver any new or additional functionalities, versions, ports or products, or to perform any additional services, except for (i) maintenance and support obligations incurred in the ordinary course of business and consistent with past practices, made available on substantially similar terms to all customers who have obtained substantially similar products or services, and (ii) future consulting service or license obligations incurred in the ordinary course of business with respect to prior consulting engagements, and not resulting from the failure of any products licensed or sold or services rendered by Servicesoft or its Subsidiaries to comply in a material respect with any applicable commitments, specifications or warranties, and (iii) obligations which are reflected in reserves on the Balance Sheet identified to the future obligation(s) in question. Servicesoft and its Subsidiaries have good commercial working relationships with their customers and suppliers. Servicesoft and each Subsidiary of Servicesoft has taken such actions as are necessary or appropriate to document the software and its operations found in the Servicesoft Products and Services and any software used in the development, compilation, maintenance and support of the Servicesoft Products and Services, such that the materials comprising such software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

          4.13 Compliance with Laws. Servicesoft and each Subsidiary is and will be at the Closing Date in compliance, in all respects material to Servicesoft, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Servicesoft or any Subsidiary, or to the assets, properties and business of Servicesoft or any Subsidiary, including, without limitation:

             (a) all applicable federal and state securities laws and regulations;

             (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Servicesoft's or any Subsidiary's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 4.16), building standards, zoning or other similar matters;

             (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data;

             (d) the Immigration Reform and Control Act; and

             (e) all governmental and nongovernmental regulations related to the operation and use of the Internet.

          Servicesoft and each Subsidiary has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

          4.14 Agreements and Commitments. Except as set forth in Item 4.14 of the Servicesoft Disclosure Letter and delivered or made available by Servicesoft to Broadbase herewith, or as listed in Item 4.12 or Item 4.15 as required by Section 4.12 or Section 4.15, as the case may be, neither Servicesoft nor any Subsidiary is a party or subject to any oral or written executory agreement, obligation or commitment that is material to Servicesoft, its financial condition or business or which is described below, including but not limited to the following:

             (a) Any Contract providing for payments by or to Servicesoft or any Subsidiary in an amount with respect to any single transaction of (i) $200,000 or more in the ordinary course of business or (ii) $100,000 or more not in the ordinary course of business;

             (b) Any contract, license or agreement to which Servicesoft or any Subsidiary is a party (i) with respect to Servicesoft IP Rights licensed or transferred to any third party (other than standard agreements with customers arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Broadbase or its counsel); and (ii) pursuant to which a third party has licensed or transferred any intellectual property to Servicesoft or any Subsidiary (except for commercially available, non-customized software sold at retail, or sold at less than $5,000 per license or per seat and not embedded in Servicesoft Products and Services or sub-licensed to customers of Servicesoft or its Subsidiaries);

             (c) Any agreement by Servicesoft or any Subsidiary to encumber, transfer or sell any material rights in or with respect to any Servicesoft IP Rights except non-exclusive software licenses;

             (d) Any Contract providing for development of technology for Servicesoft which technology (i) is used or incorporated in any products currently distributed by Servicesoft or any Subsidiary or used in any service provided by Servicesoft or any Subsidiary or (ii) is anticipated to be used or incorporated in any planned products or services of Servicesoft or a Subsidiary, or any Contract that requires Servicesoft to perform specified development work for a third party.

             (e) Any Contract currently in force for hosting, data center, transaction processing or other services related to the Servicesoft website and provision of hosted versions of Servicesoft products and services;

             (f) Any agreement for the sale or lease of real or personal property involving more than $100,000 per year;

             (g) Any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Servicesoft's or its Subsidiary's products or services (other than standard agreements arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Broadbase or its counsel);

             (h) Any franchise agreement or financing statement;

             (i) Any stock redemption or purchase agreement;

             (j) Any joint venture Contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

             (k) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Servicesoft or of any Subsidiary incurred or made in the ordinary course of business, and except as disclosed in the Servicesoft Financial Statements;

             (l) Any Contract containing covenants purporting to limit Servicesoft's or any Subsidiary's freedom to compete in any line of business in any geographic area or to sell products or services to a specific entity;

             (m) Any Contract currently in force to provide source code to any third party for any product or technology;

             (n) Any Contract for the employment of any officer, employee or consultant of Servicesoft or any Subsidiary or any other type of Contract or understanding with any officer, employee or consultant of Servicesoft or any Subsidiary that is not immediately terminable by Servicesoft or the Subsidiary without cost or liability;

             (o) Any Contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less; or

             (p) any Contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any of Servicesoft or its Subsidiaries' products or services.

          All agreements, obligations and commitments listed in Item 4.12, Item .14, or Item 4.15, as required by Section 4.12, this Section 4.14, or
     Section 4.15, as the case may be, are valid and in full force and effect, and except as expressly noted, a true and complete copy of each has been delivered or made available to Broadbase. Except as noted in Item 4.14, neither Servicesoft nor, to the knowledge of Servicesoft, any other party is in material breach of or default under any material term of any such agreement, obligation or commitment. Neither Servicesoft nor any Subsidiary has any liability for renegotiation of government Contracts or sub-Contracts which are material to Servicesoft.

          4.15  Employees.

          (a) General Compliance. Servicesoft and each of the Subsidiaries is in compliance in all material respects with all applicable laws relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Except as set forth in Item 4.15(a) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable laws. All Servicesoft or Subsidiary employees are legally permitted to be employed by Servicesoft or the Subsidiary in the United States of America. Servicesoft will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

          (b) Good Labor Relations. Servicesoft and each of the Subsidiaries:
     (i) has never been and is not now subject to a union organizing effort;
     (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees' association or similar organization; and
     (iv) has no current labor disputes and has had no material labor disputes or claims of unfair labor practices since December 31, 1999. Servicesoft and the Subsidiaries have good labor relations, and have no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on such labor relations. Between January 1, 2000 and the date of this Agreement, to Servicesoft's knowledge, no executive officer of Servicesoft or any of its Subsidiaries, or material number of other employees of Servicesoft or any of its Subsidiaries, has given notice that such employee intends to terminate his or her employment with Servicesoft or any such Subsidiary. As of the date of this Agreement, Servicesoft has no knowledge that any key personnel or other employees intend to leave its or a Subsidiary's employment. There are no controversies pending or, to Servicesoft's knowledge, threatened, between Servicesoft or any Subsidiary and any of their employees that would be reasonably likely to result in Servicesoft incurring any material liability.

          (c) Employee Plans. Item 4.15(c) of the Servicesoft Disclosure Letter identifies: (i) each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (ii) all other written or formal plans or Contracts involving direct or indirect compensation or benefits (including any employment Contracts entered into between Servicesoft or any Subsidiary and any employee of Servicesoft or any Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Servicesoft or any Subsidiary under which Servicesoft or any Subsidiary or any ERISA Affiliate (as defined below) has any present or future Liability (collectively, the "Servicesoft Employee Plans"). For purposes of this
     Section 4.15, "ERISA Affiliate" shall mean any entity which is a member of:
     (i) a "controlled group of corporations", as defined in Section 414(b) of the Code; (ii) a group of entities under "common control", as defined in
     Section 414(c) of the Code; or (iii) an "affiliated service group", as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Servicesoft or any Subsidiary. Copies of all Servicesoft Employee Plans (and, if applicable, related trust agreements) and all related documents, amendments and written interpretations (including summary plan descriptions) thereto have been made available to Broadbase or its counsel, together with the two most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Servicesoft Employee Plan. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Servicesoft Employee Plan which is covered by Title I of ERISA which would result in a material liability to Servicesoft, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Servicesoft Employee Plan has or will make Servicesoft, any Subsidiary or any Servicesoft or Subsidiary officer or director subject to any material liability under Title I of ERISA or liability for any material Tax (as defined in Section 4.9) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA. Except as set forth in Item 4.15(c) of the Servicesoft Disclosure Letter, no Servicesoft Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All contributions due from Servicesoft or any Subsidiary with respect to any of the Servicesoft Employee Plans have been made as required under such plans and, to the extent applicable, ERISA, other than contributions accrued in the ordinary course of business consistent with past practice after the Servicesoft Balance Sheet Date as a result of operations of Servicesoft and its Subsidiaries after the Servicesoft Balance Sheet Date, all of which have been paid or will be paid when and as required or, if not required to be made, have been accrued on the Servicesoft Financial Statements. Servicesoft and each of the Subsidiaries has performed in all material respects all obligations required to be performed by it under each Servicesoft Employee Plan, and each Servicesoft Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Servicesoft Employee Plans. All individuals who, pursuant to the terms of any Servicesoft Employee Plans, are entitled to participate in any Servicesoft Employee Plan, currently are participating in such Servicesoft Employee Plan or have been offered an opportunity to do so. No employee of Servicesoft or any of its Subsidiaries, and no person subject to any health plan of Servicesoft or any of its Subsidiaries has made medical claims through such health plan during the 12 months preceding the date hereof for more than $100,000 in the aggregate for which Servicesoft is responsible, or has any catastrophic illness.

          (d) Pension Plans. All Servicesoft Employee Plans which individually or collectively would constitute an "employee pension benefit plan", as defined in Section 3(2) of ERISA (collectively, the "Servicesoft Pension Plans"), are identified as such in Item 4.15(d) of the Servicesoft Disclosure Letter. Any Servicesoft Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "Servicesoft 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part is exempt from Tax pursuant to
     Section 501(a) of the Code. No Servicesoft Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Servicesoft Pension Plans are subject to Title IV of ERISA. Servicesoft has delivered to Broadbase or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Servicesoft 401(a) Plan, if any exists.

          (e) Benefit Arrangements. Item 4.15(e) of the Servicesoft Disclosure Letter lists each employment, severance (including all post-employment Liabilities) or other similar Contract or policy and each Contract providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which: (i) is not a Servicesoft Employee Plan; (ii) is entered into, maintained or contributed to by Servicesoft or any Subsidiary; and (iii) covers any employee or former employee or independent contractor or consultant of Servicesoft or any Subsidiary. Such Contracts and policies as are described in this Section 4.15(e) are herein referred to collectively as the "Servicesoft Benefit Arrangements." Each Servicesoft Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Servicesoft Benefit Arrangement. Servicesoft has delivered to Broadbase or its counsel a complete and correct copy or description of each Servicesoft Benefit Arrangement. All individuals who, pursuant to the terms of any Servicesoft Benefit Arrangement, are entitled to participate in any such Servicesoft Benefit Arrangement, are currently participating in such Servicesoft Benefit Arrangement or have been offered an opportunity to do so and have declined.

          (f) Since December 31, 1999, there has been no amendment to, written interpretation or announcement (whether or not written) by Servicesoft or any Subsidiary relating to, or change in employee participation or coverage under, any Servicesoft Employee Plan or Servicesoft Benefit Arrangement that would increase materially the expense of maintaining such Servicesoft Employee Plan or Servicesoft Benefit Arrangement in the future.

          (g) COBRA Compliance. Servicesoft and each of the Subsidiaries has complied in all material respects prior to the date hereof, with the continuation coverage requirements of Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Sections 601 through 608 of ERISA, the American Civil Disabilities Act of 1990, as amended, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Servicesoft or any Subsidiary.

          (h) No Violation of Contracts. To the knowledge of Servicesoft, no Servicesoft or Subsidiary employee or consultant is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any other Contract, or any restrictive covenant relating to the right of any such employee to be employed by Servicesoft or any Subsidiary, or to use Intellectual Property Rights of others.

          (i) Effect of Merger.

          (i) Except as set forth in Item 4.15(i) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary is a party to any Contract or plan with any key personnel of Servicesoft: (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Servicesoft in the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment.

          (ii) Other than as set forth in Item 4.15(i) of the Servicesoft Disclosure Letter, neither Servicesoft nor any of its Subsidiaries is a party to any (i) agreement with any of its executive officers or other key employees (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Servicesoft in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither Servicesoft nor any of its Subsidiaries has any obligations to pay any amounts, or provide any benefits, to any former employees or officers, other than as set forth in
     Item 4.15(i) of the Servicesoft Disclosure Letter.

          (j) List of Current Servicesoft Employees. A list of all current Servicesoft and Subsidiary employees and consultants as of September 18, 2000, and the current compensation of each is set forth in Item 4.15(j) of the Servicesoft Disclosure Letter.

          4.16  Environmental Matters.

          (a) For the purposes of this Agreement, the terms "Disposal," "Release," and "Threatened Release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement, "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under: (i) CERCLA;
     (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
     Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

          (b) None of Servicesoft's or any Subsidiary's properties or facilities is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition.

          (c) During the time that Servicesoft or any Subsidiary has owned or leased properties or owned or operated any facilities:

             (i) neither Servicesoft nor any Subsidiary nor any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials;

             (ii) there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities;

             (iii) no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority; and

             (iv) there has been no litigation, proceeding or administrative action brought, threatened in writing against Servicesoft or any Subsidiary, or any settlement reached by Servicesoft or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

          (d) Servicesoft has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities that may have occurred prior to Servicesoft or a Subsidiary having taken possession of any of such properties or facilities.

          4.17 Certain Transactions and Agreements. To Servicesoft's knowledge, no person who is an officer or director of Servicesoft or any Subsidiary, or a member of any such officer's or director's immediate family:

             (a) has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Servicesoft or any Subsidiary, or with Broadbase (except with respect to any interest in less than 2% of the outstanding voting shares of any corporation whose stock is publicly traded);

             (b) is directly or indirectly interested in any Contract with Servicesoft or any Subsidiary, including, but not limited to, any loan arrangements, except for compensation for services as an officer (listed in Item 4.17 of the Servicesoft Disclosure Letter), director or employee of Servicesoft and except for the normal rights of a stockholder or optionholder.

             (c) has any interest in any (i) Servicesoft IP Rights or (ii) property (other than Servicesoft IP Rights) used in the business of Servicesoft or any Subsidiary whether such property is real or personal, tangible or intangible.

          To Servicesoft's knowledge, no Servicesoft or Subsidiary officer or director, or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any entity which purchases from or sells, licenses or furnishes to Servicesoft or any Subsidiary any goods, property, technology or intellectual or other property rights or services, or (ii) any Contract to which Servicesoft or any Subsidiary is a party or by which it may be bound or affected other than with respect to arms-length transactions.

          4.18 Accounts Receivable. The receivables shown on the balance sheet of Servicesoft on the Servicesoft Balance Sheet Date arose in the ordinary course of business consistent with past practice and have been collected or, as of the date of this Agreement, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the balance sheet of Servicesoft on the Servicesoft Balance Sheet Date. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of Servicesoft and its Subsidiaries. The receivables of Servicesoft and its Subsidiaries arising after the Servicesoft Balance Sheet Date and prior to the Closing Date arose or will arise in the ordinary course of business consistent with past practice and have been collected or are, as of the date of this Agreement, collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of Servicesoft and its Subsidiaries. None of Servicesoft's receivables is subject to any material claim of offset, recoupment, setoff or counter-claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by Servicesoft or any of its

     Subsidiaries of any obligation or contract other than normal warranty repair and replacement and other than products' progress bills in the ordinary course of business consistent with past practice. No person has any lien on any of such receivables (except Permitted Liens) and no agreement for deduction or discount has been made with respect to any of such receivables. Item 4.18 of the Servicesoft Disclosure Letter sets forth as of August 31, 2000, or such other date as specified therein, an aging of accounts receivable of Servicesoft and its Subsidiaries in the aggregate and by customer. There are no accounts receivable which are subject to asserted warranty claims known to Servicesoft made within the last year, including the type and amounts of such claims.

          4.19 Board of Directors, Officers and Key Personnel. Item 4.19 of the Servicesoft Disclosure Letter accurately sets forth, as of the date of this
     Agreement: (a) the name and title of each of Servicesoft's officers and its Subsidiaries' officers; (b) the name and title of supervisory, developmental or other key personnel of Servicesoft and its Subsidiaries; and (c) the name and address of each member of Servicesoft's board of directors, except as otherwise indicated thereon, and its Subsidiaries' boards of directors.

          4.20 Insurance. Servicesoft and each Subsidiary maintains, and at all times since its inception has maintained, fire and casualty, workers compensation, general liability, business interruption and product liability insurance (which policies are listed in Item 4.20 of the Servicesoft Disclosure Letter) which it believes to be reasonably prudent for similarly sized and similarly situated businesses. Item 4.20 sets forth all material claims made under insurance policies since December 31, 1997 and the premiums that apply with respect to such insurance policies as of the date of this Agreement.

          4.21 Voting Arrangements. Except for the Voting Agreements, or as set forth in Item 4.5 of the Servicesoft Disclosure Letter, there are no outstanding stockholder agreements, voting trusts, proxies or other Contracts to which Servicesoft or, to Servicesoft's knowledge, to which any other person or entity is a party, relating to the voting of any shares of Servicesoft's capital stock.

          4.22 Ownership of Shares of Broadbase Capital Stock. Except as set forth in Item 4.22 of the Servicesoft Disclosure Letter, as of the date hereof, neither Servicesoft nor any Subsidiary nor, to Servicesoft's knowledge, any of Servicesoft's affiliates or associates (as such terms are defined under the Exchange Act of 1934): (a) beneficially owns, directly or indirectly; or (b) is party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Broadbase capital stock (except for shares of Broadbase capital stock in the aggregate representing less than 1% of the outstanding shares of Broadbase capital stock).

          4.23 Information Supplied. None of the information supplied or to be supplied by Servicesoft for inclusion in the Form S-4 and the Prospectus/Proxy Statement (both as defined in Section 2.3(a)), at the date such information is supplied, at the time of the meeting of the stockholders of Broadbase to approve the Merger, and at the time of the meeting, or the date of the written consent, of the Servicesoft Stockholders to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.24 Accuracy of Disclosure. The representations and warranties contained in this Agreement, taken together with the Servicesoft Disclosure Letter and any exhibits, schedules, certificates and documents to be delivered by Servicesoft to Broadbase pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     5. Representations and Warranties of Broadbase and Newco

     Except as set forth in the Broadbase Disclosure Letter, (which, subject to Section 13.14, shall specifically refer to the Sections of this Agreement to which the specific Items of the Servicesoft Disclosure Letter therein constitute an exception), each of Broadbase and Newco, where applicable, hereby represents and warrants to Servicesoft as follows:

          5.1 Organization and Good Standing. Each of Broadbase and Newco is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Broadbase. Broadbase has delivered or made available to Servicesoft a true and correct copy of its and Newco's certificate of incorporation and bylaws, each as amended to date (collectively, the "Broadbase Charter Documents"), and each such instrument is in full force and effect. Neither Broadbase nor Newco is in violation of any of the provisions of the Broadbase Charter Documents. Broadbase has delivered or made available to Servicesoft all proposed or considered amendments to the Broadbase Charter Documents.

          5.2  Capitalization.

          (a) Authorized/Outstanding Capital Stock. As of the close of business on September 11, 2000, the authorized capital stock of Broadbase consisted solely of 90,000,000 shares of Broadbase common stock and 5,000,000 shares of Broadbase preferred stock. As of the close of business on September 11, 2000, there were issued and outstanding 47,887,765 shares of Broadbase common stock and no shares of Broadbase preferred stock. All issued and outstanding shares of Broadbase common stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, Broadbase's certificate of incorporation or bylaws, or any agreement or document to which Broadbase is a party or by which it is bound, and have been offered, issued, sold and delivered by Broadbase in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

          (b) Options/Warrants/Rights. As of the close of business on September 11, 2000, options to purchase 15,023,519 shares of Broadbase common stock ("Broadbase Options") had been issued and were outstanding and no Broadbase Warrants to purchase shares of Broadbase common stock were issued and are outstanding as of such date. Between September 11, 2000, and the date of this Agreement, Broadbase has not granted any options or warrants or issued any shares except pursuant to the acquisitions of Panopticon, Inc. and Decisionism, Inc. and as set forth in Item 5.8(b) of the Broadbase Disclosure Letter. A list of all holders of Broadbase Options as of September 11, 2000, is set forth in Item 5.2(b) of the Broadbase Disclosure Letter. Item 5.2(b) of the Broadbase Disclosure Letter lists for each person who held Broadbase Options as of September 11, 2000, the exercise price for each such Broadbase Option, the number of shares or other securities covered by each such Broadbase Option and the term of exercisability of each such Broadbase Option. Except as set forth in this
     Section 5.2(b) and in Item 5.2(b) of the Broadbase Disclosure Letter, as of the close of business on September 11, 2000, there is no: (i) outstanding preemptive right, stock appreciation right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from Broadbase or, to Broadbase's knowledge, from affiliates of Broadbase, any shares of the capital stock or other securities of Broadbase; (ii) outstanding security, instrument or obligation issued by Broadbase or controlled affiliates of Broadbase, that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Broadbase; (iii) Contract under which Broadbase is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which Broadbase is a party relating to the voting or registration of or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Broadbase common stock; (v) liability for dividends accrued but unpaid; or
     (vi) condition or circumstance, to Broadbase's knowledge, that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Broadbase, including, but not limited to, promises to issue or grant securities of Broadbase or to recommend to Broadbase's board of directors to issue or grant securities of Broadbase. Broadbase is not required to issue any shares of Broadbase common stock or options to acquire shares of Broadbase common stock in connection with its acquisitions of Panopticon, Inc. and Decisionism, Inc. in excess of the amounts set forth in Item 5.2(b) of the Broadbase Disclosure Letter.

          (c) The authorized capital stock of Newco consists of 1,000 shares of common stock, $0.001 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Broadbase. All of the outstanding shares of Newco's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Newco was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

          (d) The shares of Broadbase common stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable will not be subject to any right of rescission, will not be subject to preemptive rights or rights of first refusal by statute, Broadbase's certificate of incorporation or bylaws, or any agreement or document to which Broadbase is a party or by which it is bound, and will be offered, issued, sold and delivered by Broadbase in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

          5.3  Power, Authorization and Non-Contravention.

          (a) Each of Broadbase and Newco has the corporate power and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased and in the manner in which its properties are proposed to be owned, used and leased; (iii) perform its obligations under all Contracts to which it is a party, and (iv) enter into and perform its obligations under this Agreement, and all agreements to which Broadbase or Newco is or will be a party that are required to be executed pursuant to this Agreement (the "Broadbase Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Broadbase Ancillary Agreements have been duly and validly approved and authorized by Broadbase's Board of Directors and Newco's Board of Directors, as applicable. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Broadbase and Newco, subject only to the approval and adoption of this Agreement and the approval of the Merger by Broadbase's stockholders (the "Broadbase Stockholder Approval") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in interest of the stock present or represented by proxy at a valid meeting of Broadbase's stockholders is sufficient for the Broadbase Stockholder Approval, and no other approval of any holder of any securities of Broadbase is required in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Broadbase or Newco in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing with the SEC of the Form S-4, the Form S-8 and the Prospectus/Proxy Statement and a Current Report on Form 8-K with respect to the Merger, each in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Form S-4, (iii) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issued in the Merger, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Broadbase or the Surviving Corporation or prevent, alter or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

          (c) This Agreement and the Broadbase Ancillary Agreements are, or when executed by Broadbase and Newco (as applicable) and the other parties thereto will be, valid and binding obligations of Broadbase and Newco, enforceable against Broadbase and Newco in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification; provided, however, that the Certificate of Merger and the Broadbase Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

          5.4 No Violation of Charter Documents, Contracts or Laws. Neither the execution and delivery of this Agreement or any Broadbase Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the certificate of incorporation, bylaws or other charter documents of Broadbase or Newco, as currently in effect; (b) any material Broadbase Contract; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Broadbase or its assets or properties. The consummation of the Merger and succession by Broadbase to all rights, licenses, franchises, leases and agreements of Broadbase will not require the consent of any third party, and will not have a Material Adverse Effect on Broadbase or the Surviving Corporation.

          5.5  SEC Filings.

          (a) Broadbase has filed all forms, reports and documents required to be filed by Broadbase with the SEC since the effective date of the registration statement of Broadbase's initial public offering, and has made available to Servicesoft such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Broadbase may file subsequent to the date hereof) are referred to herein as the "Broadbase SEC Documents." As of their respective dates, the Broadbase SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Broadbase SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Broadbase SEC Document. None of Broadbase's subsidiaries is required to file any forms, reports or other documents with the SEC.

          5.6 Broadbase Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Broadbase SEC Documents (the "Broadbase Financial Statements"), including any Broadbase SEC Documents filed after the date hereof until the Closing: (i) complied (or will comply as of their dates in the case of Broadbase SEC Documents filed after the date of this Agreement) as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared (or will be prepared in the case of Broadbase SEC Documents prepared after the date of this Agreement) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented the consolidated financial position of Broadbase and its subsidiaries as at the respective dates thereof and the consolidated results of Broadbase's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Broadbase contained in the Broadbase SEC Documents as of June 30, 2000 is hereinafter referred to as the "Broadbase Balance Sheet", with June 30, 2000 hereinafter referred to as the Broadbase Balance Sheet Date. Except as disclosed in the Broadbase Financial Statements, since the date of the Broadbase Balance Sheet neither Broadbase nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Broadbase and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Broadbase Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. There has been no change in Broadbase's accounting policies, except as described in the notes to the Broadbase Financial Statements.

          5.7 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or, to Broadbase's knowledge, investigation pending, nor, to Broadbase's knowledge, are any of the foregoing threatened against Broadbase or Newco before any court, administrative agency or arbitrator that, if determined adversely to Broadbase or Newco, may reasonably be expected to have a Material Adverse Effect on Broadbase or Newco. There is no judgment, decree, injunction or ruling of an administrative agency or arbitrator outstanding against Broadbase or Newco, except as may reasonably be expected to have a Material Adverse Effect on Broadbase or Newco. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending as to which Broadbase or Newco has received notice of assertion against Broadbase or Newco, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. To the knowledge of Broadbase, there is no basis for any person, firm, corporation or entity to assert a claim against Broadbase or any subsidiary of Broadbase based upon rights to ownership of any shares of Broadbase common stock or any option, warrant or other right to acquire any shares of Broadbase common stock, other than shares, options, warrants or rights included in the amounts therefor set forth in
     Section 5.2.

          5.8 Absence of Certain Changes or Events. Since the Broadbase Balance Sheet Date, Broadbase has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Broadbase Balance Sheet Date.

          (a) Except as set forth in Item 5.8 of the Broadbase Disclosure Letter, since the Broadbase Balance Sheet Date there has not been any change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Broadbase and its subsidiaries, taken as a whole.

          (b) Except as set forth in Item 5.8 or permitted by the terms of this Agreement, since the Broadbase Balance Sheet Date, Broadbase has not:

             (i) amended its certificate of incorporation, bylaws or any other charter document;

             (ii) declared, set aside or paid any dividend on, or made any other distribution in respect of, its capital stock, or made any changes in any rights, preferences, privileges or restrictions of any of its outstanding capital stock;

             (iii) effected any split, stock dividend, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition by Broadbase of its capital stock; or

             (iv) consummated any transaction relating to a merger, consolidation, sale of all or substantially all of its assets;

             (v) incurred any obligation or liability to any of its officers, directors, stockholders or affiliates, or made any loans or advances to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers or directors;

             (vi) sold, issued, granted or authorized the issuance or grant of:
        (A) any shares of its capital stock of any class or other security (other than (1) options issued to employees in the ordinary course of business consistent with past practice, or (2) pursuant to exercise of outstanding stock options); (B) any option, call, warrant, obligation, subscription, or other right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security; or accelerated the vesting of any outstanding option or other security;

             (vii) made or entered into any agreement or understanding to do any of the foregoing other than as disclosed in Item 5.8 of the Broadbase Disclosure Letter.

          5.9  Intellectual Property.

          (a) Ownership of Intellectual Property. Broadbase owns all right, title and interest in, or has the right to use, all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the licensing and use of Broadbase products and the sale of commercial services using such Intellectual Property Rights (with such Intellectual Property Rights being hereinafter collectively referred to as the "Broadbase IP Rights"). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Broadbase IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Broadbase IP Right or materially impair the right of Servicesoft to use, sell or license any Broadbase IP Right or portion thereof.

          (b) No Violation of Rights of Others. The business of Broadbase, as conducted as of the date hereof, does not, and the business of the licensing and use of Broadbase products, and the sale of Broadbase commercial services after the Effective Time will not, cause Broadbase to infringe or violate any of the Intellectual Property Rights of any other person. Broadbase has not received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property Rights of any other person which could be reasonably expected to have a Material Adverse Effect on Broadbase. To its knowledge, Broadbase is not using any confidential information or trade secrets of any past or present employees.

          (c) Protection of Rights. Broadbase has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Broadbase IP Rights. To the knowledge of Broadbase, there is no material unauthorized use, infringement or misappropriation of any Broadbase IP Rights by any third party, including, to the knowledge of Broadbase, any Broadbase employee. Except as set forth in Item 5.9(c), Broadbase is not aware of any infringement of any Broadbase IP Rights by any third party. All officers, employees and consultants of Broadbase and its subsidiaries (other (i) than employees and consultants who are not and have not been involved in developing Broadbase IP Rights or providing services to customers and who have no managerial responsibilities and (ii) officers, employees and consultants of Panopticon, Inc. and Decisionism, Inc.) have executed and delivered to Broadbase an agreement regarding the protection of proprietary information and the assignment to Broadbase of all Intellectual Property Rights arising from the services provided for Broadbase or any subsidiary of Broadbase by such persons.

          5.10 Compliance with Laws. Broadbase has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in compliance, in all respects material to Broadbase, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Broadbase, or to the assets, properties and business of Broadbase, including, without limitation:

             (a) all applicable federal and state securities laws and regulations;

             (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Broadbase's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or
        (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 4.16), building standards, zoning or other similar matters;

             (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data;

             (d) the Immigration Reform and Control Act; and

             (e) all governmental and nongovernmental regulations related to the operation and use of the Internet.

          Broadbase has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

          5.11 Information Supplied. None of the information supplied or to be supplied by Broadbase for inclusion in the Form S-4 and the Prospectus/Proxy Statement, at the date such information is supplied, at the time of the meeting of the stockholders of Broadbase to approve the Merger, and at the time of the meeting, or the date of the written consent, of the Servicesoft Stockholders to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          5.12 Accuracy of Disclosure. The representations and warranties contained in this Agreement, taken together with the Broadbase Disclosure Letter and any exhibits, schedules, certificates and documents to be delivered by Broadbase to Servicesoft pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     6. Servicesoft Pre-closing Covenants

     During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 11 hereof, Servicesoft covenants to and agrees with Broadbase (and, where Broadbase explicitly agrees to perform certain actions pursuant to specific provisions in this Article 6, Broadbase covenants to and agrees with Servicesoft) as follows:

          6.1 Access to Information. Until the Closing Date and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Servicesoft will provide Broadbase and its agents with reasonable access, during regular business hours, to the files, books, records and offices of Servicesoft and the Subsidiaries, including, without limitation, any and all information relating to Servicesoft and Subsidiary taxes, commitments, Contracts, leases, licenses, real, personal and intangible property, and financial condition. Servicesoft will cause its accountants to cooperate with Broadbase and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          6.2 Advice of Changes. Servicesoft will promptly advise Broadbase in writing of: (i) the discovery by Servicesoft of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Servicesoft contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Servicesoft contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; (iii) any breach of any covenant or obligation of Servicesoft pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 10 impossible or unlikely; and
     (v) any Material Adverse Effect on Servicesoft.

          6.3 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Servicesoft and each of its subsidiaries shall, except to the extent that Broadbase shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings, (iv) maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear, and (v) keep in full force all insurance policies identified in Item 4.20 of the Servicesoft Disclosure Letter and obtain any additional insurance required consistent with past practices for its business and property. In addition, during that period, Servicesoft will promptly notify Broadbase of any material event involving its business or operations consistent with the agreements contained herein.

          In addition, except as provided otherwise herein or as approved or recommended by Broadbase, Servicesoft will not, without the prior written consent of an executive officer of Broadbase, which consent shall not be unreasonably withheld or delayed:

             (a) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Servicesoft and its Subsidiaries or which have a book value in excess of $250,000, other than non-exclusive licenses of Servicesoft IP Rights pursuant to agreements entered into in the ordinary course of business consistent with past practices ;

             (b) borrow any money or guarantee any such indebtedness of another person or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing; which obligations, liabilities or indebtedness exceed $250,000 in the aggregate; provided, however, that Servicesoft may enter into a line of credit for up to $10 million with a nationally recognized financial institution on reasonable terms;

             (c) enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than non-exclusive licenses, distribution or similar other agreements entered into in the ordinary course of business consistent with past practice;

             (d) grant or pay any bonus, royalty, severance or termination pay, or increase the salary or other compensation payable or to become payable, to any of Servicesoft's or any Subsidiary's directors, officers or employees or consultants (except (i) pursuant to existing arrangements disclosed in Item 4.15(a) of the Servicesoft Disclosure Letter, (ii) normal raises in salary (not to exceed ten percent) for non-officers in connection with promotions or annual performance evaluations, in the ordinary course of business consistent with past practice and (iii) severance or termination pay to non-officer employees upon termination in an amount not to exceed four weeks' salary), or enter into any new employment agreement (other than offer letters for new hires on an "at-will" basis), or enter into any consulting agreement which provides for payment of more than $100,000 annually with any person, or adopt any new plan of the type described in Section 4.15(c);

             (e) amend or cause or permit any amendment of its certificate of incorporation, bylaws or any other charter document;

             (f) enter into any material lease or Contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice or enter into any agreement of the types described in Section 4.14;

             (g) amend or terminate any Contract or license to which Servicesoft or a subsidiary thereof is a party, or relinquish or fail to renew any material Contract or license to which it is a party or waive, release or assign any material rights or clause thereunder, in each case, in a manner that would have or would reasonably be expected to have a Material Adverse Effect on Servicesoft;

             (h) issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock other than (i) the issuance of shares pursuant to the exercise of warrants or options outstanding on the date of this Agreement, or the exchange of exchangeable securities of Servicesoft Canada that are outstanding on the date of this agreement, or the conversion of shares of Servicesoft Preferred Stock that are outstanding on the date of this Agreement or that are issued upon any such exchange; in each case provided that (A) such options, warrants, exchangeable securities or shares of convertible preferred stock are disclosed in Item 4.3 of the Servicesoft Disclosure Letter and (B) such exercise, exchange or conversion is effected in accordance with the terms of such options, warrants, exchangeable securities or convertible preferred stock as in effect on the date of this Agreement; (ii) option grants not to exceed 200,000 shares of Servicesoft Common Stock in the aggregate issuable thereunder under the Servicesoft Employee Plans in the ordinary course consistent with past practice, the terms of which shall provide for vesting over a four year period, with the first 25% vesting one year after the date of grant and the remaining 75% vesting in equal ratable installments monthly thereafter, without any provision for acceleration of such vesting upon the occurrence of any event or condition except as required by the terms of the Servicesoft Employee Plans; (iii) the issuance of warrants to purchase up to 100,000 shares of Servicesoft's Common Stock in connection with the line of credit permitted under clause (b) if Servicesoft shall enter into such line of credit; and (iv) the issuance of up to 64,515 shares of Servicesoft Common Stock to current or former employees of Servicesoft in connection with the termination of Servicesoft's employee stock purchase plan;

             (i) declare, set aside or pay any cash, stock or other dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

             (j) split or combine the outstanding shares of its capital stock of any class, pay any stock dividend, or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

             (k) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Servicesoft or enter into any joint ventures, partnerships, strategic relationships or alliances;

             (l) make or permit to be made any capital expenditures, or make or commit or commit or agree to make any payments that would be classified as expenses in each case which exceed $250,000 in any one transaction or the terms of which transactions are not in the ordinary course of business consistent with past practice;

             (m) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

             (n) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Servicesoft Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

             (o) materially change the pricing of Servicesoft's products and services;

             (p) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices, or agree to any audit assessment by any tax authority or make any tax election;

             (q) change any insurance coverage or issue any certificates of insurance other than in the ordinary course of business consistent with past practice;

             (r) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts in accordance with past practice;

             (s) make any material payments outside the ordinary course of business consistent with past practice;

             (t) take any action which would have or would reasonably be expected to have a Material Adverse Effect on Servicesoft; or

             (u) agree to do, or permit a Subsidiary to do or agree to do, any of the things described in the preceding clauses 6.4(a) through (t).

          Notwithstanding any provision to the contrary contained herein, in the event that Broadbase does not comply with its obligation to provide Servicesoft with Loans as required under Section 7.12, then Servicesoft shall be entitled to borrow up to $15 million or issue equity securities for net proceeds of up to $15 million on such terms as Servicesoft may deem appropriate, provided that in the event of any issuance of equity securities, rights to acquire equity securities or convertible securities, appropriate adjustment shall be made to the Conversion Ratio so that the percentage of the fully-diluted outstanding common stock of Broadbase owned in aggregate by the Servicesoft Stockholders and former holders of Servicesoft options and warrants immediately following the Effective Time (determined using the treasury method) will not be increased as a result of such issuance; and provided further that such transaction does not involve an Acquisition Transaction.

          6.4  Prospectus/Proxy Statement.

          (a) SEC Filings. As promptly as practicable after the execution of this Agreement, Servicesoft and Broadbase will prepare and file with the SEC, the Prospectus/Proxy Statement and Broadbase will prepare and file with the SEC the Form S-4 in which the Prospectus/Proxy Statement will be included. Each of Servicesoft and Broadbase will respond to any comments of the SEC, will use its respective reasonable efforts to have the Form S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Servicesoft and Broadbase will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of Servicesoft and Broadbase will promptly provide all information relating to its business or operations necessary for inclusion in the Form S-4 and Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws, and will be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its affiliates based upon written information furnished by it. Servicesoft will not provide or publish to its stockholders any material concerning it or its affiliates that violates the Securities Act or Exchange Act with respect to the transactions contemplated hereby.

          (b) HSR Filings. As promptly as practicable after the date of this Agreement, each of Servicesoft and Broadbase will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein if required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and
     (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Servicesoft and Broadbase each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.4. Neither Broadbase nor Servicesoft nor any of their respective affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Broadbase or Servicesoft, any of their respective affiliates or subsidiaries, or the holding separate of the shares of Servicesoft capital stock to be acquired or the Exchange Shares, or imposing or seeking to impose any limitation on the ability of Broadbase or Servicesoft or any of their respective subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Servicesoft capital stock to be acquired by Broadbase or the Exchange Shares to be issued to Servicesoft Stockholders.

          (c) Joint Participation. Each of Servicesoft and Broadbase will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of Servicesoft and Broadbase will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.5 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/ Proxy Statement, the Form S-4 or any Antitrust Filing or Other Filing, Servicesoft or Broadbase, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Servicesoft and/or Broadbase, such amendment or supplement.

          6.5  Stockholder Approval.

          (a) Servicesoft will hold a special meeting or solicit written consent of the Servicesoft Stockholders as promptly as practicable, and in any event (to the extent permissible under applicable law) no more than forty
     (40) days after the SEC has declared the Form S-4 effective. Servicesoft will solicit from the Servicesoft Stockholders proxies in favor of the approval of this Agreement and the Merger, and, subject to the fiduciary obligations of Servicesoft's directors, Servicesoft will use all reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the Servicesoft Stockholders required under Delaware Law to obtain such approvals. Any meeting of the Servicesoft Stockholders shall be called, held and conducted, and any proxies or shareholder written consents will be solicited, in compliance with all applicable federal laws, Delaware Law and Servicesoft's certificate of incorporation and bylaws, and all other applicable legal requirements. Servicesoft's obligation to call, give notice of, convene, hold and conduct the Servicesoft Stockholders Meeting (as defined in Section 6.5(b)) or solicit a written consent of the Servicesoft Stockholders in accordance with this Section 6.5 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Servicesoft of any Acquisition Proposal (as defined in Section 6.6(a)) or Superior Offer (as defined in Section 6.5(d)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Servicesoft to the Servicesoft Stockholders to approve this Agreement and the Merger.

          (b) In the event a meeting of the Servicesoft Stockholders is held to approve this Agreement and the Merger (the "Servicesoft Stockholders Meeting"), then notwithstanding anything to the contrary contained in this Agreement, Servicesoft may adjourn or postpone the Servicesoft Stockholders Meeting if as of the time for which the Servicesoft Stockholders Meeting is originally scheduled there are insufficient shares of Servicesoft capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Servicesoft Stockholders Meeting, in which case the Servicesoft Stockholders Meeting shall be re-convened as soon as a quorum is available. Servicesoft shall ensure that the Servicesoft Stockholders Meeting is called, noticed, convened, held and conducted prior to and separate from any meeting of the Servicesoft Stockholders at which any Acquisition Proposal or Acquisition Transaction (as defined in Section 6.6(a)) is considered or voted upon.

          (c) Subject to Section 6.5(d): (i) the Board of Directors of Servicesoft shall unanimously recommend that the Servicesoft Stockholders approve this Agreement and the Merger; (ii) the Form S-4 and Prospectus/Proxy Statement, and the written consent of stockholders, if any, shall include a statement to the effect that the Board of Directors of Servicesoft has recommended that the Servicesoft Stockholders approve this Agreement and the Merger; and (iii) neither the Board of Directors of Servicesoft nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Broadbase, the recommendation of the Board of Directors of Servicesoft that the Servicesoft Stockholders vote in favor of and approve this Agreement and the Merger.

          (d) Nothing in this Agreement shall prevent the Board of Directors of Servicesoft from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Servicesoft and is not withdrawn, (ii) Servicesoft shall have provided written notice to Broadbase (a "Notice of Superior Offer") advising Broadbase that Servicesoft has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Broadbase shall not have, within three business days of Broadbase's receipt of the Notice of Superior Offer, made an offer that Servicesoft's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to Servicesoft's stockholders as such Superior Offer (it being agreed that the Board of Directors of Servicesoft shall convene a meeting to consider any such offer by Broadbase promptly following the receipt thereof), (iv) the Board of Directors of Servicesoft concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Servicesoft to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law and (v) Servicesoft shall not have violated any of the restrictions set forth in Section 6.6 or this Section
     6.5. Servicesoft shall provide Broadbase with at least two business days prior notice (or such lesser prior notice as provided to the members of Servicesoft's Board of Directors but in no event less than twenty-four hours) of any meeting of Servicesoft's Board of Directors at which Servicesoft's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 6.5(d) shall limit Servicesoft's obligation to hold and convene Servicesoft Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Servicesoft shall have been withdrawn, amended or modified). For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Servicesoft pursuant to which the stockholders of Servicesoft immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Servicesoft), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Servicesoft, on terms that the Board of Directors of Servicesoft determines, in its reasonable judgment (based on the written advice of a financial advisor of national standing) to be more favorable to Servicesoft stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Servicesoft's Board of Directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

          6.6  No Solicitation.

          (a) Definitions.

          (i) "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Broadbase) relating to an Acquisition Transaction with respect to Servicesoft.

          (ii) "Acquisition Transaction" with respect to any entity means any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (a) any acquisition or purchase from such entity by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of such entity or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of such entity, or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving such entity; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of such entity; or (c) any liquidation or dissolution of such entity.

          (b) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 11, Servicesoft and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

             (i) solicit, or initiate the making, submission or announcement of any Acquisition Proposal;

             (ii) furnish to any person any non-public information with respect to any Acquisition Proposal or take any other action to facilitate any inquiries regarding any Acquisition Proposal;

             (iii) participate or engage in any discussions or negotiations with any person with respect to any Acquisition Proposal, except that Servicesoft may inform third parties, in response to unsolicited inquiries, of the existence of these provisions;

             (iv) approve, endorse or recommend any Acquisition Proposal (except, in the case of a Superior Offer, if (1) neither Servicesoft nor any representative of Servicesoft and its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.6 and (2) the

        Board of Directors of Servicesoft concludes in good faith, after consultation with its outside legal counsel, that it must approve, endorse or recommend such Superior Offer in order for it to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law); or

             (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

        provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Servicesoft Stockholders' Meeting, this Section 6.6(b) shall not prohibit Servicesoft from furnishing nonpublic information regarding Servicesoft and its Subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Servicesoft an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Servicesoft reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute a Superior Offer if (1) neither Servicesoft nor any representative of Servicesoft and its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.6, (2) the Board of Directors of Servicesoft concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Servicesoft to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Servicesoft gives Broadbase written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Servicesoft's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Servicesoft receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Servicesoft's confidential information as the confidentiality agreement entered into by the parties hereto, (4) Servicesoft gives Broadbase at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Servicesoft furnishes such nonpublic information to Broadbase (to the extent such nonpublic information has not been previously furnished by Servicesoft to Broadbase). Servicesoft and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Servicesoft or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Servicesoft or any of its Subsidiaries shall be deemed to be a breach of this Section 6.6 by Servicesoft; provided that if such violation consists of a communication by any such advisor which was unauthorized by Servicesoft and Servicesoft terminates its relationship with such advisor and with such advisor's employer immediately upon becoming aware of such communication, then such from and after such termination, then such communication shall no longer be deemed to constitute a material breach of this Agreement for purposes of Sections
        10.2 and 11.1(a)(ii).

          (c) In addition to the obligations of Servicesoft set forth in Section 6.6(b), Servicesoft as promptly as practicable shall advise Broadbase orally and in writing of any request for non-public information or any other inquiry which Servicesoft believes is likely to lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal, and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Servicesoft will keep Broadbase informed as promptly as practicable in all material respects of amendments to any such request, inquiry or Acquisition Proposal.

          6.7 Regulatory Approvals. Servicesoft will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Broadbase may reasonably request, in connection with the consumma-tion of the transactions provided for in this Agreement. Servicesoft will use all reasonable efforts to obtain or assist Broadbase in obtaining all such authorizations, approvals and consents.

          6.8 Necessary Consents. Servicesoft will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Servicesoft, in addition to those set forth in
     Section 6.4, to allow the consummation of the transactions provided for herein and to facilitate and allow Broadbase to carry on Servicesoft's business after the Closing Date.

          6.9 Blue Sky Laws. Servicesoft shall use all reasonable efforts to assist Broadbase to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

          6.10 Servicesoft Dissenting Shares. As promptly as practicable after the date the Prospectus/Proxy Statement is distributed to Servicesoft Stockholders and prior to the Closing Date, Servicesoft shall furnish Broadbase with the name and address of each Servicesoft Stockholder who has up to such time dissented and the number of shares owned by such Servicesoft Stockholders.

          6.11 Litigation. Servicesoft will notify Broadbase in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Servicesoft or threatened against it. In addition, Servicesoft will notify Broadbase in writing promptly after learning of any action, suit, proceeding, claim, arbitration or investigation threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect on Broadbase. If Servicesoft becomes subject to a review by the Internal Revenue Service or any other taxing agency or authority for accounting periods prior to the Closing Date (including but not limited to any short tax year resulting from the Merger), then Servicesoft acknowledges that Broadbase will be entitled to participate in such review. Servicesoft will not enter into any settlement or other stipulation with respect to any such review without the written consent of Broadbase, which consent will not be unreasonably withheld.

          6.12 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Servicesoft and Broadbase shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for employees of Servicesoft and its Subsidiaries following the Merger. Servicesoft shall take such actions as are necessary to terminate such Servicesoft Employee Plans as are requested by Broadbase to be terminated, provided that those employees of Servicesoft and its Subsidiaries who are eligible to participate in each such Servicesoft Employee Plan shall be provided the opportunity to participate in a substantially comparable employee benefit plan maintained by Broadbase and provided further that Broadbase requests such termination no later than ten days prior to the Closing Date. Servicesoft agrees that it shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than the Employment Agreements) prior to the Closing.

          6.13 Notification of Employee Problems. Servicesoft will promptly notify Broadbase if any of Servicesoft's officers becomes aware that any of its officers and software developer managers, or any material number of other employees intends or threatens to leave its employ.

          6.14 Certain Agreements. Servicesoft will use all reasonable efforts to cause all present employees and consultants of Servicesoft who have not previously executed Servicesoft's forms of assignments of copyright and other intellectual property rights to Servicesoft to execute such forms.

          6.15 Servicesoft Affiliates. To help ensure that the issuance of the Exchange Shares complies with the Securities Act, prior to the Closing Date Servicesoft will deliver a letter identifying all persons who are, in Servicesoft's reasonable judgment, "affiliates" of Servicesoft at that time (the "Servicesoft Affiliates"). Servicesoft will provide Broadbase with all information and documents needed to evaluate this list for compliance with securities laws. Broadbase will cause the Exchange

     Shares issued to the Servicesoft Affiliates to bear legends with respect to any application limitations on transfer under Rule 145 promulgated under the Securities Act.

          6.16 Satisfaction of Closing Conditions. Servicesoft will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 10 or elsewhere in this Agreement on or before the Closing. Servicesoft will use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          6.17 Conversion of Servicesoft Preferred Stock and Servicesoft Warrants. Servicesoft agrees to solicit from the holders of each series of Servicesoft Canada Preferred Stock consent to exchange all of the shares of Servicesoft Canada Preferred Stock into shares of Servicesoft Series H Preferred Stock prior to the Effective Time of the Merger. Servicesoft further agrees to solicit from the holders of each series of Servicesoft Preferred Stock consent to convert all of the shares of Servicesoft Preferred Stock (other than the Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock) into shares of Servicesoft Common Stock prior to the Effective Time, and to use all reasonable efforts to cause such conversion. In addition, Servicesoft agrees to use all reasonable efforts to cause each holder of Servicesoft Warrants to exercise, effective as of, and contingent upon, the consummation of the Merger, all Servicesoft Warrants beneficially owned by such person in full in accordance with the terms of such Servicesoft Warrants. Subject to
     Section 7.18, Servicesoft shall use all reasonable efforts to cause each share of Servicesoft Canada Preferred Stock and Servicesoft Canada Common Stock to be exchanged, prior to the Effective Time of the Merger, for shares of Servicesoft Preferred Stock and Servicesoft Common Stock, respectively, in accordance with the terms of such Servicesoft Canada Preferred Stock and the constituent documents of Servicesoft Canada.

          6.18 Confirmation of Equity Interests. Prior to the Effective Time (and, in the case of any convertible securities which are to be converted, or warrants which are to be exercised, prior to the Effective Time, prior to such conversion or exercise), Servicesoft will provide Broadbase with such information and documents as Broadbase may from time to time reasonably request with respect to the calculations of antidilution adjustments, dividends and share and warrant issuances that are reflected in the Servicesoft Disclosure Letter. If, prior to the Effective Time, any person shall notify Servicesoft of its election to exercise any warrants or convert any convertible securities of Servicesoft, or exchange any Servicesoft Canada Preferred Stock or Servicesoft Canada Common Stock for Servicesoft Capital Stock, in each case where the terms of such exercise or conversion would give effect to any antidilution adjustments or dividends by Servicesoft, or where the number of shares to be issued upon such exercise or conversion would differ from the number set forth or reflected in the Servicesoft Disclosure Letter, then Servicesoft shall notify Broadbase in writing of such exercise, conversion or exchange prior to issuing or delivering any shares of Servicesoft Capital Stock upon such exercise or conversion, and, if requested by Broadbase, shall not deliver any such shares of Servicesoft Capital Stock until the holder of the warrant being exercised, or the security being converted or exchange, has confirmed to Servicesoft and Broadbase its concurrence with the number set forth or reflected in the Servicesoft Disclosure Letter.

     7. Broadbase Pre-closing Covenants

     During the period from the date of this Agreement until the Effective Time, Broadbase covenants to and agrees with Servicesoft (and, where Servicesoft explicitly agrees to perform certain actions pursuant to specific provisions in this Article 7, Servicesoft covenants to and agrees with Broadbase) as follows:

          7.1 Advice of Changes. Broadbase will promptly advise Servicesoft in writing of: (i) the discovery by Broadbase of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Broadbase contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Broadbase contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; (iii) any breach of any covenant or obligation of Broadbase pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that, to its knowledge, would cause the Merger not to qualify as a tax-free reorganization in accordance with the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code; (v) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely; and (v) any Material Adverse Effect on Broadbase.

          7.2 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Broadbase and each of its subsidiaries shall, except to the extent that Servicesoft shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers,
     (iii) preserve its relationships with customers and licensees, (iv) maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear, and (v) keep in full force all of its insurance policies and obtain any additional insurance required consistent with past practices for its business and property. In addition, during that period, Broadbase will promptly notify Servicesoft of any material event involving its business or operations consistent with the agreements contained herein, subject to any obligations of confidentiality.

          In addition, except as provided otherwise herein or as approved or recommended by Servicesoft, Broadbase will not, without the prior written consent of an executive officer of Servicesoft, which consent shall not be unreasonably withheld or delayed:

             (a) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case which involve the issuance of equity securities, or securities convertible into or exchangeable for equity securities, which in the aggregate represent more than 4,789,769 shares of common stock; provided that the pending acquisitions of Panopticon, Inc. and Decisionism, Inc. by Broadbase shall not be restricted by this Section 7.2;

             (b) issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock other than (i) in connection with permitted acquisitions of the type described in Section 7.2(a) and in the acquisitions of Panopticon, Inc. and Decisionism, Inc., (ii) upon exercise of outstanding options or warrants, or (iii) option grants not to exceed 800,000 shares of Broadbase Common Stock in the aggregate issuable thereunder, to employees, consultants and directors of Broadbase in the ordinary course, consistent with past practice plus options issuable (or which may be assumed) in connection with the acquisitions of Panopticon, Inc. and Decisionism, Inc.;

             (c) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Broadbase, other than non-exclusive licenses of Broadbase IP in the ordinary course of business;

             (d) amend or cause or permit any amendment of its certificate of incorporation, bylaws or any other charter document, other than the amendment of Broadbase's certificate of incorporation to authorize additional shares of Broadbase common stock to be issued to Servicesoft Stockholders pursuant to the Merger;

             (e) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

             (f) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

             (g) Consummate, or enter into any agreement to consummate, or hold any stockholders' meeting to consider and approve, any Broadbase Acquisition (as defined below), unless the record date for the meeting of Broadbase stockholders to approve such Broadbase Acquisition is (or will be) after the Effective Time. Notwithstanding anything in this Agreement to the contrary, Broadbase may enter into an agreement with a third party regarding a Broadbase Acquisition as long as the record date for a Broadbase stockholders' meeting to consider such Acquisition Proposal for Broadbase falls on a date after the Effective Time. As used herein, "Broadbase Acquisition" shall mean an Acquisition of Broadbase.

             (h) take any action that Broadbase knows will cause the Merger to fail to qualify as a tax-free reorganization.

             (i) agree to do, or permit a Subsidiary to do or agree to do, any of the things described in the preceding clauses 7.2(a) through (h).

          7.3 Regulatory Approvals. Broadbase will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Servicesoft may reasonably request, in connection with the consummation of the transactions provided for in this Agreement including, without limitation, the Form S-4 and any applicable filings under the HSR Act. Broadbase will use all reasonable efforts to obtain all such authorizations, approvals and consents.

          7.4 Amendment of Certificate of Incorporation. Broadbase will amend its certificate of incorporation to authorize additional shares of Broadbase Common Stock to be issued to Servicesoft Stockholders.

          7.5 Broadbase Stockholders' Approval. Broadbase will call a special meeting of its stockholders, to be held within forty (40) days after the Form S-4 shall have been declared effective by the SEC (the "Broadbase Stockholders' Meeting"). Broadbase will solicit from its stockholders proxies in favor of the approval of the issuance of the Exchange Shares pursuant to the Merger, an amendment to Broadbase's Certificate of Incorporation to increase the authorized number of shares of Broadbase Common Stock in order to permit the issuance of Exchange Shares pursuant to the Merger, and any related matters and, to the extent required by applicable law or by Broadbase's certificate of incorporation or bylaws, in favor of the approval of this Agreement and the Merger (such approvals, the "Broadbase Stockholder Approvals"). Broadbase will use all reasonable efforts to take all other action necessary or advisable to secure the vote of its stockholders required under Delaware Law to obtain the Broadbase Stockholder Approvals. Subject to the following sentence, (i) the Board of Directors of Broadbase shall unanimously recommend that the stockholders of Broadbase give the Broadbase Stockholder Approvals; (ii) the Form S-4 and the Prospectus/Proxy Statement will include a statement to the effect that Broadbase's Board of Directors has recommended that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Approvals; and (iii) neither the Board of Directors of Broadbase nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Servicesoft, the recommendation of the Board of Directors of Broadbase that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Approvals. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Board of Directors of Broadbase from withholding, withdrawing, amending or modifying its recommendation in favor of the Broadbase Stockholder Approvals if (i) an unsolicited bona fide offer made by a third party to consummate a Broadbase Acquisition (including, without limitation, the acquisition by any person or group, including by way of tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Broadbase, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Broadbase) in which, such third party has required as a condition to closing such transaction, that this Agreement shall have been terminated and the Merger not effected (a "Broadbase Acquisition Offer") is made to Broadbase and is not withdrawn, (ii) Broadbase shall have provided written notice to Servicesoft advising Servicesoft that Broadbase has received a Broadbase Acquisition Offer, specifying all of the material terms and conditions of such Broadbase Acquisition Offer and identifying the person or entity making such Broadbase Acquisition Offer and (iii) the Board of Directors of Broadbase concludes in good faith, after consultation with its outside legal counsel and a financial advisor of national standing, that, in light of such Broadbase Acquisition Offer, the withholding, withdrawal, amendment or modification of its recommendation that the stockholders of Broadbase give the Broadbase Stockholder Approvals is required in order for the Board of Directors of Broadbase to comply with its fiduciary obligations to Broadbase's stockholders under applicable law. The Broadbase Stockholders' Meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Broadbase's obligation to call, give notice of, convene, hold and conduct the Broadbase Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the stockholders of Broadbase of a Broadbase Acquisition Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Broadbase at such Broadbase Stockholders' Meeting. Broadbase may not hold a meeting of its stockholders to consider a Broadbase Acquisition unless the record date for such meeting is after the Effective Time.

          7.6 Litigation. Broadbase will notify Servicesoft in writing promptly after learning of any action, suit, proceeding, claim, arbitration or investigation threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect on Broadbase.

          7.7 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Servicesoft and Broadbase shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Servicesoft employees following the Merger. Broadbase's benefit arrangements and employee plans shall, to the extent that this provision does not violate the applicable plan, policy, program or arrangement, give full credit (including, without limitation, for purposes of eligibility, vesting and benefits accrued) for each participant's service to Servicesoft for all purposes for which such service was recognized under Servicesoft's benefit arrangements or employee plans prior to the effective time.

          7.8 Satisfaction of Conditions Precedent. Broadbase will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9 on or before the Closing Date. Broadbase will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

          7.9 Blue Sky Laws. Broadbase shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

          7.10 Nasdaq Listing. Broadbase agrees to authorize for listing on the Nasdaq Stock Market the shares of Broadbase Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

          7.11 Board Representation. Broadbase shall appoint the chief executive officer of Servicesoft and Robert Davoli (or such other person as may be designated by the mutual agreement of Broadbase and Servicesoft) to Broadbase's Board of Directors as of the Effective Time; provided however, that if upon such appointment and any concurrent resignations of any present Broadbase directors, the Board of Directors of Broadbase shall consist of seven (7) or more members, then Broadbase shall appoint one additional person (who shall be mutually acceptable to Servicesoft and Broadbase) to the Board of Directors of Broadbase.

          7.12  Bridge Loan.

          (a) Provided this Agreement has not been terminated as provided in
     Article 11, Broadbase agrees to advance to Servicesoft, on an as-needed-basis, bridge loans of up to an aggregate of $15 million (the "Loans") for the purpose of financing operating expenses incurred in the ordinary course of business, pursuant to the terms set forth in the form of convertible promissory note attached hereto as Exhibit D, and subject to execution and delivery of such note by Servicesoft. Each advance of all or any portion of the Loan shall be subject to the conditions that (i) the representations and warranties of Servicesoft set forth in this Agreement shall be true and correct in all material respects as of the time of such advance, (ii) Servicesoft shall not have breached in any material respect any covenant contained in this Agreement, and (iii) Servicesoft shall have given Broadbase at least five (5) days' written notice requesting such advance and affirming that the conditions described in clauses (i) and (ii) have been satisfied.

          (b) If this Agreement is terminated pursuant to Article 11, then all unpaid principal and accrued interest under the Loan (at the rate of 8.5% per annum) shall become due and payable by Servicesoft on the date that is one year after the date of such termination (the "Due Date"); provided; however, that Broadbase shall be entitled to require earlier repayment either upon (i) the closing of any equity financing following such termination, in which case, Broadbase shall be entitled to receive the lesser of (1) the aggregate amount of the unpaid principal and accrued interest under the Loan and (2) 50% of the funds raised in such equity financing, in either case, in payment for the unpaid principal and accrued interest under the Loan, with the remainder to be paid off in full on the Due Date, or (ii) an Acquisition of Servicesoft. Servicesoft agrees to provide Broadbase with at least ten days' prior written notice of the closing of Servicesoft's next equity financing and of any Acquisition of Servicesoft, including the terms thereof. At the election of Broadbase, the Loans may at any time be converted into shares of Servicesoft common stock at $10 per share or into the same securities as are issued in the next equity financing following such termination at a conversion price equal to the price per share of the equity securities sold in such equity financing, and each party hereto will take all steps necessary or advisable to effect such result.

          7.13  Section 16. Provided that Servicesoft delivers to Broadbase the
     Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Broadbase, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of Broadbase Common Stock upon conversion of the Servicesoft Common Stock, and of options for Broadbase Common Stock upon conversion of the Servicesoft Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Servicesoft capital stock held by each such Company Insider and expected to be exchanged for Broadbase Common Stock in connection with the Merger, and the number and description of the Servicesoft Options held by each such Company Insider and expected to be converted into options for Broadbase Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of Servicesoft who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Broadbase and who are listed in the Section 16 Information.

          7.14 Access to Information. Until the Closing Date and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Broadbase will provide Servicesoft and its agents with reasonable access, during regular business hours, to the files, books, records and offices of Broadbase and its subsidiaries, including, without limitation, any and all information relating to Broadbase's taxes, commitments, Contracts, leases, licenses, real, personal and intangible property, and financial condition; provided that Broadbase shall not be required to provide Servicesoft or its agents with access to any files, books, records or information where (a) such access would waive any privileges available under applicable law, or (b) would violate the terms of any nondisclosure agreement with any third party after Broadbase shall have used all reasonable efforts to obtain a waiver of, or consent to disclosure under, such agreement.

          7.15 Necessary Consents. Broadbase will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Broadbase, in addition to those set forth in
     Section 7.5, to allow the consummation of the transactions provided for herein.

          7.16 Director and Officer Indemnification. From and after the Effective Time, Broadbase shall cause the certificate of incorporation and by-laws of the Surviving Corporation to include indemnification provisions substantially identical in all material respects to the corresponding existing provisions in the certificate of incorporation and by-laws of Servicesoft.

          7.17 No Solicitation. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 11, Broadbase and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly solicit or initiate the making, submission or announcement of any Acquisition with respect to Broadbase. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Broadbase or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Broadbase or any of its Subsidiaries shall be deemed to be a breach of this Section 7.17 by Broadbase; provided that if such violation consists of a communication by any such advisor which was unauthorized by Broadbase and Broadbase terminates its relationship with such advisor and with such advisor's employer, or terminates the employment of such employee, immediately upon becoming aware of such communication, then from and after such termination, such communication shall no longer be deemed to constitute a material breach of this Agreement for purposes of Sections 9.2 and 11.1(a)(ii).

          7.18 Conversion of Servicesoft Canada Common Stock. If requested by Servicesoft, Broadbase shall enter into such amendments of this Agreement as may be necessary to allow the holders of Servicesoft Canada Common to defer exchanging their shares until February 15, 2001, if Canadian counsel for both Servicesoft and Broadbase reach agreement on the structure of any amendment required to the constituent documents of Servicesoft Canada; provided that any such amendment and any such deferred exchange of shares of Servicesoft Canada Common stock for Exchange Shares: (i) provides for the issuance of Exchange Shares to the holders of Servicesoft Canada common stock upon their exchange on the same basis as if they had exchanged at or before the Effective Time of the Merger, including the retention of ten percent (10%) of such Exchange Shares in escrow; (ii) would not involve any adverse tax consequences for such holders or for Servicesoft, Servicesoft Canada or Broadbase, (iii) provides that the Exchange Shares to be issued upon conversion of the Servicesoft Canada Common Stock will be registered on the Form S-4 (or other applicable form) to be filed with the SEC in connection with the registration of the other Exchange Shares, (iv) would not require the issuance or creation of any new class of preferred stock of Broadbase, or other amendments to Broadbase's charter documents, (v) would not involve any adverse accounting consequences for Broadbase, and (vi) be reasonably practicable to implement.

     8. Closing Matters

     8.1  The Closing. Subject to termination of this Agreement as provided in
Article 11, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 no later than the third (3rd) business day following satisfaction of waiver of all of the conditions to Closing specified in Article 9 and Article 10 or, if all of the conditions to the Closing have not been satisfied or waived by such date, such other place, time and date as Servicesoft and Broadbase may mutually select (the "Closing Date"). Concurrently with the Closing or as soon thereafter as possible, the Certificate of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office Delaware Secretary of State.

     8.2  Exchange of Certificates.

     (a) Procedures.

     (i) U.S. Stock Corporation, transfer agent for Broadbase common stock, will act as exchange agent (the "Exchange Agent") for the Exchange Shares. On the Closing Date, Broadbase will deposit with the Exchange Agent the Exchange Shares, to be held by the Exchange Agent until released as provided herein. As soon as practicable after the Closing, Broadbase shall cause to be mailed to each holder of record of a certificate(s) for shares of Servicesoft capital stock (the "Servicesoft Certificates"): (A) a letter of transmittal in form reasonably satisfactory to Broadbase (which shall (1) include a schedule ("Schedule 1") in which such holder shall identify the number of shares of Servicesoft capital stock owned by such holder, and (2) specify that delivery shall be effected, and risk of loss and title to the Servicesoft Certificates shall pass, only upon delivery of the Servicesoft Certificates to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Servicesoft Certificates in exchange for certificates representing Exchange Shares.

     As soon as practicable after the Effective Time, each Servicesoft Stockholder (1) will surrender either (x) the Servicesoft Certificates to Broadbase for cancellation or (y) an affidavit of lost (or nonissued) certificate and a bond in form and amount reasonably satisfactory to Broadbase or the Exchange Agent (a "Bond"), (2) will execute and deliver an indemnification agreement pursuant to which each Servicesoft Stockholder will agree to indemnify the Indemnified Persons (as defined in Section 12.2) pursuant to the terms of Article 12 (the "Indemnification Letter"), (3) will execute and deliver a representation letter (the "Servicesoft Stockholder Representation Letter") containing (A) representations to the effect that such Servicesoft Stockholder (i) has valid and marketable title to the shares of Servicesoft Common Stock or Servicesoft Preferred Stock set forth opposite such Servicesoft Stockholder's name in Schedule 1 to the letter of transmittal, (ii) the legal right, power and all authorizations and approvals required by applicable law to sell, transfer and deliver the shares to be sold by such Servicesoft Stockholder, (iii) has not sold, assigned or otherwise transferred to any third party any of his or her right, title or interest in or to any of such shares of Servicesoft Common Stock or Servicesoft Preferred Stock set forth on Schedule 1 to the letter of transmittal, and that there exists no pledge, lien, security interest, claim or encumbrance whatsoever on or relating to any of such shares of Servicesoft Common Stock or Servicesoft Preferred Stock and (B) releasing and terminating any registration rights, rights of accelerated vesting (except such rights as are described in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter), rights of first refusal, rights to any liquidation preference or redemption rights to which such Servicesoft Stockholder may otherwise have been entitled, and, if such Servicesoft Stockholder is a party to the 7th Amended and Restated Registration Rights Agreement of Servicesoft dated January 13, 2000, or the 2nd Amended and Restated Shareholders' Agreement of Servicesoft dated January 13, 2000 consenting to the termination of such agreement, (4) if such Servicesoft Stockholder is an affiliate of Servicesoft, a letter agreement signed by such Servicesoft Stockholder stating that such Stockholder shall not sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any Exchange Shares for 90 days following the Effective Time (the "Servicesoft Affiliate Agreement"). Promptly following the Effective Time and receipt of Servicesoft Certificates and/or the Bonds, the Indemnification Letter, the Servicesoft Stockholder Representations, and if applicable, the Servicesoft Affiliate Agreement, Broadbase will cause the Exchange

Agent to issue to such surrendering holder certificate(s) the number of Exchange Shares to which such holder is entitled pursuant to Section 2.1, less the Escrow Shares to be deposited into escrow on behalf of such holder pursuant to Section 2.2, and will distribute any cash payable under Section 2.1(a)(vi); provided that if the information set forth in the Servicesoft Stockholder Representations is inconsistent with the information set forth in the Servicesoft Disclosure Letter, then Broadbase shall be entitled to condition such issuance upon its confirmation, to its reasonable satisfaction, that such difference will not have any material adverse consequences to Broadbase or require the issuance of a greater number of Exchange Shares than would have been required had such information been consistent.

     (ii) At the Effective Time, the stock transfer books of Servicesoft will be closed and no transfer of shares of Servicesoft capital stock will thereafter be made. If, after the Effective Time, Servicesoft Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 8.2; provided, however, that subject to applicable law any Servicesoft Certificate that is not properly submitted to Broadbase for exchange and cancellation within three years after the Effective Time shall no longer evidence ownership of or any right to receive shares of Broadbase common stock and all rights of the holder of such Servicesoft Certificate, with respect to the shares previously evidenced by such Servicesoft Certificate, shall cease.

     (iii) Subject to the provisions of Section 2.2 and the Escrow Agreement with respect to the Escrow Shares, all Exchange Shares delivered upon the surrender of Servicesoft Certificates in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to the Servicesoft common stock evidenced by such Servicesoft Certificates.

     (b) Unexchanged Shares. Until Servicesoft Certificates outstanding prior to the Merger (or affidavits of lost (or non-issued) certificates and attendant Bonds) are surrendered pursuant to Section 8.2(a), such Servicesoft Certificates will be deemed, for all purposes, to evidence ownership of (i) the number of Exchange Shares into which the Servicesoft common stock will have been converted (less the number of shares to be withheld as Escrow Shares pursuant to Section 2.2) and (ii) if applicable, cash in lieu of fractional shares.

     (c) Payment of Dividends. No dividends or distributions payable to holders of record of Broadbase common stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to holders of any unsurrendered Servicesoft Certificates until such holders surrender their Servicesoft Certificates (or affidavits of lost (or non-issued) certificates and attendant Bonds). Upon such surrender, subject to the effect, if any, of applicable escheat and other laws, there will be delivered to such tendering holder the amount of any dividends and distributions paid with respect to Exchange Shares so withheld as of any date subsequent to the Effective Time and prior to such date of delivery, less any non-cash dividends and distributions paid with respect to the Escrow Shares (which shall be held until the Escrow Shares are released as and to the extent provided in the Escrow Agreement).

     (d) Miscellaneous.

     (i) If any certificates for Exchange Shares are to be issued in a name other than that in which the Servicesoft Certificate surrendered in exchange therefor is registered, the following shall be conditions of such exchange: (A) the Servicesoft Certificate must be properly endorsed and otherwise in proper form for transfer, and (B) the person requesting such exchange shall either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Exchange Shares in a name other than that of the registered holder of the Servicesoft Certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (ii) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a Servicesoft Stockholder for any Exchange Shares or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable abandoned property, escheat or other similar laws following the passage of time specified therein.

     8.3  Dissenting Shares. Notwithstanding anything to the contrary in this
Agreement:

          (a) No Dissenting Shares will be converted into or represent a right to receive the consideration described in Section 2.1(a)(i). Instead, each holder of Dissenting Shares will be entitled only to such rights as are granted by Delaware Law for Dissenting Shares. The Exchange Shares to which such dissenting Servicesoft Stockholders would have been entitled had each assented to the merger, will have the status of authorized and unissued shares of Broadbase.

          (b) For each Servicesoft Stockholder who complies with all requirements for obtaining stockholders' rights of appraisal with respect to such shares, but subsequently loses (through the failure to perfect or otherwise) or effectively withdraws such demand for such rights of appraisal in accordance with Delaware Law, such holder's shares shall, as of the Effective Time (or, if after the Effective Time, upon the occurrence of such event) automatically be converted into and represent only the right to receive the consideration described in Section 2.1 upon surrender of the applicable certificate(s) as provided in Section 8.2.

          (c) Servicesoft shall comply with the notice and other procedural requirements set forth in Section 262 of Delaware Law with respect to any Servicesoft Stockholder that properly demands stockholders' rights of appraisal for such Servicesoft shares and that has not lost or effectively withdrawn such demand for such rights of appraisal rights. Broadbase shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Servicesoft shall not, except with the prior written consent of Broadbase, voluntarily make any payment with respect to any demands for the exercise of appraisal rights or offer to settle or settle any such demands.

     8.4 Employee Plans. As of the Effective Time, Broadbase and Servicesoft shall take such actions as are necessary to effect the mutually acceptable employee benefit and compensation arrangements as determined pursuant to Section 6.12.

     9.  Conditions to Obligations of Servicesoft

     Servicesoft's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Servicesoft, but only in a writing signed on behalf of Servicesoft by its Chief Executive Officer or Chief Financial
Officer:

          9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Broadbase and Newco set forth in Article 5 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and on and as of such particular date as if made on and as of such particular date.

          9.2 Covenants. Broadbase shall have performed and complied in all material respects with all of its covenants contained in Article 7 on or before the Closing Date, and Servicesoft shall have received a certificate to such effect executed on behalf of Broadbase an officer of Broadbase.

          9.3 Absence of Material Adverse Effect. No change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Broadbase shall have occurred since the date of this Agreement and be continuing.

          9.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

          9.6 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC.

          9.7 Requisite Approvals. The principal terms of this Agreement, the Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of: (a) the Servicesoft Stockholders, as required by applicable law and Servicesoft's certificate of incorporation and by-laws, (b) Broadbase stockholders, and (c) Broadbase's Board of Directors.

          9.8 Opinion of Broadbase's Counsel. Servicesoft shall have received from Fenwick & West LLP, counsel to Broadbase, an opinion letter in substantially the form attached hereto as Exhibit F, dated as of the Closing Date.

          9.9 Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted.

          9.10 Election of Servicesoft Designees to the Board of Directors of Broadbase. The Board of Directors of Broadbase shall have taken appropriate action to elect Massood Zarabian and another person to be designated by the mutual agreement of the parties hereto, to the Board of Directors of Broadbase, effective upon the Effective Time and, if applicable, one (1) additional person mutually acceptable to Broadbase and Servicesoft in the event the Board of Directors of Broadbase shall consist of seven (7) or more members, as contemplated by Section 7.11.

          9.11 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Broadbase that has not been previously disclosed to Servicesoft herein.

     10.  Conditions to Obligations of Broadbase

     The obligations of Broadbase hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Broadbase, but only in a writing signed on behalf of Broadbase by its Chief Executive Officer or Chief Financial Officer:

          10.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Servicesoft set forth in Article 4 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct on and as of the date hereof and on and as of such particular date as if made on and as of such particular date.

          10.2 Covenants. Servicesoft shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing Date, and Broadbase shall have received a certificate to such effect executed on behalf of Servicesoft by the President, Chief Executive Officer or Chief Financial Officer of Servicesoft.

          10.3 Absence of Material Adverse Effect. No change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Servicesoft shall have occurred since the date of this Agreement and be continuing.

          10.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          10.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

          10.6 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC.

          10.7 Requisite Approvals. The principal terms of this Agreement, the Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of: (a) the Servicesoft Stockholders, (b) Servicesoft's Board of Directors, and (c) the Broadbase stockholders.

          10.8 Conversion of Preferred Stock. Subject to Section 7.18, all shares of Servicesoft Canada Preferred Stock and Servicesoft Canada Common Stock shall have been exchanged for shares of Servicesoft Series H Preferred Stock and Servicesoft Common Stock, respectively, in accordance with the terms of the organizational and other constituent documents of Servicesoft Canada. All outstanding shares of Servicesoft Preferred Stock (including shares of Servicesoft Series H Preferred Stock issued or issuable pursuant to the condition stated in the preceding sentence but excluding shares of Series X Preferred Stock and Series Y Preferred Stock) shall have been converted into shares of Servicesoft Common Stock in accordance with the terms of Servicesoft's certificate of incorporation.

          10.9 Third-Party Consents; Assignments; Other Documents. Broadbase shall have received: (a) duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates set forth on Schedule 3 hereto; and (b) any other written consents, assignments, waivers, authorizations or other certificates where, in the case of this clause (b), the failure to have received the same would have a Material Adverse Effect on Servicesoft.

          10.10 Dissenting Shares. The number of Dissenting Shares shall not constitute more than ten percent (10%) of the total number of shares of Servicesoft common stock (on an as-if converted to Servicesoft common stock basis) outstanding immediately prior to the Effective Time.

          10.11 Resignations. Broadbase shall have received an executed letter from each member of the Board of Directors and each officer of Servicesoft immediately prior to the Effective Time of the Merger to the effect that each such director and/or officer agrees to resign his or her post as a director or officer of the Surviving Corporation effective as of the Effective Time of the Merger.

          10.12 Escrow Agreement. Broadbase shall have received the Escrow Agreement, executed by Servicesoft and in substantially the form attached hereto as Exhibit E, providing for the escrow of the Escrow Shares.

          10.13 Opinion of Servicesoft's Counsel. Broadbase shall have received from McDermott, Will & Emery, counsel to Servicesoft, an opinion letter in substantially the form attached hereto as Exhibit G, dated as of the Closing Date.

          10.14 Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted.

          10.15 Affiliates Letter. Servicesoft shall have delivered to Broadbase the letter required by Section 6.16 naming all persons who are "affiliates" of Servicesoft for purposes of Rule 145 under the Securities Act.

          10.16 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Servicesoft that has not been previously disclosed to Broadbase herein.

          10.17 Section 280G Approval. Any agreement, plan or arrangement to which Servicesoft or any Subsidiary is a party that would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code ("Section 280G") shall have been approved by the holders of such percentage of the outstanding Servicesoft Preferred Stock and Servicesoft Common Stock (excluding shares held by the person that is or would be the beneficiary or recipient of such payment) as may be required in order that Section 280G not apply to limit the deductibility of such payment, and any "disqualified individuals" as defined in Section 280G shall have agreed to forfeit any payments that would otherwise be non-deductible if shareholder approval is not so obtained.

     11. Termination of Agreement

     11.1  Right to Terminate.

     (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the Servicesoft
Stockholders:

          (i) by the mutual written consent of Servicesoft and Broadbase;

          (ii) by either Servicesoft or Broadbase, if such party (including its stockholders) is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation of such other party will have become untrue, in either case to an extent that would cause the conditions set forth in Article 9 (for Servicesoft) or Article 10 (for Broadbase) not to be satisfied and such breaching party fails to cure such material breach within 15 days of written notice of such material breach from the non-breaching party (except that no cure period will be provided for a breach which by its nature cannot be cured);

          (iii) by either Servicesoft or Broadbase, if the Merger shall not have been consummated by February 28, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 11(a)(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (iv) by either Servicesoft or Broadbase, if there is a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or if any statute, rule, regulation or order is enacted, promulgated or issued or deemed applicable to the Merger by any governmental body that would make consummation of the Merger illegal;

          (v) by either Servicesoft or Broadbase if the required approval of the Servicesoft Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote by written consent or at a meeting of the Servicesoft Stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this 11.1(a)(v) shall not be available to Servicesoft where the failure to obtain the Servicesoft Stockholder approval shall have been caused by the action or failure to act of Servicesoft (or an officer or director of Servicesoft) and such action or failure to act constitutes a material breach of this Agreement;

          (vi) by either Servicesoft or Broadbase, if the required approval of Broadbase Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required votes at a meeting of Broadbase stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 11.1(a)(vi) shall not be available to Broadbase where the failure to obtain the Broadbase stockholder approvals shall have been caused by the action or failure to act of Broadbase and such action or failure to act constitutes a material breach by Broadbase of this Agreement;

     11.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 11.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the delivery of such notice.

     11.3 Continuing Obligations. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 7.12(b), this Section 11.3,
Section 11.4 and Article 12, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to any agreement to maintain the confidentiality of information regarding the other party, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     11.4  Termination Fee.

     (a) In the event that this Agreement is terminated (x) by Broadbase under
Section 11.1(a)(ii) or (y) by either Broadbase or Servicesoft under Section 11.1(a)(v), Servicesoft shall promptly, but in no event later than two days after the date of such termination, pay Broadbase a fee equal to $12.5 million in immediately available funds (the "Servicesoft Termination Fee"); provided, however, that in the case of termination pursuant to Section 11.1(a)(ii), such payment shall be made only if (1) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (2) within nine months following the termination of this Agreement, either an Acquisition Transaction is consummated, or Servicesoft enters into an agreement providing for an Acquisition Transaction, in which case such termination fee shall be paid within two days of the consummation of such Acquisition Transaction.

     (b) In the event that this Agreement is terminated by Servicesoft under
Section 11.1(a)(ii) or by either Broadbase or Servicesoft under Section 11.1(a)(vi), Broadbase shall promptly, but in no event later than two days after the date of such termination, pay Servicesoft a fee equal to $12.5 million in immediately available funds (the "Broadbase Termination Fee"); provided, however, that in the case of termination pursuant to Section 11.1(a)(ii), such payment shall be made only if (1) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (2) within nine months following the termination of this Agreement, either an Acquisition Transaction is consummated, or Broadbase enters into an agreement providing for an Acquisition Transaction. If any principal or interest under any of the Loans contemplated by Section 7.12 remain outstanding, then the Broadbase Termination Fee payable by Broadbase pursuant to this Section 11.4(b) shall be reduced by the amount of the outstanding Loans owed by Servicesoft. In addition, in the event that (1) this Agreement is terminated by Broadbase or Servicesoft under Section 11.1(a)(vi) and (2) either
(x) the Form S-4 and the Prospectus/Proxy Statement did not include, pursuant to
Section 7.5 of this Agreement, a statement to the effect that Broadbase's Board of Directors has recommended that Broadbase Stockholders vote in favor of the Broadbase Stockholder Approvals or (y) the Board of Directors of Broadbase (or a committee thereof) shall have withdrawn, amended or modified, in a manner adverse to Servicesoft, the recommendation of the Board of Directors of Broadbase that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Proposals, then the outstanding principal of, and accrued interest on, the Loans shall be immediately deemed to have been repaid in full and all remaining amounts available with respect to the Loans shall be paid to Servicesoft at such time as the payment of the Broadbase termination fee, without any recourse to, or further obligation on the part of, Servicesoft.

     (c) Each party hereto acknowledges that the agreements contained in this
Section 11.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if any party hereto fails to pay in a timely manner the amounts due pursuant to this Section 11.4, and, in order to obtain such payment, the other party makes a claim that results in a judgment against the breaching party for the amounts set forth in this Section 11.4, the breaching party shall pay to the other party such other party's reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section
11.4 at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Absent a willful breach of this Agreement, any Servicesoft Termination Fee or Broadbase Termination Fee paid pursuant to this
Section 11.4 shall be the sole liability of the paying party.

     12. Survival of Representations, Indemnification and Remedies, Continuing Covenants

     12.1 Survival of Representations. All representations, warranties, covenants and agreements of Broadbase and Servicesoft contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement and the expiration of the Escrow Period, whereupon such representations, warranties, covenants and agreements will expire.

     12.2  Agreement to Indemnify. Subject to the limitations set forth in this
Article 12, the Servicesoft Stockholders will severally indemnify and hold harmless Broadbase and its officers, directors, agents and employees, and each person, if any, who controls or may control Broadbase within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses, including without limitation, reasonable legal fees and costs (hereinafter referred to as "Damages") directly or indirectly arising out of or resulting from:

          (a) any misrepresentation or breach of or default in connection with any of the representations, warranties, agreements and covenants given or made by Servicesoft in this Agreement or any certificate, document or instrument delivered by or on behalf of Servicesoft pursuant hereto;

          (b) any Excess Expenses; or

          (c) any failure of each Servicesoft Stockholder to have good, valid and marketable title to the issued and outstanding Servicesoft Capital Stock identified in Schedule 1 to such Servicesoft Stockholder's Letter of Transmittal, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever ("Ownership Losses");

provided, however, that for purposes of the foregoing clause (c), the Indemnified Person may only seek and recover Damages from the Servicesoft Stockholder who failed to have good, valid and marketable title to such shares of Servicesoft Capital Stock free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges.

     12.3  Limitations on Liability; Exceptions.

     (a) Limitations on Liability. Subject to Section 12.3(c), the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement shall be the Indemnified Persons' sole recourse against the Servicesoft Stockholders under this Agreement, and no claim for Damages shall first be made under Section
12.2 after expiration of the Escrow Period. Except as set forth in Section 12.3(c), the remedies set forth in this Article 12 shall be the exclusive remedies of Broadbase and the other Indemnified Persons against any Servicesoft Stockholder under any theory or liability.

     (b) Threshold. Except for indemnification with respect to Excess Expenses, the indemnification provided for in this Article 12 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks indemnification exceeds $1,000,000, in which event the indemnification provided for in this Article 12 will include the aggregate of all Damages; provided, however, that this Section 12.3(b) shall not apply to liability or indemnification obligations of the Servicesoft Stockholders with respect to any matter or claim described in Section 12.2(b).

     (c) Exceptions to Limitations on Liability. None of the limitations set forth in Sections 12.3(a) or 12.3(b) shall in any manner limit the liability or indemnification obligations of the Servicesoft Stockholders with respect to: (i) intentional fraud; or (ii) any Ownership Losses. Notwithstanding the foregoing, in no event shall any Servicesoft Stockholder be liable for any amounts in excess of the value of the aggregate consideration received by such Servicesoft Stockholder in connection with the Merger (determined as set forth in Section
4.5 of the Escrow Agreement); provided, however, that such limitation shall not apply to Damages resulting from intentional fraud by such Servicesoft Stockholder. In the event of intentional fraud, the Indemnified Persons agree that they shall seek indemnification against the Escrow Shares pro rata pursuant to the terms of the Escrow Agreement then available under the Escrow Agreement and shall only be entitled to receive indemnification for such claims directly from the Servicesoft Stockholders if all of the Escrow Shares have been released pursuant to the terms of the Escrow Agreement.

     12.4 Survival of Claims. Notwithstanding anything herein to the contrary, if, prior to the expiration of the Escrow Period, an Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or breach of such representation, warranty or covenant, then the Indemnified Person's rights to indemnification under this
Article 12 for such claim shall survive the expiration of the Escrow Period. In addition, notwithstanding anything herein to the contrary, the obligation of each Servicesoft Stockholder to indemnify the Indemnified Persons for any Damages resulting directly or indirectly from the failure of such Servicesoft Stockholders to have good, valid and marketable title to the issued and outstanding Servicesoft Capital Stock identified in Schedule 1 to such Servicesoft Stockholder's Letter of Transmittal, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever shall continue in effect for the duration of the applicable statute of limitations.

     12.5 No Indemnity for Corporate Agents. Each of the indemnifying Servicesoft Stockholders agrees that such Servicesoft Stockholder will not make any claim for indemnification against Servicesoft by reason of the fact that such indemnifying stockholder was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claims is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expense or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Broadbase against the indemnifying stockholder pursuant to Section 12.2 or otherwise in its capacity as a Servicesoft Stockholder (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

     12.6  Servicesoft Stockholders' Representative.

     (a) Authority. The Servicesoft Stockholders, by their approval of the Merger and/or their tender pursuant to Section 8.2 of Servicesoft Certificates, will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (a) the indemnification provisions of Article 12, (b) the Escrow Agreement, (c) the appointment of Mark Skapinker as the Representative of the Servicesoft Stockholders under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of the Servicesoft Stockholders (including their successors and assigns) as provided in the Escrow Agreement and
(d) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement, including, without limitation, the exercise of the power to:
(i) authorize delivery to Broadbase of Escrow Shares in satisfaction of indemnity claims by Broadbase or any other Indemnified Person (as defined herein) pursuant to Article 12 and/or the Escrow Agreement; (ii) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (iii) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 12; (iv) waive any right of any or all of the Servicesoft Stockholders following the Merger with respect to matters set forth in this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement; (v) give and receive all notices required to be given under this Agreement and the Escrow Agreement; and (vi) take all actions necessary in the sole judgment of the Representative for the accomplishment of the foregoing. The Representative will have unlimited authority and power to act on behalf of the Servicesoft Stockholders with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Servicesoft Stockholders are treated in the same manner. The Representative is authorized to take any actions deemed by him to be appropriate or reasonably necessary to carry out the provisions of Article 12 hereof. In addition, the Representative is authorized to accept service of process upon the Servicesoft Stockholders. All decisions and actions of the Representative in connection with this Agreement and the Escrow Agreement shall be binding and conclusive upon the Servicesoft Stockholders, and Broadbase, the Surviving Corporation and the Escrow Agent will be entitled to rely on any action or decision of the Representative. The Representative will not be a trustee for any Servicesoft Stockholder or have any fiduciary duty to any Servicesoft Stockholder, and in performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any Servicesoft Stockholders for any act or omission the Representative made in good faith and in the exercise of reasonable judgment. As provided in the Escrow Agreement, any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement, at the Representative's option, either (i) will be paid by the Servicesoft Stockholders to the Representative or (ii) if shares are available for distribution to the Servicesoft Stockholders pursuant to the Escrow Agreement, at the request of the Representative, a portion of those shares will be sold by the Escrow Agent and the proceeds paid to or at the direction of the Representative, in either case, pro rata in proportion to the Servicesoft Stockholders' respective percentage interests in the Escrow Shares.

     (b) Standard of Conduct. Neither the Representative nor any of his partners, members, directors, officers, employees or agents shall be liable to any of the Servicesoft Stockholders for any error of judgment, act done or omitted by them, or mistake of fact or law in connection with his services pursuant to Article 12, unless caused by his own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Representative shall not be required to take any action which is contrary to this Agreement, the Escrow Agreement or applicable law. The Representative may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by them in good faith in accordance with the advice of counsel. In connection with their services under Article 12, the Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

     (c) Indemnification. Each Servicesoft Stockholder agrees to indemnify the Representative, ratably in accordance with his or her pro rata share of the Escrow Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Representative in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Servicesoft Stockholder shall be liable for any of the foregoing to the extent they arise from the Representative's gross negligence or willful misconduct. The Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless he shall first be indemnified to his reasonable satisfaction by the Servicesoft Stockholders against any and all liability and expense which may be incurred by him by reason of taking or continuing to take any such action.

     (d) Resignation or Removal of the Representative. Subject to the appointment and acceptance of a successor Representative as provided below, the Representative may (i) resign at any time thirty (30) days subsequent to giving notice thereof to the Servicesoft Stockholders, and (ii) be removed at any time with or without cause by action of the Servicesoft Stockholders who represented a majority of the rights to the Escrow Shares. Upon any such resignation or removal, holders of a majority of the Escrow Shares may appoint a successor Representative, which successor shall be reasonably acceptable to

Broadbase. If no successor Representative shall have been appointed by the Servicesoft Stockholders and accepted such appointment within twenty (20) days after the retiring Representative's giving of notice of resignation or the Servicesoft Stockholders' removal of the Representative, then the retiring or removed Representative may, on behalf of the Servicesoft Stockholders, appoint a successor, which shall be reasonably acceptable to Broadbase. Upon the acceptance of any appointment as the Representative hereunder, such successor Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Representative, and the retiring or removed Representative shall be discharged from his duties and obligations hereunder. After any retiring Representative's resignation or removal hereunder as the Representative, the provisions of Article 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Representative.

     (e) Representative as Servicesoft Stockholder. The Representative, to the extent he is or was a Servicesoft Stockholder, shall have the same rights and powers under this Agreement as any other Servicesoft Stockholder and may exercise the same as though he were not serving as the Representative, and the term "Servicesoft Stockholder" shall include the Representative in his capacity as such.

     13.  Miscellaneous

     13.1 Entire Agreement. The Letter Agreement between Servicesoft and Broadbase dated August 17, 2000 with respect to non-disclosure of confidential information, this Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

     13.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.3 No Third Party Beneficiaries. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner, employee or any party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     13.4 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     13.5 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language hereof will be construed for or against either party.

     13.6 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     13.7 Section Headings. A reference to an Article, Section, Exhibit or Schedule will mean an Article or Section in, or an Exhibit or Schedule to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

     13.8 Amendment, Extension and Waivers. At any time prior to the Effective Time, Broadbase, Newco and Servicesoft may, to the extent legally allowed: (a) extend the time for performance of any of the obligations of the other party;
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant thereto; and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any term or provision of this Agreement may be amended. Any agreement to any amendment, extension or waiver will be valid only if set forth in writing and signed by the party to be bound. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The Agreement may be amended by the parties hereto at any time before or after approval of the Servicesoft Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Servicesoft Stockholders without obtaining such further approval.

     13.9 Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of Delaware, as applied to agreements entered into solely between residents of and to be performed entirely in the State of California, without reference to that body of law relating to conflicts of law or choice of law.

     13.10 Dispute Resolution. Any dispute hereunder ("Dispute") shall be settled by arbitration, to be held in Wilmington, Delaware, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

     (a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

     (b) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Delaware contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

     (c) Payment of Costs. Broadbase and Servicesoft, or Broadbase and the Servicesoft Stockholders after the Closing, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

     (d) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

     (e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

     (f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

     (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

     13.11 Other Remedies. Except as otherwise provided in Section 12.3 or elsewhere herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     13.12 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:


        If to Broadbase:      Broadbase Software, Inc.
                              172 Constitution Drive
                              Menlo Park, CA 94025
                              Attention: Chuck Bay
                              Phone: (650) 614-8300
                              Fax: (650) 614-8301

        with a copy to:       Fenwick & West LLP
                              275 Battery Street, Suite 1500
                              San Francisco, CA 94111
                              Attention: David K. Michaels
                              Phone: (415) 875-2300
                              Fax: (415) 281-1350

        If to Servicesoft:    Servicesoft, Inc.
                              Two Apple Hill Drive
                              Natick, MA 01760
                              Attention: Massood Zarrabian
                              Phone: (508) 653-4000
                              Fax: (508) 810-3322

        with a copy to:       McDermott, Will & Emery
                              28 State Street
                              Boston, MA 12109-1775
                              Attention: John J. Egan III, P.C.
                              Phone: (617) 535-4000
                              Fax: (617) 535-3800

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 13.12.

     13.13 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

     13.14 Effect of Disclosure Letters. Notwithstanding anything to the contrary contained in this Agreement or in either of the Servicesoft Disclosure Letter or the Broadbase Disclosure Letter (the "Disclosure Letters"), any information disclosed in any part of either of such Disclosure Letters shall be deemed to be disclosed in any other part of such Disclosure Letter to which such information is relevant, to the extent it is reasonably apparent from the information disclosed that it is relevant to such other part.

     13.15 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          BROADBASE SOFTWARE, INC.

                                          By:         /s/ CHUCK BAY
                                            ------------------------------------
                                              Name: Chuck Bay
                                              Title: President and Chief
                                              Executive Officer

                                          SERVICESOFT, INC.

                                          By: MASSOOD ZARRABIAN
                                            ------------------------------------
                                              Name: Massood Zarrabian
                                              Title: President and Chief
                                              Executive Officer

                                          SOLDIER ACQUISITION CORP.

                                          By: ERIC WILLGOHS
                                            ------------------------------------
                                              Name: Eric Willgohs
                                              Title: President and Chief
                                              Executive Officer

                               [SIGNATURE PAGE TO
                         AGREEMENT AND PLAN OF MERGER]

                                                                         ANNEX B

                           FIRST AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                            BROADBASE SOFTWARE, INC.

                                   ARTICLE I

     The name of the corporation is Broadbase Software, Inc.

                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 15 E. North Street, City of Dover 19901, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     A. Authorization of Shares. The total number of shares of all classes of stock which the corporation has authority to issue is three hundred fifty-five million (355,000,000) shares, consisting of two classes: three hundred fifty million (350,000,000) shares of Common Stock, $0.001 par value per share, and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

     B. Designation of Future Series of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Subject to approval by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

     Except as expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this
Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

     If the certificate of designation creating a series of Preferred Stock so provides, any shares of a series of Preferred Stock that are acquired by the corporation, whether by redemption, purchase, conversion or otherwise, so that such shares are issued but not outstanding, may not be reissued as shares of such series or as shares of the class of Preferred Stock. Upon the retirement of any such shares and the filing of a certificate of retirement pursuant to Sections 103 and 243 of the Delaware General Corporation Law with respect thereto, the shares of such series shall be eliminated and the number of shares of Preferred Stock shall be reduced accordingly.

                                   ARTICLE V

     The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

                                   ARTICLE VI

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          (A) The conduct of the affairs of the corporation shall be managed under the direction of its Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

          (B) Notwithstanding the foregoing provision of this Article VI, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (C) Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

          (D) Subject to the rights of the holders of any series of Preferred Stock, any director or the entire Board of Directors may be removed, with or without cause, by the holders of at least a majority of the shares then entitled to vote at an election of directors; provided, however, that a director may not be removed without cause if the votes cast against removal of the director, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and either the number of directors elected at the most recent annual meeting of stockholders, or if greater, the number of directors for whom removal is being sought, were then being elected.

          (E) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible. The term of office of the Class I directors shall expire at the corporation's 2000 annual meeting of stockholders, the term of office of the Class II directors shall expire at the corporation's 2001 annual meeting of stockholders, and the term of office of the Class III directors shall expire at the corporation's 2002 annual meeting of stockholders. At each annual meeting of stockholders commencing with the corporation's 2000 annual meeting of stockholders, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

          (F) Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

          (G) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

          (H) Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

                                  ARTICLE VII

     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                                                         ANNEX C

                BROADBASE VOTING AGREEMENT AND IRREVOCABLE PROXY

     This Voting Agreement and Irrevocable Proxy (this "Agreement") is made and entered into as of September 18, 2000 (the "Effective Date"), by and between Servicesoft, Inc., a Delaware corporation ("Servicesoft"), and the undersigned stockholder (the "Stockholder") of Broadbase Software, Inc., a Delaware corporation ("Broadbase").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Broadbase, Servicesoft and Soldier Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Broadbase ("Merger Sub"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement") which provides for the merger of Merger Sub with and into Servicesoft (the "Merger"). Pursuant to the Merger, shares of common stock of Servicesoft, par value $0.01 per share ("Servicesoft Common Stock") will be converted into shares of common stock of Broadbase, par value $.001 per share ("Broadbase Common Stock") on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     B. Stockholder owns of record or has the power to direct the voting with respect to such number of Shares (as defined herein) as are indicated on the final page of this Agreement;

     C. Stockholder is entering into this Agreement as a material inducement and consideration to Servicesoft to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. Definitions.

     (a) "Expiration Date" means the earlier to occur of (i) the Effective Time of the Merger, and (ii) such time as the Merger Agreement may be terminated in accordance with its terms.

     (b) "Shares" means all issued and outstanding shares of Broadbase Common Stock owned of record by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Broadbase called for the purpose of voting on the matters referred to in Section 2.1, or (ii) to take action by written consent of the stockholders of Broadbase with respect to the matters referred to in Section 2.1; provided, however, that any shares of capital stock of Broadbase that Stockholder purchases or with respect to which Stockholder otherwise exercises voting power after the execution of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

     (c) "Transfer" with respect to any security means to directly or indirectly: (i) sell, pledge, encumber, transfer or disposes of, or grant an option with respect to, such security or any interest in such security; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

     2. Agreement to Vote.

     2.1 Voting Agreement. Stockholder hereby covenants and agrees that, prior to the Expiration Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Broadbase, however called, unless otherwise directed in writing by Servicesoft, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares

     (a) in favor of the Merger, the execution and delivery by Broadbase of the Merger Agreement and the adoption and approval of the terms thereof, including the issuance of the Exchange Shares pursuant to the Merger, and in favor of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

     (b) in favor of an amendment to Broadbase's Certificate of Incorporation to increase the authorized number of shares of Broadbase Common Stock in order to permit the issuance of the Exchange Shares pursuant to the Merger; and

     (c) against the approval of any proposal made in opposition to or in competition with the issuance of the Exchange Shares pursuant to the Merger, including, without limitation, any Broadbase Acquisition.

     Prior to the Expiration Date, Stockholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with any provision of this Section 2.1.

     2.2 Irrevocable Proxy. Contemporaneously with the execution of this Agreement, Stockholder will deliver to Servicesoft a proxy with respect to the Shares in the form attached hereto as Exhibit 1, which proxy will be irrevocable to the fullest extent permitted by applicable law (the "Proxy").

     2.3 Transfer and Other Restrictions. Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

          (i) grant any proxy, power of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares except as provided in this Agreement; or

          (ii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

     4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants as follows:

          4.1 Authority, Enforceability. Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder's obligations under this Agreement and to make the representations, warranties and covenants contained herein. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          4.2 No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties or Shares is bound or affected; (ii) violate any agreement to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust; (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to any of the Shares, pursuant to any written, oral or other agreement, contract or legally binding commitment to which Stockholder is a party or by which Stockholder or any of Stockholder's properties (including, without limitation, the Shares) is bound or affected, or (iv) require any written, oral or other agreement, contract or legally binding commitment of any third party.

          4.3 Shares Owned. As of the Effective Date of this Agreement, Stockholder owns of record or has the power to direct the voting with respect to, in the aggregate, the number of shares of

     Broadbase Common Stock set forth below Stockholder's name on the signature page of this Agreement, and does not own of record, or have the power to direct the voting with respect to, any shares of capital stock of Broadbase, other than the shares set forth below Stockholder's name on the signature page hereof.

          4.4 Accuracy of Representations; Reliance by Servicesoft. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the Effective Time of the Merger as if made on that date except as to representations that speak only as of the date of this Agreement. Stockholder understands and acknowledges that Servicesoft is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

          4.5 Further Assurances. Stockholder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Broadbase or Servicesoft, to carry out the purposes and intent of this Agreement and the Proxy.

     5. Miscellaneous.

     5.1 Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

     5.2 Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by Servicesoft and Stockholder. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision of this Agreement will not be treated as a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

     5.3 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     5.4 Assignment. This Agreement and all rights and obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Servicesoft may assign its rights, and may delegate its obligations hereunder, to any parent, subsidiary or affiliate of Servicesoft; provided, however, that any such assignee assumes Servicesoft's obligations hereunder. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

     5.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, excluding that body of laws pertaining to conflict of laws.

     5.6 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' and experts' fees.

     5.7 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (iii) three (3) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto.

        If to Stockholder:
                         c/o Broadbase, Inc.
                         181 Constitution Drive
                         Menlo Park, California 94025
                         Attention: Chuck Bay
                         Phone: (650) 614-8300
                         Fax: (650) 614-8301

        with a copy to:  Fenwick & West, LLP
                         275 Battery Street, Suite 1500
                         San Francisco, CA 94111
                         Attention: David K. Michaels, Esq.
                         Phone: (415) 875-2300
                         Fax: (415) 281-1350

        If to Servicesoft:
                         Servicesoft, Inc.
                         Two Apple Hill Drive
                         Natick, MA 01760
                         Attention: Massood Zarrabian
                         Phone: (508) 653-4000
                         Fax: (508) 655-0473

        with a copy to:  McDermott, Will & Emery
                         28 State Street
                         Boston, MA 12109-1775
                         Attention: John J. Egan III, P.C.
                         Phone: (617) 535-4060
                         Fax: (617) 535-3800

     5.8 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     5.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

     5.10 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

     5.11 Termination. This Agreement will be terminated and will be of no further force and effect upon the earlier to occur of (i) the Effective Time and
(ii) the termination of the Merger Agreement pursuant to its terms.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

SERVICESOFT, INC.                         STOCKHOLDER

By:
------------------------------------------------------
------------------------------------------------------
Name:
Title:
                                          Broadbase Common
                                          Stock:________________

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                                   EXHIBIT 1 TO VOTING AGREEMENT

                               IRREVOCABLE PROXY

     The undersigned stockholder (the "Stockholder") of Broadbase, Inc., a Delaware corporation ("Broadbase"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints and constitutes the members of the Board of Directors of Servicesoft, Inc., a Delaware corporation ("Servicesoft"), and each of them (collectively the "Proxyholders"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of Broadbase owned of record by the undersigned, or over which the undersigned has voting power, as of the date of this proxy, which shares are specified on the final page of this proxy; (ii) any and all other shares of capital stock of Broadbase which the undersigned may acquire or with respect to which the undersigned shall acquire voting power after the date hereof, including without limitation, in the event of a dividend or distribution of capital stock of Broadbase, or any change in Broadbase's capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, all shares of Broadbase's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of Broadbase's capital stock into which or for which any or all of the shares otherwise held by the undersigned may be so changed or exchanged. (The shares of the capital stock of Broadbase referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares until such time as this proxy shall be terminated in accordance with its terms.

     The Proxyholders named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date (as defined in the Voting Agreement dated as of the date hereof, between Servicesoft and the undersigned (the "Voting Agreement")) at any meeting of the stockholders of Broadbase, however called, or in any action by written consent of stockholders of Broadbase:

          (i) in favor of the merger (the "Merger") contemplated by the Agreement and Plan of Merger by and among Broadbase, Soldier Acquisition Corp., and Servicesoft, dated as of the date hereof (the "Merger Agreement"), the execution and delivery by Broadbase of the Merger Agreement and the adoption and approval of the terms thereof and in favor of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

          (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Broadbase in the Merger Agreement or that would preclude fulfillment of a condition precedent under the Merger Agreement to Servicesoft's or Broadbase's obligation to consummate the Merger; and

          (iii) against approval of any proposal made in opposition to or in competition with the consummation of the Merger including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement).

     The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 2 of the Voting Agreement.

     This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Broadbase and with any Inspector of Elections at any meeting of the stockholders of Broadbase.

     This proxy is irrevocable, is coupled with an interest, and shall survive the insolvency, incapacity, death or liquidation of the undersigned and will be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

Dated: September 18, 2000.

                                          STOCKHOLDER

                                          --------------------------------------

                                          Broadbase Common
                                          Stock:  __________________

                                                                         ANNEX D

               SERVICESOFT VOTING AGREEMENT AND IRREVOCABLE PROXY

     THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement") is made and entered into as of September 18, 2000 (the "Effective Date"), by and between Broadbase Software, Inc., a Delaware corporation ("Broadbase"), and the undersigned stockholder ("Stockholder") of Servicesoft, Inc., a Delaware corporation ("Servicesoft").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Broadbase, Servicesoft and Soldier Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Broadbase ("Merger Sub"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement") which provides for the merger of Merger Sub with and into Servicesoft (the "Merger"). Pursuant to the Merger, shares of common stock of Servicesoft, par value $0.01 per share ("Servicesoft Common Stock") will be converted into shares of common stock of Broadbase, par value $.001 per share ("Broadbase Common Stock") on the basis described in the Merger Agreement; capitalized terms that are used in this Agreement and are not otherwise defined herein will have the same meanings that such terms have in the Merger Agreement.

     B. Stockholder owns of record or has the power to direct the voting with respect to such number of Shares (as defined herein) as are indicated on the final page of this Agreement;

     C. Stockholder is entering into this Agreement as a material inducement and consideration to Broadbase to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. Definitions.

     (a) "Expiration Date" means the earlier to occur of (i) the Effective Time of the Merger; and (ii) such time as the Merger Agreement may be terminated in accordance with its terms.

     (c) "Shares" means all issued and outstanding shares of Servicesoft Common Stock or each series of Servicesoft preferred stock owned of record by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Servicesoft called for the purpose of voting on the matters referred to in Section 2.1, or (ii) to take action by written consent of the stockholders of Servicesoft with respect to the matters referred to in Section 2.1; provided, however, that any shares of capital stock of Servicesoft that Stockholder purchases or with respect to which Stockholder otherwise exercises voting power after the execution of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

     (d) "Transfer" with respect to any security means to directly or indirectly: (i) sell, pledge, encumber, transfer or dispose of, or grant an option with respect to, such security or any interest in such security; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

     2. Agreement to Vote.

     2.1 Voting Agreement. Stockholder hereby covenants and agrees that, prior to the Expiration Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Servicesoft, however called, and in any action taken by the written consent of stockholders of Servicesoft without a meeting, unless otherwise directed in writing by Broadbase, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent for cause to be voted or consented the Shares:

          (a) in favor of the Merger, the execution and delivery by Servicesoft of the Merger Agreement and the adoption and approval of the terms thereof and in favor of the other actions contemplated by the Merger Agreement and, to the extent that a vote is solicited in connection with this Voting Agreement or the Merger Agreement, any other action required in furtherance hereof or thereof;

          (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Servicesoft in the Merger Agreement or that would preclude fulfillment of a condition precedent under the Merger Agreement to Servicesoft's or Broadbase's obligation to consummate the Merger; and

          (c) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement).

     Prior to the Expiration Date, Stockholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with any provision of this Section 2.1.

     2.2 Irrevocable Proxy. Contemporaneously with the execution of this Agreement, Stockholder will deliver to Broadbase a proxy with respect to Shares in the form attached hereto as Exhibit 1, which proxy will be irrevocable to the fullest extent permitted by applicable law (the "Proxy").

     2.3 Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

          (i) except pursuant to the terms of the Merger Agreement, Transfer any or all of the Shares or any interest therein except as provided in Section
     2.2 hereof;

          (ii) grant any proxy, power of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares except as provided in this Agreement; or

          (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

     (b) To the extent Stockholder is, as of the date hereof, party to a contract or agreement that requires Stockholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Servicesoft), Stockholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Stockholder may hold; provided, however, that the securities acquired upon such exercise shall be deemed Shares.

     (c) Stockholder agrees with, and covenants to, Broadbase that Stockholder shall not request that Servicesoft register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to and in compliance with this Agreement.

     3. Waivers. Stockholder agrees not to exercise any rights of appraisal and any dissenters' rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

     4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants as follows:

     4.1 Authority, Enforceability. Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder's obligations under this Agreement and to make the representations, warranties and covenants contained herein. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.2 No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties or Shares is bound or affected; (ii) violate any agreement to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust; (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to any of the Shares, pursuant to any written, oral or other agreement, contract or legally binding commitment to which Stockholder is a party or by which Stockholder or any of the Shares is bound or affected, or (iv) require any written, oral or other agreement, contract or legally binding commitment of any third party.

     4.3 Certain Agreements. Stockholder is not a party to any agreement with Servicesoft or any subsidiary of Servicesoft (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction in the nature of any transaction contemplated by the Merger Agreement, (ii) providing any term of employment or compensation guarantee, or
(iii) providing severance benefits or other benefits after termination of employment regardless of the reason for such termination of employment, in each case, except as set forth in the Servicesoft Disclosure Letter.

     4.4 Shares Owned. As of the Effective Date of this Agreement, Stockholder owns of record or has the power to direct the voting with respect to, in the aggregate the number of shares of Servicesoft Common Stock and of each series of Servicesoft Preferred Stock set forth below Stockholder's name on the signature page of this Agreement, and does not own of record, or have the power to direct the voting with respect to, any shares of capital stock of Servicesoft other than the Shares set forth below Stockholder's name on the signature page hereof. All Shares are, and at all times until and through the Expiration Date will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, except as set forth in the Servicesoft Disclosure Letter.

     4.5 Accuracy of Representations; Reliance by Broadbase. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the Effective Time of the Merger as if made on that date. Stockholder understands and acknowledges that Broadbase is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

     4.6 Further Assurances. Stockholder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Broadbase or Servicesoft, to carry out the purposes and intent of this Agreement and the Proxy.

     5. Miscellaneous.

     5.1 Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

     5.2 Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by Broadbase and Stockholder. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision of this Agreement will not be treated as a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

     5.3 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     5.4 Assignment. This Agreement and all rights and obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Broadbase may assign its rights, and may delegate its obligations hereunder, to any parent, subsidiary, affiliate or successor of Broadbase, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of Broadbase or any of its subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided however, that any such assignee assumes Broadbase's obligations hereunder. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

     5.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, excluding that body of laws pertaining to conflict of laws.

     5.6 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' and experts' fees.

     5.7 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (iii) three (3) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto.

        If to Stockholder:    ----------------------
                              c/o Servicesoft, Inc.
                              Two Apple Hill Drive
                              Natick, MA 01760
                              Attention: ---------------
                              Phone:
                              Fax:

        with a copy to:       McDermott, Will & Emery
                              28 State Street
                              Boston, MA 02109-1775
                              Attention: John J. Egan III, P.C.
                              Phone: (617) 535-4000
                              Fax: (617) 535-3800

        If to Broadbase:      Broadbase, Inc.
                              181 Constitution Drive
                              Menlo Park, California 94025
                              Attention: Massood Zarrabian
                              Phone: (508) 653-4000
                              Fax: (508) 810-3322

        with a copy to:       Fenwick & West, LLP
                              275 Battery Street, Suite 1500
                              San Francisco, CA 94111
                              Attention: David K. Michaels, Esq.
                              Phone: (415) 875-2300
                              Fax: (415) 281-1350

     5.8 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     5.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

     5.10 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

     5.11 Termination. This Agreement will be terminated and will be of no further force and effect upon the earlier to occur of (i) the Effective Time and
(ii) the termination of the Merger Agreement pursuant to its terms.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

BROADBASE, INC.                                    STOCKHOLDER

By:                                                --------------------------------------------

Name:
Title:

                                                       Servicesoft Common Stock:
                                          Servicesoft Preferred Stock:
                                                 Series H Convertible Preferred:
                                                            Series I Convertible
                                                                      Preferred:
                                                            Series J Convertible
                                                                      Preferred:
                                                                Series X Special
                                                                      Preferred:
                                                                Series Y Special
                                                                      Preferred:

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                                   EXHIBIT 1 TO VOTING AGREEMENT

                               IRREVOCABLE PROXY

     The undersigned stockholder (the "Stockholder") of Servicesoft, Inc., a Delaware corporation ("Servicesoft"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints and constitutes Rusty Thomas, Eric Willgohs and/or the members of the Board of Directors of Broadbase, Inc., a Delaware corporation ("Broadbase"), and each of them (collectively the "Proxyholders"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of Servicesoft owned of record by the undersigned, or over which the undersigned has voting power, as of the date of this proxy, which shares are specified on the final page of this proxy; (ii) any and all other shares of capital stock of Servicesoft which the undersigned may acquire or with respect to which the undersigned shall acquire voting power after the date hereof, including, without limitation, in the event of a dividend or distribution of capital stock of Servicesoft, or any change in Servicesoft's capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, all shares of Servicesoft's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of Servicesoft's capital stock into which or for which any or all of the shares otherwise held by the undersigned may be so changed or exchanged. (The shares of the capital stock of Servicesoft referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares until such time as this proxy shall be terminated in accordance with its terms.

     The Proxyholders named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date (as defined in the Voting Agreement) at any meeting of the stockholders of Servicesoft, however called, or in any action by written consent of stockholders of Servicesoft:

          (i) in favor of the merger (the "Merger") contemplated by the Agreement and Plan of Merger by and among Broadbase, Soldier Acquisition Corp., and Servicesoft, dated as of the date hereof (the "Merger Agreement"), the execution and delivery by Servicesoft of the Merger Agreement and the adoption and approval of the terms thereof and in favor of the other actions contemplated by the Merger Agreement and, to the extent that a vote is solicited in connection with this Voting Agreement or the Merger Agreement, any other action required in furtherance hereof or thereof;

          (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Servicesoft in the Merger Agreement or that would preclude fulfillment of a condition precedent under the Merger Agreement to Servicesoft's or Broadbase's obligation to consummate the Merger; and

          (iii) against approval of any proposal made in opposition to or in competition with the consummation of the Merger including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement).

     The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 2 of the Voting Agreement.

     This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Servicesoft and with any Inspector of Elections at any meeting of the stockholders of Servicesoft.

     This proxy is irrevocable, is coupled with an interest, and shall survive the insolvency, incapacity, death or liquidation of the undersigned and will be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

Dated: September 18, 2000.

                                          STOCKHOLDER

                                          --------------------------------------

                                          Servicesoft Common Stock:

                                          Servicesoft Preferred Stock:
                                            Series H Convertible Preferred:
                                            Series I Convertible Preferred:
                                            Series J Convertible Preferred:
                                            Series X Special Preferred:
                                            Series Y Special Preferred:

                                                                         ANNEX E

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is made and entered into as of             , 2000 by
and among Broadbase Software, Inc., a Delaware corporation ("Broadbase"), Mark Skapinker, as representative (the "Representative") of all of the holders of common stock (the "Stockholders") of SERVICESOFT, Inc., a Delaware corporation ("Servicesoft"), and State Street Bank and Trust Company of California, N.A. (the "Escrow Agent").

                                    RECITALS

     A. Broadbase, Servicesoft and Soldier Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Broadbase ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of September 18, 2000, pursuant to which Merger Sub will merge with and into Servicesoft in a reverse triangular merger (the "Merger"), with Servicesoft to be the surviving corporation of the Merger. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement, a copy of which is attached hereto;

     B. Section 2.2 of the Merger Agreement provides that, at the Effective Time, Broadbase will be entitled to withhold from the Stockholders an aggregate number of the shares of Broadbase common stock equal to ten percent (10%) of the shares of Broadbase common stock issuable to the Stockholders at the Effective Time for the purpose of securing the Stockholders' indemnification obligations to Broadbase and the other Indemnified Persons pursuant to the terms and conditions set forth in Article 12 of the Merger Agreement and in this Agreement;

     C. The Representative is entering into this Agreement on behalf of the Stockholders as a material inducement and consideration for Broadbase to enter into the Merger Agreement and to consummate the transactions contemplated therein and as a material inducement and condition precedent to consummation of the Merger; and

     D. The parties desire to set forth in this Agreement the terms and conditions pursuant to which the Escrow Shares shall be deposited in, held in and delivered from an escrow account.

     NOW, THEREFORE, in consideration of the facts stated in the foregoing recitals and the mutual promises hereinafter set forth, the parties hereby agree as follows:

     1. Escrow and Indemnification

     1.1  Establishment of Escrow.

     (a) Deposit of Escrow Shares. On the Closing Date, Broadbase will deposit with U.S. Stock Corporation, transfer agent for Broadbase common stock (the "Exchange Agent"), the Exchange Shares, including shares to be subsequently held in escrow. The Exchange Agent will give the Escrow Agent prompt written notice of the Closing Date and Effective Time of the Merger. Promptly after the Closing, the Exchange Agent will issue to the Escrow Agent the Escrow Shares to be withheld from the Stockholders upon the surrender of their Servicesoft Certificates (including any Additional Escrow Shares, as defined in Section 2.1(b)), each registered in the name of the applicable Stockholder.

     (b) Delivery of Stock Powers. As promptly as practicable after receipt of the letter of transmittal from the Exchange Agent, each Stockholder will deliver to the Escrow Agent three duly endorsed stock powers (each a "Stock Power") substantially in the form attached hereto as Exhibit A and bearing a "medallion" signature guarantee. In the event any Additional Escrow Shares are issued, or if the Escrow Agent reasonably requires an additional Stock Power to effect a transfer, each Stockholder will, upon request, promptly execute and deliver an additional Stock Power to the Escrow Agent.

     (c) Legends. Stock certificates representing Escrow Shares will (until they are released to the Stockholders or Broadbase in accordance with this Agreement) bear the following legend indicating that they are subject to this Agreement (in addition to any other legends which might be applicable to such shares):

        "THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN ACCORDANCE WITH THE TERMS OF AN ESCROW AGREEMENT AMONG THE ISSUER, THE HOLDER THEREOF AND STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER."

Such legend shall be removed from certificates representing Escrow Shares prior to the release of such Escrow Shares.

     (d) Investments of Cash. The Escrow Agent shall invest cash, if any, held in the Escrow, other than amounts immediately distributable by the Escrow Agent, in the SSgA U.S. Treasury Money Market Fund. For tax reporting and withholding purposes, the income on such investments shall be allocated to the Stockholders in accordance with their proportionate interests in the Escrow Shares as set forth in the Escrow Ledger (defined in Section 2.2).

     1.2 Indemnification. Broadbase and the other Indemnified Persons are entitled to be indemnified by the Stockholders pursuant to the terms of Article 12 of the Merger Agreement against any Damages during the Escrow Period. Each of the Stockholders has agreed to the use of the Escrow Shares as collateral for these indemnity obligations, subject to the terms and limitations set forth in
Article 12 of the Merger Agreement and in this Agreement.

     2. Ownership Interests in and Release of the Escrow Shares

     2.1  Stockholders' Interests in the Escrow Shares.

     (a) Individual Stockholder Interests. The Escrow Shares shall be evidenced by certificates issued in the name of each Stockholder. All of the Escrow Shares shall be deemed to be issued and outstanding capital stock of Broadbase.

     (b) Dividends. If Broadbase declares any cash dividends, dividends payable in other property or other distributions of any kind with respect to Escrow Shares held by the Escrow Agent, Broadbase will issue such distributions directly to the Stockholders. Tax-free (pursuant to Section 305(a) of the Code) stock dividends declared on the Escrow Shares during the Escrow Period in order to effect a stock split of Broadbase common stock ("Additional Escrow Shares") will be delivered promptly to the Escrow Agent, held in escrow and distributed to the Stockholders in the same manner and in the same proportions as the Escrow Shares. For all purposes of this Agreement, the Additional Escrow Shares will be treated the same as the Escrow Shares. Unless and until the Escrow Agent receives certificates representing Additional Escrow Shares, the Escrow Agent may assume, without inquiry, that no Additional Escrow Shares have been, or are required to be, issued and that the stock certificates that the Escrow Agent possesses represent all of the Escrow Shares.

     (c) Voting and Other Rights of Ownership. While the Escrow Shares remain in the possession of the Escrow Agent, each Stockholder beneficially owning Escrow Shares will retain and will be able to exercise with respect to such Escrow
Shares: (i) voting rights, and (ii) all other incidents of ownership of such Escrow Shares which are not inconsistent with the terms of this Agreement. Subject to the rights of Broadbase under the Merger Agreement and this Agreement, all beneficial interest in the Escrow Shares shall be the property of the Stockholders from and after the Closing, and Broadbase shall have no interest therein. Each of the Stockholders shall be obligated for all federal, state or local taxes applicable to such Stockholder's interest in the Escrow Shares.

     (d) No Transfers or Encumbrances. Prior to the Release Date, as defined in
Section 2.3(a), (or the release of the Escrow Shares, with respect to shares held with respect to pending Claims pursuant to

Section 2.3(b) of this Agreement), Stockholders may not sell, assign, transfer, pledge or otherwise place any encumbrance on, any Escrow Shares or any beneficial interest therein, except: (i) transfers made for estate planning purposes, and (ii) transfers by operation of law or laws of descent and distribution. In the case of any permitted transfer, the transferee will be subject to all terms and provisions of this Agreement. Also, prior to the Release Date (or the release of the Escrow Shares, with respect to shares held with respect to pending Claims pursuant to Section 2.3(b) of this Agreement), no Escrow Shares nor any beneficial interest therein shall be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Stockholder, except to satisfy such Stockholder's obligations under Article 12 of the Merger Agreement. The Escrow Agent shall have no responsibility for determining or enforcing compliance with this paragraph, other than by retaining possession of the Escrow Shares.

     (e) Right of Escrow Agent to Transfer Shares. Notwithstanding the other provisions of this Section 2.1, the Escrow Agent shall have the power to effect any transfer of Escrow Shares required by this Agreement or necessary for administrative purposes. Broadbase shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers.

     2.2 Escrow Ledger. The Escrow Agent shall create and maintain a written record of each Stockholder's interest in the Escrow Shares, in substantially the form attached as Exhibit B (the "Escrow Ledger"). The Escrow Agent shall adjust the Escrow Ledger to reflect changes in each Stockholder's interests in the Escrow Shares. This duty will continue until the Escrow Agent is required to deliver each Stockholder's Escrow Shares pursuant to Section 2.3. Absent manifest error, all of the Escrow Agent's determinations as to the Escrow Ledger shall be binding and conclusive on all parties to this Agreement. Adjustments to the Escrow Ledger shall include, but are not limited to, the following:

          (a) Adjustments for Capital Changes. The Escrow Agent shall adjust the Escrow Ledger to reflect the Escrow Agent's receipt of Additional Escrow Shares pursuant to Section 2.1(b).

          (b) Adjustments for Claims. The Escrow Agent shall deduct Escrow Shares that become subject to pending Contested Claims (as defined in Section 4.3) of Broadbase or other Indemnified Persons from column 6 of each Stockholder's account in the Escrow Ledger and add such Escrow Shares to column 5 of each Stockholder's account. The Escrow Agent shall deduct Escrow Shares that are charged and allocated to each Stockholder's account pursuant to Article 4 in satisfaction of Claims (as defined in Section 3.1) by Broadbase or other Indemnified Persons from columns 2-6, as appropriate.

     2.3  Release of Escrow Shares to Stockholders.

     (a) Release of Escrow Shares Generally. On the first anniversary of the Closing Date (the "Release Date"), in accordance with Section 2.3(c), the Escrow Agent shall certify the Escrow Share balances reflected in the Escrow Ledger as of that date and direct the Exchange Agent to release the appropriate number of Escrow Shares to each Stockholder as designated in column 6 of the Escrow Ledger, which shall equal such Stockholder's original Escrow Shares plus any Additional Escrow Shares issued to such Stockholder, minus: (i) any Escrow Shares attributable to such Stockholder that were returned to Broadbase in accordance with Article 4 in satisfaction of a Claim(s) by Broadbase or another Indemnified Person(s), and (ii) any Escrow Shares attributable to such Stockholder that are subject to pending Claims of Broadbase or other Indemnified Persons, to be held pursuant to Section 2.3(b). The Escrow Agent will direct the Exchange Agent to remove the legend described in Section 1.1(c) from all Escrow Shares distributed by it.

     (b) Escrow Shares Subject to Pending Claims.

     (i) Upon the Release Date and thereafter, the Escrow Agent shall continue to hold any Escrow Shares that are subject to pending Claims until the ten (10) business day period in Section 4.2 expires. At that time, the Escrow Agent shall, as appropriate, either instruct the Exchange Agent to distribute the Escrow Shares subject to such Claims pursuant to Section 4.2, or continue to hold the Escrow Shares subject to such Claims pursuant to Section 2.3(b)(ii).

     (ii) Upon the Release Date and thereafter, the Escrow Agent shall continue to hold any Escrow Shares that are subject to Contested Claims of Broadbase or other Indemnified Persons, as designated in column 5 of the Escrow Ledger, until the Escrow Agent receives written notice of resolution of each specific Claim pursuant to Section 4.3(c). After the Escrow Agent receives such notice, in accordance with Section 2.3(c), the Escrow Agent shall: (a) either deliver or instruct the Exchange Agent to deliver to each Stockholder the number of Escrow Shares, if any, due to each Stockholder in accordance with the resolution of the Claim; (b) if applicable, charge and allocate Escrow Shares against each Stockholder's account in satisfaction of the resolution of the Claim and either return or instruct the Exchange Agent to return such Escrow Shares back to Broadbase; and (c) notify the Representative in writing of any deduction of Escrow Shares as promptly as reasonably practicable. The Escrow Agent shall make the appropriate entries in the Escrow Ledger.

     (c) Procedure for Release and Delivery. Subject to Section 2.3(b)(i), within five (5) days after the Release Date (or with respect to Escrow Shares held pursuant to Section 2.3(b)(ii), within five (5) days after the Escrow Agent's receipt of written notice of a resolution of a Claim pursuant to Section 4.3(c)), the Escrow Agent shall instruct the Exchange Agent to deliver to each Stockholder by mailing (by registered or certified mail, return receipt requested) to the address set forth opposite each Stockholder's name on the Escrow Ledger (or such other address as provided in writing by the Representative to the Escrow Agent) the number of Escrow Shares determined in accordance with Section 2.3(a). No fractional Escrow Shares will be delivered. Broadbase shall have provided to the Escrow Agent prior to the expiration of the Escrow Period, and the Escrow Agent shall distribute to each Stockholder at the time Escrow Shares, if any, are distributed to each Stockholder, cash in lieu of any fractions of Escrow Shares in an amount equal to the product of such fraction multiplied by the value of an Escrow Share as determined in accordance with Section 4.5. The Escrow Agent need not invest cash on hand pending distribution.

     3. Claims

     3.1 "Claim" Defined. As used herein, the term "Claim" means a claim for indemnification under Article 12 of the Merger Agreement made by Broadbase or by any other Indemnified Person.

     3.2  Notice of Claim.

     (a) When a Notice of Claim is Required. An officer of Broadbase shall execute and deliver written notice of a Claim (a "Notice of Claim") to the Representative and the Escrow Agent as promptly as reasonably practicable, and in no event after the Release Date, upon Broadbase's discovery of any Damages directly or indirectly arising out of or resulting from:

          (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, agreements and covenants given or made by Servicesoft in the Merger Agreement or any certificate, document or instrument delivered by or on behalf of Servicesoft pursuant to the Merger Agreement;

          (ii) any Excess Expenses;

          (iii) any order or proceeding brought by any third person against Broadbase and/or any Indemnified Person that is based upon or includes assertions that would, if true, constitute a misrepresentation, breach of or default in connection with any of the representations, warranties, agreements and covenants given or made by Servicesoft in the Merger Agreement or any certificate, document or instrument delivered by or on behalf of Servicesoft pursuant to the Merger Agreement (a "Third Party Proceeding"); or

          (iv) any failure of a Servicesoft Stockholder to have good, valid and marketable title to the issued and outstanding Servicesoft common stock disclosed on Item 4.3(a) of the Servicesoft Disclosure Letter as being held by such Servicesoft Stockholder;

     (b) Failure to Provide Notice of Claim. Failure to provide such notice in a timely manner shall not reduce Broadbase's indemnification rights or the indemnification obligations of the Stockholders in this

Agreement and under the Merger Agreement, unless the failure to provide such timely notice impairs the indemnifying party's ability to defend the Claim, and then only to the extent of such impairment, and except as set forth in Section 3.2(c) below.

     (c) All claims for Damages under Article 12 of the Merger Agreement must be initiated prior to the expiration of the Escrow Period.

     3.3 Contents of Each Notice of Claim. Each Notice of Claim given by Broadbase pursuant to Section 3.2 shall be set forth in writing and shall contain the following information to the extent it is reasonably available to
Broadbase:

          (a) Statement of Damages. The statement of Damages shall include Broadbase's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages that will ultimately be incurred by Broadbase and/or any other Indemnified Person in connection with such Claim, including, without limitation, any Damages from a potential Third Party Proceeding.

          (b) Statement of Basis for Damages. The statement of basis for Damages shall include: (i) a brief description of the facts, circumstances or events giving rise to the alleged Damages based on Broadbase's or any other affected Indemnified Person's good faith belief, and (ii) if applicable, specific references to the provisions of the Merger Agreement alleged to have been breached.

     3.4 Requirement of Resolution of Claims. The Escrow Agent shall not act regarding any of the Escrow Shares held pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Article 4 and, in the case of a Contested Claim, it receives appropriate notice pursuant to Section 4.3(c).

     4. Resolution of Claims

     Any Notice of Claim received by the Representative and the Escrow Agent pursuant to Article 3 shall be resolved as follows:

     4.1 Third Party Proceedings. Broadbase shall have the right, at the Stockholders' expense (to be paid in Escrow Shares subject to the provisions of Section 12 of the Merger Agreement), to select counsel in connection with conducting the defense or handling each Third Party Proceeding and defend or handle such Third Party Proceeding in such manner as Broadbase may deem reasonably appropriate (including, without limitation, consent to an entry of judgement or settlement of such Third Party Proceeding); provided, however, that Broadbase shall keep the Representative timely apprised of the status of such Third Party Proceeding. The reasonable costs and expenses incurred by Broadbase in connection with such defense (including, but not limited to, reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which Broadbase may seek indemnity pursuant to a Claim made by Broadbase or an Indemnified Person hereunder. The Representative and the Stockholders shall cooperate with Broadbase and shall be entitled to participate in the defense or handling of the Third Party Proceeding with their own counsel and at their own expense.

     4.2 Uncontested Claims. If, within ten (10) business days after the Escrow Agent and the Representative receive a Notice of Claim, the Representative does not contest such Notice of Claim (an "Uncontested Claim") in a written notice delivered to the Escrow Agent pursuant to Section 4.3, then the Escrow Agent shall: (a) immediately charge and allocate against each Stockholder's accounts in the Escrow Ledger the number of Escrow Shares required, pursuant to Section 4.5, to satisfy the amount of Damages specified in such Notice of Claim (reduced by any recovery to date under policies of insurance not reflected in the Notice of Claim); (b) update the Escrow Ledger to reflect the effect of the deduction pursuant to Section 2.2(b); and (c) notify the Representative in writing of the deduction of Escrow Shares as promptly as reasonably practicable. The number of Escrow Shares deducted hereunder shall be charged to and allocated among the Stockholders pro rata according to each Stockholder's percentage share, as set forth in column 4 of the Escrow Ledger, except as otherwise provided for in
Section 12.2 of the Merger Agreement.

     4.3 Contested Claims. If Broadbase and the Escrow Agent receive a written notice contesting all, or a portion of, a Notice of Claim within the ten (10) business day period described in Section 4.2 (a "Contested Claim"), then the parties will work together in good faith to resolve their dispute for up to thirty (30) days. If the Contested Claim is not resolved in such thirty (30) day period, then: (a) such Contested Claim shall be resolved by binding arbitration in accordance with Section 13.10 of the Merger Agreement, and (b) the Escrow Agent shall continue to hold the number of Escrow Shares sufficient, pursuant to
Section 4.5, to satisfy the maximum potential award to all Indemnified Persons under such Claim. Any portion of the Notice of Claim that is not contested by the Representative in accordance with the foregoing provisions of this Section
4.3 shall be resolved as an Uncontested Claim in accordance with Section 4.2. In addition to the provisions of Section 13.10 of the Merger Agreement, resolution of Contested Claims shall be subject to the following additional provisions:

          (a) Award.

          (i) Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and shall deliver such documents to the Escrow Agent, the Representative and Broadbase. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the Representative, the Stockholders and Broadbase, and shall not be contested by the Representative, the Stockholders or Broadbase.

          (ii) To the extent that the Final Award determines that Broadbase or any other Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award ("Incurred Damages"), the Final Award will set forth and award to Broadbase the amount of such damages, reduced by any recovery under policies of insurance to date that were not specified in the Notice of Claim. In addition, the Final Award will set forth an additional amount of Damages equal to the reasonably foreseeable amount of alleged Damages that the arbitrator determines (based on the evidence submitted by the parties in the arbitration) are reasonably likely to be incurred by Broadbase and any other Indemnified Person as a result of the facts giving rise to the Contested Claim ("Estimated Damages"), which amount of Estimated Damages may, without limitation, include the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts which, if true, would give rise to Damages. The Escrow Agent will continue to hold Escrow Shares representing the Estimated Damages, in accordance with Section 4.5, in escrow, including, if appropriate, beyond the expiration of the Escrow Period, until and to the extent that: (A) the arbitrator deems that Broadbase has actually incurred such Estimated Damages, reduced by any recovery under policies of insurance to date that were not specified in the Notice of Claim; (B) the arbitrator deems that Broadbase will not actually incur any additional Estimated Damages; or (C) the parties come to a written settlement agreement pursuant to Section 4.4. Both Incurred Damages and Estimated Damages owed to Indemnified Persons are deemed to be Damages for purposes of this Agreement. Upon issuance and delivery of the Final Award pursuant to Section 4.3(a)(i), and subject to receipt by the Escrow Agent of a written notice of resolution of the Claim pursuant to Section 4.3(c), Broadbase will immediately be entitled to recover the amount of any Incurred Damages awarded to Broadbase under such Final Award.

          (b) Timing. The Representative, Broadbase and the arbitrator shall conclude each arbitration pursuant to this Section 4.3 as promptly as practicable. Time is of the essence with regards to all aspects of this Agreement.

          (c) Notice of Resolution of Claim. The Escrow Agent shall not deliver Escrow Shares held pursuant to a Contested Claim until the Escrow Agent receives appropriate notice. Such notice must consist of: (i) written notice of the resolution of such Claim executed by both the Representative and Broadbase; (ii) a written settlement agreement pursuant to Section 4.4;
     (iii) delivery to the Escrow Agent of an appropriate final non-appealable order by a court of competent jurisdiction; or (iv) delivery to the Escrow Agent of a copy of the Final Award of an arbitrator or court. The Escrow Agent shall act on such notice without further inquiry in accordance with Sections 2.3(b) and (c).

          (d) Multiplicity of Claims. The assertion of any single Claim for indemnification hereunder will not bar Broadbase from asserting other Claims hereunder.

     4.4 Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Representative and Broadbase, then the Representative and Broadbase shall promptly deliver such written settlement agreement to the Escrow Agent with written instructions on the appropriate charges or adjustments to be made to the Escrow Ledger, and the Escrow Agent shall promptly release and/or return the Escrow Shares subject to such claim in accordance with Sections 2.3(b) and 2.3(c). Any settlement which is effected without the consent of the Representative, which consent shall not be unreasonably withheld or delayed, shall not be determinative of the amount of Damages for which indemnification may be sought.

     4.5 Determination of Number of Escrow Shares for Claims. Unless a specific number of Escrow Shares is specified, or unless any claim asserts that a different allocation should be made pursuant to Section 12.2 of the Merger Agreement, any amount owed to Broadbase under this Agreement will be immediately payable to Broadbase, subject to Section 4.3(c), by deducting pro rata from each Stockholder's account in the Escrow Ledger the number of Escrow Shares equal to:
(a) the Damages for that Claim, divided by, (b) the average of the closing prices of Broadbase common stock for the ten (10) trading days ending 2 trading days prior to the Closing (subject to adjustment for changes in Broadbase capital stock as set forth in a certificate of Broadbase delivered to the Escrow Agent).

     4.6 Election of Remedies. Broadbase may institute Claims against the Escrow Shares and in satisfaction thereof may elect to have such Escrow Shares deducted from the Escrow Ledger, after any notice to the Representative required hereunder, without making any other claims directly against the Stockholders and without rescinding or attempting to rescind the transactions consummated pursuant to the Merger Agreement. Broadbase need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Agreement.

     5. The Escrow Agent

     5.1 Limitation of Escrow Agent's Liability/Responsibility. In performing any of its duties under this Escrow Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except in the event of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable for punitive, consequential or incidental damages. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any agent's authority. In addition, the Escrow Agent may consult with legal counsel of its choice in connection with its duties under this Escrow Agreement and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Escrow Agreement. No implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent.

     5.2  Indemnification of the Escrow Agent.

     (a) For the purposes of this Section 5.2, references to the Escrow Agent shall include the Escrow Agent's officers, directors, employees, counsel and agents.

     (b) Each party to this Agreement other than the Escrow Agent and the Representative in his capacity as the Representative (each an "Indemnifying Party" and together the "Indemnifying Parties") will severally reimburse, indemnify and hold harmless the Escrow Agent from and against any damage, liability or loss suffered, incurred by, or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel, collectively, "Loss") arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent's services hereunder. This indemnity will exclude any indemnification for any Loss arising in whole or in part, directly or indirectly, from any fraud, gross negligence or willful misconduct on the Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by another party to this Agreement or by any Stockholder, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent's right to indemnification hereunder will survive the Escrow Agent's resignation or removal as the Escrow Agent and will survive the termination of this Agreement by lapse of time or otherwise.

     (c) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent related to this Agreement, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that, if there exists a conflict of interest that would make it inappropriate, in the sole discretion of the Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, the Escrow Agent's retention of separate counsel will be reimbursable as provided in Section 5.2(b).

     (d) The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against the Escrow Agent arising out of this Agreement, or any action commenced against the Escrow Agent arising out of this Agreement, within five (5) business days after the Escrow Agent's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have to the Escrow Agent under this Section 5.2 or otherwise unless such failure by the Escrow Agent to give such notice materially prejudices such Indemnifying Party.

     5.3 Compensation and Expenses of Escrow Agent. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder shall be paid by Broadbase upon receipt of a written invoice by Escrow Agent in accordance with Exhibit C attached hereto.

     5.4 Resolution of Conflicting Demands. In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Shares or the Escrow Ledger, the Escrow Agent shall have the right, at the Escrow Agent's election, to either: (a) give written notice to the other parties to this Agreement that it has received conflicting instructions from Broadbase and the Representative and is refraining from taking action until it receives instructions consented to in writing by both Broadbase and the Representative, or (b) resign so that a successor escrow agent can be appointed pursuant to Section 5.5. In the further event that the Escrow Agent gives written notice under "(a)" above and does not receive instructions consented to in writing by both Broadbase and the Representative within thirty (30) calendar days, then the Escrow Agent may file a suit in interpleader and obtain an order from a court of competent jurisdiction located in Wilmington, Delaware, requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In this case, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and Broadbase shall pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent's rights under this paragraph.

     5.5  Successor Escrow Agent.

     (a) In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as Escrow Agent hereunder, the Escrow Agent may resign and be discharged from its duties hereunder by giving notice of resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation shall take effect and refunding to Broadbase any prepaid but unearned fees previously paid by Broadbase to the Escrow Agent hereunder. Broadbase shall designate a successor Escrow Agent reasonably satisfactory to the Representative prior to the expiration of such thirty (30) day period by giving written notice to the Escrow Agent and the Representative. If no successor escrow agent is named by Broadbase, then the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. In either case, the Escrow Agent shall promptly transfer the Escrow Shares and Escrow Ledger to the designated successor Escrow Agent.

     (b) In the event Escrow Agent is merged with, acquired or otherwise combined with another entity, or Escrow Agent transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another institution, the successor as a result of such transaction will be the Escrow Agent hereunder without any further action by the parties hereto.

     6. The Representative

     6.1 Duties as Provided in Merger Agreement. From and after the deposit of the Escrow Shares as provided in Article 1, the Stockholders shall be represented by the Representative, or, upon written notice to the Escrow Agent, by his successor appointed in accordance with Section 12.6(d) of the Merger Agreement. The Representative (a) shall have the duties and obligations set forth in Section 12.6(a) of the Merger Agreement, (b) shall not be liable to the Stockholders in connection with the performance of his duties and obligations under this Agreement except as set forth in Section 12.6(b) of the Merger Agreement, and (c) shall be indemnified by the Stockholders in connection with the performance of the his duties and obligations under this Agreement as provided in Section 12.6(c) of the Merger Agreement.

     6.2  No Compensation; Reimbursement for Expenses. Except as stated in
Section 12.6(c) of the Merger Agreement and in this paragraph, the Representative shall not be entitled to receive any compensation for his services in connection with this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement shall be paid by the Stockholders in proportion to their percentage interest in the aggregate Escrow Shares set forth in column 4 of the Escrow Ledger promptly upon the Representative's written request to the Stockholders and, at the Representative's option, may be taken by the Representative from the Escrow Shares reflected in the Escrow Ledger after the final resolution of all Claims made under this Agreement.

     6.3 Tax Reporting Documentation. The Representative agrees to use all reasonable efforts to obtain for the Escrow Agent certified tax identification numbers for each of the Stockholders consisting of appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date of such request. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Code, as it may be amended from time to time, to withhold a portion of the interest earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

     7. Miscellaneous

     7.1 Term of Escrow Agreement. This Escrow Agreement shall terminate upon the distribution by the Escrow Agent of all Escrow Shares and other property held in escrow.

     7.2 Entire Agreement. This Agreement, the Merger Agreement and the exhibits hereto and thereto constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersede all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. As between the Escrow Agent and the other parties hereto, all such parties agree that the Escrow Agent's duties are defined only in this Agreement, any contrary provisions of the Merger Agreement notwithstanding.

     7.3 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     7.4 Assignment; Binding Nature. Broadbase may not assign all or any of its rights and obligations hereunder without the prior written consent of the Escrow Agent and the Representative, which consent shall not be unreasonably withheld. Except for assignments in connection with permitted transfers of Escrow Shares under Section 2.1(d) of this Agreement, neither the Stockholders, nor the Representative on their behalf, may assign any of rights or obligations of the Stockholders hereunder, nor may their rights or obligations be assigned by operation of law, without the prior written consent of Broadbase. This Agreement and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     7.5 Absence of Third Party Beneficiary Rights. No provisions of this Escrow Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Stockholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Escrow Agreement.

     7.6 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language of this Agreement will be construed for or against either party.

     7.7 Section Headings. A reference to a section, article or exhibit will mean a section in, article in or exhibit to this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

     7.8 Amendment. This Agreement may be amended by the written agreement of Broadbase, the Escrow Agent and the Representative; provided, however, that, if the Escrow Agent does not agree to an amendment agreed upon by Broadbase and the Representative, then the Escrow Agent shall resign and a successor Escrow Agent shall be appointed in accordance with the provisions of Section 5.5. No amendment of the Merger Agreement shall increase or alter the Escrow Agent's duties, responsibilities or liability hereunder without the Escrow Agent's written agreement.

     7.9 Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless it is set forth in a writing signed by such party. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     7.10 Severability. If any provision of this Agreement or its application will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties will replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     7.11 Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of Delaware, as applied to agreements entered into solely between residents of and to be performed entirely in the State of Delaware, without reference to that body of law relating to conflicts of law or choice of law.

     7.12 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     7.13 Notices. No notice or other communication shall be deemed given unless sent in the manner, and to the persons, specified in this Section 7.13. All notices and other communications hereunder will be in writing and win be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier; or (c) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (a) or (b)), addressed to the parties at the following addresses:

If to Broadbase:         Broadbase Software, Inc.
                         181 Constitution Drive
                         Menlo Park, California 94025
                         Attention: General Counsel
                         Phone: (650) 614-8300
                         Fax: (650) 614-8301

with a copy to:          Fenwick & West LLP
                         275 Battery Street, Suite 1500
                         San Francisco, CA 94111
                         Attention: David K. Michaels
                         Phone: (415) 875-2300
                         Fax: (415) 281-1350

If to the Escrow         State Street Bank and Trust Company of
  Agent:                 California, N.A.
                         633 West 5th Street, 12th Floor
                         Los Angeles, CA 90071
                         Attention: Corporate Trust Administration
                         (Broadbase/Servicesoft 2000 escrow)
                         Phone: (213) 362-7373
                         Fax: (213) 362-7357

If to the                Mark Skapinker
  Representative:        c/o Servicesoft, Inc.
                         Two Apple Hill Drive
                         Natick, MA 01760
                         Phone: (508) 653-4000
                         Fax: (508)    -

With a copy to:          McDermott, Will & Emery
                         28 South State Street
                         Boston, MA 02109-1775
                         Attention: John J. Egan III, P.C.
                         Phone: (617) 535-4000
                         Fax: (617) 535-3800

Any party may change its address for such communications by giving notice thereof to the other parties. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt except that a notice faxed to Escrow Agent shall be deemed received on such day provided that (i) such fax was transmitted prior to 5:00 P.M. Pacific Standard Time on such date and (ii) there exists written confirmation of such transmittal. If any Claim, objection thereto or any other document of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such Claim notice, objection or other document was received by such other person on the date on which it was received by the Escrow Agent.

     7.14 Counterparts. Escrow Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

          BROADBASE SOFTWARE, INC.                            REPRESENTATIVE
By:
    Rusty Thomas,                              Mark Skapinker
    Executive Vice President and Chief
Financial Officer

ESCROW AGENT

STATE STREET BANK AND TRUST
COMPANY OF CALIFORNIA, N.A.

---------------------------------------------------------
(Duly Authorized Signature)

---------------------------------------------------------
(Printed Name)

---------------------------------------------------------
(Title)

                                                                         ANNEX F

September 18, 2000

CONFIDENTIAL
The Board of Directors
Broadbase Software, Inc.
181 Constitution Drive
Menlo Park, CA 94025

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, ("Opinion") to Broadbase Software, Inc., a Delaware corporation (the "Company"), of the Conversion Ratio set forth in the proposed Agreement and Plan of Merger, anticipated to be dated as of September 18, 2000 (the "Agreement"), by and among the Company, Soldier Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Servicesoft, Inc., a Delaware corporation (the "Target"). Capitalized terms used herein shall have the meanings used in the Agreement, unless otherwise defined herein.

     Pursuant to the Agreement, the Conversion Ratio is defined such that each outstanding share of common stock of the Target (the "Target Common Stock"), will be converted into 1.440 shares of common stock of the Company (the "Company Common Stock"). Options and warrants of Target will be converted into options and warrants of the Company based on the Conversion Ratio. The transaction is intended to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and to be accounted for as a purchase for financial accounting purposes. The terms and conditions of the Merger are set forth more fully in the Agreement.

     Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As financial advisor to the Company in connection with the Merger, it has been requested that we provide this Opinion, and we will receive a fee for providing this Opinion. Our fee for this Opinion is not contingent upon consummation of the Merger. Dain Rauscher Wessels will receive an additional advisory fee contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, Dain Rauscher Wessels acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also actively trades securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Dain Rauscher Wessels has also acted as a managing underwriter for the initial public offering and a follow-on offering of Company Common Stock and provides research coverage for Company Common Stock.

     In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the draft Agreement dated September 15, 2000; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and Target and certain other historical operating data relating to the Company and Target made available to us from published sources and from the internal records of the Company and Target; (iii) conducted discussions with members of the senior management of the Target with respect to the business prospects and financial outlook of the Target; (iv) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company and the combined entity; (v) received and reviewed financial forecasts prepared by the Target's management and the Company's management on the potential future performance of Target, both as a stand alone entity and as a part of the Company; (vi) analyzed the impact on the Company's earnings per share; (vii) reviewed the

Broadbase Software, Inc.
September 18, 2000
Page 2 of 3

reported prices and trading activity for the Company Common Stock; (viii) compared the financial performance of the Company and the Target and the prices of the Company Common Stock and the implied valuation of Target with that of certain other comparable publicly-traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (x) compared the relative contribution to certain income statement items of each company with their pro-forma ownership in the combined company. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

     With respect to the data and discussions relating to the business prospects and financial outlook of the Company and the Target, upon advice of the Company we have assumed that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Target as to the future financial performance of the Company and the Target, and that the Company and the Target will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based. We were not provided long-term projections on Target and thus, we did not prepare a discounted cash flow analysis for purposes of this opinion.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Target (including, without limitation, the financial statements and related notes thereto of the Company and the Target), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Target, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Target. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. Further, we have assumed that the Company will account for the Merger as a purchase transaction under generally accepted accounting principles and will qualify as a reorganization for U.S. federal income tax purposes.

     Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this Opinion or otherwise comment upon events occurring after the date hereof and do not have any obligations to update, revise or reaffirm this Opinion. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and is not intended to be and does not constitute a recommendation to any stockholder of the Company. Further, our opinion does not address the merits of the underlying decision by the Company to engage in such transaction. This Opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval, except that the Opinion may be included in full in the prospectus/proxy statement distributed to the Company's shareholders in connection with this transaction.

     We are not expressing any opinion herein as to the prices at which the Company Common Stock has traded or will trade following the announcement or consummation of the Merger.

     Our opinion relates solely to the Conversion Ratio. We have not reviewed, nor does our opinion in any way address, other Merger terms or arrangements, including without limitation the financial or other terms

Broadbase Software, Inc.
September 18, 2000
Page 3 of 3

of any employment or non-competition agreement with Target management, any interim financing with Target or any break-up or termination fee.

     Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Conversion Ratio is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          DAIN RAUSCHER WESSELS,
                                          a division of Dain Rauscher
                                          Incorporated

                                                                         ANNEX G

                   [LETTERHEAD OF MORGAN STANLEY DEAN WITTER]

September 15, 2000

Board of Directors
Servicesoft, Inc.
2 Apple Hill Drive
Natick, MA 01760

Members of the Board:

     We understand that Servicesoft, Inc. ("Servicesoft" or the "Company"), Broadbase Software, Inc. ("Broadbase") and Soldier Acquisition Corp., a wholly-owned subsidiary of Broadbase ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 12, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, Servicesoft will become a wholly-owned subsidiary of Broadbase and each outstanding share of common stock, par value $0.01 per share, of Servicesoft ("Servicesoft Common Stock"), other than shares held in treasury or held by Broadbase or as to which dissenters' rights have been perfected, will be converted into the right to receive 1.4406 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Broadbase ("Broadbase Common Stock"). We note that immediately prior the Closing of the Merger (as defined in the Merger Agreement) Servicesoft shall have caused each holder of Servicesoft Warrants and Servicesoft Preferred Stock (each as defined in the Merger Agreement) to have exercised or converted such securities into shares of Servicesoft Common Stock in accordance with their terms. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Servicesoft.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly-available financial statements and other information of Servicesoft and Broadbase;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Servicesoft and Broadbase prepared by the managements of Servicesoft and Broadbase, respectively;

          (iii) reviewed certain financial projections of Servicesoft and Broadbase prepared by the managements of Servicesoft and Broadbase, respectively;

          (iv) discussed the past and current operations and financial condition and the prospects of Servicesoft and Broadbase, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Servicesoft and Broadbase, respectively;

          (v) reviewed the reported prices and trading activity for the Broadbase Common Stock;

          (vi) compared the financial performance of Servicesoft and Broadbase and the prices and trading activity of the Broadbase Common Stock with that of certain other comparable publicly traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (viii) reviewed the Merger Agreement and certain related documents;
     and

          (ix) considered such other factors and analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of Broadbase and Servicesoft. We have relied upon the assessment by the managements of Broadbase and Servicesoft of their ability to retain key employees of Servicesoft and Broadbase. We have also relied upon, without independent verification, the assessment by the management of Servicesoft of Broadbase's technologies and products, the timing and risks associated with the integration of Servicesoft with Broadbase and the validity of, and risks associated with, Servicesoft's existing and future products and technologies.

     In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of Servicesoft or Broadbase, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit interest from any party with respect to the acquisition of the Company.

     We have been retained to provide a fairness opinion to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. As you know, and with your consent, Morgan Stanley has acted as a financial advisor to Broadbase in connection with this transaction and is receiving fees in connection with this transaction.

     It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, as part of a public filing in connection with this transaction. In addition, this opinion does not in any manner address the prices at which the Broadbase Common Stock will trade at any time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Servicesoft Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                          INCORPORATED

                                          By:     /s/ ROBERT L. EATROFF
                                            ------------------------------------
                                                     Robert L. Eatroff
                                                         Principal

                                                                         ANNEX H

                               APPRAISAL RIGHTS:
                 DELAWARE GENERAL CORPORATIONS LAW SECTION 262

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d)of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

          PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act.

     As permitted by the Delaware General Corporation Law, our certificate of incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

     - for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our bylaws provide that:

     - we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

     - we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law;

     - we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

     - the rights conferred in the bylaws are not exclusive.

     We entered into indemnity agreements with each of our current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. The indemnification provisions in our certificate of incorporation, bylaws and the indemnity agreements may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

     We entered into underwriting agreements with investment banks and certain of our stockholders in connection with our initial public offering and secondary public offering pursuant to which the underwriters agreed to indemnify us, our directors and executive officers against certain liabilities, including liabilities arising under the Securities Act. Likewise, pursuant to our Fourth Amended and Restated Investors' Rights Agreement, stockholders exercising rights pursuant to this agreement have agreed to indemnify us, our directors and our officers who sign the registration statement against certain liabilities including liabilities arising under the Securities Act.

     We have also obtained directors' and officers' liability insurance that will include coverage for securities matters. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     See also the undertakings set out in response to Item 22.

     Reference is made to the following documents regarding relevant indemnification provisions described above and elsewhere herein:

     DOCUMENT

     Certificate of Incorporation and amendments (see Exhibits 4.01-4.04).

     Bylaws (see Exhibit 4.05).

     Form of Indemnity Agreement (incorporated by reference to Exhibit 10.01 to our registration statement on Form S-1 (File No. 333-82251) filed with the Commission on July 2, 1999, as subsequently amended).

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                                            INCORPORATED BY REFERENCE
EXHIBIT                                              ----------------------------------------    FILED
NUMBER              EXHIBIT DESCRIPTION              FORM   FILE NO.    EXHIBIT   FILING DATE   HEREWITH
-------  ------------------------------------------  ----   ---------   -------   -----------   --------
 2.01    Agreement and Plan of Merger between
         Broadbase and Servicesoft dated September
         18, 2000 (contained in Annex A to the
         prospectus/ proxy statement that is part
         of this registration statement)...........                                                X
 4.01    Certificate of Incorporation, filed with    S-1
         the Delaware Secretary of State on June
         28, 1999..................................         333-82251     3.01     07/02/99
 4.02    Certificate of Amendment of Certificate of  S-1
         Incorporation, filed with the Delaware
         Secretary of State on July 30, 1999.......         333-82251     3.04     09/20/99
 4.03    Certificate of Designation, filed with the  S-1
         Delaware Secretary of State on September
         10, 1999..................................         333-82251     3.03     09/20/99
 4.04    Certificate of Retirement, filed with the   S-1
         Delaware Secretary of State on November 3,
         1999......................................         333-95125     3.05     01/21/00
 4.05    Form of First Amended and Restated
         Certificate of Incorporation, to be filed
         and to become effective immediately
         following the merger (contained in Annex B
         to the prospectus/proxy statement that is
         part of this registration statement)......                                                X
 4.06    Bylaws, as adopted on July 2, 1999........  S-8    333-38480     4.05     06/02/00
 4.07    Form of specimen certificate for            S-1
         Broadbase's common stock..................         333-82251     4.01     08/12/99
 4.08    Fourth Amended and Restated Investors'      S-1
         Rights Agreement, dated June 30, 1999.....         333-82251     4.02     07/02/99
 4.09    The Registrant's 1999 Equity Incentive
         Plan, amended as of                , 2000*
 4.10    Form of agreements related to the           S-1
         Registrant's 1999 Equity Incentive Plan...         333-82251    10.03     08/30/99
 4.11    The Registrant's 1999 Employee Stock
         Purchase Plan, amended as of
                        , 2000*

                                                            INCORPORATED BY REFERENCE
EXHIBIT                                              ----------------------------------------    FILED
NUMBER              EXHIBIT DESCRIPTION              FORM   FILE NO.    EXHIBIT   FILING DATE   HEREWITH
-------  ------------------------------------------  ----   ---------   -------   -----------   --------
 4.12    Form of agreements related to the           S-1
         Registrant's 1999 Employee Stock Purchase
         Plan......................................         333-82251    10.04     08/30/99
 5.01    Opinion of Fenwick & West LLP regarding
         the legality of the securities being
         registered*
 9.01    Form of Voting Agreement entered into by
         Broadbase stockholders with Servicesoft on
         September 18, 2000, together with the form
         of Irrevocable Proxy delivered therewith
         (contained in Annex C to the
         prospectus/proxy statement that is part of
         this registration statement)..............                                                X
 9.02    Form of Voting Agreement entered into by
         Broadbase stockholders with Servicesoft on
         September 18, 2000, together with the form
         of Irrevocable Proxy delivered therewith
         (contained in Annex C to the
         prospectus/proxy statement that is part of
         this registration statement)..............                                                X
23.01    Consent of Fenwick & West LLP (included in
         Exhibit 5.01)*............................
23.02    Consent of Ernst & Young LLP, Independent
         Auditors..................................                                                X
23.03    Consent of PricewaterhouseCoopers LLP,
         Independent Accountants...................                                                X
23.04    Consent of PricewaterhouseCoopers LLP,
         Independent Accountants...................                                                X
23.05    Consent of Ernst & Young LLP, Independent
         Auditors..................................                                                X
23.06    Consent of PricewaterhouseCoopers LLP,
         Independent Accountants...................                                                X
24.01    Power of Attorney (see signature page
         following Item 22)........................                                                X
99.01    Form of Proxy of the Registrant...........                                                X
99.02    Form of Proxy of Servicesoft, Inc. .......                                                X
99.03    Consent of Dain Rauscher Wessels
         (contained in Annex F to the
         prospectus/proxy statement that is part of
         this registration statement)..............                                                X
99.04    Consent of Morgan Stanley & Co.
         Incorporated (contained in Annex G to the
         prospectus/proxy statement that is part of
         this registration statement)..............                                                X

---------------
* To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

     We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by (a) and (b) is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or
         Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

     (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class main or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, state of California, on this 26th day of October, 2000.

                                          BROADBASE SOFTWARE, INC.

                                          By: /s/ CHUCK BAY
                                            ------------------------------------
                                              Chuck Bay
                                              Chief Executive Officer and
                                              President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the next page constitutes and appoints Chuck Bay, Rusty Thomas and Eric Willgohs, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                           TITLE                    DATE
---------                                                           -----                    ----

PRINCIPAL EXECUTIVE OFFICER:

/s/ CHUCK BAY                                             Chief Executive Officer,     October 26, 2000
--------------------------------------------------------    President and Director
Chuck Bay

PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING
  OFFICER:

/s/ RUSTY THOMAS                                          Executive Vice President     October 26, 2000
--------------------------------------------------------    and Chief Financial
Rusty Thomas                                                Officer

ADDITIONAL DIRECTORS:

/s/ MARK KREMER                                           Chairman of the Board of     October 26, 2000
--------------------------------------------------------    Directors
Mark Kremer

/s/ KEVIN HARVEY                                          Director                     October 26, 2000
--------------------------------------------------------
Kevin Harvey

/s/ PAUL LEVY                                             Director                     October 26, 2000
--------------------------------------------------------
Paul Levy

/s/ NANCY SCHOENDORF                                      Director                     October 26, 2000
--------------------------------------------------------
Nancy Schoendorf

                                 EXHIBIT INDEX

                                                            INCORPORATED BY REFERENCE
EXHIBIT                                              ----------------------------------------    FILED
NUMBER              EXHIBIT DESCRIPTION              FORM   FILE NO.    EXHIBIT   FILING DATE   HEREWITH
-------  ------------------------------------------  ----   ---------   -------   -----------   --------
 2.01    Agreement and Plan of Merger between
         Broadbase and Servicesoft dated September
         18, 2000 (contained in Annex A to the
         prospectus/ proxy statement that is part
         of this registration statement)...........                                                X
 4.01    Certificate of Incorporation, filed with
         the Delaware Secretary of State on June
         28, 1999..................................  S-1    333-82251     3.01     07/02/99
 4.02    Certificate of Amendment of Certificate of
         Incorporation, filed with the Delaware
         Secretary of State on July 30, 1999.......  S-1    333-82251     3.04     09/20/99
 4.03    Certificate of Designation, filed with the
         Delaware Secretary of State on September
         10, 1999..................................  S-1    333-82251     3.03     09/20/99
 4.04    Certificate of Retirement, filed with the
         Delaware Secretary of State on November 3,
         1999......................................  S-1    333-95125     3.05     01/21/00
 4.05    Form of First Amended and Restated
         Certificate of Incorporation, to be filed
         and to become effective immediately
         following the merger (contained in Annex B
         to the prospectus/proxy statement that is
         part of this registration statement)......                                                X
 4.06    Bylaws, as adopted on July 2, 1999........  S-8    333-38480     4.05     06/02/00
 4.07    Form of specimen certificate for
         Broadbase's common stock..................  S-1    333-82251     4.01     08/12/99
 4.08    Fourth Amended and Restated Investors'
         Rights Agreement, dated June 30, 1999.....  S-1    333-82251     4.02     07/02/99
 4.09    The Registrant's 1999 Equity Incentive
         Plan, amended as of                , 2000*
 4.10    Form of agreements related to the
         Registrant's 1999 Equity Incentive Plan...  S-1    333-82251    10.03     08/30/99
 4.11    The Registrant's 1999 Employee Stock
         Purchase Plan, amended as of
                        , 2000*
 4.12    Form of agreements related to the
         Registrant's 1999 Employee Stock Purchase
         Plan......................................  S-1    333-82251    10.04     08/30/99
 5.01    Opinion of Fenwick & West LLP regarding
         the legality of the securities being
         registered*
 9.01    Form of Voting Agreement entered into by
         Broadbase stockholders with Servicesoft on
         September 18, 2000, together with the form
         of Irrevocable Proxy delivered therewith
         (contained in Annex C to the
         prospectus/proxy statement that is part of
         this registration statement)..............                                                X

                                                            INCORPORATED BY REFERENCE
EXHIBIT                                              ----------------------------------------    FILED
NUMBER              EXHIBIT DESCRIPTION              FORM   FILE NO.    EXHIBIT   FILING DATE   HEREWITH
-------  ------------------------------------------  ----   ---------   -------   -----------   --------
 9.02    Form of Voting Agreement entered into by
         Servicesoft stockholders with Broadbase on
         September 18, 2000, together with the form
         of Irrevocable Proxy delivered therewith
         (contained in Annex D to the
         prospectus/proxy statement that is part of
         this registration statement)..............                                                X
23.01    Consent of Fenwick & West LLP (included in
         Exhibit 5.01)*............................
23.02    Consent of Ernst & Young LLP, Independent
         Auditors..................................                                                X
23.03    Consent of PricewaterhouseCoopers LLP,
         Independent Accountants...................                                                X
23.04    Consent of PricewaterhouseCoopers LLP,
         Independent Accountants...................                                                X
23.05    Consent of Ernst & Young LLP, Independent
         Auditors..................................                                                X
23.06    Consent of PricewaterhouseCoopers LLP,
         Independent Accountants...................                                                X
24.01    Power of Attorney (see signature page
         following Item 22)........................                                                X
99.01    Form of Proxy of the Registrant...........                                                X
99.02    Form of Proxy of Servicesoft, Inc. .......                                                X
99.03    Consent of Dain Rauscher Wessels
         (contained in Annex F to the
         prospectus/proxy statement that is part of
         this registration statement)..............                                                X
99.04    Consent of Morgan Stanley & Co.
         Incorporated (contained in Annex G to the
         prospectus/proxy statement that is part of
         this registration statement)..............                                                X

---------------
* To be filed by amendment.